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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 21, 2012.

Registration Statement No. 333-182582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

99¢ ONLY STORES
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	5331 (Primary Standard Industrial Classification Code Number)	95-2411605 (I.R.S. Employer Identification Number)

4000 East Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Russell Wolpert
99¢ Only Stores
4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Philippa M. Bond, Esq.
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
(310) 557-2900/(310) 557-2193 (Facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT SUBSIDIARY GUARANTORS

Exact Name Specified in Charter*	State or other Jurisdiction of Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
99 Cents Only Stores Texas, Inc.	Delaware	5331	54-2091229

*
Address and telephone number of principal executive offices are the same as 99¢ Only Stores.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2012

PRELIMINARY PROSPECTUS

99¢ Only Stores

Offer to Exchange

Up to $250 million aggregate principal amount of its 11% Senior Notes due 2019 which have been registered under the Securities Act of 1933, as amended (the "exchange notes") for any and all of its outstanding 11% Senior Notes due 2019 (the "outstanding notes")

The Exchange Notes:

  •
  The terms of the exchange notes are substantially identical to the outstanding notes, except that some of the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

  •
  The exchange notes will be guaranteed on a senior unsecured basis by each of our existing and future restricted subsidiaries that are guarantors under our credit facilities and certain other indebtedness. If we fail to make payments on the exchange notes, the guarantors must make them instead.

  •
  There is no established trading market for the exchange notes or the outstanding notes and we do not intend to apply for listing on any market or exchange.

  The Exchange Offer:

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2012, unless we extend the exchange offer.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  •
  Subject to the satisfaction or waiver of specified conditions, we will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration or termination of the exchange offer.

  •
  The exchange offer is subject to the conditions set forth under "The Exchange Offer—Conditions to the Exchange Offer" in this prospectus.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the outstanding notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the outstanding notes.

         All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" in this prospectus.

         See "Risk Factors" beginning on page 14 for a discussion of certain risks that you should consider before participating in the exchange offer.

         Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus or the investment merits of the exchange notes. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012

        This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" in this prospectus. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

99¢ Only Stores
4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145

        In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

        No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD LOOKING STATEMENTS

        In addition to historical information, the information presented in this prospectus includes forward-looking statements. The words "expect," "estimate," "anticipate," "predict," "will," "project," "plan," "believe" and other similar expressions and variations thereof are intended to identify forward-looking statements. Such statements and discussions containing such forward-looking statements may be found under "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this prospectus, as well as within this prospectus generally, and include statements regarding the intent, belief or current expectations of 99¢ Only Stores and its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, and (b) the business and growth strategies of the Company (including the Company's new store opening growth rate), that are not historical in nature. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are and will be based upon our then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements, but we may not realize our expectations and our estimates and assumptions may not prove correct. In addition, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this prospectus, for the reasons, among others, discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ii

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in the exchange offer. For a more complete understanding of our Company and this exchange offer you should read this entire prospectus, including the information set forth under the heading "Risk Factors" in this prospectus and the consolidated financial statements and the notes thereto included in this prospectus.

        As part of the transactions described under the heading "—The Merger," on January 13, 2012, Number Merger Sub, Inc. ("Merger Sub") merged with and into 99¢ Only Stores, with 99¢ Only Stores being the surviving corporation (such merger, the "Merger") and the acquisition described in this prospectus (the "Acquisition") was completed. In this prospectus, the terms "we," "us," "our," "99¢ Only" and the "Company" refer to 99¢ Only Stores and its consolidated subsidiaries, after giving effect to the consummation of the Merger, unless expressly stated otherwise or the context otherwise required, and in particular, with respect to historical financial information of 99¢ Only Stores. Unless otherwise indicated, the term "sales" refers to "net sales." As the result of the Merger, the accompanying financial information is presented for the "Predecessor" and "Successor" periods relating to the periods preceding and succeeding the Merger, respectively. Our fiscal year 2012 ("fiscal 2012") is presented as a Successor period from January 15, 2012 to March 31, 2012 consisting of 11 weeks (the "fiscal 2012 Successor period") and a Predecessor period from April 3, 2011 to January 14, 2012 consisting of 41 weeks (the "fiscal 2012 Predecessor period"), for a total of 52 weeks. Our fiscal year 2011 ("fiscal 2011") (Predecessor) began on March 28, 2010 and ended on April 2, 2011, consisting of 53 weeks with one additional week included in the fourth quarter and fiscal year 2010 ("fiscal 2010") (Predecessor) consisting of 52 weeks beginning March 29, 2009 and ending March 27, 2010. Where meaningful, we have presented disclosures with respect to the combination of the Successor and Predecessor periods, on a pro forma basis, which we refer to as "pro forma fiscal year 2012." Our first quarter ended June 30, 2012 ("first quarter of fiscal 2013") and first quarter ended July 2, 2011 ("first quarter of fiscal 2012") were each comprised of 91 days. Our fiscal year 2013 ("fiscal 2013") will consist of 52 weeks beginning April 1, 2012 and ending March 30, 2013.

 Our Company

        With over 30 years of operating experience, we believe, based on our industry experience, we are a leading operator of extreme value retail stores in the southwestern United States with 300 stores located in the states of California (220 stores), Texas (37 stores), Arizona (29 stores) and Nevada (14 stores) as of June 30, 2012. Our stores offer consumable products with an emphasis on name brands and our items are primarily priced at 99.99¢ or less. We carry a wide assortment of regularly available products as well as a broad variety of first-quality closeout merchandise. We carry many fresh produce, deli, dairy and frozen food products found in traditional grocery stores, which we sell at generally lower, sometimes significantly lower, prices. Our core philosophy is that every item in our store be a good to great value. We believe that our differentiated merchandise mix, combined with outstanding value, enable us to appeal to a broad consumer demographic, increase overall customer traffic and frequency of customer visits, as well as strengthen customer loyalty. Our stores are significantly larger than those of other U.S. publicly reporting dollar store chains, enabling us to offer a wider assortment of merchandise and provide our customers with a spacious, comfortable shopping experience.

        In pro forma fiscal 2012, on a comparable 52-week period, our stores open for the full year averaged net sales of $5.2 million per store and $309 per estimated saleable square foot, which we believe, based on our industry experience, is the highest among U.S. publicly reporting dollar store chains. We opened 13 new stores during pro forma fiscal 2012, including eight stores in California, two in Arizona, one in Nevada and two in Texas, and we opened two new stores during first quarter of fiscal 2013, including one in Southern California and one in Nevada. We did not close any stores during pro forma fiscal 2012. In fiscal 2013, we currently intend to increase our store count by approximately 10%, the majority of which are expected to be opened in California during the second half of fiscal 2013.

        We also sell merchandise through our Bargain Wholesale division at prices generally below normal wholesale levels to retailers, distributors and exporters. The Bargain Wholesale division complements our retail operations by exposing us to a broader selection of opportunistic buys and generating additional sales with relatively small incremental operating expenses. Bargain Wholesale represented 3.0% and 2.8% of our total sales in first quarter of fiscal 2013 and pro forma fiscal 2012, respectively.

Stores

        Our stores are typically clustered around densely populated areas where it is convenient for our customers to do their weekly household shopping. We believe that our stores offer our customers an attractive and inviting shopping experience. Our stores are brightly lit, clean and well maintained. The interiors of our stores feature attractively displayed products, consistent merchandise displays, and low shelving height that permits visibility throughout the store. We emphasize a strong visual presentation in all key traffic areas of each store. We maintain and update our displays throughout the day to improve our customers' shopping experience.

Merchandise

        Our merchandising strategy is centered on our philosophy that every item in our store be a good to great value. Approximately 55% of our gross sales are from re-orderable products that are routinely in stock and generally available to our customers each time they visit our stores. We believe that by consistently offering a wide selection of basic consumable items, we encourage our customers to shop our stores regularly for everyday household needs. Approximately 45% of our sales are from closeout merchandise, which is also known as special- situation merchandise, stock-lots or remainders. Closeout merchandise represents products obtained from suppliers at lower to substantially lower than wholesale cost due to factors such as manufacturing overruns, approaching sell-by dates, and excess inventory or package changes. We offer a significantly larger percentage of closeout merchandise than traditional dollars stores, some of whom carry few or no closeouts. We believe that offering a large and frequently changing selection of closeout merchandise, including many name brands, creates a sense of urgency, fun and treasure-hunt excitement in our stores.

        We believe we have one of the largest product offerings in the dollar store industry. We differentiate ourselves from traditional dollar stores by offering a wider assortment of food and grocery items, including perishables, which collectively account for approximately 56% of our gross sales. Substantially all of our stores have free-standing fresh and refrigerated produce displays as well as full-sized built-in refrigerated and frozen food wall units. We believe that many of our customers shop at our stores weekly for their groceries and frequently shop 99¢ Only first before supplementing such purchases at other food stores.

        We focus on name-brand consumables. The range and quality of our name-brand merchandise allows our customers to benefit from the value of our prices while purchasing brands they know and trust.

        We estimate that approximately one-third of our sales are derived from products produced outside the United States, varying depending on the season and closeout activity. In addition to our significant amount of name-brand offerings, we offer secondary and generic brands, plus a smaller portion of domestically and internationally sourced private label merchandise. We believe that opportunities exist to increase the volume of private label and directly sourced foreign merchandise.

        We purchase our merchandise from a wide variety of suppliers with whom we have long-standing and mutually beneficial buying relationships. We are a trusted partner and a preferred buyer to our suppliers, many of whom we believe contact 99¢ Only first when selling closeout inventory.

The Merger

        On January 13, 2012, pursuant to the Agreement and Plan of Merger, dated as of October 11, 2011 (the "Merger Agreement"), by and among 99¢ Only Stores, Number Holdings, Inc., a Delaware corporation ("Parent"), and Merger Sub, a subsidiary of Parent, Merger Sub merged with and into 99¢ Only Stores, with 99¢ Only Stores being the surviving corporation. As a result of the Merger, we became a subsidiary of Parent. Parent is indirectly controlled by Ares Corporate Opportunities Fund III, L.P. ("Ares"), an affiliate of Ares Management LLC, and Canada Pension Plan Investment Board ("CPPIB") (together, the "Sponsors") and directly controlled by the Rollover Investors (as defined below).

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company's common stock, no par value ("Company common stock"), was converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"), excluding (1) shares held by any shareholders who were entitled to and who have properly exercised dissenters' rights under California law, and (2) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, which included the shares contributed to Parent prior to the completion of the Merger by Eric Schiffer, the Company's Chief Executive Officer, Jeff Gold, the Company's President and Chief Operating Officer, Howard Gold, the Company's Executive Vice President, Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors"). In addition, each outstanding stock option was cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price for each share subject to the applicable option. Each restricted stock unit ("RSU") was cancelled and converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the RSU multiplied by the Merger Consideration. Each performance stock unit ("PSU") was cancelled and converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the PSU multiplied by the Merger Consideration.

        At the effective time of the Merger, each share of Company common stock was converted into the right to receive the Merger Consideration. As a result of the Merger, the Company's common stock was delisted from the New York Stock Exchange and the Company ceased to be a publicly held and traded corporation.

        The total cash merger consideration paid was approximately $1.6 billion, which was funded from equity contributions from the Sponsors and cash of the Company, as well as proceeds received by Merger Sub in connection with debt financing consisting of (i) $535 million of funded debt provided by Royal Bank of Canada, Bank of Montreal, Deutsche Bank Trust Company Americas, City National Bank, a National Banking Association, Siemens Financial Services, Inc. and HSBC Bank USA, N.A. under (a) a $525 million first lien term loan facility (as amended (see description below), the "First Lien Term Loan Facility"), and (b) $10 million of borrowings under a $175 million first lien based revolving credit facility (the "ABL Facility" and together with the First Lien Term Loan Facility, the "Credit Facilities") and (ii) issuance of $250 million outstanding notes, which we are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for all of our exchange notes. In addition, the Rollover Investors contributed approximately 4,545,451 shares of Company common stock, valued at the $22.00 per share merger consideration, to Parent, in exchange for approximately 15.73% of the outstanding common stock of Parent.

        On April 4, 2012, we amended the terms of our existing seven-year $525 million First Lien Term Facility, net of refinancing costs of $11.2 million. The amendment, among other things, decreased the Applicable Margin from the London Interbank Offered Rate ("LIBOR") plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and decreased the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in the First Lien Term Facility was amended to permit an additional $5 million in capital expenditures each year throughout the term of the First Lien Term Facility.

        For further information on the Acquisition, see "Description of Our Credit Facilities" and "Description of Exchange Notes."

Our Financial Sponsors

        Ares Management LLC is a global alternative asset manager and SEC registered investment adviser with approximately $54 billion of total committed capital under management and over approximately 520 employees as of June 30, 2012. The firm is headquartered in Los Angeles with professionals located across the United States, Europe and Asia and has the ability to invest in all levels of a company's capital structure—from senior debt to common equity. The firm's investment activities are managed by dedicated teams in its Private Equity, Private Debt and Capital Markets investment platforms.

        Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends across the globe, access to significant deal flow and the ability to assess relative value.

        The Ares Private Equity Group pursues majority or shared control investments, principally in middle market companies with strong business franchises and in situations where its capital can serve as a catalyst for growth. Ares' senior partners average more than 20 years of experience investing in, controlling, advising, and restructuring companies.

        CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPPIB assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. As of June 30, 2012, the assets of the Canada Pension Plan Fund totaled C$166 billion, of which C$28 billion was invested in private equity.

 Corporate Structure

(1)
Parent guarantees our Credit Facilities, but does not guarantee the outstanding notes or the exchange notes.

(2)
The Credit Facilities consist of (i) a first lien asset based revolving credit facility in an aggregate principal amount equal to $175 million, and (ii) a first lien term loan facility in an aggregate principal amount equal to $525 million. See "Description of Our Credit Facilities" in this prospectus.

(3)
99¢ Only Stores operates all of the California, Arizona and Nevada stores. Ares holds 10% of the Company's Class B Common Stock, which carry de minimis economic rights and the right to vote solely with respect to the election of directors. See "Security Ownership of Certain Beneficial Owners" in this prospectus.

(4)
99 Cents Only Stores, a Nevada corporation and inactive wholly owned subsidiary of the Company, was dissolved in September 2012 and will not be a subsidiary guarantor of the exchange notes.

Corporate Information

        99¢ Only Stores was initially incorporated on August 31, 1965 as a California corporation. Our principal executive offices are located at 4000 Union Pacific Avenue, City of Commerce, California 90023. Our telephone number at that address is (323) 980-8145 and our corporate website is www.99only.com. Our website and the information contained on our website are not part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

        The summary below describes the principal terms of the exchange offer. The description below is subject to important limitations and exceptions. Please read the section entitled "The Exchange Offer" in this prospectus which contains a more detailed description of the exchange offer. In this prospectus, the term "outstanding notes" refers to the outstanding 11% Senior Notes due 2019. The term "exchange notes" refers to the 11% Senior Notes due 2019, as registered under the Securities Act. The term "notes" refers collectively to the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for the outstanding notes, which have not been registered under the Securities Act. Merger Sub issued the outstanding notes on December 29, 2011 pursuant to an indenture between Merger Sub and Wilmington Trust, National Association, as trustee (the "Trustee"). Concurrently with the consummation of the Acquisition, the Company, the subsidiary guarantors party thereto and the Trustee executed a supplemental indenture, dated as of January 13, 2012, pursuant to which the Company assumed the obligations of Merger Sub under the indenture governing the outstanding notes and the outstanding notes, and the guarantors guaranteed the outstanding notes on a senior unsecured basis.

In order to exchange your outstanding notes, you must promptly tender them before the expiration date (as described herein). All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration date.

You may only exchange outstanding notes with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof.
Registration Rights Agreement

Merger Sub sold the outstanding notes on December 29, 2011 to RBC Capital Markets, LLC, BMO Capital Markets Corp., and Deutsche Bank Securities Inc. Simultaneously with that sale, Merger Sub signed a registration rights agreement with RBC Capital Markets, LLC, as representative of the initial purchasers, relating to the outstanding notes that requires us to conduct this exchange offer. Concurrently with the consummation of the Acquisition, the Company and the guarantors entered into a registration rights agreement joinder pursuant to which the Company and the guarantors assumed all of the rights and obligations of Merger Sub under the registration rights agreement.

You have the right under the registration rights agreement to exchange your outstanding notes for exchange notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

For a description of the procedures for tendering outstanding notes, see "The Exchange Offer—Procedures for Tendering Outstanding Notes" in this prospectus.
Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2012, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See "The Exchange Offer—Expiration Date; Extensions; Amendments" in this prospectus. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer

The exchange offer is subject to conditions that we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. See "The Exchange Offer—Conditions to the Exchange Offer" in this prospectus.

Procedures for Tendering outstanding notes

If you are a record holder of outstanding notes and wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;
• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures as described in "The Exchange Offer—Guaranteed Delivery Procedures" in this prospectus.

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Withdrawal Rights" in this prospectus.

Resales of Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." Any holder of outstanding notes that:

• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement, and the payment of Additional Interest (as defined in the registration rights agreement) will cease. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture that governs the notes, except that we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the outstanding notes and in the indenture that governs the notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. See "Risk Factors—Risks Related to the Exchange Offer" and "The Exchange Offer—Consequences of Failure to Exchange" in this prospectus.

Exchange Agent

The exchange agent for the exchange offer is Wilmington Trust, National Association. The address, telephone number and facsimile number of the exchange agent are provided under "The Exchange Offer—Exchange Agent" in this prospectus, as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds" in this prospectus.
Material Federal Income Tax Considerations

For a discussion of the material federal income tax considerations relating to the exchange of outstanding notes for the exchange notes as well as the ownership of the exchange notes, see "Material Federal Income Tax Considerations" in this prospectus.

SUMMARY DESCRIPTION OF EXCHANGE NOTES

        The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that may be important to you. The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the outstanding notes are not applicable to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture relating to that series of notes. For a more complete description of the exchange notes, see "Description of Exchange Notes" in this prospectus. In this summary of the offering, the words "we," "us," and "our" refer only to 99¢ Only Stores and not to any of our subsidiaries.

Issuer and Guarantors	99¢ Only Stores, a California corporation.
The exchange notes will be guaranteed by the guarantors as described under "Description of Exchange Notes—Guarantees" in this prospectus.
Securities Offered
We are offering to exchange up to $250 million aggregate principal amount of outstanding notes. The exchange notes and the outstanding notes will be considered to be a single class for all purposes under the indenture that governs the notes, including waivers, amendments, redemptions and offers to purchase.
Maturity Date	The exchange notes will mature on December 15, 2019.
Interest	June 15 and December 15 of each year, beginning June 15, 2012. Interest will accrue from December 29, 2011.
Guarantees
The exchange notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future direct or indirect wholly owned restricted subsidiaries, subject to certain exceptions described herein. See "Description of Exchange Notes—Guarantees" in this prospectus.
Ranking	The exchange notes and the guarantees, respectively, will be our and the guarantors' senior unsecured obligations and will:
• rank senior in right of payment to any of our and the guarantors' existing and future subordinated indebtedness;
• rank equally in right of payment to all of our and the guarantors' existing and future senior indebtedness;

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be effectively junior in right of payment to all of our and the guarantors' existing and future secured indebtedness (including obligations under our Credit Facilities) to the extent of the value of the interest of the holders of that secured indebtedness in the assets securing such indebtedness; and

• be effectively junior in right of payment to all existing and future liabilities of our non-guarantor subsidiaries;

As of June 30, 2012, we had outstanding on a consolidated basis:
• $250 million of senior unsecured indebtedness outstanding consisting of the exchange notes;
• $512.6 million of senior secured indebtedness outstanding under the First Lien Term Loan Facility;

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an additional $175 million of available borrowings under our ABL Facility and, subject to certain limitations and the satisfaction of certain conditions, the option to seek to obtain additional incremental term loans under the First Lien Term Facility in an aggregate principal amount of up to $150 million and an increase in the asset-based revolving credit facility commitments under the ABL Facility in an aggregate principal amount of up to $50 million; and

• all of our existing subsidiaries are guarantors.
Optional Redemption
We may redeem some or all of the exchange notes at any time on or after December 15, 2014 at a redemption price set forth under "Description of Exchange Notes—Optional Redemption" in this prospectus. On or prior to December 15, 2014, we may redeem up to 35% of the exchange notes with the net proceeds of certain equity offerings, at the prices set forth under "Description of Exchange Notes—Optional Redemption" in this prospectus. On or prior to December 15, 2014, we may, at our option redeem some or all of the exchange notes at the "make whole" prices set forth under "Description of Exchange Notes—Optional Redemption" in this prospectus.
Change of Control
If a change of control occurs, we must give holders of the exchange notes an opportunity to sell to us their exchange notes at a purchase price of 101% of the principal amount of such exchange notes, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of Exchange Notes—Certain Definitions—Change of Control" in this prospectus.
Certain Covenants
The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries (as described in "Description of Exchange Notes" in this prospectus) to:
• incur or guarantee additional indebtedness;
• create or incur certain liens;
• pay dividends or make other restricted payments;
• incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;
• make certain investments;

• transfer or sell assets;
• engage in transactions with affiliates; or
• merge or consolidate with other companies or transfer all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions described under "Description of Exchange Notes—Certain Covenants" in this prospectus.

If the exchange notes are assigned investment grade ratings by both Moody's Investors Services, Inc. ("Moody's") and Standard & Poor's Ratings Services, a divisions of The McGraw-Hill Companies, Inc. ("S&P") and no default or event of default has occurred and is continuing, certain covenants will be suspended. See "Description of Exchange Notes—Certain Covenants" in this prospectus.
No Prior Market
The exchange notes will be freely transferable, but will be a new issue of securities for which there is currently no established trading market, and the exchange notes will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system. Accordingly, a liquid market for the exchange notes may not be developed or be maintained.
Risk Factors
Tendering your outstanding notes in the exchange offer involves substantial risks. You should carefully consider all of the risks described in "Risk Factors" beginning on page 14 in addition to the other information contained in this prospectus before tendering any outstanding notes.

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to tender your outstanding notes in the exchange offer. The following risks could materially harm our business, financial condition, future results, and cash flow. If that occurs, you could lose all or part of your original investment. Information in this section may be considered "forward-looking statements." See "Forward-Looking Statements" in this prospectus for a discussion of certain qualifications regarding such statements.

Risks Related to the Exchange Notes

         We have substantial indebtedness and lease obligations, which could affect our ability to meet our obligations under our indebtedness, including the exchange notes, and may otherwise restrict our activities

        Our total indebtedness, as of June 30, 2012, was $762.6 million, consisting of borrowings under our First Lien Term Facility of $512.6 million and $250 million of outstanding notes. We have an additional $175 million of available borrowings under our ABL Facility and, subject to certain limitations and the satisfaction of certain conditions, we are also permitted to incur up to an aggregate of $200 million of additional borrowings under incremental facilities in our ABL Facility and First Lien Term Facility.

        We also have, and will continue to have, significant lease obligations. As of June 30, 2012, our minimum annual rental obligations under long-term operating leases for the remainder of fiscal 2013 are $35.8 million.

        Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the exchange notes and our Credit Facilities. Our substantial indebtedness could have important consequences, including:

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  increasing our vulnerability to adverse economic, industry or competitive developments;

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  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

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  exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our Credit Facilities, are at variable rates of interest;

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the exchange notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the exchange notes and the agreements governing such other indebtedness;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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  imposing restrictions on the operation of our business that may hinder our ability to take advantage of strategic opportunities or to grow our business;

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  limiting our ability to obtain additional financing for working capital, capital expenditures (including real estate acquisitions and store expansion), debt service requirements and general corporate or other purposes, which could be exacerbated by further volatility in the credit markets; and

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  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to any of our competitors who are less leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

We and our subsidiaries are still able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The indenture governing the exchange notes and our Credit Facilities each contain restrictions on the incurrence of additional indebtedness. However, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. Accordingly, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. We have an additional $175 million of available borrowings under our ABL Facility. Subject to certain limitations and the satisfaction of certain conditions, we are also permitted to incur up to an aggregate of $200 million of additional borrowings under incremental facilities in our ABL Facility and First Lien Term Facility. If new debt is added to our and our subsidiaries' current debt levels, the risks that we now face as a result of our leverage would intensify and could have a negative impact on our credit rating. See "Description of Our Credit Facilities" and "Description of Exchange Notes" in this prospectus.

         We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, and premium, if any, and additional interest, if any, on, our indebtedness, including the exchange notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the indenture governing the exchange notes and our Credit Facilities or any future debt instruments that we may enter into may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

         Our debt agreements contain restrictions that limit our flexibility in operating our business

        Our Credit Facilities and the indenture governing the exchange notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our Parent's (solely with respect to our Credit Facilities) and our restricted subsidiaries' ability to, among other things:

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  incur additional indebtedness or issue certain preferred shares;

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  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

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  make certain investments;

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  transfer or sell certain assets;

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  create or incur liens;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

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  enter into certain transactions with our affiliates.

        A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions, and, in the case of our Credit Facilities, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our Credit Facilities, the lenders could elect to declare all amounts outstanding under our Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit under the ABL Facility. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our Credit Facilities. If the lenders under our Credit Facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our Credit Facilities as well as our other indebtedness, including the exchange notes.

         Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly

        Borrowings under our Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even though the amount borrowed would remain the same, and our net income and cash flow, including cash available for servicing our indebtedness, will correspondingly decrease. Although during the first quarter of fiscal 2013, we entered into interest rate cap and swap agreements to hedge the variability of cash flows related to our floating rate indebtedness, these measures may not fully mitigate our risk or may not be effective.

         We may be unable to repay or repurchase the exchange notes at maturity

        At maturity, the entire outstanding principal amount of the exchange notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the exchange notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the exchange notes.

         If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes

        Any default under the agreements governing our current or future indebtedness, including a default under our Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying the principal of, and premium, if any, on, the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal of, and premium, if any, on, our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our Credit Facilities and the indenture governing the exchange notes), there could be an event of default under the terms of the agreements governing such indebtedness, including our Credit Facilities and the indenture governing the exchange notes. If such an event of default occurs and is continuing:

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  the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

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  the lenders under our Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

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  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Credit Facilities to avoid being in default. If we breach our covenants under our Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, there would be an event of default under our Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

         The exchange notes and the guarantees are unsecured, therefore, our secured creditors (including the lenders under our ABL Facility and First Lien Term Facility) would have a prior claim, ahead of the holders of the exchange notes, on our assets and the guarantors' assets to the extent such assets secure such debt

        The exchange notes and the guarantees are our and the guarantors' general unsecured senior obligations and rank equal in right of payment to our and the guarantors' other existing and future unsecured senior debt. The exchange notes are not secured by any of our or our subsidiary guarantors' assets. Any future claims of secured lenders to the extent of the value of their interest in the assets securing their loans will be prior to any claim of the holders of the exchange notes with respect to those assets.

        As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt and the guarantors, including the lenders under our ABL Facility and First Lien Term Facility, will be entitled to be paid in full to the extent of the value of their interest in our assets securing that secured debt before any payment may be made with respect to the exchange notes. In addition, if we fail to meet our payments or other obligations under any secured debt, including our ABL Facility and First Lien Term Facility, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets to the exclusion of the holders of the exchange notes, even if an event of default existed under the indenture governing the exchange notes at such time.

        As of June 30, 2012, the exchange notes and the guarantees are effectively subordinated to approximately $512.6 million of senior secured indebtedness under our Credit Facilities to the extent of the value of the interest of the lenders in the assets securing such debt. We have an additional $175 million of available borrowings under our ABL Facility and, subject to certain limitations and the satisfaction of certain conditions, the option to seek to obtain additional incremental term loans under the First Lien Term Facility in an aggregate principal amount of up to $150 million and increased asset-based revolving credit facility commitments under the ABL Facility in an aggregate principal amount of up to $50 million. All of those borrowings would be secured indebtedness and, therefore, effectively senior to the exchange notes and the guarantees to the extent of the value of the assets securing such debt. Our and the guarantors' obligations under the Credit Facilities are secured by, among other things, a lien on substantially all of our and the guarantors' respective tangible and intangible personal property (including but not limited to cash, cash equivalents, accounts receivable, inventory, and intellectual property), and a lien on our and the guarantors' capital stock and certain owned real property.

         The exchange notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries

        The exchange notes will be structurally subordinated to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the exchange notes. These non-guarantor subsidiaries will be separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any future non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries' assets, will be structurally subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such future non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

         Federal and state fraudulent transfer or conveyance laws permit a court, under certain circumstances, to void the exchange notes and guarantees, and, if that occurs, you may not receive any payments on the exchange notes

        The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the exchange notes and the guarantees will generally be a fraudulent transfer or conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

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  we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of issuing the exchange notes or the guarantees;

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  payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business;

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  we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or

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  we or any of the guarantors were or was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

        If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt. The measures of insolvency for purposes of fraudulent transfer or conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness (including by issuing a guaranty):

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any subsidiary guarantor's other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than reasonably equivalent value or fair consideration. Therefore, a court could void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor's other debt or take other action detrimental to the holders of the exchange notes.

         Because each guarantor's liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors

        You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are intended to be limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent transfer or fraudulent conveyance statute or similar laws affecting the rights of creditors generally could void the obligations under a guarantee or subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of Exchange Notes—Guarantees" in this prospectus. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of holders of the exchange notes.

         We may not be able to repurchase the exchange notes upon a change of control

        Upon a change of control, as defined in the indenture governing the exchange notes, we will be required to make an offer to repurchase all outstanding exchange notes at a price equal to 101% of their principal amount, together with any accrued and unpaid interest and additional interest, if any, unless we have previously given notice of our intention to exercise our right to redeem the exchange notes or unless such obligation is suspended. We may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the exchange notes, to redeem the exchange notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture governing the exchange notes, which would in turn be a default under our Credit Facilities or other indebtedness. In addition, a change of control may constitute an event of default under our Credit Facilities or other indebtedness. A default under our Credit Facilities or other indebtedness would result in an event of default under the indenture governing the exchange notes if the lenders accelerate the debt under our Credit Facilities or other indebtedness.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under our Credit Facilities, the indenture governing the exchange notes or other indebtedness. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our Credit Facilities, the exchange notes or other indebtedness or obtain a waiver from the lenders or you as a holder of the exchange notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indenture governing the exchange notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case. See "Description of Exchange Notes—Change of Control" in this prospectus.

         You may not be able to determine when a change of control giving rise to your right to have the exchange notes repurchased by us has occurred following a sale of "substantially all" of our assets

        A change of control, as defined in the indenture governing the exchange notes, will require us to make an offer to repurchase all exchange notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of our assets. There is no precisely established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase their exchange notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

         During any period in which the exchange notes are rated investment grade, certain covenants contained in the indenture will not be applicable

        The indenture governing the exchange notes provides that certain covenants will not apply to us during any period in which the exchange notes are rated investment grade from each of S&P's and Moody's and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on and our restricted subsidiaries' ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the exchange notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, the exchange notes will maintain such ratings. The notes are currently rated Caa1 by Moody's and CCC+ by S&P. See "Description of Exchange Notes—Certain Covenants" in this prospectus.

         A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Company or the exchange notes, if any, could cause the liquidity or market value of the exchange notes to decline

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of the industry. In addition, the exchange notes have been rated by Moody's (Caa1) and S&P (CCC+) and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency of us or the exchange notes (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the exchange notes. Any future lowering of our ratings or the ratings of the exchange notes may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, or there is a negative change to our ratings, you may lose some or all of the value of your investment in the exchange notes.

         We are controlled by Ares and CPPIB, whose interests as equity holders may conflict with yours as creditor

        We are controlled by Ares and CPPIB. Ares and CPPIB control the election of a majority of our directors and thereby have the power to control our affairs and policies, including the appointment of management, the issuance of additional stock and the declaration and payment of dividends. Ares and CPPIB do not have any liability for any obligations under the exchange notes and their interests may be in conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Ares and CPPIB may pursue strategies that favor equity investors over debt investors. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve risk to you as a holder of the exchange notes. Additionally, Ares and CPPIB may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with Ares and CPPIB, see "Certain Relationships and Related Party Transactions" in this prospectus.

Risks Related to the Exchange Offer

         Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of the exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. If we do not receive your outstanding notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

         If you do not exchange your outstanding notes, there will be restrictions on your ability to resell your outstanding notes.

        Following the exchange offer, outstanding notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered outstanding notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

         Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes

        The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system. Accordingly, an active market for any of the exchange notes may not develop or, if developed, it may not continue. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes. If a market develops, the exchange notes could trade at prices that may be lower than the initial offering price of the exchange notes. If an active market does not develop or is not maintained, the price and liquidity of the exchange notes may be adversely affected.

         The market price for the exchange notes may be volatile

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar exchange notes, our performance and other factors.

Risks Related to Our Business

         Inflation may affect our ability to keep pricing almost all of our merchandise at 99.99¢ or less

        Our ability to provide quality merchandise for profitable resale primarily at a price point of 99.99¢ or less is subject to certain economic factors, which are beyond our control. Inflation could have a material adverse effect on our business and results of operations, especially given the constraints on our ability to pass on incremental costs due to price increases or other factors. A sustained trend of significantly increased inflationary pressure could require us to abandon our customary practice of pricing our merchandise primarily at no more than a 99.99¢, which could have a material adverse effect on our business and results of operations. We can pass price increases on to customers to a certain extent, such as by selling smaller units for the same price and increasing the price of merchandise presently sold at less than 99.99¢ (e.g., we currently price some items at 29.99¢, 59.99¢, and the like, and also sell other items at two at 99.99¢, three at 99.99¢, and so forth), but there are limits to the ability to effectively increase prices on a sufficiently wide range of merchandise in this manner while rarely exceeding a dollar. In certain circumstances, we have discontinued and may continue to discontinue some items from our offerings due to vendor wholesale price increases or availability, which may adversely affect sales. In September 2008, we increased our primary price point to 99.99¢ from 99¢, and also added 99/100¢ to our price points on almost all items.

         We are dependent in part on new store openings for future growth

        Our ability to generate growth in sales and operating income depends in part on our ability to successfully open and operate new stores both within and outside of our existing markets and to manage future growth profitably. Our strategy depends on many factors, including our ability to identify suitable markets and sites for new stores, negotiate leases or purchases with acceptable terms, refurbish stores, successfully compete against local competition and the increasing presence of large and successful companies entering or expanding into the markets in which we operate, upgrade our financial and management information systems and controls, gain brand recognition and acceptance in new markets, and manage operating expenses and product costs. In addition, we must be able to hire, train, motivate, and retain competent managers and store personnel at increasing distances from our headquarters. Many of these factors are beyond our control or are difficult to manage. As a result, we cannot assure that we will be able to achieve our goals with respect to growth. Any failure by us to achieve these goals on a timely basis, differentiate ourselves and obtain acceptance in markets in which we currently have limited or no presence, attract and retain management and other qualified personnel, appropriately upgrade our financial and management information systems and controls, and manage operating expenses could adversely affect our future operating results and our ability to execute our business strategy.

        A variety of factors, including store location, store size, local demographics, rental terms, competition, the level of store sales, availability of locally sourced merchandise, locally prevailing wages and labor pools, distance and time from existing distribution centers, local regulations, and the level of initial advertising, influence if and when a store becomes profitable. Assuming that planned expansion occurs as anticipated, the store base will include a portion of stores with relatively short operating histories. New stores may not achieve the sales per estimated saleable square foot and store-level operating margins historically achieved at existing stores. If new stores on average fail to achieve these results, planned expansion could decrease overall sales per estimated saleable square foot and store-level operating margins. Increases in the level of advertising and pre-opening expenses associated with the opening of new stores could also contribute to a decrease in operating margins. New stores opened in existing and in new markets have in the past and may in the future be less profitable than existing stores and/or may reduce retail sales of existing stores, negatively affecting comparable store sales. As we expand, differences in the available labor pool and potential customers could adversely impact us.

         Our operations are concentrated in California

        As of June 30, 2012, 220 of the Company's 300 stores were located in California (with 37 stores in Texas, 29 stores in Arizona and 14 stores in Nevada). We expect that we will continue to open additional stores in as well as outside of California. For the foreseeable future, our results of operations will depend significantly on trends in the California economy. Declines in retail spending on higher margin discretionary items and continuing trends of increasing demand for lower margin food products due to continuing poor economic conditions in California may negatively impact our profitability. California has also historically enacted minimum wages that exceed federal standards (and certain of our cities have enacted "living wage" laws that exceed State minimum wage laws) and California typically has other factors making compliance, litigation and workers' compensation claims more prevalent and costly. Additional local regulation in certain California jurisdictions may further pressure margins.

         The impact of our Texas stores on our profitability is uncertain

        We have historically experienced, and currently continue to experience, lower sales per store and sales per estimated saleable square foot in our Texas stores compared to our Western States stores. In pro forma fiscal 2012, on a comparable 52-week period, our stores open for the full year averaged net sales of $5.2 million per store and average sales per estimated saleable square foot of $309. Our Texas stores open for the full year on a comparable 52-week period had average sales of $3.6 million per store and average sales per estimated saleable square foot of $197. All of our Western States stores open for the full year on a comparable 52-week period had average sales of $5.4 million per store and $326 of average sales per estimated saleable square foot. There can be no assurance that our Texas operations will have any sustained positive contribution to our profitability.

         Material damage to, or interruptions to, our information systems as a result of external factors, staffing shortages and difficulties in updating our existing software or developing or implementing new software could have a material adverse effect on our business or results of operations

        We depend on information technology systems for the efficient functioning of our business. Such systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches and natural disasters. Any material interruptions or the cost of replacements may have a material adverse effect on our business or results of operations.

        We also rely heavily on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to maintain or improve our systems in the future. Further, we still have certain legacy systems that are not generally supportable by outside vendors, and should those of our information technology team who are conversant with such systems leave, these legacy systems could be without effective support.

        We rely on certain software vendors to maintain and periodically upgrade many of these systems. The software programs supporting many of our systems are maintained and supported by independent software companies. The inability of these companies to continue to maintain and upgrade these information systems and software programs might disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner. In addition, costs and potential interruptions associated with the implementation of new or upgraded systems and technology could also disrupt or reduce the efficiency of our operations.

         Natural disasters, unusually adverse weather conditions, pandemic outbreaks, terrorist acts, and global political events could cause temporary or permanent distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or decrease customer traffic, all of which could result in lost sales and otherwise adversely affect our financial performance

        The occurrence of natural disasters, such as hurricanes, fires, floods, earthquakes and tsunamis, unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. These events could result in the closure of one or more of our distribution centers or a significant number of stores, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores, and disruption to our information systems.

         Our current insurance program may expose us to unexpected costs and negatively affect our financial performance

        Our insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that we believe are prudent. However, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to employment practices, acts of war, employee, blackouts and certain other crime and some natural disasters, including earthquakes and tsunamis. If we incur these losses and they are material, our business could suffer. In addition, we self-insure a significant portion of expected losses under our workers' compensation and general liability programs. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses could result in materially different amounts of expense than expected under these programs, which could have a material adverse effect on our financial condition and results of operations. Although we continue to maintain property insurance for catastrophic events, we are effectively self-insured for property losses up to the amount of our deductibles. If we experience a greater number of these losses than we anticipate, our financial performance could be adversely affected.

         We have extended our current insurance program to include self-insurance for a portion of our health insurance program that may expose us to unexpected costs and negatively affect our financial performance

        Prior to the Merger, we began self-insuring for a portion of our employee medical benefit claims. The liability for the self-funded portion of our health insurance program is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. We maintain stop loss insurance coverage to limit our exposure for the self-funded portion of our health insurance program. Liabilities associated with these losses include estimates of both claims filed and losses incurred but not yet reported. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses could result in materially different amounts of expense than expected under these programs, which could have a material adverse effect on our financial condition and results of operations.

         We could experience disruptions in receiving and distribution

        Our success depends upon whether receiving and shipments are processed timely, accurately and efficiently. As we continue to grow, we may face increased or unexpected demands on warehouse operations, as well as unexpected demands on our transportation network. In addition, new store locations receiving shipments from distribution centers that are increasingly further away will increase transportation costs and may create transportation scheduling strains. The very nature of our closeout business makes it uniquely susceptible to periodic interruptions and difficult to foresee warehouse/distribution center overcrowding caused by spikes in inventory resulting from opportunistic closeout purchases. Such demands could cause delays in delivery of merchandise to and from warehouses and/or to stores. We periodically evaluate new warehouse distribution and merchandising systems and could experience interruptions during implementations of new facilities and systems. A fire, earthquake, or other disaster at our warehouses could also hurt our business, financial condition and results of operations, particularly because much of our merchandise consists of closeouts and other irreplaceable products. We also face the possibility of future labor unrest that could disrupt our receiving, processing, and shipment of merchandise.

         We depend upon our relationships with suppliers and the availability of closeout and other special-situation merchandise

        Our success depends in large part on our ability to locate and purchase quality closeout and other special-situation merchandise at attractive prices. This supports a changing mix of name-brand and other merchandise primarily at or below 99.99¢ price point. We cannot be certain that such merchandise will continue to be available in the future at prices consistent with our business plan and/or historical costs. Further, we may not be able to find and purchase merchandise in necessary quantities, particularly as we grow, and therefore require a greater quantity of such merchandise at competitive prices. Additionally, suppliers sometimes restrict the advertising, promotion and method of distribution of their merchandise. These restrictions in turn may make it more difficult for us to quickly sell these items from inventory. Although we believe our relationships with suppliers are good, we typically do not have long-term agreements or pricing commitments with any suppliers. As a result, we must continuously seek out buying opportunities from existing suppliers and from new sources. There is increasing competition for these opportunities with other wholesalers and retailers, discount and deep-discount stores, mass merchandisers, food markets, drug chains, club stores, and various other companies and individuals as the extreme value retail segment continues to expand outside and within existing retail channels. There is also a trend towards consolidation among vendors and suppliers of merchandise targeted by us. A disruption in the availability of merchandise at attractive prices could impair our business.

         We purchase in large volumes and our inventory is highly concentrated

        To obtain inventory at attractive prices, we take advantage of large volume purchases, closeouts and other special situations. As a result, we carry high inventory levels relative to our sales and from time to time this can result in overcrowding in our warehouses and place stress on our distribution operations as well as the back rooms of our retail stores. This can also result in inventory shrinkage due to spoilage if merchandise cannot be sold in the anticipated timeframes. Our short-term and long-term store and warehouse inventory, net of allowance, approximated $216.6 million and $220.8 million at June 30, 2012 and March 31, 2012, respectively. We periodically review the net realizable value of our inventory and make adjustments to our carrying value when appropriate. The current carrying value of inventory reflects our belief that it will realize the net values recorded on the balance sheet. However, we may not do so, and if we do not, this may result in overcrowding and supply chain difficulties. If we sell large portions of inventory at amounts less than their carrying value or if we write down or otherwise dispose of a significant part of inventory, cost of sales, gross profit, operating income, and net income could decline significantly during the period in which such event or events occur. Margins could also be negatively affected should the grocery category sales become a larger percentage of total sales in the future, and by increases in shrinkage and spoilage from perishable products.

         If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name

        We may be unable or unwilling to strictly enforce our trademark in each jurisdiction in which we do business. Also, we may not always be able to successfully enforce our trademarks against competitors or against challenges by others. Our failure to successfully protect our trademarks could diminish the value and efficacy of our brand recognition, and could cause customer confusion, which could, in turn, adversely affect our sales and profitability.

         We face strong competition

        We compete in both the acquisition of inventory and sale of merchandise with other wholesalers and retailers, discount and deep-discount stores, single price point merchandisers, mass merchandisers, food markets, drug chains, club stores and other retailers. We also compete for retail real estate sites. In the future, new companies may also enter the extreme value retail industry. It is also becoming more common for superstores to sell products competitive with our product offerings. Additionally, we currently face increasing competition for the purchase of quality closeout and other special-situation merchandise, and some of these competitors are entering or may enter our traditional markets. Also, as we expand, we will enter new markets where our own brand is weaker and established brands are stronger, and where our own brand value may have been diluted by other retailers with similar names, appearances and/or business models. Some of our competitors have substantially greater financial resources and buying power than we do, as well as nationwide name-recognition and organization. Our ability to compete will depend on many factors including the ability to successfully purchase and resell merchandise at lower prices than competitors and the ability to differentiate ourselves from competitors that do not share our price and merchandise attributes, yet may appear similar to prospective customers. We also face competition from other retailers with similar names and/or appearances. We cannot assure that we will be able to compete successfully against current and future competitors in both the acquisition of inventory and the sale of merchandise.

         We are subject to governmental regulations, procedures and requirements. A significant change in, or noncompliance with, these regulations could have a material adverse effect on our financial performance

        Our business is subject to numerous federal, state and local laws and regulations. We routinely incur costs in complying with these regulations. New laws or regulations, particularly those dealing with healthcare reform, product safety, and labor and employment, among others, or changes in existing laws and regulations, especially those governing the sale of products, may result in significant added expenses or may require extensive system and operating changes that may be difficult to implement and/or could materially increase our cost of doing business. In addition, such changes or new laws may require the write off and disposal of existing product inventory, resulting in significant adverse financial impact to us. Untimely compliance or noncompliance with applicable regulations or untimely or incomplete execution of a required product recall can result in the imposition of penalties, including loss of licenses or significant fines or monetary penalties, in addition to reputational damage.

         Litigation may adversely affect our business, financial condition and results of operations

        Our business is subject to the risk of litigation by employees, consumers, suppliers, competitors, shareholders, government agencies and others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend future litigation may be significant. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. See "Business—Legal Proceedings" in this prospectus.

         We face risks associated with international sales and purchases

        International sales historically have not been important to our overall net sales. However, some of our inventory is manufactured outside the United States and there are many risks associated with doing business internationally. International transactions may be subject to risks such as:

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  political instability;

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  lack of knowledge by foreign manufacturers of or compliance with applicable federal and state product, content, packaging and other laws, rules and regulations;

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  foreign currency exchange rate fluctuations;

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  uncertainty in dealing with foreign vendors and countries where the rule of law is less established;

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  risk of loss due to overseas transportation;

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  import and customs review can delay delivery of products as could labor disruptions at ports;

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  changes in import and export regulations, including "trade wars" and retaliatory responses;

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  changes in tariff, import duties and freight rates; and

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  testing and compliance.

        The United States and other countries have at times proposed various forms of protectionist trade legislation. Any resulting changes in current tariff structures or other trade policies could result in increases in the cost of and/or store level reduction in the availability of certain merchandise and could adversely affect our ability to purchase such merchandise.

         We have potential risks regarding our store physical inventories

        Although we have a perpetual inventory system in our warehouses, we currently do not have a perpetual inventory system in our stores and believe that such a system will not be feasible to implement in the near future. Furthermore, physical inventories in all existing stores are not performed at the end of each fiscal period, and there are additional processes and procedures surrounding store physical inventories that we believe need to be improved. In particular, we have identified that certain personnel managing or performing store physical inventories need additional training in order to consistently follow our physical inventory processes and procedures, and properly document the physical inventory results.

        If these physical inventory processes and procedures are not improved, this could have an adverse affect on our physical inventory results, shrinkage and margins.

         We could encounter risks related to transactions with affiliates

        Prior to the Merger, we leased 13 store locations and a parking lot associated with one of these stores from the Rollover Investors and their affiliates, of which 12 stores were leased on a month to month basis. In connection with the Merger, we entered into new lease agreements for these 13 stores and one parking lot. Even if terms were negotiated that are acceptable to us, we cannot be certain that terms negotiated are no less favorable than a negotiated arm's length transaction with a third party.

         We rely heavily on our executive management team

        We rely heavily on the continued service of our executive management team. In connection with the Merger, we entered into employment agreements with certain of our executive officers, including our Chief Executive Officer and President, but we do not and will not maintain key person life insurance on any of our officers. Our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled management personnel. Competition for such personnel is intense, and we may not successfully attract, assimilate or sufficiently retain the necessary number of qualified candidates.

         Our operating results may fluctuate and may be affected by seasonal buying patterns

        Historically, our highest net sales and highest operating income have occurred during the quarter ended on or near December 31, which includes the Christmas and Halloween selling seasons. During pro forma fiscal 2012 and fiscal 2011, we generated approximately 26.4% and 25.7%, respectively, of our net sales during this quarter. If for any reason our net sales were to fall below norms during this quarter, it could have an adverse impact on profitability and impair the results of operations for the entire fiscal year. Transportation scheduling, warehouse capacity constraints, supply chain disruptions, adverse weather conditions, labor disruptions or other disruptions during the peak holiday season could also affect net sales and profitability for the fiscal year.

        In addition to seasonality, many other factors may cause the results of operations to vary significantly from quarter to quarter. These factors, some beyond our control, include the following:

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  the number, size and location of new stores and timing of new store openings;

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  the distance of new stores from existing stores and distribution sources;

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  the level of advertising and pre-opening expenses associated with new stores;

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  the integration of new stores into operations;

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  the general economic health of the extreme value retail industry;

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  changes in the mix of products sold;

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  increases in fuel, shipping merchandise and energy costs;

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  the ability to successfully manage inventory levels and product mix across our multiple distribution centers and our stores;

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  changes in personnel;

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  the expansion by competitors into geographic markets in which they have not historically had a strong presence;

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  fluctuations in the amount of consumer spending; and

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  the amount and timing of operating costs and capital expenditures relating to the growth of the business and our ability to uniformly capture such costs.

         We could be exposed to product liability or packaging violation claims

        We purchase many products on a closeout basis, some of which are manufactured or distributed by overseas entities, and some of which are purchased by us through brokers or other intermediaries as opposed to directly from their manufacturing or distribution sources. Many products are also sourced directly from manufacturers. The closeout nature of certain of these products and transactions may impact our opportunity to investigate all aspects of these products. We attempt to ensure compliance, and to test products when appropriate, as well as to procure product insurance from our vendors and to be listed as an additional insured for certain products and/or by certain product vendors, and we do not purchase merchandise when we are cognizant of or foresee a problem, but there can be no assurance that we will consistently succeed in these efforts. We have or have had, and in the future could face, labeling, environmental, or other claims, from private litigants as well as from governmental agencies.

         We face risks related to protection of customers' banking and merchant card data, as well as other data related to our employees, customers, vendors and other parties

        In connection with merchant card sales and other transactions, including bank cards, debit cards, credit cards and other merchant cards, we transmit confidential banking and merchant card information. Additionally, as part of our normal business activities, we collect and store certain information, related to our employees, customers, vendors and other parties. We have certain procedures and technology in place to protect such data, but third parties may have the technology or know-how to breach the security of this information, and our security measures and those of our banks, merchant card processing and other technology vendors may not effectively prohibit others from obtaining improper access to this information. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

         We are subject to environmental regulations

        Under various federal, state and local environmental laws and regulations, current or previous owners or occupants of property may face liability associated with hazardous substances. These laws and regulations often impose liability without regard to fault. In the future, we may be required to incur substantial costs for preventive or remedial measures associated with hazardous materials. We have several storage tanks at our warehouse facilities, including: an aboveground and an underground diesel storage tank at the City of Commerce, California main warehouse; ammonia storage tanks at the Southern California cold storage facility and the Texas warehouse; aboveground diesel and propane storage tanks at the Texas warehouse; an aboveground propane storage tank at the main Southern California warehouse; an aboveground propane storage tank at our leased Slauson distribution center in the City of Commerce, California; and an aboveground propane tank located at the warehouse we owned in Eagan, Minnesota, which was sold in June 2012. Except as disclosed in "Business—Legal Proceedings" in this prospectus, we have not been notified of, and are not aware of, any potentially material current environmental liability, claim or non-compliance. We could incur costs in the future related to owned properties, leased properties, storage tanks, or other business properties and/or activities. In the ordinary course of business, we handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. We have adopted policies regarding the handling and disposal of these products, but we cannot be assured that our policies and training are comprehensive and/or are consistently followed, and we are still potentially subject to liability under, or violations of, these environmental laws and regulations in the future even if our policies are consistently followed.

         Changes to accounting rules or regulations may adversely affect our results of operations

        New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. A change in accounting rules or regulations may even affect our reporting of transactions completed before the change is effective, and future changes to accounting rules or regulations or the questioning of current accounting practices may adversely affect our results of operations.

        The Financial Accounting Standards Board ("FASB") is focusing on several broad-based convergence projects, including accounting standards for financial instruments, revenue recognition and leases. In August 2010, the FASB issued an exposure draft outlining proposed changes to current lease accounting under generally accepted accounting principles in the United States of America ("GAAP") in FASB Accounting Standards Codification 840, "Leases." In July 2011, the FASB made the decision to issue a revised exposure draft, which is expected to occur in the second half of 2012, with a final standard expected to be issued in 2013. Currently, substantially all of our leased properties are accounted for as operating leases with limited related assets and liabilities recorded on our balance sheet. The proposed new accounting standard, if ultimately adopted in its proposed form, would treat each lease as creating an asset and a liability and require the capitalization of such leases on the balance sheet. While this change would not impact the cash flow related to our store leases, we would expect our assets and liabilities to increase relative to the current presentation, which may impact our ability to raise additional financing from banks or other sources in the future. The guidance as proposed may also affect the future reporting of our results from operations as both income and expense on leases previously accounted for as operating leases would be front-end loaded as compared to the existing accounting requirements. However, even if the new guidance is adopted as proposed, certain incurrence ratios and other provisions under the indenture governing the notes and under the Credit Facilities permit us to account for leases in accordance with the existing accounting requirements. See "Description of Exchange Notes—Definitions" and "Description of Our Credit Facilities" in this prospectus. As a result, our ability to incur additional debt or otherwise comply with such covenants may not directly correlate to our financial condition or results from operations as each would be reported under GAAP as so amended.

         Impairment of our goodwill or our intangible assets could negatively impact our net income and stockholders' equity

        A substantial portion of our total assets consists of goodwill and intangible assets. Goodwill and certain intangible assets are not amortized, but are tested for impairment at least annually and between annual tests if events or circumstances indicate that it is more likely than not that the fair value of our net assets is less than its carrying amount. Testing for impairment involves an estimation of the fair value of our net assets and other factors and involves a high degree of judgment and subjectivity. There are numerous risks that may cause the fair value of our net assets to fall below its carrying amount, including those described elsewhere in this prospectus. If we have an impairment of our goodwill or intangible assets, the amount of any impairment could be significant and could negatively impact our net income and stockholders' equity for the period in which the impairment charge is recorded.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On December 29, 2011, Merger Sub entered into a registration rights agreement with RBC Capital Markets, LLC, as representative of the initial purchasers of the outstanding notes in which Merger Sub agreed, under certain circumstances, to use its commercially reasonable efforts to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes and thereafter cause the registration statement to become effective under the Securities Act and complete the exchange offer no later than 300 days following the closing date of the issuance of the outstanding notes. Concurrently with the consummation of the Acquisition, the Company and the guarantors entered into a registration rights agreement joinder pursuant to which the Company and the guarantor assumed all of the rights and obligations of Merger Sub under the registration rights agreement. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on December 29, 2011.

        Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the registration statement effective for up to one year after its effective date. These circumstances include:

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  if any changes in applicable law or SEC policy do not permit us to consummate the exchange offer as contemplated by the registration rights agreement;

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  if the exchange offer is not consummated by the 300th day following the closing date of the issuance of the outstanding notes;

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  if any holder of the outstanding notes notifies us within 30 days after such holder becomes aware of the following restrictions;

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  such holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

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  such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by such holder; or

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  such holder is a broker-dealer who elects to exchange the outstanding notes acquired for its own account as a result of market-making activities or other trading activities for the exchange notes, and holds outstanding note acquired directly from us or one of our affiliates.

        Under the registration rights agreement, if we fail to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 300 days after the issue date (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

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  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

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  you are not engaged in, and you do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes; and

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  you are acquiring the exchange notes in the ordinary course of your business.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution" in this prospectus.

Resale of Exchange Notes

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

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  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

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  you are not engaged in, and you do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes; and

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  you are acquiring the exchange notes in the ordinary course of your business.

        If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

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  you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

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  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution" in this prospectus for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date, outstanding notes may only be tendered with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. We will issue the principal amount of exchange notes in exchange for the principal amount of outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under, and entitled to the benefits of, the same indentures that authorized the issuance of the outstanding notes. For a description of the indenture governing the exchange notes, see "Description of Exchange Notes" in this prospectus.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders' series of outstanding notes and the registration rights agreement, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

        As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on                , 2012. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

        To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change;

provided that we will at all times comply with applicable securities laws, including our obligation to issue the exchange notes or return the outstanding notes deposited by or on behalf of security holders promptly after expiration or withdrawal of the exchange offer.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

  •
  the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Procedures for Tendering Outstanding Notes" and "Plan of Distribution;" or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, we will promptly after expiration of the exchange offer issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" in this prospectus.

        We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the Trustee, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automated Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent"; or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be promptly returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be promptly credited to an account at the book-entry transfer facility, promptly after withdrawal or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

        Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as Trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered Mail or	By Facsimile Transmission:	By Hand Delivery:
Overnight Carrier:	(302) 636-4137	Wilmington Trust, National
Wilmington Trust, National		Association, as Exchange Agent
Association, as Exchange Agent	To Confirm by Telephone:	c/o Wilmington Trust Company
c/o Wilmington Trust Company	(302) 636-6181	Rodney Square North
Rodney Square North		1100 North Market Street
1100 North Market Street	For Information Call:	Wilmington, DE 19890-1626
Wilmington, DE 19890-1626	(302) 636-6181	Attention: Sam Hamed
Attention: Sam Hamed

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the prospectus distributed in connection with the private offerings of the outstanding notes.

        In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

        We used the net proceeds from the offering of the outstanding notes, together with borrowings under our Credit Facilities, to finance a portion of the Acquisition. Merger Sub contributed the debt proceeds, after payment of fees and expenses, to us, which we then loaned such net proceeds to Parent. Parent used those proceeds, together with the Sponsors' equity contributions, the Rollover Equity and cash on hand, to pay the Merger Consideration, and pay fees and expenses related to the Acquisition.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statement of operations has been developed by applying pro forma adjustments to our audited statements of operations for the Predecessor period from April 3, 2011 through January 14, 2012, and for the Successor period from January 15, 2012 to March 31, 2012. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended March 31, 2012 gives effect to the Merger as if it had occurred on April 3, 2011. The unaudited consolidated statements of operations for the first quarter ended June 30, 2012, as reported, reflects the effect of the Merger for the full period, therefore no pro forma adjustments are required.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations would have been had the Merger actually occurred on the dates indicated and does not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the information contained in other sections of this prospectus including "Selected Consolidated Historical Financial Data," in our consolidated financial statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statement of operations.

        The unaudited pro forma condensed consolidated financial information has been prepared to give effect to the Merger including the accounting for the acquisition of our business as a purchase business combination in accordance with ASC 805, "Business Combinations."

        The unaudited pro forma condensed consolidated statement of operations does not reflect non-recurring charges that have been incurred in connection with the Merger, including (i) certain non-recurring expenses related to the Merger estimated at approximately $25.8 million, and (ii) the stock-based compensation expense of approximately $1.0 million relating to the accelerated vesting of stock based awards to management and associates that vested as a result of the Merger.

	For the Fiscal Year Ended March 31, 2012
	Historical Successor	Historical Predecessor	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands)
Net Sales:
99¢ Only Stores	$329,361	$1,158,733	$—		$1,488,094
Bargain Wholesale	9,555	34,047	—		43,602

Total sales	338,916	1,192,780	—		1,531,696
Cost of sales (excluding depreciation and amortization expense shown separately below)	203,775	711,002	—		914,777

Gross profit	135,141	481,778	—		616,919
Selling, general and administrative expenses:
Operating expenses	110,477	376,122	(25,069)	(a)	461,530
Depreciation	11,361	21,855	9,272	(b)	42,488
Amortization of intangible assets	374	14	1,376	(c)	1,764

Total selling, general and administrative expenses	122,212	397,991	(14,421)		505,782

Operating income	12,929	83,787	14,421		111,137

Other (income) expenses:
Interest income	(29)	(291)	—		(320)
Interest expense	16,223	381	53,025	(d)	69,629
Other-than-temporary investment impairment due to credit loss	—	357	—		357
Other	(75)	(107)	—		(182)

Total other expense, net	16,119	340	53,025		69,484

(Loss) income before provision for income taxes	(3,190)	83,447	(38,604)		41,653
Provision for income taxes	2,103	33,699	(16,178)	(e)	19,624

Net (loss) income	$(5,293)	$49,748	$(22,426)		$22,029

(a)
Represents adjustments to increase historical expenses for ongoing expenses incurred in connection with the Merger and adjustments to eliminate one-time historical expenses incurred in connection with the Merger (in thousands):

Fiscal Year Ended March 31, 2012(1)
Credit facility annual administration fee(i)	$158
Favorable/unfavorable lease amortization, net(ii)	155
Executive compensation(iii)	583
Rent expenses (renegotiated leases)(iv)	788

Subtotal—ongoing expenses	1,684
One-time merger costs(v)	(26,753)

Total operating expenses	$(25,069)

(1)
Represents adjustments to the predecessor period from April 3, 2011 to January 14, 2012, as the successor period from January 15, 2012 to March 31, 2012 already includes these adjustments.

(i)
Represents adjustments to administrative fees associated with the First Lien Term Facility and the ABL Facility in connection with the Merger.

(ii)
Represents adjustments resulting from the amortization of favorable lease assets and unfavorable lease liability recorded in connection with the Merger, amortized on a straight-line basis over the remaining lease terms of each lease.

(iii)
Represents adjustments to compensation expense resulting from new executive salaries of certain named executives based on new employment arrangements in connection with the Merger.

(iv)
Represents adjustments resulting from the renegotiation of certain leases with the Rollover Investors and their affiliates in connection with the Merger.

(v)
Represents adjustments to eliminate one-time historical expenses incurred in connection with the Merger, principally legal and financial advisory fees.
(b)
Represents adjustments resulting from the increase in the net book value ("step-up") of depreciable property and equipment of approximately $150 million depreciated on a straight-line basis over their respective remaining useful lives.

(c)
Represents adjustments resulting from the increase in the estimated fair market values of finite-lived intangible assets. Finite-lived intangible assets include the Rinso and Halsa private label brands which will be amortized over a remaining useful life of 20 years and the Bargain Wholesale customer relationships which will be amortized over a remaining useful life of 12 years. The useful lives of these finite-lived intangible assets were based on the expected future cash flows associated with these assets. We based the remaining useful lives for these finite-lived intangible assets at the point in time we expected to realize substantially all of the benefit of projected future cash flows.

(d)
Represents the following adjustments to interest expense, net (in thousands):

Fiscal Year Ended March 31, 2012(1)
Pro forma cash interest expense(i)	$48,160
Pro forma deferred financing costs amortization expense(i)	4,865
Less: interest expense, historical(ii)	—

Additional expense	$53,025

(1)
Represents adjustments to the predecessor period from April 3, 2011 to January 14, 2012, as the successor period from January 15, 2012 to March 31, 2012 already includes these adjustments.

(i)
Reflects the adjustments to interest expense as a result of the increase in annual interest expense associated with borrowings under the First Lien Term Facility and the issuance of the outstanding notes, including the amortization of deferred financing costs associated with outstanding notes, the First Lien Term Facility and the ABL Facility and accretion of the original issue discount associated with the First Lien Term Facility. The deferred financing costs and original issue discount is being recognized over the respective terms of the debt agreements using the effective interest method.

(ii)
Historical interest expense has not been adjusted for interest income as amounts are not material and has not been adjusted for interest related to tax matters.
(e)
To reflect the tax effect of the pro forma adjustments, using a combined federal and state statutory tax rate of approximately 40%, and excludes pro forma adjustments that result in no tax benefit, including non-deductible depreciation expenses and one-time historical expenses incurred in connection with the Merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth selected financial and operating data of the Company for the periods indicated. The data set forth below should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus, "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in this prospectus. The consolidated statements of income and company operating data for the quarters ended June 30, 2012 and July 2, 2011, for the Predecessor period from April 3, 2011 to January 14, 2012 and the Successor period from January 15, 2012 to March 31, 2012, and the fiscal years ended April 2, 2011, March 27, 2010, March 28, 2009 and March 29, 2008 and the consolidated retail operating and balance sheet data as of June 30, 2012, July 2, 2011, March 31, 2012, April 2, 2011, March 27, 2010, March 28, 2009 and March 29, 2008 are derived from our consolidated financial statements. The Successor period January 15, 2012 to March 31, 2012 contains 11 weeks. The Predecessor period April 3, 2011 to January 14, 2012 contains 41 weeks. The Predecessor fiscal year ended on April 2, 2011 is comprised of 53 weeks while the earlier Predecessor periods presented are comprised of 52 weeks. The Successor first quarter ended June 30, 2012 and the Predecessor first quarter ended July 2, 2011 were each comprised of 91 days.

	First Quarter Ended		For the Periods		Years Ended
	June 30, 2012	July 2, 2011	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011	March 27, 2010	March 28, 2009	March 29, 2008
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)

	(Unaudited)	(Unaudited)		(Amounts in thousands, except operating and other data)
Statements of Income Data:
Net Sales:
99¢ Only Stores	$388,956	$357,544	$329,361	$1,158,733	$1,380,357	$1,314,214	$1,262,119	$1,158,856
Bargain Wholesale	11,994	10,796	9,555	34,047	43,521	40,956	40,817	40,518

Total sales	400,950	368,340	338,916	1,192,780	1,423,878	1,355,170	1,302,936	1,199,374
Cost of sales (excluding depreciation and amortization expense as shown separately below)	243,902	219,520	203,775	711,002	842,756	797,748	791,121	738,499

Gross profit	157,048	148,820	135,141	481,778	581,122	557,422	511,815	460,875
Selling, general and administrative expenses:
Operating expenses	118,771	113,566	110,477	376,122	436,034	436,608	464,635	433,940
Depreciation	13,752	6,709	11,361	21,855	27,587	27,381	34,224	33,286
Amortization of intangible assets	441	4	374	14	18	17	42	35

Total operating expenses	132,964	120,279	122,212	397,991	463,639	464,006	498,901	467,261

Operating income (loss)	24,084	28,541	12,929	83,787	117,483	93,416	12,914	(6,386)

Other expense (income), net	15,856	116	16,119	340	(741)	(135)	(993)	(6,674)

Income (loss) before provision for income taxes and income attributed to noncontrolling interest	8,228	28,425	(3,190)	83,447	118,224	93,551	13,907	288
Provision (benefit) for income taxes	3,126	10,742	2,103	33,699	43,916	33,104	4,069	(2,605)

Net income (loss) including noncontrolling interest	5,102	17,683	(5,293)	49,748	74,308	60,447	9,838	2,893
Net income attributable to noncontrolling interest	—	—	—	—	—	—	(1,357)	—
Net income (loss) attributable to 99¢ Only Stores	$5,102	$17,683	$(5,293)	$49,748	$74,308	$60,447	$8,481	$2,893

Company Operating Data:
Sales Growth:
99¢ Only Stores	8.8%	6.2%	N/A	N/A	5.0%	4.1%	8.9%	8.9%
Bargain Wholesale	11.1%	8.8%	N/A	N/A	6.3%	0.3%	0.7%	0.8%
Total sales	8.9%	6.3%	N/A	N/A	5.1%	4.0%	8.6%	8.6%
Gross margin	39.2%	40.4%	39.9%	40.4%	40.8%	41.1%	39.3%	38.4%
Operating margin	6.0%	7.7%	3.8%	7.0%	8.3%	6.9%	1.0%	(0.5)%
Net income (loss)	1.3%	4.8%	(1.6)%	4.2%	5.2%	4.5%	0.7%	0.2%
Other Data:
Ratio of earnings to fixed charges(a)	1.5x	17.6x	0.8x	18.2x	21.3x	15.8x	3.0x	1.0x

	June 30, 2012		July 2, 2011		March 31, 2012	April 2, 2011		March 27, 2010		March 28, 2009		March 29, 2008
	(Successor)		(Predecessor)		(Successor)	(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)
	(Unaudited)		(Unaudited)		(Amounts in thousands, except operating data)
Retail Operating Data(b):
99¢ Only Stores at end of period	300		285		298	285		275		279		265
Change in comparable stores net sales(c)	4.5%		5.9%		N/A	0.7%		3.9%		3.7%		4.0%
Average net sales per store open the full year	N/A		N/A		N/A	$4,874		$4,848		$4,642		$4,547
Average net sales per estimated saleable square foot(d)	N/A		N/A		N/A	$291	(e)	$289	(f)	$273	(g)	$263	(h)
Estimated saleable square footage at year end	4,978,210	(i)	4,758,432	(j)	4,948,344	4,758,432		4,606,728		4,703,630		4,521,091
Balance Sheet Data:
Working capital	$170,571		$341,057		$161,536	$323,314		$263,905		$192,365		$170,581
Total assets	$1,773,931		$844,116		$1,768,041	$824,215		$745,986		$662,873		$649,410
Capital lease obligation, including current portion	$411		$484		$431	$448		$519		$584		$643
Long-term debt, including current portion	$762,570		—		$763,601	$—		$—		$—		$7,319
Total shareholders' equity	$636,112		$701,876		$630,767	$681,549		$600,422		$523,857		$526,491

(a)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing this ratio of earnings to fixed charges, "fixed charges" includes interest expense on all indebtedness, whether expensed or capitalized, including amortization of debt issuance costs, plus the portion of rental expense that is representative of the interest factor within these rentals. "Earnings" consist of pre-tax income (loss) from continuing operations plus fixed charges, including unamortized capitalized debt issuance costs.

(b)
Includes retail operating data solely for our 99¢ Only Stores. For comparability purposes, comparable stores net sales, average net sales per store and average net sales per estimated saleable square foot are based on comparable 52 weeks, for all periods presented.

(c)
Change in comparable stores net sales compares net sales for all stores open at least 15 months. We normally do not relocate stores or close them if renovations are taking place. In a rare situation where a store is relocated, or closed and later re-opened at the same location, the relocated or re-opened store is considered a new store for any comparable store sales analysis, and would only be included in the comparable store sales analysis once it has been open, or re-opened, for 15 months.

(d)
Computed based upon estimated total saleable square footage of stores open for the full year.

(e)
Includes 32 Texas stores open for a full year. Texas stores open for the full year had average sales of $3.4 million per store and average sales per estimated saleable square foot of $181. All Western States stores open for the full year had average sales of $5.1 million per store and $307 of average sales per estimated saleable square foot.

(f)
Includes 31 Texas stores open for a full year. Texas stores open for the full year had average sales of $3.4 million per store and average sales per estimated saleable square foot of $180. All Western States stores open for the full year had average sales of $5.0 million per store and $305 of average sales per estimated saleable square foot.

(g)
Includes 39 Texas stores open for a full year. Texas stores open for the full year had average sales of $2.7 million per store and average sales per estimated saleable square foot of $142. All Western States stores open for the full year had average sales of $5.0 million per store and $301 of average sales per estimated saleable square foot.

(h)
Includes 39 Texas stores open for a full year. Texas stores open for the full year had average sales of $2.6 million per store and average sales per estimated saleable square foot of $128. All Western States stores open for the full year had average sales of $4.9 million per store and $291 of average sales per estimated saleable square foot.

(i)
Computed based upon the number of stores opened as of the end of the first quarter ended June 30, 2012.

(j)
Computed based upon the number of stores opened as of the end of the first quarter ended July 2, 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following Management's Discussion and Analysis of Financial Condition and Results of Operations in connection with the information under the heading "Selected Consolidated Historical Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus and the consolidated financial statements and the notes thereto included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We follow a fiscal calendar consisting of four quarters with 91 days, each ending on the Saturday closest to the calendar quarter-end, and a 52-week fiscal year with 364 days, with a 53-week year every five to six years. Unless otherwise stated, references to years in this prospectus relate to fiscal years rather than calendar years. On January 13, 2012, we completed the Merger. As a result of the Merger, we have prepared separate discussion and analysis of our consolidated operating results, financial condition and liquidity for the "Predecessor" and "Successor" periods relating to the periods preceding and succeeding the Merger, respectively. Our fiscal year 2012 ("fiscal 2012") is presented as a Successor period from January 15, 2012 to March 31, 2012 consisting of 11 weeks (the "fiscal 2012 Successor period") and a Predecessor period from April 3, 2011 to January 14, 2012 consisting of 41 weeks (the "fiscal 2012 Predecessor period"), for a total of 52 weeks. Our fiscal year 2011 ("fiscal 2011") began on March 28, 2010 and ended on April 2, 2011, consisting of 53 weeks with one additional week included in the fourth quarter and our fiscal year 2010 ("fiscal 2010") began on March 29, 2009 and ended March 27, 2010, consisting of 52 weeks. For comparability purposes, annual same-store sales, average annual sales per store and annual sales per estimated saleable square foot calculations included in this prospectus are based on comparable 52 weeks, ended on March 31, 2012 for fiscal 2012, ended on March 26, 2011 for fiscal 2011 and ended on March 27, 2010 for fiscal 2010. Our fiscal year 2013 ("fiscal 2013") will consist of 52 weeks beginning April 1, 2012 and ending March 30, 2013. Each of our first quarter ended June 30, 2012 ("first quarter of fiscal 2013") and first quarter ended July 2, 2011 ("first quarter of fiscal 2012") was comprised of 91 days.

        In accordance with generally accepted accounting principles in the United States of America ("GAAP"), we are required to separately present our results for the Predecessor and Successor periods. We have also prepared supplemental unaudited discussion and analysis of the combined Predecessor and Successor periods, on a pro forma basis ("pro forma fiscal year 2012"). Management believes that reviewing our results on a pro forma basis is important in identifying trends or reaching conclusions regarding our overall performance. The unaudited pro forma fiscal year 2012 financial data is for informational purposes only and should be read in conjunction with our historical financial data appearing throughout this prospectus.

        During the fiscal 2012 Successor period, we had net sales of $338.9 million, operating income of $12.9 million and a net loss of $5.3 million. During the fiscal 2012 Predecessor period, we had net sales of $1,192.8 million, operating income of $83.8 million and net income of $49.7 million.

        During pro forma fiscal 2012, we had net sales of $1,531.7 million, operating income of $111.1 million and net income of $22.0 million. Net sales for pro forma fiscal 2012 increased 7.6% over fiscal 2011 primarily due to the 13 new store openings since the end of fiscal 2011 and a 7.3% increase in same-store sales, offset by one additional week in fiscal 2011. Average sales per store open the full year, on a comparable 52-week period, increased to $5.2 million in pro forma fiscal 2012 from $4.9 million in fiscal 2011. Average net sales per estimated saleable square foot (computed for stores open for the full year) on a comparable 52-week period increased to $309 per square foot for pro forma fiscal 2012 from $291 per square foot for fiscal 2011. This increase reflects our opening of smaller locations for our new stores and increases in same-store sales. Existing stores at June 30, 2012 averaged approximately 21,000 gross square feet. We are currently targeting new store openings of approximately 18,000 gross square feet.

        For the first quarter of fiscal 2013, we had net sales of $401.0 million, operating income of $24.1 million and net income of $5.1 million. Sales increased during the first quarter of fiscal 2013 primarily due to a 4.5% increase in same-store sales, the full quarter effect of 13 new stores opened in fiscal 2012, and the effect of two new stores opened in fiscal 2013.

        In pro forma fiscal 2012, we continued to expand our store base by opening 13 new stores. Of these newly opened stores, eight stores are located in California, two in Arizona, one in Nevada, and two in Texas. We did not close any stores during fiscal 2012. During the first quarter of fiscal 2013, we opened one store in Southern California and one in Nevada. In fiscal 2013, we currently intend to increase our store count by approximately 10%, the majority of which are expected to be opened in California during the second half of fiscal 2013. We believe that near term growth in fiscal 2013 will primarily result from new store openings in our existing territories and increases in same-store sales.

Critical Accounting Policies and Estimates

        The preparation of financial statements requires management to make estimates and assumptions that affect reported earnings. These estimates and assumptions are evaluated on an on-going basis and are based on historical experience and other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of inventories, long-lived asset impairment, legal reserves, self-insurance reserves, leases, taxes and share-based compensation.

        We believe that the following items represent the areas where more critical estimates and assumptions are used in the preparation of our financial statements for fiscal 2012. During the first quarter of fiscal 2013, there was no material change to the following critical estimates and assumptions.

        Inventory valuation.    Inventories are valued at the lower of cost (first in, first out) or market. Valuation allowances for shrinkage, as well as excess and obsolete inventory are also recorded. Shrinkage is estimated as a percentage of sales for the period from the last physical inventory date to the end of the applicable period. Such estimates are based on experience and the most recent physical inventory results. Physical inventories are taken at each of our retail stores at least once a year by an independent inventory service company. Additional store level physical inventories are taken by the service companies from time to time based on a particular store's performance and/or book inventory balance. We also perform inventory reviews and analysis on a quarterly basis for both warehouse and store inventory to determine inventory valuation allowances for excess and obsolete inventory. Our policy is to analyze all items held in inventory that would not be sold through at current sales rates over a twenty-four month period to determine what merchandise should be reserved for as excess and obsolete. The valuation allowances for excess and obsolete inventory in many locations (including various warehouses, store backrooms, and sales floors of our stores) require management judgment and estimates that may impact the ending inventory valuation as well as gross margins. We do not believe that there is a reasonable likelihood that there will be a material change in the future estimates or assumptions that we use to calculate these inventory valuation reserves. As an indicator of the sensitivity of this estimate, a 10% increase in our estimates of expected losses from shrinkage and the excess and obsolete inventory provision at March 31, 2012, would have increased these reserves by approximately $1.6 million and $0.4 million, respectively and reduced pre-tax earnings in the 2012 Successor period by the same amounts.

        In order to obtain inventory at attractive prices, we take advantage of large volume purchases, closeouts and other similar purchase opportunities. Consequently, our inventory fluctuates from period to period and the inventory balances vary based on the timing and availability of such opportunities. Our inventory was $214.3 million as of March 31, 2012 and $191.5 million as of April 2, 2011.

        Long-lived asset impairment.    In accordance with ASC 360, "Accounting for the Impairment or Disposal of Long-lived Assets" ("ASC 360"), we assess the impairment of long-lived assets annually or when events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to expected future net cash flows generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, the carrying amount is compared to its fair value and an impairment charge is recognized to the extent of the difference. Factors that we consider important which could individually or in combination trigger an impairment review include the following. (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner we use of the acquired assets or the strategy for our overall business; and (3) significant changes in our business strategies and/or negative industry or economic trends. On a quarterly basis, we assess whether events or changes in circumstances occur that potentially indicate that the carrying value of long-lived assets may not be recoverable. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results fall short of such estimates, significant future impairments could result. During the Successor and Predecessor periods of fiscal 2012 and fiscal 2011, we did not record any long-lived asset impairment charges. In fiscal 2010, due to the underperformance of one California store, we concluded that the carrying value of our long-lived asset was not recoverable and accordingly recorded an asset impairment charge of $0.4 million. See "Note 11—Texas Market" to the consolidated financial statements included in this prospectus for further information regarding the charges related to our Texas operations. We have not made any material changes to our long-lived asset impairment methodology during the Successor and Predecessor periods of fiscal 2012.

        Goodwill and other intangible assets.    The Merger was accounted for as a purchase business combination, whereby the purchase price paid was allocated to recognize the acquired assets and liabilities at their fair value. In connection with the purchase price allocation, intangible assets were established for the 99¢ trademark, and the Rinso and Halsa label brands were revalued. The purchase price in excess of the fair value of assets and liabilities was recorded as goodwill.

        Indefinite-lived intangible assets, such as the 99¢ trademark and goodwill, are not subject to amortization. We assess the recoverability of indefinite-lived intangibles whenever there are indicators of impairment, or at least annually in the fourth quarter. If the recorded carrying value of an intangible asset exceeds our estimated fair value, we record a charge to write the intangible asset down to its fair value.

        Intangible assets with a definite life, including the Rinso and Halsa label brands, as well as the Bargain Wholesale customers, are amortized on a straight line basis over their useful lives. Amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on undiscounted cash flows, and, if impaired, the assets are written down to fair value based on either discounted cash flows or appraised values.

        Considerable management judgment is necessary in estimating future cash flows, market interest rates, discount rates and other factors affecting the valuation of goodwill and intangibles.

        Legal reserves.    We are subject to private lawsuits, administrative proceedings and claims that arise in the ordinary course of business. A number of these lawsuits, proceedings and claims may exist at any given time. While the resolution of a lawsuit, proceeding or claim may have an impact on our financial results for the period in which it is resolved, and litigation is inherently unpredictable, in management's opinion, none of these matters arising in the ordinary course of business are expected to have a material adverse effect on our financial position, results of operations, or overall liquidity. Material pending legal proceedings (other than ordinary routine litigation incidental to our business) and material proceedings known to be contemplated by governmental authorities are reported in our Securities Exchange Act reports. In accordance with ASC 450, "Accounting for Contingencies" ("ASC 450"), we record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

        There were no material changes in the estimates or assumptions used to determine legal reserves during the Successor and Predecessor periods of fiscal 2012 and a 10% change in legal reserves would not be material to our consolidated financial position or results of operations.

        Self-insured workers' compensation liability.    We self-insure for workers' compensation claims in California and Texas. We have established a reserve for losses of both estimated known claims and incurred but not reported claims. The estimates are based on reported claims and actuarial valuations of estimated future costs of reported and incurred but not yet reported claims. Should the estimates fall short of the actual claims paid, the liability recorded would not be sufficient and additional workers' compensation costs, which may be significant, would be incurred. We do not discount the projected future cash outlays for the time value of money for claims and claim related costs when establishing our workers' compensation liability. As an indicator of the sensitivity of this estimate, at March 31, 2012, a 10% increase in our estimate of expected losses from workers compensation claims would have increased this reserve by approximately $3.9 million and increased the Successor period of fiscal 2012 pre-tax loss by the same amount.

        Self-insured health insurance liability.    During the second quarter of fiscal 2012, we began self-insuring for a portion of our employee medical benefit claims. The liability for the self-funded portion of our health insurance program is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. We maintain stop loss insurance coverage to limit our exposure for the self-funded portion of our health insurance program. At March 31, 2012, a 10% change in self-insurance liability would not have been material to our consolidated financial position or results of operations.

        Operating leases.    We recognize rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and rent escalations) over the applicable lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred tenant improvements. Deferred rent related to landlord incentives is amortized as an offset to rent expense using the straight-line method over the applicable lease term.

        For store closures where a lease obligation still exists, we record the estimated future liability associated with the rental obligation on the cease use date (when the store is closed) in accordance with ASC 420, "Exit or Disposal Cost Obligations" ("ASC 420"). Liabilities are established at the cease use date for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance and other exit costs, as prescribed by ASC 420. Key assumptions in calculating the liability include the timeframe expected to terminate lease agreements, estimates related to the sublease potential of closed locations, and estimation of other related exit costs. If actual timing and potential termination costs or realization of sublease income differ from our estimates, the resulting liabilities could vary from recorded amounts. These liabilities are reviewed periodically and adjusted when necessary.

        During the Successor period from January 15, 2012 to March 31, 2012, we accrued an additional $0.1 million in lease termination costs associated with the closing of Texas stores in prior periods. During the Predecessor period from April 3, 2011 to January 14, 2012, we accrued an additional $0.3 million in lease termination costs associated with the closing of Texas stores in prior periods. During fiscal 2011, we accrued $0.4 million in lease termination costs associated with the closing of Texas stores in prior periods. During fiscal 2010, we closed 12 of our Texas stores and accrued approximately $3.0 million in lease termination costs associated with the closing of seven out of the 12 Texas stores. Of the $3.0 million lease termination costs accrual, we recognized a net expense of $2.5 million as these costs were partially offset by a reduction in expenses of $0.5 million due to the reversal of deferred rent and tenant improvements related to these stores during fiscal 2010. See "Note 11—Texas Market" to the audited consolidated financial statements and "Note 14—Texas Market" to the unaudited consolidated financial statements included in this prospectus for further information regarding the lease termination charges related to our Texas operations.

        Tax Valuation Allowances and Contingencies.    We account for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. We had approximately $189.0 million of net deferred tax liabilities as of March 31, 2012, which was comprised of approximately $26.0 million of current deferred tax assets and $215.0 million of non-current deferred tax liabilities, net of tax valuation allowance of $10.3 million. We had approximately $54.7 million in net deferred tax assets that was net of a tax valuation allowance of $5.8 million as of April 2, 2011. Management evaluated the available evidence in assessing our ability to realize the benefits of our deferred tax assets at March 31, 2012 and April 2, 2011, and concluded it is more likely than not that we will not realize a portion of our deferred tax assets. Income tax contingencies are accounted for in accordance with ASC 740-10-50 and may require significant management judgment in estimating final outcomes. There are no uncertain tax positions at March 31, 2012.

        Share-Based Compensation.    Subsequent to the Merger, Parent issued options to acquire shares of common stock of our Parent to certain of our executive officers and employees. We account for stock-based compensation expense under the fair value recognition provisions of ASC 718, "Compensation—Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods, which is generally a vesting term of five years. Stock options have a term of 10 years. We estimate the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. Assumptions utilized to value options in the Successor fiscal 2012 period include estimating the fair value of Parent's common stock (which is not publicly traded), the term that the options are expected to be outstanding, an estimate of the volatility of Parent's stock price (which is based on a peer group of publicly traded companies), applicable interest rates and the expected dividend yield of Parent's common stock. Other factors involving judgments that affect the expensing of share-based payments include estimated forfeiture rates of stock-based awards.

  Predecessor Periods

        We recognized stock-based compensation expense ratably over the requisite service periods, which was generally a vesting term of three years. Such stock options typically had a term of 10 years and were valued using the Black-Scholes option pricing model. The fair value of the PSUs and RSUs was based on the stock price on the grant date. The compensation expense related to PSUs was recognized only when it was probable that the performance criteria would be met. The compensation expense related to RSUs was recognized based on the number of shares expected to vest. Stock-based awards outstanding prior to the Merger vested in full in connection with the Merger and were converted into a right to receive Merger Consideration.

Results of Operations

        The following discussion defines the components of the statement of income and should be read in conjunction with "Selected Consolidated Historical Financial Data" in this prospectus.

        Net Sales.    Revenue is recognized at the point of sale in our 99¢ Only Stores ("retail sales"). Bargain Wholesale sales revenue is recognized on the date merchandise is shipped. Bargain Wholesale sales are primarily shipped free on board shipping point.

        Cost of Sales.    Cost of sales includes the cost of inventory, freight in, inter-state warehouse transportation costs and inventory shrinkage (obsolescence, spoilage, and shrink), and is net of discounts and allowances. Cash discounts for satisfying early payment terms are recognized when payment is made, and allowances and rebates based upon milestone achievements such as reaching a certain volume of purchases of a vendor's products are included as a reduction of cost of sales when such contractual milestones are reached in accordance with ASC 605-50-25, "Revenue Recognition—Customer Payments and Incentives-Recognition." In addition, we analyze our inventory levels and related cash discounts received to arrive at a value for cash discounts to be included in the inventory balance. We do not include purchasing, receiving, distribution, warehouse costs and transportation to and from stores in our cost of sales, which totaled $15.6 million, $56.0 million, $67.5 million and $66.3 million for the 2012 Successor period, 2012 Predecessor period, fiscal 2011 and fiscal 2010, respectively and totaled $18.1 million and $17.1 million for the first quarter of fiscal 2013 and the first quarter of fiscal 2012, respectively. Due to this classification, our gross profit rates may not be comparable to those of other retailers that include costs related to their distribution network in cost of sales.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses include purchasing, receiving, inspection and warehouse costs, the costs of selling merchandise in stores (payroll and associated costs, occupancy and other store-level costs), distribution costs (payroll and associated costs, occupancy, transportation to and from stores, and other distribution-related costs), and corporate costs (payroll and associated costs, occupancy, advertising, professional fees, stock-based compensation expense and other corporate administrative costs). Selling, general, and administrative expenses also include depreciation and amortization expense.

        Other (Income) Expense.    Other expense (income) relates primarily to interest expense on our debt, capitalized leases and the impairment charges related to our marketable securities, net of interest income on our marketable securities.

        The following table sets forth for the periods indicated, certain selected income statement data, including such data as a percentage of net sales. The Successor period from January 15, 2012 to March 31, 2012 consists of 11 weeks while the Predecessor period from April 3, 2011 to January 14,

2012 consists of 41 weeks. The period ended on April 2, 2011 is comprised of 53 weeks while the period ended March 27, 2010 consists of 52 weeks (the percentages may not add up due to rounding):

	For the Quarters Ended				For the Periods				Years Ended
	June 30, 2012	% of Net Sales	July 2, 2011	% of Net Sales	January 15, 2012 to March 31, 2012	% of Net Sales	April 3, 2011 to January 14, 2012	% of Net Sales	April 2, 2011	% of Net Sales	March 27, 2010	% of Net Sales
	(Successor)		(Predecessor)		(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	(Amounts in thousands, except percentages)
				(Amounts in thousands, except percentages)
Net Sales:
99¢ Only Stores	$388,956	97.0%	$357,544	97.1%	$329,361	97.2%	$1,158,733	97.1%	$1,380,357	96.9%	$1,314,214	97.0%
Bargain Wholesale	11,994	3.0	10,796	2.9	9,555	2.8	34,047	2.9	43,521	3.1	40,956	3.0

Total sales	400,950	100.0	368,340	100.0	338,916	100.0	1,192,780	100.0	1,423,878	100.0	1,355,170	100.0
Cost of sales	243,902	60.8	219,520	59.6	203,775	60.1	711,002	59.6	842,756	59.2	797,748	58.9

Gross profit	157,048	39.2	148,820	40.4	135,141	39.9	481,778	40.4	581,122	40.8	557,422	41.1
Selling, general and administrative expenses:
Operating expenses	118,771	29.6	113,566	30.8	110,477	32.6	376,122	31.5	436,034	30.6	436,608	32.2
Depreciation	13,752	3.4	6,709	1.8	11,361	3.4	21,855	1.8	27,587	1.9	27,381	2.0
Amortization of intangible assets	441	0.1	4	0.0	374	0.1	14	0.0	18	0.0	17	0.0

Total operating expenses	132,964	33.2	120,279	32.7	122,212	36.1	397,991	33.4	463,639	32.6	464,006	34.2

Operating income	24,084	6.0	28,541	7.7	12,929	3.8	83,787	7.0	117,483	8.3	93,416	6.9

Other (income)/expenses, net	15,856	4.0	116	0.0	16,119	4.8	340	0.0	(741)	(0.1)	(135)	(0.0)

(Loss) Income before provision for income taxes	8,228	2.1	28,425	7.7	(3,190)	(0.9)	83,447	7.0	118,224	8.3	93,551	6.9
Provision for income taxes	3,126	0.8	10,742	2.9	2,103	0.6	33,699	2.8	43,916	3.1	33,104	2.4

Net (loss) income attributable to 99¢ Only Stores	5,102	1.3%	17,683	4.8%	$(5,293)	(1.6)%	$49,748	4.2%	$74,308	5.2%	$60,447	4.5%

        The following discussion of our financial performance also includes supplemental unaudited pro forma consolidated financial information for fiscal years 2012 and 2011. Because the Merger occurred during the fourth fiscal quarter of fiscal 2012, we believe this information aids in the comparison between the years presented. The pro forma information does not purport to represent what our results of operations would have been had the Merger and related transactions actually occurred at the beginning of the years indicated, and they do not purport to project our results of operations or financial condition for any future period. The following table contains selected pro forma income statement data for 2012 compared to selected pro forma income statement data for fiscal year 2011, including such data as a percentage of net sales. See "—Unaudited Pro Forma Condensed Consolidated Financial Information" below.

	Pro Forma Fiscal Years Ended
	March 31, 2012	% of Net Sales	April 2, 2011	% of Net Sales
	(Amounts in thousands, except percentages)
Net Sales:
99¢ Only Stores	$1,488,094	97.2%	$1,380,357	96.9%
Bargain Wholesale	43,602	2.8	43,521	3.1

Total sales	1,531,696	100.0	1,423,878	100.0
Cost of sales (excluding depreciation and amortization expense shown separately below)	914,777	59.7	842,756	59.2

Gross profit	616,919	40.3	581,122	40.8
Selling, general and administrative expenses:
Operating expenses	461,530	30.1	438,170	30.8
Depreciation	42,488	2.8	39,338	2.8
Amortization of intangible assets	1,764	0.1	1,766	0.1

Total selling, general and administrative expenses	505,782	33.0	479,274	33.7

Operating income	111,137	7.3	101,848	7.2

Other (income) expenses:
Interest income	(320)	(0.0)	(865)	(0.1)
Interest expense	69,629	4.5	70,476	4.9
Other-than-temporary investment impairment due to credit loss	357	0.0	129	0.0
Other	(182)	(0.0)	(82)	(0.0)

Total other expense, net	69,484	4.5	69,658	4.9

Income before provision for income taxes	41,653	2.7	32,190	2.3
Provision for income taxes	19,624	1.3	14,203	1.0

Net income	$22,029	1.4%	$17,987	1.3%

First Quarter Ended June 30, 2012 (Successor) Compared to First Quarter Ended July 2, 2011 (Predecessor)

        Net sales.    Total net sales increased $32.7 million, or 8.9%, to $401.0 million in the first quarter of fiscal 2013, from $368.3 million in the first quarter of fiscal 2012. Net retail sales increased $31.5 million, or 8.8%, to $389.0 million in the first quarter of fiscal 2013, from $357.5 million in the first quarter of fiscal 2012. Bargain Wholesale net sales increased approximately by $1.2 million, or 11.1%, to $12.0 million in the first quarter of fiscal 2013, from $10.8 million in the first fiscal quarter of last year. Of the $31.5 million increase in net retail sales, $16.0 million was due to a 4.5% increase in comparable stores net sales. The comparable stores net sales increase was attributable to an approximately 2.6% increase in transaction counts and increase in an average ticket size by approximately 1.8% to $9.88 from $9.70. The full quarter effect of stores opened in fiscal 2012 increased net retail sales by $14.5 million and the effect of new stores opened during fiscal 2013 increased net retail sales by $1.0 million.

        Gross profit.    Gross profit increased $8.2 million, or 5.5%, to $157.0 million in the first quarter of fiscal 2013, from $148.8 million in the first fiscal quarter of 2012. As a percentage of net sales, overall gross margin decreased to 39.2% in the first quarter of fiscal 2013, from 40.4% in the first quarter of fiscal 2012. Among the gross profit components, cost of products sold increased to 57.4% of net sales for the first quarter of fiscal 2013, compared to 56.9% of net sales in the first quarter of fiscal 2012, primarily due to merchandise price increases and a shift in product mix. In the first quarter of fiscal 2013, inventory shrinkage increased to 3.0% of net sales compared to 2.5% of net sales in first quarter of fiscal 2012. This change was primarily due to an increase in our inventory shrinkage reserves based on the store physical inventories taken during the first quarter of fiscal 2013. Freight costs for the first quarter of fiscal 2013 increased by 10 basis points compared to the first quarter of fiscal 2012. The remaining change was made up of increases in other less significant items included in cost of sales.

        Operating expenses.    Operating expenses increased by $5.2 million, or 4.6%, to $118.8 million in the first quarter of fiscal 2013, from $113.6 million in the first quarter of fiscal 2012. As a percentage of net sales, operating expenses decreased to 29.6% for the first quarter of fiscal 2013, from 30.8% for the first quarter of fiscal 2012. Of the 120 basis point decrease in operating expenses as a percentage of net sales, retail operating expenses decreased by 80 basis points, distribution and transportation costs decreased by 10 basis points, corporate expenses were flat, and other items decreased by 30 basis points.

        Retail operating expenses for the first quarter of fiscal 2013 decreased as a percentage of net sales by 80 basis points to 21.2% of net sales, compared to 22.0% of net sales for first quarter of fiscal 2012. The majority of the decrease was due to payroll-related expenses, primarily due to improved store labor productivity and leveraging positive same-store sales.

        Distribution and transportation expenses for the first quarter of fiscal 2013 decreased as a percentage of net sales by 10 basis points to 4.5% of net sales compared to 4.6% of net sales for first quarter of fiscal 2012.

        Corporate operating expenses were flat at 3.4% as a percentage of net sales for the first quarter of fiscal 2013 and the first quarter of fiscal 2012.

        The remaining operating expenses for the first quarter of fiscal 2013 decreased as a percentage of net sales by 30 basis points to 0.4% compared to 0.7% of net sales for first quarter of fiscal 2012. The decrease in other operating expenses compared to first quarter of fiscal 2012, was primarily due to legal and professional fees of approximately $1.4 million relating to the Merger incurred in the first quarter of fiscal 2012.

        Depreciation and amortization.    Depreciation increased $7.1 million to $13.8 million in the first quarter of fiscal 2013 from $6.7 million in first quarter of fiscal 2012. Depreciation as a percentage of net sales was 3.4% for the first quarter of fiscal 2013 and 1.8% for the first quarter of fiscal 2012. Amortization of intangibles was $0.4 million in the first quarter of fiscal 2013. Depreciation and amortization expense in the first quarter of fiscal 2013 include the step-up in basis to fair value of our property and equipment and revaluation of intangible assets as a result of the Merger.

        Operating income.    Operating income was $24.1 million for the first quarter of fiscal 2013 compared to operating income of $28.5 million for the first quarter of fiscal 2012. Operating income as a percentage of net sales was 6.0% in the first quarter of fiscal 2013 compared to 7.7% in the first quarter of fiscal 2012. The decrease in operating income as a percentage of net sales was primarily related to the changes in gross margin and depreciation and amortization as discussed above, partially offset by changes in operating expenses as described above.

        Other income/expense, net.    Other expense, net was $15.9 million and $0.1 million for the first quarter of fiscal 2013 and the first quarter of fiscal 2012, respectively. Other expense, net in the first quarter of fiscal 2013 primarily included $16.0 million of interest expense, reflecting debt service on borrowings used to finance the Merger. The interest income for the first quarter of fiscal 2013 was $0.2 million compared to interest income of $0.1 million for first quarter fiscal 2012.

        Provision for income taxes.    The provision for income taxes was $3.1 million for the first quarter of fiscal 2013 compared to $10.7 million for the first quarter of fiscal 2012, due to the decrease in pre-tax income. The effective tax rate of the provision for income taxes was approximately 38.0% for the first quarter of fiscal 2013 and 37.8% for the first quarter of fiscal 2012. There was no material change in the net amount of unrecognized tax benefits in the first quarter of fiscal 2013.

        Net income.    As a result of the items discussed above, net income for the first quarter of fiscal 2013 was $5.1 million, compared to net income of $17.7 million for the first quarter of fiscal 2012. Net income as a percentage of net sales was 1.3% for the first quarter of fiscal 2013 compared to net income of 4.8% for the first quarter of fiscal 2012.

For the Period from January 15, 2012 to March 31, 2012 (Successor)

        Net sales.    Total net sales for the Successor period were $338.9 million, an 11-week period. Net retail sales for the Successor period were $329.4 million. Bargain Wholesale net sales were $9.5 million in the Successor period.

        During the Successor period, we added six new stores: five in California and one in Texas. We did not close any stores during the Successor period. On March 31, 2012, we had 298 stores. Gross retail square footage as of March 31, 2012 was approximately 6.29 million.

        Gross profit.    During the Successor period, gross profit was $135.1 million. As a percentage of net sales, overall gross margin was 39.9% during the Successor period. Among gross profit components, cost of products sold was 57.5% of net sales for the Successor period. Freight costs for the Successor period were 0.2% and shrinkage was 2.4% of net sales.

        Operating expenses.    During the Successor period, operating expenses were $110.5 million. As a percentage of net sales, operating expenses were 32.6% for the Successor period. Retail operating expenses for the Successor period were 21.5% of net sales. Distribution and transportation expenses were 4.6% of net sales for the Successor period. Corporate operating expenses for the Successor period were 3.2% of net sales. The remaining operating expenses for the Successor period were 3.3% of net sales. The Successor period included legal and professional fees of $10.6 million related to the Merger.

        Depreciation and amortization.    During the Successor period, depreciation and amortization of intangibles were $11.4 million and $0.4 million, respectively. Depreciation was 3.4% of net sales and amortization was 0.1% of net sales. Depreciation and amortization expense in the Successor period includes the step-up in basis to fair value of our property and equipment and revaluation of intangible assets as a result of the Merger.

        Operating income.    Operating income was $12.9 million for the Successor period. Operating income was 3.8% of net sales.

        Other expense, net.    Other expense was $16.1 million for the Successor period, which included $16.2 million of interest expense, reflecting debt service on borrowings used to finance the Merger. The interest income for the Successor period was not significant due to liquidation of a substantial part of our previously-held investment portfolio.

        Provision for income taxes.    The income tax provision in the Successor period was $2.1 million. The effective tax rate for the Successor period was (65.9%). The effective combined federal and state income tax rates are higher than the statutory rates due to non-deductibility of certain transaction costs associated with the Merger.

        Net loss.    As a result of the items discussed above, we recorded a net loss of $5.3 million. Net loss as a percentage of net sales was (1.6%) during the Successor period.

For the Period from April 3, 2011 to January 14, 2012 (Predecessor)

        Net sales.    Total net sales for the 2012 Predecessor period were $1,192.8 million, a 41-week period. Net retail sales for the 2012 Predecessor period were $1,158.7 million. Bargain Wholesale net sales were $34.1 million in the 2012 Predecessor period.

        During the 2012 Predecessor period, we added seven new stores: three in California, two in Arizona, one in Nevada, and one in Texas. We did not close any stores in California during the Predecessor period.

        Gross profit.    During the 2012 Predecessor period, gross profit was $481.8 million. As a percentage of net sales, overall gross margin was 40.4% during the Predecessor period. Among gross profit components, cost of products sold was 56.7% of net sales for the 2012 Predecessor period. Freights costs for 2012 Predecessor period were 0.4% and shrinkage were 2.5% of net sales.

        Operating expenses.    During the 2012 Predecessor period, operating expenses were $376.1 million. As a percentage of net sales, operating expenses were 31.5%. Retail operating expenses for the 2012 Predecessor period were 21.8% of net sales. Distribution and transportation expenses were 4.7% of net sales. Corporate operating expenses were 3.4% of net sales. Other operating expenses for the period were 1.7% of net sales. The 2012 Predecessor period included legal and professional fees of $15.2 million related to the Merger.

        Depreciation and amortization.    During the 2012 Predecessor period, depreciation and amortization was $21.9 million. Depreciation and amortization was 1.8% of net sales.

        Operating income.    Operating income was $83.8 million for the 2012 Predecessor period. Operating income as a percentage of net sales was 7.0%.

        Other income/expense, net.    Other expense was $0.3 million for the 2012 Predecessor period, of which $0.4 million was investment impairment charges related to credit losses on our auction rate securities and $0.4 million related to interest expense. The interest income for the 2012 Predecessor period was $0.3 million.

        Provision for income taxes.    The income tax provision in the 2012 Predecessor period was $33.7 million. The effective tax rate for the 2012 Predecessor period was 40.4%. The effective combined federal and state income tax rates are higher than the statutory rates due to non-deductibility of certain transaction costs associated the Merger, partially offset by tax credits and the effect of certain revenues and/or expenses that are not subject to taxation.

        Net income.    As a result of the items discussed above, we recorded a net income of $49.8 million. Net income as a percentage of net sales was 4.2%.

Fiscal Year Ended April 2, 2011 Compared to Fiscal Year Ended March 27, 2010

        Net sales.    Total net sales increased $68.7 million, or 5.1%, to $1,423.9 million in fiscal 2011, a 53-week period, from $1,355.2 million in fiscal 2010, a 52-week period. Net retail sales increased $66.1 million, or 5.0%, to $1,380.4 million in fiscal 2011 from $1,314.2 million in fiscal 2010, and include the benefit of one additional week included in the fourth quarter of fiscal 2011, which contributed an additional $26.9 million of retail sales. Of the remaining $39.2 million increase in net retail sales, $9.5 million was due to a 0.7% increase in comparable stores net sales for all stores open at least 15 months in fiscal 2011 and 2010, calculated on a comparable 52-week period. The comparable stores net sales increase was attributable to a 1.0% increase in transaction counts and a decrease in average ticket size by 0.3% to $9.58 from $9.61. The full year fiscal 2011 effect of new stores opened in fiscal 2010 increased sales by $20.9 million and the effect of 11 new stores opened during fiscal 2011 increased net retail sales by $16.0 million, based on a 52-week period. The increase in sales was partially offset by a decrease in sales of approximately $7.2 million due to the effect of closing one store in California upon expiration of its lease during fiscal 2011 and closing 12 stores in Texas and one store in California during fiscal 2010. Bargain Wholesale net sales increased approximately by $2.6 million, or 6.3%, to $43.5 million in fiscal 2011 from $41.0 million in fiscal 2010. Of the $2.6 million increase in Bargain Wholesale net sales, $1.0 million was due to the effect of the additional week included in the fourth quarter of fiscal 2011.

        During fiscal 2011, we added eleven new stores: six in California, two in Arizona and three in Texas. We closed one store in California during fiscal 2011. At the end of fiscal 2011, we had 285 stores compared to 275 as of the end of fiscal 2010. Gross retail square footage at the end of fiscal 2011 and fiscal 2010 was 6.05 million and 5.86 million, respectively. For 99¢ Only Stores open all of fiscal 2011, the average net sales per estimated saleable square foot, on a comparable 52-week period, was $291 and the average annual net sales per store were $4.9 million, including the Texas stores open for the full year. Western states stores net sales averaged $5.1 million per store and $307 per square foot. Texas stores open for a full year averaged net sales of $3.4 million per store and $181 per square foot.

        Gross profit.    Gross profit increased $23.7 million, or 4.3%, to $581.1 million in fiscal 2011 from $557.4 million in fiscal 2010. As a percentage of net sales, overall gross margin decreased to 40.8% in fiscal 2011 from 41.1% in fiscal 2010. Among gross profit components, cost of products sold increased to 56.4% of net sales for fiscal 2011compared to 56.1% of net sales for fiscal 2010 due to merchandise price increases and a shift in product mix. The freight costs for fiscal 2011 increased by 30 basis points compared to fiscal 2010. For fiscal 2011, shrinkage decreased to 2.5% of net sales compared to 2.6% of net sales for fiscal 2010. The remaining change was made up of decreases in other less significant items included in cost of sales.

        Operating expenses.    Operating expenses decreased by $0.6 million, or 0.1%, to $436.0 million in fiscal 2011 from $436.6 million in fiscal 2010. As a percentage of net sales, operating expenses decreased to 30.6% for fiscal 2011 from 32.2% for fiscal 2010. Of the 160 basis point decrease in operating expenses as a percentage of net sales, retail operating expenses decreased by 40 basis points, distribution and transportation costs decreased by 20 basis points, corporate expenses decreased by 30 basis points, and other items decreased by 70 basis points as described below.

        Retail operating expenses for fiscal 2011 decreased as a percentage of net sales by 40 basis points to 22.5% of net sales, compared to 22.9% of net sales for fiscal 2010. The majority of the decrease as a percentage of net sales was due to lower rent expenses and lower payroll-related expenses as a result of improvement in labor productivity. These decreases were partially offset by a slight increase in outside service fees, advertising and various other expenses as a percentage of net sales.

        Distribution and transportation expenses for fiscal 2011 decreased as a percentage of net sales by 20 basis points to 4.7% of net sales, compared to 4.9% of net sales for fiscal 2010. The decrease as a percentage of net sales was primarily due to overall improvements in efficiencies.

        Corporate operating expenses for fiscal 2011 decreased as a percentage of net sales by 30 basis points to 3.2% of net sales, compared to 3.5% of net sales for fiscal 2010. The decrease was primarily due to lower payroll and payroll related expenses and various other expenses which were partially offset by a slight increase in repair and maintenance costs.

        The remaining operating expenses for fiscal 2011 decreased as a percentage of net sales by 70 basis points to 0.3% of net sales, compared to 1.0% for fiscal 2010. The decrease in other operating expenses was primarily due to the reduction of stock-based compensation by approximately $4.8 million, compared to fiscal 2010, related to a decrease in performance stock unit expense. The performance stock unit expense was higher in fiscal 2010 because the majority of the performance criteria were met in fiscal 2010. In addition, the decrease in other operating expenses in fiscal 2011, compared to fiscal 2010, was due to the proceeds from a legal settlement from a third party administrator related to workers' compensation of approximately $2.2 million, which was received in fiscal 2011, and net lease termination and closing costs of approximately $2.5 million, which were included in fiscal 2010.

        Depreciation and amortization.    Depreciation and amortization increased $0.2 million, or 0.8%, to $27.6 million in fiscal 2011 from $27.4 million in fiscal 2010. The increase was primarily a result of new depreciable assets added as a result of new store openings. Depreciation decreased to 1.9% from 2.0% of net sales due to the increase in sales.

        Operating income.    Operating income was $117.5 million for fiscal 2011 compared to operating income of $93.4 million for fiscal 2010. Operating income as a percentage of net sales was 8.3% in fiscal 2011 compared to operating income as a percentage of net sales of 6.9% in fiscal 2010. This was primarily due to the changes in gross margin and operating expenses discussed above.

        Other income, net.    Other income increased to $0.7 million in fiscal 2011 compared to $0.1 million in fiscal 2010. The increase in other income of $0.6 million was primarily due to a lower investment impairment charge of $0.1 million for fiscal 2011 compared to an investment impairment charge of $0.8 million for fiscal 2010 related to credit losses on our available for sale securities. This change was offset by lower interest income which decreased to $0.9 million for fiscal 2011 from $1.1 million for fiscal 2010, primarily due to lower interest rates. Interest expense decreased to $0.1 million for fiscal 2011 compared to interest expense of $0.2 million for fiscal 2010.

        Provision for income taxes.    The income tax provision in fiscal 2011 was $43.9 million compared to $33.1 million in fiscal 2010, due to the increase in pre-tax income. The effective tax rate for fiscal 2011 was 37.1% compared to an effective tax rate of 35.4% for fiscal 2010. The effective tax rate for fiscal 2011 was higher than fiscal 2010, primarily due to a one-time benefit of approximately $1.4 million in fiscal 2010 related to the expiration of the statutes of limitations related to uncertain tax positions, which equates to an approximately 1% reduction in effective tax rate for fiscal 2010. The effective combined federal and state income tax rates are less than the statutory rates in each period due to tax credits and the effect of certain revenues and/or expenses that are not subject to taxation.

        Net income.    As a result of the items discussed above, net income increased $13.9 million, or 22.9%, to $74.3 million in fiscal 2011 from $60.4 million in fiscal 2010. Net income as a percentage of net sales increased to 5.2% in fiscal 2011 from 4.5% in fiscal 2010.

Supplemental Analysis—Pro Forma Fiscal Year Ended March 31, 2012 Compared to Pro Forma Fiscal Year Ended April 2, 2011

        Net sales.    Total net sales increased $107.8 million, or 7.6%, to $1,531.7 million in pro forma fiscal 2012, a 52-week period, from $1,423.9 million in pro forma fiscal 2011, a 53-week period. Net retail sales increased $107.7 million, or 7.8%, to $1,488.1 million in pro forma fiscal 2012 from $1,380.4 million in pro forma fiscal 2011. Bargain Wholesale net sales increased approximately by $0.1 million, or 0.2%, to $43.6 million in pro forma fiscal 2012 from $43.5 million in pro forma fiscal 2011. Of the $107.7 million increase in net retail sales, $97.9 million was due to a 7.3% increase in comparable stores net sales. The comparable stores net sales increase was attributable to approximately 4.9% increase in transaction counts and increase in average ticket size by approximately 2.3% to $9.81 from $9.58. The full year pro forma fiscal 2012 effect of stores opened in fiscal 2011 increased sales by $24.9 million and the effect of 13 new stores opened during pro forma fiscal 2012 increased net retail sales by $19.9 million, based on a 52-week period. The increase in retail sales was partially offset by the impact of one additional week included in the fourth quarter of fiscal 2011, resulting in $26.9 million of additional retail sales, and by a decrease in sales of approximately $2.0 million due to the effect of the closing of one store in California upon expiration of its lease during pro forma fiscal 2011. The increase in Bargain Wholesale net sales was partially offset by the extra week of $1.0 million in pro forma fiscal 2011.

        During pro forma fiscal 2012, we added 13 new stores: eight in California, two in Arizona, one in Nevada, and two in Texas. We did not close any stores in California during pro forma fiscal 2012. As of March 31, 2012, we had 298 stores compared to 285 as of the end of fiscal 2011. Gross retail square footage March 31, 2012 and April 2, 2011 was approximately 6.29 million and 6.05 million, respectively. For 99¢ Only Stores open during all of pro forma fiscal 2012, the average net sales per estimated saleable square foot, on a comparable 52-week period, was approximately $309 and the average annual net sales per store were approximately $5.2 million, including the Texas stores open for the full year.

        Gross profit.    Gross profit increased $35.8 million, or 6.2%, to $616.9 million in pro forma fiscal 2012 from $581.1 million in pro forma fiscal 2011. As a percentage of net sales, overall gross margin decreased to 40.3% in pro forma fiscal 2012 from 40.8% in pro forma fiscal 2011. Among gross profit components, cost of products sold increased to 56.9% of net sales for pro forma fiscal 2012 compared to 56.4% of net sales for pro forma fiscal 2011 due to merchandise price increases and a shift in product mix. Freight costs for pro forma fiscal 2012 increased by 20 basis points compared to pro forma fiscal 2011. For pro forma fiscal 2012 and pro forma fiscal 2011, shrinkage was flat at 2.5% of net sales. The remaining change was made up of decreases in other less significant items included in cost of sales.

        Operating expenses.    Operating expenses increased by $23.4 million, or 5.3%, to $461.5 million in pro forma fiscal 2012 from $438.2 million in fiscal pro forma 2011. As a percentage of net sales, operating expenses decreased to 30.1% for fiscal pro forma 2012 from 30.8% for fiscal pro forma 2011. Of the 70 basis point decrease in operating expenses as a percentage of net sales, retail operating expenses decreased by 80 basis points, distribution and transportation costs were flat, corporate expenses increased by 10 basis points, and other items were flat as described below.

        Retail operating expenses for pro forma fiscal 2012 decreased as a percentage of net sales by 70 basis points to 21.8% of net sales, compared to 22.5% of net sales for pro forma fiscal 2011. The majority of the decrease was due to payroll-related expenses and occupancy expenses, primarily resulting from increases in same-store sales. These decreases were partially offset by a slight increase in repairs and maintenance expenses as a percentage of net sales.

        Distribution and transportation expenses were flat at 4.7% as a percentage of net sales for both pro forma fiscal 2012 and pro forma fiscal 2011.

        Corporate operating expenses for fiscal pro forma 2012 increased as a percentage of net sales by 10 basis points to 3.4% of net sales, compared to 3.3% of net sales for pro forma fiscal 2011. The increase as a percentage of net sales was primarily due to legal costs which were partially offset by decreases in payroll and payroll-related expenses.

        The remaining operating expenses for pro forma fiscal 2012 were flat as a percentage of net sales at 0.2% of net sales compared to pro forma fiscal 2011 due to lower stock-based compensation costs in pro forma fiscal 2012, offset by the proceeds from a legal settlement from a third party administrator related to workers' compensation of approximately $2.2 million which was received in pro forma fiscal 2011.

        Depreciation and amortization.    Depreciation increased $3.2 million, or 8.0%, to $42.5 million in pro forma fiscal 2012 from $39.3 million in pro forma fiscal 2011. The increase was primarily the result of adding new depreciable assets from new store openings. Depreciation as a percentage of net sales was 2.8% for both pro forma fiscal 2012 and pro forma fiscal 2011. Amortization was $1.8 million in both pro forma fiscal 2012 and pro forma fiscal 2011.

        Operating income.    Operating income was $111.1 million for pro forma fiscal 2012 compared to operating income of $101.9 million for pro forma fiscal 2011. Operating income as a percentage of net sales was 7.3% in pro forma fiscal 2012 compared to 7.2% in pro forma fiscal 2011. This was primarily due to the changes in operating expenses partially offset changes in gross margin discussed above.

        Other income/expense, net.    Other expense, net was $69.5 million and $69.7 million for pro forma fiscal years 2012 and 2011, respectively. Other expense, net in pro forma fiscal years 2012 and 2011 primarily included $69.6 million and $70.5 million in interest expense, reflecting debt service on borrowings used to finance the Merger. The interest income for pro forma fiscal 2012 was $0.3 million compared to the interest income of $0.9 million for the pro forma fiscal 2011.

        Provision for income taxes.    The income tax provision in pro forma fiscal 2012 was $19.6 million compared to $14.2 million in pro forma fiscal 2011, due to the increase in pre-tax income. The effective tax rate for pro forma fiscal 2012 was 47.1% compared to an effective tax rate of 44.1% for pro forma fiscal 2011. The effective combined federal and state income tax rates for pro forma fiscal 2012 and 2011 are higher than the statutory rates in each period due to non-deductible tax differences arising out of the Merger.

        Net income.    As a result of the items discussed above, pro forma net income increased $4.0 million, or 22.5%, to $22.0 million in pro forma fiscal 2012 from $18.0 million in pro forma fiscal 2011. Net income as a percentage of net sales was 1.4% in pro forma fiscal 2012 and 1.3% in pro forma fiscal 2011.

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following unaudited pro forma condensed consolidated statements of operations have been developed by applying pro forma adjustments to our audited statement of operations for the fiscal year ended April 2, 2011 and our consolidated financial statements for the Predecessor period from April 3, 2011 through January 14, 2012, and for the Successor period from January 15, 2012 to March 31, 2012. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended April 2, 2011 and fiscal year ended March 31, 2012 gives effect to the Merger as if it had occurred on March 28, 2010.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations would have been had the Merger actually occurred on the dates indicated and does not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in other sections of this prospectus including "Selected Consolidated Historical Financial Data," our historical audited consolidated financial statements and related notes thereto, and other sections of this "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

        The unaudited pro forma condensed consolidated financial information has been prepared to give effect to the Merger including the accounting for the acquisition of our business as a purchase business combination in accordance with ASC 805, "Business Combinations."

        The unaudited pro forma condensed consolidated statements of operations do not reflect non-recurring charges that have been incurred in connection with the Merger, including (i) certain non-recurring expenses related to the Merger estimated at approximately $25.8 million, and (ii) the stock-based compensation expense of approximately $1.0 million relating to the accelerated vesting of stock based awards to management and associates that vested as a result of the Merger.

	For the Fiscal Year Ended March 31, 2012
	Historical Successor	Historical Predecessor	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands)
Net Sales:
99¢ Only Stores	$329,361	$1,158,733	$—		$1,488,094
Bargain Wholesale	9,555	34,047	—		43,602

Total sales	338,916	1,192,780	—		1,531,696
Cost of sales (excluding depreciation and amortization expense shown separately below)	203,775	711,002	—		914,777

Gross profit	135,141	481,778	—		616,919
Selling, general and administrative expenses:
Operating expenses	110,477	376,122	(25,069)	(a)	461,530
Depreciation	11,361	21,855	9,272	(b)	42,488
Amortization of intangible assets	374	14	1,376	(c)	1,764

Total selling, general and administrative expenses	122,212	397,991	(14,421)		505,782

Operating income	12,929	83,787	14,421		111,137

Other (income) expenses:
Interest income	(29)	(291)	—		(320)
Interest expense	16,223	381	53,025	(d)	69,629
Other-than-temporary investment impairment due to credit loss	—	357	—		357
Other	(75)	(107)	—		(182)

Total other expense, net	16,119	340	53,025		69,484

(Loss) income before provision for income taxes	(3,190)	83,447	(38,604)		41,653
Provision for income taxes	2,103	33,699	(16,178)	(e)	19,624

Net (loss) income	$(5,293)	$49,748	$(22,426)		$22,029

	For the Fiscal Year Ended April 2, 2011
	Historical Predecessor	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands)
Net Sales:
99¢ Only Stores	$1,380,357	$—		$1,380,357
Bargain Wholesale	43,521	—		43,521

Total sales	1,423,878	—		1,423,878
Cost of sales (excluding depreciation and amortization expense shown separately below)	842,756	—		842,756

Gross profit	581,122	—		581,122
Selling, general and administrative expenses:
Operating expenses	436,034	2,136	(a)	438,170
Depreciation	27,587	11,751	(b)	39,338
Amortization of intangible assets	18	1,748	(c)	1,766

Total selling, general and administrative expenses	463,639	15,635		479,274

Operating income	117,483	(15,635)		101,848

Other (income) expenses:
Interest income	(865)	—		(865)
Interest expense	77	70,399	(d)	70,476
Other-than-temporary investment impairment due to credit loss	129	—		129
Other	(82)	—		(82)

Total other (income) expense, net	(741)	70,399		69,658

Income before provision for income taxes	118,224	(86,034)		32,190
Provision for income taxes	43,916	(29,713)	(e)	14,203

Net income (loss)	$74,308	$(56,321)		$17,987

(a)
Represents adjustments to increase historical expenses for ongoing expenses incurred in connection with the Merger and adjustments to eliminate one-time historical expenses incurred in connection with the Merger (in thousands):

	Fiscal Year Ended March 31, 2012(1)	Fiscal Year Ended April 2, 2011
Credit facility annual administration fee(i)	$158	$200
Favorable/unfavorable lease amortization, net(ii)	155	182
Executive compensation(iii)	583	754
Rent expenses (renegotiated leases)(iv)	788	1,000

Subtotal—ongoing expenses	1,684	2,136
One-time merger costs(v)	(26,753)	—

Total operating expenses	$(25,069)	$2,136

(1)
Represents adjustments to the predecessor period from April 3, 2011 to January 14, 2012, as the successor period from January 15, 2012 to March 31, 2012 already includes these adjustments.

(i)
Represents adjustments to administrative fees associated with the First Lien Term Facility and the ABL Facility in connection with the Merger.

(ii)
Represents adjustments resulting from the amortization of favorable lease assets and unfavorable lease liability recorded in connection with the Merger, amortized on a straight-line basis over the remaining lease terms of each lease.

(iii)
Represents adjustments to compensation expense resulting from new executive salaries of certain named executives based on new employment arrangements in connection with the Merger.

(iv)
Represents adjustments resulting from the renegotiation of certain leases with the Rollover Investors and their affiliates in connection with the Merger.

(v)
Represents adjustments to eliminate one-time historical expenses incurred in connection with the Merger, principally legal and financial advisory fees.
(b)
Represents adjustments resulting from the step-up of depreciable property and equipment of approximately $150 million depreciated on a straight-line basis over their respective remaining useful lives.

(c)
Represents adjustments resulting from the increase in the estimated fair market values of finite-lived intangible assets. Finite-lived intangible assets include the Rinso and Halsa private label brands which will be amortized over a remaining useful life of 20 years and the Bargain Wholesale customer relationships which will be amortized over a remaining useful life of 12 years. The useful lives of these finite-lived intangible assets were based on the expected future cash flows associated with these assets. We based the remaining useful lives for these finite-lived intangible assets at the point in time we expected to realize substantially all of the benefit of projected future cash flows.

(d)
Represents the following adjustments to interest expense, net (in thousands):

	Fiscal Year Ended March 31, 2012(1)	Fiscal Year Ended April 2, 2011
Pro forma cash interest expense(i)	$48,160	$65,864
Pro forma deferred financing costs amortization expense(i)	4,865	4,535
Less: interest expense, historical(ii)	—	—

Additional expense	$53,025	$70,399

(1)
Represents adjustments to the predecessor period from April 3, 2011 to January 14, 2012, as the successor period from January 15, 2012 to March 31, 2012 already includes these adjustments.

(i)
Reflects the adjustments to interest expense as a result of the increase in annual interest expense associated with borrowings under the First Lien Term Facility and the issuance of Senior Notes, including the amortization of deferred financing costs associated with Senior Notes, the First Lien Term Facility and the ABL Facility and accretion of the original issue discount associated with the First Lien Term Facility. The deferred financing costs and original issue discount is being recognized over the respective terms of the debt agreements using the effective interest method.

(ii)
Historical interest expense has not been adjusted for interest income as amounts are not material and has not been adjusted for interest related to tax matters.
(e)
To reflect the tax effect of the pro forma adjustments, using a combined federal and state statutory tax rate of approximately 40%, and excludes pro forma adjustments that result in no tax benefit, including non-deductible depreciation expenses and one-time historical expenses incurred in connection with the Merger.

Effects of Inflation

        We experienced increases in health care costs, fuel costs and some vendor prices during the Predecessor and Successor periods of fiscal 2012. During fiscal 2011, inflation had a minimal impact on our overall operations. Increases in various costs due to future inflation may impact our operating results to the extent that such increases cannot be passed along to our customers. See "Risk Factors—Risks Related to Our Business—Inflation may affect our ability to keep pricing almost all of our merchandise at 99.99¢ or less" in this prospectus.

Liquidity and Capital Resources

        We historically funded our operations principally from cash provided by operations, short-term investments and cash on hand, and until the Merger, did not generally rely upon external sources of financing. After the Merger, our capital requirements consist primarily of purchases of inventory, expenditures related to new store openings, working capital requirements for new and existing stores, including lease obligations, and debt service requirements. Our primary sources of liquidity are the net cash flow from operations, which we believe will be sufficient to fund our regular operating needs and principal and interest payments on our indebtedness, together with availability under our ABL Facility. We currently do not intend to use the availability under our ABL Facility to fund our capital needs in fiscal 2013; however, depending on the exact timing of budgeted capital expenditures, we may borrow under our ABL Facility for short-term capital requirements in future periods. We do not expect to fund basic working capital needs with our ABL Facility; as such, availability under our ABL Facility is not expected to affect our ability to make immediate buying decisions, willingness to take on large volume purchases or ability to pay cash or accept abbreviated credit terms.

        As of June 30, 2012, our total indebtedness was $762.6 million, consisting of borrowings under our First Lien Term Facility of $512.6 million and $250 million of outstanding notes. We have an additional $175 million of available borrowings under our ABL Facility and, subject to certain limitations and the satisfaction of certain conditions, we are also permitted to incur up to an aggregate of $200 million of additional borrowings under incremental facilities in our ABL Facility and First Lien Term Facility. We also have, and will continue to have, significant lease obligations. As of June 30, 2012, our minimum annual rental obligations under long-term operating leases for the remainder of fiscal 2013 are $35.8 million. These obligations are significant and could affect our ability to pursue significant growth initiatives, such as strategic acquisitions, in the future. However, we expect to be able to service these obligations from our net cash flow from operations, and we do not expect these obligations to negatively affect our expansion plans for the foreseeable future, including our plans to increase our store count, planned upgrades to our information technology systems and other planned capital expenditures.

  Credit Facilities and Outstanding Notes

        On January 13, 2012, in connection with the Merger, we obtained Credit Facilities provided by a syndicate of lenders arranged by Royal Bank of Canada as administrative agent, as well as other agents and lenders that are parties to these Credit Facilities. The Credit Facilities include (a) $175 million in commitments under the ABL Facility, and (b) an aggregate principal amount under the First Lien Term Loan Facility amounting to $525 million.

  First Lien Term Loan Facility

        The First Lien Term Loan Facility provides for $525 million of borrowings (which may be increased by up to $150.0 million in certain circumstances). All obligations under the First Lien Term Loan Facility are guaranteed by Parent and our direct wholly owned subsidiary (the "Credit Facilities

Guarantor"). In addition, the First Lien Term Loan Facility is secured by pledges of certain of our equity interests and the equity interests of the Credit Facilities Guarantor.

        We are required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loan (approximately $1.3 million), with the balance due on the maturity date, January 13, 2019. Borrowings under the First Lien Term Loan Facility bear interest at an annual rate equal to an applicable margin plus, at our option, (A) a Base Rate determined by reference to the highest of (a) the prime rate of Royal Bank of Canada (3.25% as of June 30, 2012), (b) the federal funds effective rate plus 0.50% and (c) an adjusted Eurocurrency rate for one month (determined by reference to the greater of the Eurocurrency rate for the interest period multiplied by the Statutory Reserve Rate or 1.50% per annum) plus 1.00%, or (B) an Adjusted Eurocurrency Rate. The applicable margin used is 5.50% for Eurocurrency loans and 4.50% for base rate loans.

        On April 4, 2012, we amended the terms of our existing seven-year $525 million First Lien Term Facility, net of refinancing costs of $11.2 million. The amendment, among other things, decreased the Applicable Margin from the London Interbank Offered Rate ("LIBOR") plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and decreased the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in the First Lien Term Facility was amended to permit an additional $5 million in capital expenditures each year throughout the term of the First Lien Term Facility.

        As of June 30, 2012, the interest rate charged on the First Lien Term Loan Facility was 5.25% (1.25% Eurocurrency rate, plus the Eurocurrency loan margin of 4.00%). As of June 30, 2012, the principal amount outstanding under the First Lien Term Loan Facility was $512.6 million. See "Description of Our Credit Facilities" in this prospectus and "Note 17—Subsequent Events" to the audited consolidated financial statements and "Note 7—Debt" to the unaudited consolidated financial statements included in this prospectus for more information regarding certain amendments to, and agreements entered into in connection with, the First Lien Term Loan Facility.

        The First Lien Term Loan Facility includes restrictions on our ability and the ability of the Parent and certain of our subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company. As of June 30, 2012, we were in compliance with the terms of the First Lien Term Loan Facility.

        During the first quarter of fiscal 2013, we entered into an interest rate swap agreement to limit the variability of cash flows associated with interest payments on our First Lien Term Loan Facility that result from fluctuations in the LIBOR rate. The swap limits our interest exposure on a notional value of $261.8 million to 1.36% plus an applicable margin of 4.00%. The term of the swap is from November 29, 2013 through May 31, 2016. The fair value of the swap on the trade date was zero as we neither paid nor received any value to enter into the swap, which was entered into at market rates. The fair value of the swap at June 30, 2012 was a liability of $1.2 million.

        In addition, during the first quarter of fiscal 2013, we entered into an interest rate cap agreement. The interest rate cap agreement limits our interest exposure on a notional value of $261.8 million to 3.00% plus an applicable margin of 4.00%. The term of the interest rate cap is from May 29, 2012 to November 29, 2013. We paid $0.05 million to enter into the interest rate cap agreement.

  ABL Facility

        The ABL Facility provides for up to $175.0 million of borrowings (which may be increased by up to $50.0 million in certain circumstances), subject to certain borrowing base limitations. All obligations under the ABL Facility are guaranteed by the Company, our immediate Parent and 99 Cents Only

Stores, Texas Inc. (the "ABL Guarantor"). The ABL Facility is secured by substantially all of our assets and the assets of the ABL Guarantor.

        Borrowings under the ABL Facility bear interest for an initial period until June 30, 2012 at an applicable margin plus, at our option, a fluctuating rate equal to (A) the highest of (a) Federal Funds Rate plus 0.50%, (b) rate of interest determined by agent as "Prime Rate" (3.25% at the date of the Merger), and (c) Adjusted Eurocurrency Rate (determined to be the LIBOR rate multiplied by the Statutory Reserve Rate) on day for an Interest Period of one (1) month plus 1.00% or (B) the Adjusted Eurocurrency Rate. Thereafter, borrowings under the ABL Facility will have variable pricing and will be based, at our option, on (a) LIBOR plus an applicable margin to be determined or (b) the determined base rate plus an applicable margin to be determined, in each case based on a pricing grid depending on average daily excess availability for the most recently ended quarter. The interest rate charged on borrowings under the ABL Facility from the date of the Merger until June 30, 2012 was 4.25% (the base rate (prime rate at 3.25%) plus the applicable margin of 1.00%).

        In addition to paying interest on outstanding principal under the Credit Facilities, we are required to pay a commitment fee to the lenders under the ABL Facility on unutilized commitments at a rate of 0.375% for the period from the date of the Merger until June 30, 2012. Thereafter, the commitment fee will be adjusted at the beginning of each quarter based upon the average historical excess availability of the prior quarter. We must also pay customary letter of credit fees and agency fees.

        As of June 30, 2012, we had no outstanding borrowings under the ABL Facility. See "Description of Our Credit Facilities" in this prospectus and "Note 17—Subsequent Events" to the audited consolidated financial statements and "Note 7—Debt" to the unaudited consolidated financial statements included in this prospectus for more information regarding certain amendments to the ABL Facility.

        The ABL Facility includes restrictions on our ability, and the ability of the Parent and certain of our subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company. The ABL Facility was amended on April 4, 2012 to permit an additional $5 million in capital expenditures for each year during the term of the ABL Facility. As of June 30, 2012, we were in compliance with the terms of the ABL Facility.

  11% Senior Notes due 2019

        On December 29, 2011, we issued $250 million of outstanding notes. The outstanding notes are guaranteed by our subsidiary, 99 Cents Only Stores Texas, Inc. (the "Senior Notes Guarantor").

        In connection with the issuance of the outstanding notes, we entered into a registration rights agreement that requires us to conduct this exchange offer enabling holders to exchange the outstanding notes for exchange notes, subject to the terms and conditions set forth in this prospectus.

        Pursuant to the terms of the indenture governing the exchange notes, we may redeem all or a part of the exchange notes at certain redemption prices applicable based on the date of redemption.

        The exchange notes will be (i) junior in right of payment to all of our existing and future indebtedness and that of the Senior Notes Guarantor; (ii) unconditionally guaranteed on a senior unsecured unsubordinated basis by the Senior Notes Guarantor; and (iii) junior to the liabilities of our subsidiaries that are not guarantors. We are not required to make any mandatory redemptions or sinking fund payments, and may at any time or from time to time purchase notes in the open market.

        The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to incur or guarantee additional indebtedness, create or incur certain liens, pay dividends or make other restricted payments, incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries, make certain investments, transfer or sell assets, engage in transactions with affiliates, or merge or consolidate with other companies or transfer all or substantially all of our assets.

        As of June 30, 2012, we were in compliance with the terms of the indenture governing the outstanding notes.

  Cash Flows

        Net cash provided by operations during the first quarter of fiscal 2013 and 2012 was $29.3 million and $19.6 million, respectively, consisting primarily of $22.1 million and $24.8 million, respectively, of net income adjusted for non-cash items. During the first quarter of fiscal 2013, we provided cash of $5.7 million from working capital and $1.5 million for other activities. During the first quarter of fiscal 2012, we used cash of $5.1 million for working capital and $0.2 million for other activities. Net cash provided by working capital activities for the first quarter of fiscal 2013 primarily reflects an increase in accounts payable and decrease in inventories, accounts receivable and income taxes receivable, partially offset by decrease in accrued expenses. Net cash used by working capital activities for the first quarter of fiscal 2012 primarily reflects an increase in inventories and decreases in accrued expenses and workers' compensation.

        Net cash provided by operating activities in the 2012 Successor period, the 2012 Predecessor period, fiscal 2011 and fiscal 2010 was $22.0 million, $44.3 million, $79.8 million, and $74.9 million, respectively, consisting primarily of $6.8 million, $58.8 million, $117.3 million, and $89.9 million, respectively, of net income adjusted for depreciation and other non-cash items. Net cash provided by (used in) working capital activities was $15.2 million, $(15.4) million, $(37.2) million and $(12.9) million in the 2012 Successor period, 2012 Predecessor period, fiscal 2011 and fiscal 2010, respectively. Net cash provided by working capital activities during the 2012 Successor period primarily reflects decreases in inventories and deposits and other assets and an increase in accrued expenses, which were partially offset by a decrease in accounts payable. Net cash provided by working capital activities during 2012 Predecessor period primarily reflects the increases in inventories and a decrease workers' compensation liability, which were partially offset by the increase in accounts payable, accrued expenses and a decrease in income tax receivable. Net cash used by working capital activities in fiscal 2011 primarily reflects the increases in inventories, deposits and other assets, and income taxes receivable and a decrease in workers' compensation liability, which were partially offset by the increase in accounts payable and a decrease in accounts receivable. Net cash used by working capital activities in fiscal 2010 primarily reflects the increases in inventories and income taxes receivable, which were partially offset by the increases in accounts payable, accrued expenses and workers' compensation liability. During the 2012 Successor period, our inventories decreased by $17.9 million. The decrease in inventories was primarily due to seasonal (primarily Easter) inventory. During the 2012 Predecessor period, our inventories increased by approximately $42.5 million. The increase in inventories was primarily due to purchase of seasonal (primarily Easter) items and opportunistic buys. In fiscal 2011, our inventories increased by approximately $20.0 million compared to fiscal 2010, primarily due to growth in the number of stores and increased in-stock levels at the stores. On an ongoing basis, we closely monitor and manage our inventory balances, and they have and may continue to fluctuate period to period based on new store openings, the timing of purchases, and other factors.

        Net cash provided by investing activities during the first quarter of fiscal 2013 was $3.5 million. Net cash used in investing activities during the first quarter of fiscal 2012 was $16.6 million. In the first quarter of fiscal 2013 and fiscal 2012, we used $9.0 million and $12.6 million, respectively, for the purchase of property and equipment. We purchased $0.4 million of investments and received proceeds of $1.4 million from the sales and maturities of investments during the first quarter of fiscal 2013. We received proceeds of $11.5 million from the disposal and sale of fixed assets during the first quarter of fiscal 2013. We purchased $49.9 million of investments and received proceeds of $45.9 million from the sales and maturities of investments during the first quarter of fiscal 2012. We received proceeds of less than $0.1 million from the disposal properties and fixed assets during the first quarter of fiscal 2012.

        Net cash used in investing activities in the 2012 Successor period was $1,293.3 million, primarily as a result of the Merger that required cash payments of $1,477.6 million. Net cash used in investing activities during the 2012 Predecessor period was $36.6 million. Net cash used in investing activities during fiscal 2011 and fiscal 2010 was $86.7 million and $83.6 million, respectively. In the 2012 Successor period, 2012 Predecessor period, fiscal 2011 and fiscal 2010, we used $13.2 million, $33.6 million, $61.1 million, and $34.8 million, respectively, for property acquisitions, leasehold improvements, fixtures and equipment for new store openings, information technology projects and other capital projects. In the 2012 Successor period, 2012 Predecessor period, fiscal 2011 and fiscal 2010, the we received cash inflows of $24.5 million, $226.8 million, $43.6 million, and $31.5 million, respectively, from the sale and maturity of available for sale securities, and paid $6.3 million, $52.6 million, $69.3 million, and $81.1 million, respectively, for the purchases of investments. The investing activities in the 2012 Successor period, 2012 Predecessor period, fiscal 2011 and fiscal 2010 also reflect the proceeds of $1.9 million, $0.1 million, $0.2 million and $0.8 million, respectively, from the disposal and sale of fixed assets.

        Net cash used by financing activities during the first quarter of fiscal 2013 was $12.6 million, which is comprised primarily of payment of debt issuance costs of $11.2 million and repayments of debt of $1.3 million. Net cash provided by financing activities during the first quarter of fiscal 2012 was $2.0 million, which is comprised primarily of $2.1 million in proceeds received from the exercise of stock options, partially offset by payments of $0.4 million used to satisfy the employee tax obligations related to the issuance of performance stock units.

        Net cash provided by financing activities in the 2012 Successor period was $1,267.7 million, and primarily reflected proceeds of $774.5 million from debt issuances and $535.9 million in equity contributions, partially offset by payment of debt issuance costs of $31.4 million and repayments of debt of $11.3 million. Net cash provided by financing activities in the 2012 Predecessor period was $7.0 million, consisting primarily of proceeds of $3.4 million from the exercise of stock options partially offset by payments of $1.7 million to satisfy employee tax obligations related to the issuance of performance stock units as part of our Predecessor equity incentive plan. Net cash provided by financing activities during fiscal 2011 was $3.7 million, consisting primarily of proceeds of $5.0 million from the exercise of stock options partially offset by payments of $2.3 million to satisfy employee tax obligations related to the issuance of performance stock units as part of our Predecessor equity incentive plan. Net cash provided by financing activities during fiscal 2010 was $6.7 million, consisting primarily of proceeds of $7.8 million from the exercise of stock options partially offset by payments of $2.7 million to satisfy employee tax obligations related to the issuance of performance stock units as part of our Predecessor equity incentive plan. We also paid approximately $0.3 million to acquire the remaining non-controlling interest in a partnership during fiscal 2010.

        We estimate that total capital expenditures in fiscal year 2013 will be approximately $48 million and relate principally to property acquisitions of approximately $7 million, $26 million for leasehold improvements, fixtures and equipment for new store openings, $11 million for information technology projects and approximately $4 million for other capital projects. We intend to fund our liquidity requirements in fiscal 2013 from net cash provided by operations, short-term investments, and cash on hand, and the ABL Facility, if necessary.

Off-Balance Sheet Arrangements

        As of June 30, 2012 and March 31, 2012, we had no off-balance sheet arrangements.

Contractual Obligations

        The following table summarizes our consolidated contractual obligations (in thousands) as of March 31, 2012. During the first quarter of fiscal 2013, there was no material change in our contractual obligations disclosed below.

	Payment due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Debt obligations	$763,601	$5,250	$10,500	$10,500	$737,351
Interest payments(a)	402,480	56,619	112,240	111,088	122,533
Capital lease obligations	431	77	172	182	—
Operating lease obligations	233,479	46,683	81,117	49,688	55,991
Purchase obligations(b)	109,146	109,109	37	—	—
Deferred compensation liability	5,136	—	—	—	5,136

Total	$1,514,273	$217,738	$204,066	$171,458	$921,011

(a)
Includes interest expense on fixed and variable debt. Variable debt interest expense based on amended First Lien Facility Agreement; see "Note 17—Subsequent Events" to the audited consolidated financial statements and "Note 7—Debt" to the unaudited financial statements included in this prospectus.

(b)
Purchase obligations primarily consist of purchase orders for merchandise.

        We do not have any liabilities related to uncertain tax positions as of June 30, 2012 and March 31, 2012. See "Note 12—Income Taxes" to the unaudited financial statements and "Note 5—Income Tax Provision" to the audited consolidated financial statements included in this prospectus.

Lease Commitments

        We lease various facilities under operating leases (except for one location that is classified as a capital lease), which will expire at various dates through fiscal year 2031. Most of the lease agreements contain renewal options and/or provide for fixed rent escalations or increases based on the Consumer Price Index. Total minimum lease payments under each of these lease agreements, including scheduled increases, are charged to operations on a straight-line basis over the term of each respective lease. Most leases require us to pay property taxes, maintenance and insurance. Rental expenses charged to operations for the first quarter of fiscal 2013 and 2012 was $15.2 million and $13.9 million, respectively. Rental expense charged to operating expenses for the periods of January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012 was $13.1 million and $44.0 million, respectively. Rental expense charged to operations in fiscal 2011 and 2010 were approximately $56.7 million and $60.7 million, respectively. We typically seek leases with a five-year to ten-year term and with multiple five-year renewal options. See "Business—Properties" in this prospectus. A large majority of our store leases were entered into with multiple renewal periods, which are typically five years and occasionally longer.

Variable Interest Entities

        At June 30, 2012 and March 31, 2012, we no longer have any variable interest entities.

Seasonality and Quarterly Fluctuations

        We have historically experienced and expect to continue to experience some seasonal fluctuations in our net sales, operating income, and net income. The highest sales periods for us are the Christmas, Halloween and Easter seasons. A proportionately greater amount of our net sales and operating and net income is generally realized during the quarter ended on or near December 31. Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of certain holidays such as Easter, the timing of new store openings and the merchandise mix.

New Authoritative Standards

        In April 2011, the FASB issued Accounting Standard Update ("ASU") 2011-04 "Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). ASU 2011-04 amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have any impact on our consolidated financial position or results of operation.

        In June 2011, FASB issued ASU 2011-05, "Presentation of Comprehensive Income," (ASU 2011-05). ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While ASU 2011-05 changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2011. The adoption of ASU 2011-05 did not have any impact on our consolidated financial position or results of operations, other than presentation.

        In September 2011, the FASB issued ASU 2011-08, "Testing Goodwill for Impairment" (ASU 2011-08) which gives companies testing goodwill for impairment the option of performing a qualitative assessment before calculating the fair value of a reporting unit in step one of the goodwill impairment test. If companies determine, based on qualitative factors, that the fair value of a reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. This guidance will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 and early adoption is permitted. The adoption of ASU 2011-8 did not have any impact on our consolidated financial position or results of operations.

        On December 23, 2011, the FASB issued ASU 2011-12, which indefinitely defers the provision of ASU 2011-5 related to the requirement that entities present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The adoption of ASU 2011-12 did have any impact on our consolidated financial position or results of operations, other than presentation.

        On July 27, 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment," ("ASU 2012-02"). The ASU 2012-02 provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required. However, if an entity concludes otherwise, it would be required to determine the fair value of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under GAAP. The new guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of ASU 2012-02 is not expected to have a material impact on our consolidated financial position or results of operation.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to interest rate risk for our debt borrowings and to investments in marketable securities.

        Our primary interest rate exposure relates to outstanding amounts under our Credit Facilities. As of June 30, 2012 and March 31, 2012, we had variable rate borrowings of $512.6 million and $513.6 million, respectively under our First Lien Term Facility and no borrowings under our ABL Facility. The maximum commitment under our ABL Facility was $175 million on June 30, 2012 and March 31, 2012. The Credit Facilities provide interest rate options based on certain indices as described in "Note 6—Debt" to the audited consolidated financial statements and "Note 7—Debt" to the unaudited consolidated financial statements included in this prospectus.

        During the first quarter of fiscal 2013, we entered into an interest rate swap agreement to limit the variability of cash flows associated with interest payments on the First Lien Term Loan Facility that result from fluctuations in the LIBOR rate. The swap limits our interest exposure on a notional value of $261.8 million to 1.36% plus an applicable margin of 4.00%. The term of the swap is from November 29, 2013 through May 31, 2016. The fair value of the swap on the trade date was zero as we neither paid nor received any value to enter into the swap, which was entered into at market rates. As of June 30, 2012, the fair value of the interest rate swap was recorded as a non-current liability of $1.2 million.

        In addition, during the first quarter of fiscal 2013, we entered into an interest rate cap agreement. The interest rate cap agreement limits our interest exposure on a notional value of $261.8 million to 3.00% plus an applicable margin of 4.00%. The term of the interest rate cap is from May 29, 2012 to November 29, 2013. We paid $0.05 million to enter into the interest rate cap agreement.

        A change in interest rates on our variable rate debt impacts our pre-tax earnings and cash flows. Based on our variable rate borrowing levels and interest rate derivatives outstanding, the annualized effect of a 1% increase in applicable interest rates would have resulted in a reduction of our pre-tax earnings and cash flows of approximately $0.3 million and $5.2 million for the three months ended June 30, 2012 and pro forma fiscal 2012, respectively. Assuming all revolving loans are drawn under the $175 million ABL Facility, a 1% change in applicable interest rate would result in a reduction of our pre-tax earnings and cash flow by approximately $1.8 million for pro forma fiscal 2012.

        At June 30, 2012 and March 31, 2012, we had $2.6 million and $3.6 million, respectively, in securities maturing at various dates through April 2042. We intend to liquidate all available for sale securities within one year. At June 30, 2012 and March 31, 2012, our investment portfolio contains money market funds and auction rate securities, and therefore, should not bear any interest risk due to early disposition. At June 30, 2012 and March 31, 2012, the fair value of our investments approximated the carrying value.

Management's Report on Internal Control Over Financial Reporting

        Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting, pursuant to Rule 13a-15(c) of the Securities Exchange Act. This system is intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

        A company's internal control over financial reporting includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

        Management uses the framework in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission, for evaluating the effectiveness of the Company's internal control over financial reporting. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements, and projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

        Based on its assessment, management concluded that the Company's internal control over financial reporting was effective as of March 31, 2012. The Company's independent registered public accounting firm, BDO USA LLP, has audited the Company's consolidated financial statements and has issued an attestation report on the effectiveness of the Company's internal control over financial reporting, which is included in this prospectus.

 BUSINESS

Our Company

        With over 30 years of operating experience, we believe, based on our industry experience, we are a leading operator of extreme value retail stores in the southwestern United States with 300 stores located in the states of California (220 stores), Texas (37 stores), Arizona (29 stores) and Nevada (14 stores) as of June 30, 2012. Our stores offer consumable products with an emphasis on name brands and our items are primarily priced at 99.99¢ or less. We carry a wide assortment of regularly available products as well as a broad variety of first-quality closeout merchandise. We carry many fresh produce, deli, dairy and frozen food products found in traditional grocery stores, which we sell at generally lower, sometimes significantly lower, prices. Our core philosophy is that every item in our store be a good to great value. We believe that our differentiated merchandise mix, combined with outstanding value, enables us to appeal to a broad consumer demographic, increases overall customer traffic and frequency of customer visits, as well as strengthens customer loyalty. Our stores are significantly larger than those of other U.S. publicly reporting dollar store chains, enabling us to offer a wider assortment of merchandise and provide our customers with a spacious, comfortable shopping experience.

        In pro forma fiscal 2012, on a comparable 52-week period, our stores open for the full year averaged net sales of $5.2 million per store and $309 per estimated saleable square foot, which we believe, based on our industry experience, is the highest among U.S. publicly reporting dollar store chains. We opened 13 new stores during pro forma fiscal 2012, including eight stores in California, two in Arizona, one in Nevada and two in Texas, and we opened two new stores during first quarter of fiscal 2013, including one in Southern California and one in Nevada. We did not close any stores during pro forma fiscal 2012. In fiscal 2013, we currently intend to increase our store count by approximately 10%, the majority of which are expected to be opened in California during the second half of fiscal 2013.

        We also sell merchandise through our Bargain Wholesale division at prices generally below normal wholesale levels to retailers, distributors and exporters. The Bargain Wholesale division complements our retail operations by exposing us to a broader selection of opportunistic buys and generating additional sales with relatively small incremental operating expenses. Bargain Wholesale represented 3.0% and 2.8% of our total sales in the first quarter of fiscal 2013 and pro forma fiscal 2012, respectively.

Our Competitive Strengths

  Differentiated Retail Concept

        We believe our stores offer consumers an extreme value shopping experience that is unique in our industry due to:

  •
  Our current average store size of approximately 21,000 gross square feet and our target average store size of approximately 18,000 gross square feet, both of which are significantly larger than stores of other U.S. publicly reporting dollar store chains, enabling us to carry a wider assortment of merchandise in a clean, attractive and comfortable shopping environment;

  •
  Our large selection of food and grocery items, which at approximately 56% of gross sales is higher than traditional dollar stores, and includes many of the fresh produce, deli, dairy and frozen food items found in traditional grocery stores, generally at lower, sometimes significantly lower, prices. We believe our extensive food and grocery offerings drive recurring traffic from customers who rely on 99¢ Only Stores for their weekly household needs;

  •
  Our wide assortment of closeout merchandise, which helps create an atmosphere of treasure-hunt excitement within our stores. We believe that our wide assortment of closeout merchandise is a competitive advantage as many of our competitors lack the supplier relationships, management expertise or logistical capabilities to handle as large a percentage of sales as we do in closeout merchandise; and

  •
  Our core philosophy that every item in our store be a good to great value.

        We believe that our differentiated merchandise mix, combined with outstanding value, drives increased overall traffic, frequency of customer visits, and strong customer loyalty, which enables us to have what we believe to be, based on our industry experience, the most productive stores among U.S. publicly reporting dollar store chains when ranked by sales per store and average sales per square foot.

  Attractive Industry Fundamentals

        The U.S. dollar store industry is large and growing, and we believe benefits from a number of attractive industry fundamentals which will continue to support our growth, including:

  •
  Historical and projected growth in dollar store revenues driven by the addition of new dollar stores and the increasing acceptance of dollar stores among consumers;

  •
  Strong same store sales growth among U.S. publicly reporting dollar store chains, which are outperforming many other retail channels, particularly U.S. publicly reporting traditional grocery stores;

  •
  Within the dollar store industry, the opportunity for larger chains, including 99¢ Only, to grow faster than the overall industry, the balance of which consists of independent store operators; and

  •
  Strong historical performance by dollar stores throughout economic cycles.

        We believe that these attractive industry fundamentals, when combined with the large population size and favorable income and demographic attributes within our existing markets, represent growth opportunities for 99¢ Only.

  Attractive Store Footprint

        We have over 30 years of experience owning and operating our stores. We currently operate a large network of extreme value retail stores in California and have a strong presence in other southwestern states. Our stores are typically clustered in and around densely populated areas. We believe that many of our stores are more convenient than traditional "big box" retailers who typically occupy larger buildings that are located in less urban areas as a result of their store size requirements. We have clustered many of our stores around major cities we serve which enable us to leverage our strong brand awareness as well as achieve significant economies of scale in the areas of advertising, distribution and store logistics. We believe that our store footprint is a competitive advantage and would be difficult to replicate.

        We believe that our southwestern markets have attractive attributes that support our business model. Our markets generally have large, growing and ethnically diverse populations. Many of the cities we serve are significantly underpenetrated and have high proportions of low-income consumers, as well as nearby middle and upper middle income consumers, who we believe are increasingly shopping dollar stores.

  Strong Supplier Relationships and Sourcing Expertise

        We believe that our sourcing expertise and our long-standing, mutually beneficial supplier relationships are competitive advantages. Many of our suppliers have been supplying products to us for over 20 years. We are a trusted partner and a preferred buyer to our suppliers, many of whom we believe contact 99¢ Only first when they are selling closeout inventory. We believe we are a preferred buyer due to our ability to, among other things:

  •
  Make immediate buying decisions;

  •
  Acquire large volumes of inventory and take possession of goods immediately;

  •
  Pay cash or accept abbreviated credit terms; and

  •
  Purchase goods that have a shorter than normal shelf life or are off-season or near the end of a selling season.

        Our preferred buyer status is further supported by the fact that we have never cancelled a purchase order in our history. We believe our supplier relationships are also strengthened by our ability to minimize channel conflict for the manufacturer as well as our ability to quickly and discreetly sell products through well-maintained, attractively merchandised stores, which protects the supplier's brand image.

  Strong Financial Performance and Compelling Unit Economics

        Our store base is profitable and growing. Our stores continue to demonstrate strong revenue growth, having posted positive same stores sales growth in 9 out of the 10 past years with same store sales growth of 7.3% in pro forma fiscal 2012.

        With our strong store sales productivity metrics, our new store model generates attractive cash on cash returns. Our newly opened stores ramp up quickly and typically reach near full sales volumes within the first 12 months. Historically, our new stores have demonstrated relatively consistent profitability levels as a percentage of sales across fiscal years. Our stores have a low cost operating model with attractive margins, low maintenance capital expenditures and low ongoing working capital needs.

  Experienced and Committed Management Team and Financial Sponsors

        Our experienced management team, which includes members of our Company's founding family, has guided us through our recent strategic and operating initiatives and the Merger transaction, and remains committed to our business. Our three executive officers have been with our Company for an average of over 20 years. Our management team is augmented by the addition of our financial sponsors, both of whom have considerable experience in the retail industry.

Our Business Strategy

  Continue to Deliver Great Merchandise at Exceptional Value to Our Customers

        Our merchandising strategy is centered around our core philosophy that every item in the store be a good to great value. Our convenient retail format, differentiated product offering and strong value proposition appeal to a broad consumer demographic and have been the cornerstones of our success. By continuing to leverage our sourcing expertise, vendor relationships, existing store network and economies of scale in purchasing, warehousing and distribution, we believe that we will be able to further strengthen our brand, increase our revenues and enhance our profitability.

  Further Strengthen Our Merchandising Strategy

        We plan to continue improving our merchandise assortment and in-store merchandising. We believe that opportunities exist to increase the average sales transaction size by reducing the frequency of out of stock items, optimizing display size, improving cross merchandising of related products (e.g., flashlights adjacent to batteries), implementing additional plan-o-gram sections and enhancing category management. In addition, we believe that considerable opportunities exist to increase the sales of private label and directly sourced imported products which typically carry higher than average gross margins. By improving our merchandising strategy we believe we can increase our sales and profitability and improve customer satisfaction.

  Continue to Improve Store Operations and Logistics

        We intend to continue to implement best practices to strengthen the operational performance of our stores. At the store level, we intend to optimize the flow of goods to and through the store, reduce stocking costs, improve product displays and better utilize our shelf space. We also believe there are opportunities to further improve our operations through automated replenishment, automated labor scheduling and time and attendance tracking to better control our product flow and store level expenses. At our warehouses, we intend to continue to drive operating efficiencies through consolidating and improving our warehouse, labor and logistics systems as well as drive integrated supply chain initiatives to reduce operating costs. Through our operationally focused strategies, we believe we can further improve our profitability and competitive position.

  Pursue Measured Store Growth

        Our proven new store model, which has been refined over the past 30 years, enables us to identify and successfully open new stores. This process leverages the expertise of our real estate team which has a detailed understanding of the markets in which we compete, currently available and potential real estate locations, and local demographics which are required to support a successful new store.

        We believe that considerable opportunities exist to open new stores within our existing markets. Following the Merger, we currently intend to open an average of approximately 25 to 30 stores per annum over the next five years, the majority of which are expected to be in California and substantially all of which are expected to be leased. We believe that by continuing to open stores in our markets we can continue to grow our brand awareness, increase sales and leverage our existing infrastructure.

Retail Operations

        Our stores offer customers a wide assortment of regularly available consumer goods, as well as a broad variety of quality, closeout merchandise, which we sell at generally significant discounts from standard retail prices. Merchandise sold in our 99¢ Only stores is priced primarily at or below 99.99¢ per item.

        The following table sets forth certain relevant information with respect to our retail operations (dollar amounts in thousands, except percentages and sales per square footage):

	Years Ended
	March 31, 2012(a)		April 2, 2011		March 27, 2010		March 28, 2009		March 29, 2008
	(Pro Forma)		(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)
Net retail sales	$1,488,094		$1,380,357	(d)	$1,314,214		$1,262,119		$1,158,856
Annual net retail sales growth rate	7.8%		5.0	%(d)	4.1%		8.9%		8.9%
Store count at beginning of year	285		275		279		265		251
New stores	13		11		9		19		16
Stores closed	—	(b)	1	(e)	13	(g)	5	(i)	2	(k)

Total store count at year-end	298		285		275		279		265
Average net sales per store open the full years(m)	$5,152	(c)	$4,874	(f)	$4,848	(h)	$4,642	(j)	$4,547	(l)
Estimated store saleable square foot	4,948,344		4,758,432		4,606,728		4,703,630		4,521,091
Average net sales per estimated saleable square foot(m)	$309	(c)	$291	(f)	$289	(h)	$273	(j)	$263	(l)
Change in comparable net sales(n)	7.3%		0.7%		3.9%		3.7%		4.0%

(a)
The amount in pro forma fiscal year ended March 31, 2012 column represent the mathematical combination of the Predecessor financial data from April 3, 2011 to January 14, 2012 and the Successor financial data from January 15, 2012 to March 31, 2012 included in the audited consolidated financial statements.

(b)
For pro forma fiscal 2012, there were no closed stores.

(c)
Includes 35 Texas stores open for a full year. Texas stores open for the full year on a comparable 52-week period had average sales of $3.6 million per store and average sales per estimated saleable square foot of $197. All Western States stores open for the full year on a comparable 52-week period had average sales of $5.4 million per store and $326 of average sales per estimated saleable square foot.

(d)
For fiscal 2011, net retail sales were $1,380.4 million and based on a 53-week period, compared to a 52-week period for the other periods presented.

(e)
One California store was closed due to the expiration of its lease.

(f)
Includes 32 Texas stores open for a full year. Texas stores open for the full year on a comparable 52-week period had average sales of $3.4 million per store and average sales per estimated saleable square foot of $181. All Western States stores open for the full year on a comparable 52-week period had average sales of $5.1 million per store and $307 of average sales per estimated saleable square foot.

(g)
12 underperforming stores in Texas were closed in fiscal 2010 and one California store was closed due to the expiration of its lease. See "Note 11—Texas" to the audited consolidated financial statements included in this prospectus for additional information regarding the Texas Market.

(h)
Includes 31 Texas stores open for a full year. Texas stores open for the full year had average sales of $3.4 million per store and average sales per estimated saleable square foot of $180. All Western States stores open for the full year had average sales of $5.0 million per store and $305 of average sales per estimated saleable square foot.

(i)
Four underperforming stores in Texas were closed in fiscal 2009 and one additional Texas store was closed due to a hurricane which was re-opened in May 2009. The leases had expired for two of the four stores that were closed in fiscal 2009.

(j)
Includes 39 Texas stores open for a full year. Texas stores open for the full year had average sales of $2.7 million per store and average sales per estimated saleable square foot of $142. All Western States stores open for the full year had average sales of $5.0 million per store and $301 of average sales per estimated saleable square foot.

(k)
Two underperforming stores closed in Houston, Texas.

(l)
Includes 39 Texas stores open for a full year. Texas stores open for the full year had average sales of $2.6 million per store and average sales per estimated saleable square foot of $128. All Western States stores open for the full year had average sales of $4.9 million per store and $291 of average sales per estimated saleable square foot.

(m)
For stores open for the entire fiscal year.

(n)
Change in comparable store net sales compares net sales for all stores open at least 15 months. The Company normally does not relocate stores or close them if renovations are taking place. In a rare situation where a store is relocated, or closed and later re-opened at the same location, the relocated or re-opened store is considered a new store for any comparable store sales analysis, and would only be included in the comparable store sales analysis once it has been open, or re-opened, for 15 months.

        Merchandising.    All of our stores offer a broad variety of first-quality, name-brand and other closeout merchandise as well as a wide assortment of regularly available consumer goods. We also carry private-label consumer products made for us. Our merchandising strategy is centered on our philosophy that every item in our store be a good to great value. We believe that the success of our 99¢ Only stores concept arises in part from the value inherent in pricing consumable items primarily at 99.99¢ or less per item, many of which are name-brands, and most of which typically retail elsewhere at higher prices.

        Approximately 55% of our gross sales are from products available for reorder including many branded consumable items. The mix and the specific brands of merchandise frequently changes, depending primarily upon the availability of closeout and other special-situation merchandise at suitable prices. Approximately 45% of our sales are from closeout merchandise, which represents a significantly larger percentage of closeout merchandise than traditional dollars stores, some of whom carry few or no closeouts. Since commencing our closeout purchasing strategy for our stores, we have been able to obtain sufficient name-brand closeouts, as well as re-orderable merchandise, at attractive prices. We believe that the frequent changes in specific name-brands and products found in our stores from one week to the next, encourage impulse and larger volume purchases, result in customers shopping more frequently, and help to create a sense of urgency, fun and excitement. Unlike many extreme value retailers, we rarely impose limitations on the quantity of specific value-priced items that may be purchased in a single transaction.

        We differentiate ourselves from traditional dollar stores by offering a wider assortment of food and grocery items, including perishables, which collectively account for approximately 56% of our revenue. Substantially all of our stores have free-standing fresh and refrigerated produce displays as well as built-in refrigerated and frozen food wall units. We believe that many of our customers shop at our stores weekly for their groceries and frequently shop 99¢ Only first before supplementing these purchases at other food stores.

        We estimate that approximately one-third of our sales are derived from products produced outside the United States, varying depending on the season and closeout activity. All our business is transacted in U.S. dollars and, accordingly, foreign exchange rate fluctuations have never had a significant impact on us. In addition to our significant name-brand offerings, we offer secondary and generic brands, plus a smaller portion of domestically and internationally sourced private label merchandise. We believe that opportunities exist to increase the volume of private label and directly sourced foreign merchandise.

        Our retail sales by product category for pro forma fiscal 2012, fiscal 2011 and fiscal 2010 are set forth below:

	Years Ended
	March 31, 2012	April 2, 2011	March 27, 2010
	(Pro Forma)	(Predecessor)	(Predecessor)
Product Category:
Food and grocery	56%	55%	54%
Household and housewares	14%	14%	14%
Health and beauty care	9%	10%	10%
Hardware	3%	3%	3%
Stationery and party	6%	5%	5%
Seasonal	4%	4%	4%
Other	8%	9%	10%

	100%	100%	100%

        We target value-conscious consumers from a wide range of socio-economic backgrounds with diverse demographic characteristics. Purchases are by cash, credit card, debit card or EBT (electronic benefit transfers). Our stores currently do not accept checks or manufacturer's coupons. Our stores are open every day except Christmas, with operating hours designed to meet the needs of families.

        Store Size, Layout and Locations.    We strive to provide stores that are attractively merchandised, brightly lit, clean, well-maintained, "destination" locations. Our stores are typically clustered around densely populated areas where it is convenient for our customers to do their weekly household shopping. The layout of each of our stores is customized to the configuration of the individual location. The interior of each store is designed to reflect a generally uniform format, featuring attractively displayed products in windows, consistent merchandise displays, bright lighting, low shelving height that allows visibility throughout the store, customized check-out counters and a distinctive color scheme on its interior and exterior signage, price tags, baskets and shopping bags. We emphasize a strong visual presentation in all key traffic areas of each store. Merchandising displays are maintained and updated throughout the day and often incorporate seasonal themes to improve our customers' shopping experience. We believe that the frequently changing value priced name-brand products, our convenient and inviting layout, and the low shelving height help encourage the typical customer to shop more of the whole store.

        Advertising.    Advertising expenditures were $5.5 million, $5.5 million and $4.1 million or 0.4%, 0.4% and 0.3% of net retail sales for pro forma fiscal 2012, fiscal 2011 and fiscal 2010, respectively. We allocate the majority of our advertising budget to print advertising. Our advertising strategy emphasizes the offering of nationally recognized, name-brand merchandise at significant savings. We manage our advertising expenditures by an efficient implementation of our advertising program combined with word-of-mouth publicity, locations with good visibility, and efficient signage. Because of our distinctive grand opening promotional campaign, which usually includes the pricing of nine televisions and other high value items at only 99¢ each, grand openings often attract long lines of customers and receive media coverage.

Purchasing

        We believe a primary factor contributing to our success is our ability to identify and take advantage of opportunities to purchase merchandise with high customer appeal and interest at prices lower than regular wholesale. We purchase most merchandise directly from the manufacturer. Other sources of merchandise include wholesalers, manufacturers' representatives, importers, barter companies, auctions, professional finders and other retailers, varying on the season and closeout activity. We develop new sources of merchandise primarily by attending industry trade shows, advertising, distributing marketing brochures, cold calling, and obtaining referrals.

        We seldom have continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both our existing suppliers and new sources. No single supplier accounted for more than 5% of the Company's total purchases in the twelve months ended June 30, 2012. During pro forma fiscal 2012, the Company purchased merchandise from more than 999 suppliers, including 3M, Colgate-Palmolive, Dole, Energizer Battery, Frito-Lay, General Mills, Georgia Pacific, Hasbro, Heinz, Hershey Foods, Johnson & Johnson, Kellogg's, Kraft, Nestle, Procter & Gamble, Quaker and Unilever. Many of these companies have been supplying products to us for over twenty years.

        A significant portion of the merchandise purchased by us in pro forma fiscal 2012 was closeout or special-situation merchandise. We have developed strong relationships with many manufacturers and distributors who recognize that our special-situation merchandise can be moved quickly through our retail and wholesale distribution channels. Our buyers search continuously for closeout opportunities.

        Our experience and expertise in buying merchandise has enabled us to develop relationships with many manufacturers that often offer some or all of their closeout merchandise to us prior to attempting to sell it through other channels. The key elements to these supplier relationships include our (i) ability to make immediate buying decisions; (ii) experienced buying staff; (iii) willingness to take on large volume purchases and take possession of merchandise immediately; (iv) ability to pay cash or accept abbreviated credit terms; (v) commitment to honor all issued purchase orders; and (vi) willingness to purchase goods close to a target season or out of season. We believe our relationships with our suppliers are further enhanced by our ability to minimize channel conflict for a manufacturer.

        Our strong relationships with many manufacturers and distributors, along with our ability to purchase in large volumes, also enable us to purchase re-orderable name-brand goods at discounted wholesale prices. We focus our purchases of re-orderable merchandise on a limited number of stock keeping units ("SKU's") per product category, which allows us to make purchases in large volumes.

        We utilize and develop private label consumer products to broaden the assortment of merchandise that is consistently available and to maintain attractive margins. We also import merchandise in product categories such as kitchen items, housewares, toys, seasonal products, party, pet-care and hardware which we believe are not brand sensitive to consumers.

Warehousing and Distribution

        An important aspect of our purchasing strategy involves our ability to warehouse and distribute merchandise quickly and with flexibility. Our distribution centers are strategically located to the Long Beach and Los Angeles port systems, the rail yards in the City of Commerce and the major interstate arteries and to enable quick turnaround of time-sensitive products as well as sized to provide long-term warehousing capabilities for one-time closeout purchases and seasonal or holiday items. We also can receive merchandise shipped by rail to our City of Commerce, California distribution center (the "Commerce Distribution Center") which, has a railroad spur on the property.

        We utilize both our private fleet and outside carriers for our store deliveries / backhauls and vendor pick-ups. We have primarily used common carriers or owner-operators to deliver to stores outside of Southern California including our stores in Northern and Central California, Texas, Arizona and Nevada. We believe that our current California and Texas distribution centers will be able to support our anticipated growth for the next several years with planned additions of dry deep reserve capacity in California and cold distribution capacity in California (which comprises less than 10% of our distribution capacity). We believe our Texas distribution center has the capacity to support at least 150 stores. However, there can be no assurance that our existing warehouses will provide adequate storage space for our long-term storage needs or to support sales levels at peak seasons for all products, that high levels of opportunistic or seasonal purchases may not temporarily exceed the warehouse capacity, or that we will not make changes, including capital expenditures, to expand or otherwise modify our warehousing and distribution operations.

        We arrange with vendors of certain merchandise to ship directly to our store locations. Our primary distribution practice, however, is to have merchandise delivered from our vendors to our warehouses and then shipped to our store locations.

        Additional information pertaining to warehouse and distribution facilities is described under "Business—Properties" in this prospectus.

Information Systems

        Over the last three fiscal years, we continued to make significant investments in a variety of infrastructure, data management, and process improvement projects. These infrastructure investments enabled us to achieve level one compliance with Payment Card Industry (PCI) standards, which were certified by a qualified third party IT security firm. Additionally, store network upgrades, including high speed wireless data backup lines, were installed to assure a high level of availability and speed for credit card processing and delivery of critical item information to the stores. We made wireless network upgrades and hardware capacity improvements in fiscal 2010, which improved availability and reliability for warehouse operations to support a successful migration to a perpetual inventory system in our warehouses.

        We currently operate financial, accounting, human resources, and payroll data processing using Lawson Software's Financial and Human Resource Suites on an SQL database running on a Windows operating system. We completed a major upgrade to our Lawson financial and human resources management systems during fiscal 2009, which addressed both security and performance concerns from the prior release and converted many customized features to a standard interface approach, laying a foundation to leverage additional Lawson functionality in the coming years. In fiscal 2010, a standard sales audit package from Epicor Software Corporation was implemented with an enhancement to support short-interval intra-day polling of store systems. In fiscal 2013, we plan to further upgrade our Lawson financial and human resources management systems.

        We also implemented system improvements to support the reengineering of the processes and information flow of the Commerce Distribution Center. Primary amongst these improvements were completion of racking systems, real time pallet movement tracking through wireless command and tracking systems, a perpetual warehouse inventory system that is now updated via periodic cycle counting, and improvements in truck utilization. Additionally, cycle counts and test counts replaced and eliminated the semi-annual physical inventory counts in our Commerce Distribution Center. Additionally a transportation management system was introduced to automate the routing of all cold and dry co-loaded store deliveries and to track and report on all private fleet activity. These changes have reduced transportation costs, improved Distribution Center labor productivity and throughput, and enhanced Distribution Center inventory accounting and expiration date control.

        We also operate several proprietary systems which accommodate our unique flexibility requirements in product sourcing and acquisition that are tightly coupled with HighJump warehouse solutions. These proprietary systems include an IBM UNIX-based purchase order and inventory control system, a store ordering system that utilizes radio frequency hand-held scanning devices in each store, and a back office personal computer system at each store that collects and transmits a variety of operational data to central processing systems. In fiscal 2012, we began the migration to a new voice-picking solution and we will continue to deploy as part of an overall plan to standardize all of our warehouse operations on the current version of HighJump.

        We are continuing to focus our efforts on business process improvement, preparation for future growth and scale, enhancement of data structures, and improvement of data integrity through modifications to our proprietary systems and upgrades of existing vendor systems. The first stage of these improvements was to centralize and normalize more of our critical data in standard, high speed database platforms. This data integrity and normalization has continued in fiscal 2012 and included completion of core retail master data system. Over the next two to three years, we intend to differentiate and isolate proprietary systems from those functions which can be managed more cost effectively on industry standard platforms. An example of a conversion from the proprietary core to an industry standard platform in fiscal 2010 was the conversion of the sales audit function to an industry leading Epicor package solution. In fiscal 2012, we completed the process of converting to an industry leading package for Master Data Management system. In fiscal 2012 we continued the process of converting to a new Point-of-Sale barcode scanning system to record and process retail sales and began its rollout to our stores, which we expect to complete in fiscal 2013. We are currently evaluating conversion of our purchasing, inventory and accounting systems to a leading enterprise resource planning ("ERP") system and defining the processes and systems that are essential to improving the flow of product from purchasing to the store shelf.

Competition

        We face competition in both the acquisition of inventory and the sale of merchandise from other discount stores, single-price-point merchandisers, mass merchandisers, food markets, drug chains, club stores, wholesalers, and other retailers. Industry competition for acquiring closeout merchandise also includes a large number of retail and wholesale companies and individuals. In some instances these competitors are also customers of our Bargain Wholesale division. There is increasing competition with other wholesalers and retailers, including other extreme value retailers, for the purchase of quality closeout and other special-situation merchandise. Some of these competitors have substantially greater financial resources and buying power than us. Our ability to compete will depend on many factors, including the success of our purchase and resale of such merchandise at lower prices than our competitors. In addition, we may face intense competition in the future from new entrants in the extreme value retail industry that could have an adverse effect on our business and results of operations.

        We believe that we are able to compete effectively against other dollar stores as a result of our differentiated retail format, the larger size and more convenient location of our stores, our economies of scale in our operations and nearly three decades of experience operating in the industry. For products where we compete with traditional grocery stores, such as fresh produce, deli, dairy and frozen food items, we believe that we have lower to significantly lower prices than our grocery competitors and our stores are often more convenient. For products where we compete with warehouse clubs and mass merchandisers, we believe we compete effectively on the basis of generally lower prices, no membership fees, more convenient store locations and smaller, easier to navigate stores.

Employees

        At July 28, 2012, we had approximately 12,800 employees including approximately 11,400 in our retail operations, 1,000 in our warehousing and distribution operations and 400 in our corporate offices. We consider relations with our employees to be good. We offer certain benefits to eligible employees, including life, health and disability insurance, paid time off (vacation, holidays, and sick leave), a 401(k) plan (which we match) and a deferred compensation plan for certain of our key management employees.

        None of our employees are party to a collective bargaining agreement and none are represented by a labor union.

Trademarks and Service Marks

        "99¢ Only Stores," "Rinso," and "Halsa" are among our service marks and trademarks, and are listed on the United States Patent and Trademark Office Principal Register. "Bargain Wholesale" is among the fictitious business names we use. We believe that our trademarks, service marks, and fictitious business names are an important but not critical element of our merchandising strategy. We routinely undertake enforcement efforts against certain parties whom we believe are infringing upon our "99¢" family of marks and our other intellectual property rights, although we believe that simultaneous litigation against all persons everywhere whom we believe to be infringing upon these marks is not feasible.

Seasonality

        We have historically experienced and expect to continue to experience some seasonal fluctuations in our net sales, operating income, and net income. The highest sales periods for us are the Christmas, Halloween and Easter seasons. A proportionately greater amount of our net sales and operating and net income is generally realized during the quarter ended on or near December 31. Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of certain holidays such as Easter, the timing of new store openings and the merchandise mix.

Environmental Matters

        In the ordinary course of business, we handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. Under various federal, state, and local environmental laws and regulations, current or previous owners or occupants of property may face liability associated with hazardous substances. These laws and regulations often impose liability without regard to fault. In the future we may be required to incur substantial costs for preventive or remedial measures associated with hazardous materials. We have several storage tanks at our warehouse facilities, including: an aboveground and an underground diesel storage tank at the City of Commerce, California warehouse; ammonia storage at the Southern California cold storage facility and the Texas warehouse; aboveground diesel and propane storage tanks at the Texas warehouse; an aboveground propane storage tank at the main Southern California warehouse; an aboveground propane storage tank at our leased Slauson distribution center in City of Commerce, California; and an aboveground propane tank located at the warehouse we owned in Eagan, Minnesota, which was sold in June 2012. Except as disclosed in "—Proceedings" in this prospectus, we have not been notified of, and are not aware of, any potentially material current environmental liability, claim or non-compliance, concerning our owned or leased real estate.

Properties

        As of July 28, 2012, we owned 71 stores and leased 231 of our 302 store locations. Additionally, as of July 28, 2012, we owned five parcels of land and one building for potential store sites.

        Our leases generally provide for a fixed minimum rental, and some leases require additional rental based on a percentage of sales once a minimum sales level has been reached. Management believes that our stable operating history, excellent credit record, and ability to generate substantial customer traffic give us leverage when negotiating lease terms. Certain leases include cash reimbursements from landlords for leasehold improvements and other cash payments received from landlords as lease incentives. A large majority of our store leases were entered into with multiple renewal periods, which are typically five to ten years and occasionally longer. Prior to the Merger, we leased 13 store locations and a parking lot associated with one of these stores from the Rollover Investors and their affiliates, of which 12 stores were leased on a month to month basis. In connection with the Merger, we entered into new lease agreements for these 13 stores and one parking lot. Nine of these proposed new store lease agreements have terms expiring on January 31, 2017 and four of these new store lease agreements and new parking lot lease have terms expiring on January 31, 2022.

        The large majority of our store leases were entered into with multiple renewal options of typically five years per option. Historically, we have exercised the large majority of the lease renewal options as they arise, and anticipate continuing to do so for the majority of leases for the foreseeable future.

        The following table sets forth, as of July 28, 2012, information relating to the calendar year expiration dates our current stores leases:

Fiscal Years	Number of Leases Expiring Assuming No Exercise of Renewal Options	Number of Leases Expiring Assuming Full Exercise of Renewal Options
2012	4	3
2013 - 2015	80	5
2016 - 2018	98	12
2019 - 2023	44	39
2024 - thereafter	5	172

        We own our main distribution center and executive office facility, located in the City of Commerce, California. We also own an additional warehouse nearly adjacent to our main distribution facility.

        We own a distribution center in the Houston area to service our Texas operations.

        We also own a cold storage distribution center and lease additional warehouse facilities located near the City of Commerce, California. As our needs change, we may relocate, expand, and/or otherwise increase or decrease the size and/or costs of our distribution or warehouse facilities.

        We also owned a warehouse in Eagan, Minnesota. We commenced marketing this warehouse for sale during the fourth quarter of fiscal 2008, and it was reflected in assets held for sale in our consolidated balance sheets as of March 31, 2012. We sold the Eagan, Minnesota warehouse in June 2012.

Legal Proceedings

        In connection with our March 2011 announcement of the receipt of a going private proposal and subsequent announcement of a merger agreement in October 2011, eight complaints were filed, all in the Superior Court of California, Los Angeles County. The Actions were captioned: Southeastern Pennsylvania Transportation Authority v. David Gold, et al. (filed March 14, 2011, amended March 23, 2011); John Chevedden v. 99¢ Only Stores, et al. (filed March 16, 2011); Rana Fong v. 99¢ Only Stores, et al. (filed March 17, 2011); Norfolk County Retirement Board v. Jeff Gold, et al. (filed March 22, 2011); Tammy Newman v. 99¢ Only Stores, et al. (filed March 25, 2011); Key West Police and Fire Pension Fund v. Eric G. Flamholtz, et al. (filed April 5, 2011); Allen Mitchell v. 99¢ Only Stores, et al. (filed April 11, 2011), and Harold Litwin v. 99¢ Only Stores, et al (filed October 11, 2011). The plaintiffs in the Actions claimed to be our shareholders and proposed to represent a class of all of our public shareholders in connection with claims for purported breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty, as well as alleged deficiencies in the preliminary proxy statement. The actions were consolidated by the Court. We and the lead plaintiffs in these actions reached a settlement in November 2011, which was finalized in January 2012, that provided for: (1) certain agreed-upon supplemental disclosures (which we incorporated into our definitive proxy statement filed December 12, 2011); (2) a release of all defendants, former defendants, and various of their affiliates from all claims asserted in the action and all claims that could have been asserted based upon the same circumstances; and (3) payment by us of lead plaintiffs' legal fees and costs in an amount to be approved by the Court not to exceed $275,000. At a hearing on June 25, 2012, the Court stated that it would grant final approval to the settlement and award plaintiffs' legal fees and costs in the amount of $60,000 and would issue an order to that effect shortly. The order in this matter has now been entered.

        Luis Palencia v. 99¢ Only Stores, Superior Court of the State of California, County of Sacramento. Plaintiff, a former assistant manager, who we employed from June 12, 2009 through September 9, 2009, filed this action in June 2010, asserting claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged unpaid overtime due to "off the clock" work, failure to pay minimum wage, failure to provide meal and rest periods, failure to provide proper wage statements, failure to pay wages timely during employment and upon termination and failure to reimburse business expenses. Mr. Palencia also asserted a derivative claim for unfair competition under the California Business and Professions Code. Mr. Palencia sought to represent three sub-classes: (i) an "unpaid wages subclass" of all non-exempt or hourly paid employees who worked for us in California within four years prior to the filing of the complaint until the date of certification, (ii) a "non-compliant wage statement subclass" of all our non-exempt or hourly paid employees who worked in California and received a wage statement within one year prior to the filing of the complaint until the date of certification, and (iii) an "unreimbursed business expenses subclass" of all our employees who paid for business-related expenses, including expenses for travel, mileage or cell phones in California within four years prior to the filing of the complaint until the date of certification. Plaintiff sought to recover alleged unpaid wages, interest, attorney's fees and costs, declaratory relief, restitution, statutory penalties and liquidated damages. He also sought to recover civil penalties as an "aggrieved employee" under the Private Attorneys General Act of 2004. Following a mediation of this matter, the parties entered into a settlement agreement on November 2, 2011. The Court granted preliminary approval of the settlement on April 20, 2012, and a final fairness hearing has been set for September 14, 2012. We accrued $2.2 million in the period from April 3, 2011 to January 14, 2012 for expected payments in connection with the settlement. The settlement agreement was granted final approval by the Court on September 14, 2012.

        We recently received Notices to Comply with hazardous waste and/or hazardous materials storage requirements for certain of our stores and our distribution centers in Southern California. The agencies that have delivered such notices to us include the Los Angeles County Fire Department, Health Hazardous Materials Division, the Ventura County Environmental Health Division, the Santa Barbara County Fire Department and the City of Oxnard. The Notices concern alleged non-compliance with a variety of hazardous waste and hazardous material regulatory requirements imposed under California law identified during recent compliance inspections and require corrective actions to be taken by certain dates set forth in the Notices. We are working to implement the required corrective actions. Although the agencies can also seek civil penalties for the alleged instances of past non-compliance, even after corrective action is taken, no penalties have been demanded for any of the alleged non-compliance. If penalties are demanded by these agencies in the future, we cannot predict the amount of penalties that may be sought.

        We cannot predict the outcome of these lawsuits or the amount of potential loss, if any, we could face as a result of such lawsuits.

        We are also subject to other private lawsuits, administrative proceedings and claims that arise in our ordinary course of business. A number of these lawsuits, proceedings and claims may exist at any given time. See "Note 13—Commitments and Contingencies—Legal Matters" to the unaudited consolidated financial statements and "Note 9—Commitments and Contingencies—Legal Matters" to the audited consolidated financial statements included in this prospectus for further details regarding certain of these pending matters. While the resolution of such a lawsuit, proceeding or claim may have an impact on our financial results for the period in which it is resolved, and litigation is inherently unpredictable, in management's opinion, none of these matters arising in the ordinary course of business is expected to have a material adverse effect on our financial position, results of operations or overall liquidity.

MANAGEMENT

Directors and Executive Officers of the Company

        Below is a list of the names, ages as of August 1, 2012 and positions, and a brief account of the business experience, of certain of the individuals who serve as our executive officers and members of Parent's Board of Directors (the "Parent Board"). The Parent Board consists of 11 members, eight of whom were designated by the Sponsors.

Name	Age	Position
Eric Schiffer	51	Chief Executive Officer and Director
Jeff Gold	44	President, Chief Operating Officer and Director
Howard Gold	52	Executive Vice President, Special Projects and Director
Frank Schools	54	Senior Vice President, Interim Chief Financial Officer
Richard Anicetti	54	Director
Norman Axelrod	60	Director
Shane Feeney	42	Director
Andrew Giancamilli	62	Director
Dennis Gies	33	Director
David Kaplan	44	Chairman of the Board of Directors
Scott Nishi	37	Director
Adam Stein	36	Director

        Eric Schiffer joined the Company in 1991 and has served in various managerial roles and has served as a director of the Company since 1991. In March 2000, he was promoted to President and in January 2005 to Chief Executive Officer. Prior to joining the Company, he was a venture capitalist for Oxford Partners, a venture capital firm, and an electrical engineer for Texas Instruments. Mr. Schiffer is a graduate of the Harvard Business School. Mr. Schiffer brings to the Parent Board valuable executive retail management experience, as well as financial expertise, among other areas. As a Company director and officer for the past 20 years and President and then Chief Executive Officer for the past 11 years, Mr. Schiffer will bring to the Parent Board valuable executive retail management experience, as well as financial expertise, critical leadership skills and a deep understanding of our business.

        Jeff Gold joined the Company in 1984 and has served in various managerial capacities. From January 2005 to present, he has served as President and Chief Operating Officer. Mr. Gold has 27 years of experience in the retail industry, including extensive experience in executive management, real estate, store operations, logistics and information technology, among other areas. Mr. Gold holds a BA in business administration from University of California, Berkeley. This background will serve as a strong foundation for offering valuable perspectives and expertise to the Parent Board.

        Howard Gold joined the Company in 1982 and has served in various managerial capacities. In 1991, Mr. Gold was named Senior Vice President of Distribution, and in January 2005 he was named Executive Vice President of Special Projects. Additionally, he has responsibility for the Company's allocation function and Bargain Wholesale division. Mr. Gold holds a BA in mathematics from University of California, Los Angeles. As a Company officer for the past 20 years, Mr. Gold will bring to the Parent Board a deep understanding of several core areas of our business.

        Frank Schools joined the Company in February 2012 as Interim Chief Financial Officer and in August 2012, in connection with being employed directly by the Company, was named Senior Vice President, Interim Chief Financial Officer. He is responsible for overseeing finance, accounting and strategic planning. Mr. Schools was a partner with Tatum, a national professional services firm from 2006 to 2012, and initially worked for the Company under an interim services agreement with Tatum. Mr. Schools served as the Company's Interim Vice President and Controller under a similar arrangement from 2007 to 2008. Mr. Schools is a licensed CPA in the State of California and has over

25 years of experience in the retail industry, holding a variety of key finance positions with various other public and private companies, including serving as Vice President of Finance for Pacific Sunwear from 1994 to 2006 and serving as Assistant Controller for Mac Frugal's Bargain close-outs from 1991 to 1994. Mr. Schools earned a BA in Economics and Administrative Studies from University of California, Riverside and an MBA from California State University, Fullerton.

        Richard Anicetti is currently the President and Founder of From One To Many Leadership Consulting LLC focusing on leadership, strategic planning, process redesign and organizational change management consulting. Mr. Anicetti served as an Executive Vice President of Delhaize Group from September 2002 to May 2010. Mr. Anicetti also served as the Chief Executive Officer of Delhaize America Shared Services from January 2010 to May 2010. He served as the President and COO of Food Lion, LLC, a subsidiary of Delhaize America Inc., from September 2001 to October 2002 and Chief Executive Officer of Food Lion from October 2002 to December 2010. Mr. Anicetti joined Food Lion in August 2000. He also serves on the Board of Directors of A&P Supermarkets and is a member of a US Advisory Board for Brambles Ltd, a logistics company based in Sydney, Australia. Mr. Anicetti is also a member of the Board of Trustees for Bennett College for Women and is a member of the National Advisory Board for Duke Children's Hospital. With his more than 30 years experience and strong record of performance in the food retail industry, Mr. Anicetti will bring to the Parent Board extensive knowledge and expertise in the industries in which the Company operates.

        Norman Axelrod has served as the Chairman of the board of directors of GNC Holdings, Inc. since March 2007. Mr. Axelrod was Chief Executive Officer and Chairman of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, until its acquisition in February 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the board in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod is the Chairman of the boards of directors of National Bedding Company LLC, Simmons Company and Floor and Decor Outlets of America, Inc., and also serves on the boards of directors of Maidenform Brands, Inc. and Jaclyn, Inc. Since 2007, Mr. Axelrod, through his consulting entity, NAX 18, LLC, has provided consulting services to certain entities related to Ares Management. Mr. Axelrod earned a BS in Management and Marketing from Lehigh University and an MBA from New York University. With his experience on the board of directors of a variety of companies and as the Chief Executive Officer of Linens 'n Things, Inc., Mr. Axelrod will bring to the Parent Board leadership skills and extensive knowledge of complex operational and management issues.

        Shane Feeney is a Senior Principal in the Principal Investing Group of CPPIB Equity Investments, Inc. ("CPPIB Equity"), a wholly owned subsidiary of CPPIB. In 2010, Mr. Feeney joined CPPIB Equity from Bridgepoint Capital Limited in London, UK. Prior to joining Bridgepoint Capital Limited, Mr. Feeney was a partner and founding member of Hermes Private Equity Limited's direct investing business where he was involved in several UK private equity investments between 2003 and 2009. From 1998 through 2003, Mr. Feeney was an Associate Director with Morgan Grenfell Private Equity Limited in London where he worked on numerous European private equity transactions from origination to exit across multiple industry sectors. Mr. Feeney currently serves on the board of directors of Tomkins Building Products, Inc. and The Gates Corporation. Mr. Feeney received a BA in Economics from Dartmouth College and an MBA from INSEAD. Mr. Feeney will bring to the Parent Board financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries and as a member of the boards of directors of other private companies.

        Andrew Giancamilli served as President and Chief Executive Officer of Katz Group Canada Ltd., the Canadian subsidiary of The Katz Group of Companies, from October 2003 to February 2012. Prior to joining Katz Group Canada, Mr. Giancamilli was with Canadian Tire Corporation Ltd. from 2001 to 2003. Mr. Giancamilli also held several positions, including President and Chief Operating Officer, at

Kmart Corporation from 1995 to 2001 and served as President and Chief Operating Officer of Perry Drug Stores, Inc., a U.S.-based drug store chain, from 1993 to 1995. Mr. Giancamilli serves as a Director of the National Association of Chain Drugs Stores (NACDS), is on the GS1 Canada Board, and has served as a Director of the Canadian Association of Chain Drug Stores (CACDS). He also has served as a member of the Board of Directors of the Canadian Opera Company, Sacred Heart Rehabilitation Center and has served as a trustee of the Detroit Opera House. With his more than 30 years experience and strong record of performance in the retail industry, Mr. Giancamilli will bring to the Parent Board extensive knowledge and expertise in the industries in which the Company operates.

        Dennis Gies is a Vice President in the Private Equity Group of Ares Management. Mr. Gies joined Ares Management in 2006 from UBS Investment Bank where he participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, dividend recapitalizations and debt and equity financings. Mr. Gies graduated with a MS in Electrical Engineering from UCLA and magna cum laude with a BS in Electrical Engineering from Virginia Tech. Mr. Gies will bring to the Parent Board financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries.

        David Kaplan is a founding member and Senior Partner of Ares Management, where he sits on the firm's Executive Committee and co-heads the Ares Private Equity Group. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as a member of the board of directors of Floor and Decor Outlets of America, Inc., and as a member of the boards of directors of GNC Holdings, Inc., Stream Global Services, Inc. and Orchard Supply Hardware Stores Corporation. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., where he served as the company's Chairman, Dominick's Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a trustee of the Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a BBA concentrating in Finance. Mr. Kaplan will bring to the Parent Board over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the retail and consumer products industries.

        Scott Nishi is a Principal in the Principal Investing Group of CPPIB Equity. Mr. Nishi joined CPPIB Equity in 2007 from Oliver Wyman, a management consultancy where he advised consumer, healthcare and technology companies. Previously, Mr. Nishi was at Launchworks, a venture capital firm that invested in early stage technology companies. Mr. Nishi holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a B.Sc. from the University of British Columbia. Mr. Nishi will bring to the Parent Board financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries.

        Adam Stein is a Partner in the Private Equity Group of Ares Management. Prior to joining Ares Management in 2000, Mr. Stein was a member of the Global Leveraged Finance Group at Merrill Lynch & Co. where he participated in the execution of leveraged loan, high yield bond and mezzanine financing transactions across various industries. Mr. Stein serves on the boards of directors of Floor and Decor Outlets of America, Inc., and Marietta Corporation. Mr. Stein previously served on the board of directors of Maidenform Brands, Inc. Mr. Stein graduated with distinction from Emory University's Goizueta Business School, where he received a BA in Business Administration with a concentration in Finance. Mr. Stein will bring to the Parent Board financial expertise, as well as over 10 years of experience as a private equity investor evaluating and managing investments in companies across various industries and as a member of the boards of directors of other retail and consumer products companies.

Board Composition and Terms

        As of July 31, 2012, our board of directors (the "Board") and the Parent Board was composed of the same eleven directors. Each director serves for annual terms or until his or her successor is elected and qualified. Pursuant to the stockholders agreement of our Parent, one of our Parent's two principal stockholders has the right to designate four members of the Parent Board and two independent members of the Parent Board, which independent directors shall be approved by the other principal stockholder, and the other principal stockholder has the right to designate two members of the Parent Board, in each case for so long as they or their respective affiliates beneficially own at least 15% of the then outstanding shares of Class A Common Stock of our Parent. The stockholders agreement provides for the election of Eric Schiffer, Jeff Gold and Howard Gold to the Parent Board, for so long as they hold the position of Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. For more details of the stockholders agreement of our Parent, see "Certain Relationships and Related Party Transactions—Stockholders' Agreement" in this prospectus.

Board Committees

        We do not have any committees of the Board. The Parent Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee").

  Audit Committee

        The Audit Committee has the authority to supervise the auditing of our Parent and the Company and to act as liaison between the Company and its accounting firm. The members of the Audit Committee are Adam Stein (Chair), Dennis Gies, Jeff Gold and Scott Nishi.

  Compensation Committee

        The Compensation Committee has the authority to review and approve the compensation of the officers of our Parent and the Company and all other officers, employees and directors of the Company, as well as the compensation philosophy, strategy, program design, and administrative practices of the Company. The members of the Compensation Committee are David Kaplan, Norman Axelrod, Shane Feeney, Eric Schiffer and Adam Stein.

Code of Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.99only.com.

Executive Compensation Discussions and Analysis

  Compensation of Directors

        The Board sets the compensation for each director who is not an officer of or otherwise employed by us (a "non-executive director") based on recommendations from the Compensation Committee. Prior to the Merger, our non-executive director compensation package consisted of an annual retainer and fees for attending meetings, payable in cash, and an annual grant of stock options. The annual retainer for non-executive directors was $36,000 and board meeting fees were $1,500 for each board meeting attended. Fees for committee members attending committee meetings were $1,000 for each committee meeting attended (provided that fees were reduced to $500 for telephonic committee meetings that last for less than an hour and for committee meetings held on the day of a Board meeting that last less than an hour). The Audit Committee Chairperson received an annual retainer of $10,000, and the Nominating and Governance Committee Chairperson and Strategy Committee Chairperson received an annual retainer of $5,000. The Compensation Committee Chairperson received an annual retainer of $7,500. In addition, each non-executive director received an annual stock option grant under our equity incentive plan of 9,000 shares, with a per share exercise price equal to the fair market value of our common stock (as determined pursuant to the equity incentive plan).

        In connection with the Merger, non-executive directors resigned their directorships. Messrs. Axelrod, Feeney, Gies, Kaplan, Nishi and Stein became or were appointed non-executive directors of the Company. Following the Merger, non-executive directors who are employed by Ares or CPPIB are not eligible to receive compensation for their services as directors. Of the post-merger, non-executive directors, only Mr. Axelrod is not employed by Ares or CPPIB, and accordingly, he is the only non-executive director who was eligible to earn compensation for services as a director for fiscal 2012, after the Merger. Mr. Axelrod earned $12,500 in cash fees and was granted 500 options to purchase the common stock of Parent as compensation for his services in fiscal 2012 after the Merger, pursuant to a negotiated arrangement. Commencing in 2013, the Company intends to implement a new compensation policy for non-executive directors who are appointed to the Company's Board of Directors or the Board of Directors of Parent (the "Parent Board").

  Director Compensation for Fiscal 2012

        The following table provides information regarding the compensation earned by or awarded to our non-executive directors who were eligible to receive compensation during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)(b)(c)	All Other Compensation ($)	Total ($)
Eric Flamholtz(d)	$58,202	$65,423	$—	$123,625
Lawrence Glascott(d)	$162,913	$65,423	$—	$228,336
Marvin Holen(d)	$160,160	$65,423	$—	$225,583
Peter Woo(d)	$151,000	$65,423	$—	$216,423
Norman Axelrod(e)	$12,500	$194,450	$—	$206,950

(a)
In accordance with SEC regulations, this column represents the aggregate grant date fair value of the options awards granted to each director in fiscal 2012, computed in accordance with the provisions of ASC 718. Amounts shown in this column may not correspond to the actual value that will be realized by the named non-executive directors. Option values are estimated using the Black-Scholes pricing model. With respect to the options granted to Messrs. Flamholtz, Glascott, Holen and Woo, see "Note 10—Stock-Based Compensation Plans" to the consolidated financial statements included in this prospectus for the assumptions used to calculate grant date fair value.

(b)
In connection with the Merger, all options held by non-executive directors at the time of the Merger were cancelled in exchange for cash payments equal to the spread between the exercise price and the per share Merger consideration.

(c)
Mr. Axelrod was granted 500 options to purchase the common stock of Parent on March 22, 2012. See "Note 10—Stock-Based Compensation Plans" to the consolidated financial statements included in this prospectus for the assumptions used to calculate grant date fair value of Mr. Axelrod's options.

(d)
Messrs. Flamholtz, Glascott, Holen and Woo resigned from the Board, effective as of January 13, 2012, the date of the Merger.

(e)
Mr. Axelrod was appointed to the Board on January 13, 2012, the date of the Merger.

  Compensation Committee Interlocks and Insider Participation

        For 2012, prior to the Merger the Compensation Committee consisted of Messrs. Flamholtz, Glascott, Holen and Woo. Following the Merger, the Parent Board established the Compensation Committee, which consisted of Messrs. Axelrod, Feeney, Kaplan, Schiffer and Stein. Mr. Schiffer is the Chief Executive Officer of the Company and serves as a member of the Board and on the Compensation Committee. None of the other individuals who served as members of the Board during fiscal 2012 has at any time been an officer or employee of the Company. Messrs. Axelrod, Feeney, Kaplan and Stein have reviewed Mr. Schiffer's compensation, as disclosed herein, and do not believe that these interlocks pose any risks that are likely to have a material adverse effect on us. To our knowledge, there were no other interrelationships involving members of the Compensation Committee or other directors requiring disclosure.

Executive Compensation

  Compensation Objectives

        Our compensation program with respect to our named executive officers ("executives") is designed to:

  •
  attract, motivate and retain individuals of outstanding abilities and experience capable of achieving our strategic business goals,

  •
  align total compensation with the short and long-term performance of our Company,

  •
  recognize outstanding individual contributions, and

  •
  provide competitive compensation opportunities.

        We provide ongoing income and security in the form of salary and benefits to our executives that are intended to be both attractive and competitive. We also provide our executives with short term incentives in the form of an annual cash bonus to build accountability and reward the achievement of annual goals that support our business objectives. Executives also receive long-term incentive compensation, which promotes retention and provides a link between executive compensation and value creation for the Company's shareholders over a multi-year period. Our long-term incentive compensation consists of stock options. The stock options provide compensation tied to the fair market value of our common stock and provide no compensation if the fair market value our common stock decreases below the grant value.

        Certain elements of our compensation program have changed with respect to Eric Schiffer, our CEO, Jeff Gold, our President and COO, and Howard Gold, our Executive Vice President of Special Projects, in light of the Company going from being publicly held to privately held, and of such executives selling a substantial portion of their equity in the Company in the Merger. These changes are addressed as applicable throughout this Compensation Discussion and Analysis.

  Assessment of Risk

        We have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our Company.

  Elements of Compensation

        Our executive compensation program consists of three main elements:

  •
  base salary;

  •
  annual cash bonus; and

  •
  stock options.

        We have chosen these primary elements because each supports achievement of one or more of our compensation objectives, and each has an integral role in our total compensation program.

        Our Compensation Committee reviews the executive compensation program and specific individual compensation arrangements of executives at least annually.

        Our CEO evaluates each executive and makes recommendations about compensation to the Compensation Committee. The Compensation Committee considers these recommendations but is ultimately responsible, together with the Board, for the approval of all executive compensation arrangements. Our CEO is not present during the Compensation Committee's deliberations about his own compensation.

        Mr. Schools was appointed Interim Chief Financial Officer on February 10, 2012. In connection with his appointment, we entered into an interim services agreement with Tatum on February 7, 2012, providing for the services of Mr. Schools. This agreement provided for fees in the amount of $35,000 per month, and was terminable at any time by either party. Throughout fiscal 2012 while the agreement was in effect, Mr. Schools received no other compensation from us. Subsequently, in August 2012, we terminated the agreement with Tatum, employed Mr. Schools directly and named, Mr. Schools Senior Vice President Interim Chief Financial Officer.

        Base Salary.    Prior to the Merger, the base salaries of Messrs. Schiffer, Jeff Gold and Howard Gold were relatively low, at their request, due to their significant ownership of the equity of the Company. Following the Merger, their base salaries were adjusted to reflect the position, duties and responsibilities of each executive, the cost of living in Southern California, and the market for base salaries of similarly situated executives at other companies or similar size and in similar industries. Accordingly, following the Merger, Mr. Schiffer, as Chief Executive Officer, receives an annual base salary of $500,000; Mr. Jeff Gold, as President and Chief Operating Officer, receives an annual base salary of $400,000; and Mr. Howard Gold, as Executive Vice President, Special Projects, receives an annual base salary of $200,000. In August 2012, Mr. Schools was named Senior Vice President, Interim Chief Financial Officer and will receive an annual base salary of $275,000.

        Annual Cash Bonuses.    Prior to the Merger, Messrs. Schiffer, Jeff Gold and Howard Gold did not receive annual cash bonuses at their request. Following the Merger and in connection with their new employment agreements, Messrs. Schiffer, Jeff Gold and Howard Gold will be eligible to receive annual cash bonuses targeted at 200% of their respective base salaries with a maximum annual bonus opportunity of 237.5%, in all cases, based on the performance of the Company and the level of achievement of performance goals established in advance by the Compensation Committee for each fiscal year starting with fiscal 2013.

        Long-Term Incentives.    We historically provided our executives (other than, at their election, Eric Schiffer, Jeff Gold and Howard Gold) with long-term incentive compensation through stock option awards under our previous stock option plan. Under this plan, the Compensation Committee was authorized to grant any type of award which might involve the issuance of shares of common stock, an option, warrant, convertible security, stock appreciation right or similar right or any other security or benefit with a value derived from the value of our common stock. Prior to the Merger, the Compensation Committee retained Watson Wyatt Worldwide as an independent compensation consultant to provide advice and perspective to the Compensation Committee with respect to the Compensation Committee's review of our long-term compensation program, including peer data of public company retailers. The Compensation Committee considered this data in obtaining a general understanding of then current trends in such practices, but did not use this data for the purpose of benchmarking the compensation of our executive officers against other companies or otherwise in making actual compensation decisions. Following the Merger, the Compensation Committee has not retained an independent compensation consultant.

        In January 2008, the Compensation Committee approved grants of stock options and performance stock units ("PSUs") as a long-term, stock-based pay for performance award designed to focus our management on achieving improved operating results and delivering value to shareholders. The stock options and PSUs were subject to continued employment through the end of March 31, 2012 and the PSUs were also subject to the attainment of performance goals throughout this same period. In connection with the Merger, the stock options and PSUs were cancelled in exchange for the cash value of the awards. For additional information see Treatment of Stock Options and Treatment of Performance Stock Units in the Definitive Proxy Statement of 99¢ Only Stores on Schedule 14A filed with the SEC on December 12, 2011.

        In connection with the Merger, the Parent Board instituted the 2012 Stock Incentive Plan and, in March 2012, granted options to purchase the common stock of Parent to the Company's executives under such plan. As agreed among Ares, CPPIB and the Company's management team in connection with the Merger, Messrs. Schiffer, J. Gold, H. Gold and an additional individual who is not an executive were to be granted options representing 5% of the fully-diluted common equity of the Company. Options were allocated to Messrs. Schiffer, J. Gold and H. Gold in the amounts listed below, based on their relative positions at the Company. Subject to the continuing employment of the executives, each stock option will vest in equal annual installments over five years and has an exercise price equal to $1,000 per share, which was the fair market value per share of Parent's common stock immediately after the Merger, and on the grant date of the options. The executives received the following grants:

Name	Options
Eric Schiffer	11,842
Jeff Gold	10,361
Howard Gold	7,401

        Deferred Compensation Plan.    As discussed below under "Deferred Compensation," we have a voluntary compensation deferral plan for highly compensated employees. Under this plan, each executive (and other highly compensated employees) may defer up to 80% of his or her base salary each year.

        401(k) Plan.    All full-time employees are eligible to participate in our 401(k) plan after 30 days of service and are eligible to receive matching contributions from the Company after one year of service. The Company matches employee contributions in cash at a rate of 100% of the first 3% of base compensation that an employee contributes, and 50% of the next 2% of base compensation that an employee contributes, with immediate vesting. Our executives are also eligible for these Company matches, subject to regulatory limits on contributions to 401(k) plans.

        Impact of Accounting and Tax Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit for public companies of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Chief Executive Officer and each of the Company's three most highly paid executive officers other than the Chief Executive Officer and the Chief Financial Officer. An exception is available for performance-based compensation that meets certain criteria. The grant of the PSUs did not meet the specific criteria to be deductible under Section 162(m). Following the Merger, the Company is no longer a publicly-held corporation, and therefore Section 162(m) is no longer applicable.

        Post-Termination Arrangements.    Prior to the Merger, there were no active employment or severance agreements with our executives. In connection with the Merger, we entered into employment agreements with Messrs. Schiffer, Jeff Gold and Howard Gold. The terms of these employment agreements related to post-termination compensation and compensation in the event of a "change in control" are described in detail below under "—Compensation Tables—Potential Payments Upon a Termination or Change in Control."

Compensation Tables

  Summary Compensation Table for Fiscal 2012

        The following table sets forth, for the Company's Chief Executive Officer, each person who served as the Company's Chief Financial Officer during fiscal 2012, and the Company's two most highly-compensated executive officers other than the foregoing individuals (the "Named Executive Officers"), information concerning all compensation paid to such individuals for services to the Company in all capacities during the periods indicated:

Name and Principal Position(a)	Fiscal Year	Salary ($)(b)	Bonus ($)	Option Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Eric Schiffer	2012	193,077	—	4,605,354	8,265	4,806,696
Chief Executive Officer	2011	122,308	—	—	5,302	127,610
	2010	118,802	—	—	15,791	134,593
Frank Schools	2012	70,000	—	—	—	70,000
Interim Chief Financial Officer(e)
Jeff Gold	2012	173,846	—	4,029,393	7,216	4,210,455
President and Chief Operating Officer	2011	122,307	—	—	5,045	127,352
	2010	120,000	—	—	16,736	136,736
Howard Gold	2012	135,384	—	2,878,249	5,957	3,019,590
Executive Vice President of Special Projects	2011	122,307	—	—	5,455	127,762
	2010	118,764	—	—	15,680	134,444
Robert Kautz	2012	424,337	—	—	9,898	434,235
Former Chief Financial Officer(f)	2011	458,654	225,000	—	11,195	694,849
	2010	450,000	225,000	—	10,672	685,672

(a)
Messrs. Jeff Gold and Howard Gold are the Company's only "executive officers" other than the Company's Chief Executive Officer and Chief Financial Officer.

(b)
The salaries for 2012 reflect the total salary paid to each Named Executive Officer prior to and following the Merger. Prior to the Merger, the annual base salaries for Messrs. Schiffer, Jeff Gold and Howard Gold were approximately $120,000 each. Following the Merger their annual base salaries are $500,000 for Mr. Schiffer, $400,000 for Mr. Jeff Gold and $200,000 for Mr. Howard Gold. In August 2012, Mr. Schools was named Senior Vice President, Interim Chief Financial Officer and will receive an annual base salary of $275,000.

(c)
In accordance with SEC regulations, this column sets forth the aggregate grant date fair value of stock options computed in accordance with the provisions ASC 718. Amounts shown in this column may not correspond to the actual value that will be realized by a Named Executive Officer. Options granted to Messrs. Schiffer, Jeff Gold and Howard Gold with respect to fiscal 2012 are options to purchase the common stock of Parent. See "Note 10—Stock-Based Compensation Plans" to the consolidated financial statements included in this prospectus for the assumptions used to calculate grant date fair value.

(d)
Other compensation for Mr. Schiffer, Mr. Kautz, Jeff Gold and Howard Gold includes matching contributions under the Company's 401(k) Plan and life insurance premiums paid by the Company. Additionally, in connection with the Merger, 51,333 unvested PSUs held by Mr. Kautz were accelerated and exchanged for the Merger Consideration of $22.00 per share. Mr. Kautz received $1,129,326 in exchange for his 51,333 PSUs.

(e)
Mr. Schools served as Interim Chief Financial Officer of the Company from February 10, 2012 to August 2012 under an interim services agreement with Tatum, which provided for fees of $35,000 per month comprising Mr. Schools' salary reported with respect to fiscal 2012. In August 2012 this agreement was terminated in connection with the Company's direct employment of Mr. Schools as Senior Vice President, Interim Chief Financial Officer.

(f)
Mr. Kautz served as Chief Financial Officer of the Company until his resignation on February 10, 2012.

  Grants of Plan-Based Awards for Fiscal 2012

        The following table sets forth information concerning awards granted to the Named Executive Officers under Parent's 2012 Stock Incentive Plan during our fiscal year ended March 31, 2012:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(a)	Exercise or Base Price of Option Awards ($/Sh)(b)	Grant Date Fair Value of Option Awards ($)(c)
Eric Schiffer	3/22/2012	11,842	1,000.00	4,605,354
Jeff Gold	3/22/2012	10,361	1,000.00	4,029,393
Howard Gold	3/22/2012	7,401	1,000.00	2,878,249

(a)
Awards of options to purchase the common stock of Parent, granted under Parent's 2012 Stock Incentive Plan. Options vest subject to continuing employment with the Company in five equal annual installments commencing on the first anniversary of the date of grant.

(b)
The per share exercise price was the fair market value per share of Parent's stock as of the grant date of the stock options as determined by the Compensation Committee based on the capitalization of Parent immediately following the Merger.

(c)
Reflects aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See "Note 10—Stock-Based Compensation Plans" to the consolidated financial statements included in this prospectus for the assumptions used to calculate grant date fair value.

  Outstanding Equity Awards at Fiscal Year End 2012

        The following table sets forth information on stock options held by the Named Executive Officers as of March 31, 2012:

Name	Number of Securities Underlying Unexercised Options (#)(a)	Option Exercise Price ($)	Option Expiration Date
	Unexercisable
Eric Schiffer	11,842	1,000.00	3/22/2022
Jeff Gold	10,361	1,000.00	3/22/2022
Howard Gold	7,401	1,000.00	3/22/2022

(a)
Awards of options to purchase the common stock of Parent granted under Parent's 2012 Stock Incentive Plan, which vest subject to continuing employment with the Company in five equal annual installments commencing on the first anniversary of the date of grant. The term of the options is 10 years from the grant date.

  Options Exercises and Stock Vested during Fiscal 2012

        The following table sets forth information regarding options and stock awards, exercised and vested by the Named Executive Officers during our fiscal year ended March 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Kautz(a)	260,678	3,575,655	102,667	2,183,510

(a)
In connection with the Merger, all of Mr. Kautz's stock options were cancelled in exchange for a cash payment equal to the difference between the per share exercise price of such stock options and the per share consideration paid in the Merger, multiplied by the number of shares of the Company's common stock subject to each stock option. In fiscal 2012, 51,334 of Mr. Kautz's PSUs vested in accordance with their terms, and an additional 51,333 of Mr. Kautz's PSUs were fully vested in connection with the Merger. The value realized on vesting for all of Mr. Kautz's PSUs was calculated by multiplying the number of shares that vested by the Merger Consideration of $22.00 per share.

  Deferred Compensation

        We have a deferred compensation plan to provide certain key management employees the ability to defer up to 80% of their base compensation and bonuses. The plan is an unfunded nonqualified plan. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at specified future dates, upon retirement or death. We do not make contributions to this plan or guarantee earnings. Funds set aside to offset plan liabilities are held in a rabbi trust, and are not available for general corporate purposes. The rabbi trust is subject to creditor claims in the event of the Company's bankruptcy or insolvency.

  Nonqualified Deferred Compensation in Fiscal 2012

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)(b)
Eric Schiffer			$35,710		$1,142,076
Jeff Gold			$38,323		$1,118,440
Howard Gold			$38,520		$1,124,116

(a)
Reflects amounts reported as compensation earned by Named Executive Officers in the Summary Compensation Table.

(b)
Reflects amounts reported as compensation earned by Named Executives Officers in the Summary Compensation Table for prior years.

  Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to our Named Executive Officers, in connection with certain terminations of their employment with the Company and/or a change in control of the Company.

        In connection with the Merger, we entered into employment agreements with Messrs. Schiffer, Jeff Gold and Howard Gold. Each employment agreement provides that if the executive is terminated without "cause" (as defined in the employment agreement) or he resigns for "good reason" (as defined in the employment agreement), he will be entitled to the following benefits, contingent upon the executive executing a general release in favor of the Company: (a) severance payments equal to (i) three times his base salary plus (ii) three times his target annual incentive bonus for the year of such termination, (b) full vesting of all outstanding and then-unvested stock options, (c) payment of any unpaid incentive bonus earned for a prior fiscal year, and (d) COBRA coverage for one year at the Company's sole expense or, if earlier, until the executive becomes eligible for comparable coverage under health plans of another employer. The payments will begin on the 60th day following such termination, with 50% of the severance payments listed in (a) above to be paid in equal payments over the course of three years in accordance with the Company's regular payroll schedule and the other 50% to be paid in three, equal annual lump sum installments. In the event that a "change in control" (as defined in the employment agreement) occurs, 100% of the stock options shall vest and become exercisable.

        In addition, upon a termination of employment, each of Messrs. Schiffer, Jeff Gold and Howard Gold is entitled to a distribution of all deferred amounts and earnings thereon held on his behalf pursuant to our deferred compensation plan described above under "—Deferred Compensation."

        Messrs. Schiffer, Jeff Gold and Howard Gold each entered into a Non-Competition, Non-Solicitation and Confidentiality Agreement with the Company in connection with the Transactions. Each agreement prohibits the executive from competing with the Company, soliciting customers or clients of the Company, or soliciting or hiring away employees of the Company during the course of the executive's employment and for a period of three years following termination of employment with the Company.

        Throughout fiscal 2012, Mr. Schools served as Interim Chief Financial Officer pursuant to an interim services agreement with Tatum. Pursuant to this agreement, Mr. Schools was not entitled to receive severance, acceleration of equity awards or any compensation upon a termination or change in control and accordingly is not included in the following tables. Subsequently, in August 2012, the

Company terminated the agreement with Tatum, employed Mr. Schools directly and named Mr. Schools Senior Vice President, Interim Chief Financial Officer.

        The following table sets forth information on the potential payments to the Named Executive Officers (or, in the case of Mr. Kautz, the actual payments made to him in connection with his resignation and with a change in control) upon termination or change in control, assuming a termination or change in control occurred on March 31, 2012, at which time Parent's common stock was valued at $1,000.00 per share:

Name	Cash Payment ($)		Continuation of Group Health Plans ($)	Acceleration of Vesting of Options ($)
Eric Schiffer
Termination Without Cause or With Good Reason	5,719,739	(1)	18,193	0	(3)
Termination for Cause	1,219,739	(2)	—	—
Death/Total and Permanent Disability	1,219,739	(2)	—	0	(4)
Change in Control	—		—	0	(3)
Robert Kautz
Voluntary Resignation(5)	—		—	—
Change in Control	—		—	1,129,333
Jeff Gold
Termination Without Cause or With Good Reason	4,782,286	(1)	18,193	0	(3)
Termination for Cause	1,182,286	(2)	—	—
Death/Total and Permanent Disability	1,182,286	(2)	—	0	(4)
Change in Control	—		—	0	(3)
Howard Gold
Termination Without Cause or With Good Reason	2,957,193	(1)	5,322	0	(3)
Termination for Cause	1,157,193	(2)	—	—
Death/Total and Permanent Disability	1,157,193	(2)	—	0	(4)
Change in Control	—		—	0	(3)

(1)
Cash payments include the following:

•
Mr. Eric Schiffer—(i) three times his base salary ($1,500,000), (ii) three times his target annual bonus ($3,000,000), (iii) distribution of amounts held under deferred compensation plan ($1,142,076) and (iv) accrued vacation pay ($77,663).

•
Mr. Jeff Gold—(i) three times his base salary ($1,200,000), (ii) three times his target annual bonus ($2,400,000), (iii) distribution of amounts held under deferred compensation plan ($1,118,440) and (iv) accrued vacation pay ($63,846).

•
Mr. Howard Gold—(i) three times his base salary ($600,000), (ii) three times his target annual bonus ($1,200,000), (iii) distribution of amounts held under deferred compensation plan ($1,124,116) and (iv) accrued vacation pay ($33,077).

(2)
Cash payments include the following:

•
Mr. Eric Schiffer—(i) distribution of amounts held under deferred compensation plan ($1,142,076) and (ii) accrued vacation pay ($77,663).

•
Mr. Jeff Gold—(i) distribution of amounts held under deferred compensation plan ($1,118,440) and (ii) accrued vacation pay ($63,846).

•
Mr. Howard Gold—(i) distribution of amounts held under deferred compensation plan ($1,124,116) and (ii) accrued vacation pay ($33,077).

(3)
Upon termination by us without cause or by them for good reason, all our named executives officers' unvested options would become immediately vested. As of March 31, 2012, the number of options subject to acceleration of vesting were as follows: Mr. Eric Schiffer—11,842; Mr. Jeff Gold—10,361; and Mr. Howard Gold—7,401. Because the fair market value of the underlying shares was the same as the exercise price as of March 31, 2012, no value is attributable to the acceleration of these options.

(4)
Upon death or permanent disability, the portion of our named executive officers' unvested options that would have vested in the 12 months following such an event would become immediately vested. As of March 31, 2012, the number of options subject to acceleration of vesting were as follows: Mr. Eric Schiffer—2,368; Mr. Jeff Gold—2,072; and Mr. Howard Gold—1,480. Because the fair market value of the underlying shares was the same as the exercise price as of March 31, 2012, no value is attributable to the acceleration of these options.

(5)
Mr. Kautz did not receive any compensation in connection with his voluntary resignation on February 10, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners

        The following table sets forth as of June 30, 2012, certain information relating to the ownership of our common stock by each person known to be the beneficial owner of more than five percent of the outstanding shares of our common stock. None of our directors or Named Executive Officers is the beneficial owner of any of our common stock.

        Beneficial ownership is determined in accordance with SEC rules that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and call rights held by that person that currently are exercisable or exercisable within 60 days after June 30, 2012 are deemed to be outstanding and beneficially owned by such person.

Names and Addresses	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock		Percent Of Class B Common Stock
Number Holdings, Inc.	100	100%	100	(1)	100	%(1)
2000 Avenue of the Stars, 12th Floor Los Angeles 90067
ACOF III Number Holdings, LLC	0	0%	10	(1)	10	%(1)
2000 Avenue of the Stars, 12th Floor Los Angeles 90067

(1)
Parent owns 100% of the Company's Class A Common Stock, which carries substantially all of the economic rights in the Company, and 90% of the Company's Class B Common Stock, which carries de minimis economic rights and the right to vote solely with respect to the election of directors. ACOF III Number Holdings, LLC ("ACOF III LLC") holds the remaining 10% of the Company's Class B Common Stock, subject to a call right that allows Parent to repurchase such stock without the consent of ACOF III LLC at any time for de minimis consideration. For additional detail regarding rights with respect to the Company's Class A and Class B Common Stock, see "Certain Relationships and Related Party Transactions—Voting Agreement" in this prospectus.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of June 30, 2012, certain information relating to the ownership of the common stock of Parent by (i) each person or group known by us to own beneficially more than 5% of the outstanding shares of our Parent's common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned.

Name of Beneficial Owner	Number of Shares of Class A Common Stock of Parent	Percent of Class A Common Stock of Parent	Number of Shares of Class B Common Stock of Parent		Percent Of Class B Common Stock of Parent
Directors and Named Executive Officers(1)(2)
Howard Gold	20,000	3.14%	20,000		3.14%
Jeff Gold	20,000	3.14%	20,000		3.14%
Eric Schiffer	20,000	3.14%	20,000		3.14%
Frank Schools	—	—	—		—
Richard Anicetti	—	—	—		—
Norman Axelrod(3)	750	0.12%	750		0.12%
Shane Feeney(4)	—	—	—		—
Andrew Giancamilli	—	—	—		—
Dennis Gies(5)	—	—	—		—
Scott Nishi(4)	—	—	—		—
David Kaplan(6)	—	—	—		—
Adam Stein(7)	—	—	—		—
All of the Company's current executive officers and directors as a group, 12 persons	60,750	9.54%	60,750		9.54%
Beneficial Owners of 5% or More of our Parent's Outstanding Common Stock
Ares Corporate Opportunities Fund III, L.P.(8)	335,900	52.76%	344,905	(10)	54.17%
CPP Investment Board (USRE II) Inc.(9)	200,000	31.41%	190,995		30.00%

(1)
Except as otherwise noted, the address of each director and each current executive officer is c/o 99¢ Only Stores, 4000 Union Pacific Avenue, City of Commerce, CA 90023.

(2)
Through a voting agreement within the stockholders agreement, (i) Ares has the right to designate four members of the Parent Board and, subject to the approval of CPPIB, two independent members of the Parent Board, and (ii) CPPIB has the right to designate two members of the Parent Board, in each case, for so long as such Sponsor and its affiliates and permitted transferees own at least 15% of outstanding shares of Class A Common Stock of Parent. Under the terms of the stockholders agreement, each of the Sponsors has agreed to vote in favor of the other's director designees. See "Certain Relationships and Related Party Transaction—Stockholders Agreement" in this prospectus. As a result, each of the Sponsors may be deemed to be the beneficial owner of the shares of Class A Common Stock of Parent owned by the other. Each of Ares and CPPIB expressly disclaims beneficial ownership of the shares of Class A Common Stock of Parent not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or CPPIB.

(3)
Consists of (i) 500 shares of each of Parent's Class A Common Stock and Parent's Class B Common Stock directly held by Mr. Axelrod, and (ii) 250 shares of each of Parent's Class A Common Stock and Parent's Class B Common Stock directly held by AS Skip, LLC, a Delaware limited liability company of which Mr. Axelrod is the managing member. These shares were purchased in connection with a Stock Purchase Agreement, dated as of June 11, 2012, for an aggregate purchase price of $750,000.

(4)
The address of each of Messrs. Feeney and Nishi is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2600, Toronto, ON, M5C 2W5.

(5)
The address of Mr. Gies is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Gies is a Vice President in the Private Equity Group of Ares Management LLC ("Ares Management"). Mr. Gies expressly disclaims beneficial ownership of the shares owned by Ares.

(6)
The address of Mr. Kaplan is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management and member of Ares Partners Management Company LLC ("APMC"), both of which indirectly control Ares. Mr. Kaplan expressly disclaims beneficial ownership of the shares owned by Ares.

(7)
The address of Mr. Stein is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Stein is a Partner in the Private Equity Group of Ares Management. Mr. Stein expressly disclaims beneficial ownership of the shares owned by Ares.

(8)
Refers to shares owned by Ares acquired in connection with the Merger. The general partner of Ares is ACOF Management III, L.P. ("ACOF Management III"), and the general partner of ACOF Management III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"). ACOF Operating Manager III is owned by Ares Management, which, in turn, is owned by Ares Management Holdings LLC ("Ares Management Holdings"). Ares Management Holdings is controlled by Ares Holdings LLC ("Ares Holdings"), which, in turn, is controlled by APMC (together with Ares, ACOF Management III, ACOF Operating Manager III, Ares Management, Ares Management Holdings, and Ares Holdings, the "Ares Entities"). APMC is managed by an executive committee comprised of Mr. Kaplan and Michael Arougheti, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of stock of Parent owned by Ares. Each of the members of the executive committee, the Ares Entities (other than Ares with respect to the shares it holds directly) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of stock of Parent owned by Ares. The address of each Ares Entity is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(9)
Refers to shares owned by CPP Investment Board (USRE II) Inc. ("CPP") acquired in connection with the Merger. CPP is a wholly owned subsidiary of CPPIB. CPPIB is managed by a board of directors. Because the board of directors acts by consensus/majority approval, none of the directors of the board of directors has sole voting or dispositive power with respect to the shares of stock of our Parent owned by CPP. Each of Messrs. Feeney and Nishi each expressly disclaims beneficial of such shares. The address of each of CPP and CPPIB is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2600, Toronto, ON, M5C 2W5.

(10)
9,005 of these Class B Shares are subject to (i) a call right that allows CPP to repurchase such stock at any time for de minimis consideration and (ii) a proxy by which Ares is to take certain actions requested by CPP to elect or remove the directors of Parent or certain other matters.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        Upon completion of the Merger, our Parent entered into a stockholders agreement with each of its stockholders, which includes certain of our directors, employees and members of the Company's management and our principal stockholders. The stockholders' agreement gives (i) Ares the right to designate four members of the Parent Board, (ii) Ares the right to designate two independent members of the Parent Board, which directors shall be approved by CPPIB, and (iii) CPPIB the right to designate two members of the Parent Board, in each case for so long as they or their respective affiliates beneficially own at least 15% of the then outstanding shares of Class A Common Stock of our Parent. The stockholders agreement provides for the election of Eric Schiffer, Jeff Gold and Howard Gold (collectively, the "Management Directors") to the Parent Board, for so long as they hold the position of Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. The stockholders agreement also provides for certain board observer rights. Under the terms of the stockholders agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including at least one director designated by Ares and one director designated by CPPIB, and certain other corporate actions require the approval of at least one Management Director. These actions include the incurrence of additional indebtedness over $20 million in the aggregate outstanding at any time, the issuance or sale of any of our capital stock over $20 million in the aggregate, the sale, transfer or acquisition of any assets with a fair market value of over $20 million, the declaration or payment of any dividends, entering into any merger, reorganization or recapitalization, amendments to our charter or bylaws, approval of our annual budget and other similar actions.

        The stockholders agreement contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights. In addition, the stockholders agreement contains registration rights that, among other things, require our Parent to register common stock held by the stockholders who are parties to the stockholders agreement in the event our Parent registers for sale, either for its own account or for the account of others, shares of its common stock.

        Under the stockholders agreement, certain affiliate transactions require the approval of a majority of disinterested directors, and certain affiliate transactions between our Parent, on the one hand, and Ares, CPPIB or any of their respective affiliates, on the other hand, require the approval of a majority of disinterested directors, including at least one Management Director.

Voting Agreement

        The Canada Pension Plan Investment Board Act 1997 (Canada) imposes certain share ownership limitations on CPPIB. These limitations include restrictions on CPPIB's indirect ownership levels (through Parent) of our Class B Common Stock, which has de minimis economic rights and the right to vote solely with respect to the election of directors. An affiliate of Ares holds 10% of our Class B Common Stock. We have entered into a voting agreement with Parent and the affiliate of Ares pursuant to which such Class B Common Stock held by the affiliate of Ares is subject to a call right that allows Parent to repurchase such stock at any time for de minimis consideration. The voting agreement also provides, among other things, for the affiliate of Ares to take certain actions requested by Parent to elect or remove our directors.

Management Services Agreements

        Upon completion of the Merger, we and Parent entered into management services agreements with affiliates of the Sponsors (the "Management Services Agreements"). Under each of the Management Services Agreements, we and Parent agreed to, among other things, retain and reimburse affiliates of the Sponsors for certain management and financial services and provide customary indemnification to the Sponsors and their affiliates. In addition, upon completion of the Merger, we and Parent reimbursed affiliates of the Sponsors for their expenses incurred in connection with the Merger in an aggregate amount of $4.2 million.

Agreements Regarding Lease Arrangements

        On January 13, 2012, we entered into new lease agreements (the "Leases") with Eric Schiffer, Howard Gold, Jeff Gold and Karen Schiffer, the spouse of Mr. Schiffer and sister of Messrs. Howard and Jeff Gold, and certain of their affiliates for 13 stores and one store parking lot, which replaced the existing month-to-month leases. The Leases have approximate initial terms of either five or ten years and the base rents may be adjusted to market value in an aggregate amount not to exceed $1 million per annum. Rental expense for these Leases was $0.7 million for the period of January 15, 2012 to March 31, 2012 and $1.7 million for the period of April 3, 2011 to January 14, 2012. Rental expense for these Leases was $2.1 million in each of fiscal years 2011 and 2010.

Director Independence

        As of June 30, 2012, our board of directors was comprised of Richard Anicetti, Norman Axelrod, Shane Feeney, Andrew Giancamilli, Dennis Gies, Howard Gold, Jeff Gold, David Kaplan, Scott Nishi, Eric Schiffer and Adam Stein. Pursuant to the stockholders agreement of Parent, Messrs. Axelrod, Gies, Kaplan and Stein were designated by Ares and Messrs. Feeney and Nishi were designated by CPPIB. Messrs. Anicetti and Giancamilli were designated and approved by the Sponsors. Messrs. Schiffer, Howard Gold and Jeff Gold were elected to the board of directors pursuant to the stockholders agreement of Parent. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent.

Review, Approval or Ratification of Transactions with Related Persons

        Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, the Parent Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Parent Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.

 DESCRIPTION OF OUR CREDIT FACILITIES

        The following is a summary of the material terms that are contained in the Credit Facilities. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the documents entered into or to be entered into in connection with the Credit Facilities.

        Concurrently with the closing of the Merger (the "Closing Date"), we, together with Parent and certain of Parent's subsidiaries, entered into Credit Facilities provided by a syndicate of lenders arranged by co-lead arrangers RBC Capital Markets, BMO Capital Markets, and Deutsche Bank Securities Inc. The Credit Facilities include (a) $175 million in commitments under the ABL Facility, and (b) an aggregate principal amount under the First Lien Term Facility of $525 million.

        Effective April 4, 2012, we amended the terms of the First Lien Term Facility. The amendment decreased the interest rate applicable to the term loans from LIBOR plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in each of our First Lien Term Facility and its ABL Facility was amended to permit an additional $5 million in capital expenditures per year.

        The ABL Facility permits us, in certain circumstances and upon certain agreed upon terms and conditions, to (a) increase revolving commitments thereunder in an aggregate amount of up to $50 million and/or (b) refinance loans or commitments under the ABL Facility and any incremental revolving facility with one or more new revolving facilities.

        The First Lien Term Facility permits us, in certain circumstances and upon certain agreed upon terms and conditions, to (a) add one or more incremental term facilities in an aggregate amount of up to $150 million and/or (b) refinance loans under the First Lien Term Facility and any incremental term facility with one or more new term facilities.

        The ABL Facility includes a $50 million sub-limit for the issuance of letters of credit and a $17.5 million sub-limit for swingline borrowings and is subject to borrowing base and certain other restrictions. The borrowing base is calculated using a formula based on eligible receivables and eligible inventory minus reserves. Availability under the ABL Facility is also subject to customary reserves that may be imposed by the administrative agent. At the closing of the Merger, $10 million of the ABL Facility was drawn on January 13, 2012 to finance a portion of the Merger consideration and transaction expenses, and in February 2012, we repaid the entire $10 million.

        Guarantees; security.    Our obligations under the Credit Facilities are guaranteed on a joint and several basis by the Credit Facilities Guarantor. In addition, the Credit Facilities are secured by pledges (subject to permitted liens and other agreed-upon exceptions and limitations) of certain of our equity interests and the equity interests of each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of Parent (collectively, the "Pledged Equity").

        The ABL Facility is secured by a first priority perfected security interest (subject to permitted liens and other agreed-upon exceptions and limitations) in all of our and the Credit Facilities Guarantor's cash, cash equivalents, accounts receivable, inventory and related intellectual property rights (collectively, the "Revolver Collateral"). The First Lien Term Facility is secured by a first priority perfected security interest (subject to permitted liens and other agreed-upon exceptions and limitations) in the Pledged Equity and substantially all of our and the Credit Facilities Guarantors' other tangible and intangible personal property and certain owned real property (collectively, the "Remaining Collateral").

        The ABL Facility is secured by a second priority perfected security interest (subject to permitted liens and other agreed-upon exceptions and limitations) in the Remaining Collateral. The First Lien Term Facility is secured by a second priority perfected security interest (subject to permitted liens and other agreed-upon exceptions and limitations) in the Revolver Collateral.

        Interest rate; fees.    Borrowings under the ABL Facility bear interest for an initial period of two fiscal quarters ending after the Closing Date at rate per annum based, at our option, on (a) LIBOR plus 2.0% or (b) base rate plus 1.0%. Thereafter, borrowings under the ABL Facility will have variable pricing and will be based, at our option, on LIBOR or the base rate, in each case, plus an applicable margin to be determined based on a pricing grid depending on average historical excess availability for the most recently ended quarter.

        Borrowings of loans under the First Lien Term Facility bear interest, at a rate per annum, based, at our option, on (a) LIBOR plus 4.00% or (b) base rate plus 3.00%.

        In addition to paying interest on outstanding principal under the Credit Facilities, we are required to pay a commitment fee to the lenders under the ABL Facility in respect of unutilized commitments thereunder, which fee is payable quarterly in arrears and determined based on a pricing grid depending on average historical excess availability.

        Maturity; amortization.    The ABL Facility matures on the date that is five years after the Closing Date. There is no scheduled amortization under the ABL Facility. The First Lien Term Facility matures on the date that is seven years after the Closing Date. The First Lien Term Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the First Lien Term Facility with the balance payable on the seventh anniversary of the Closing Date.

        Prepayment; reduction.    Except as set forth in the following sentence, the Credit Facilities permit all or any portion of the loans outstanding thereunder to be prepaid at any time at our option without premium or penalty (except LIBOR breakage costs, if applicable). The First Lien Term Facility requires payment of a prepayment premium in connection with (a) any prepayment of loans with the proceeds of, or any conversion of loans under the First Lien Term Facility into, any new or replacement tranche of term loans bearing interest at an "effective" interest rate less than the "effective" interest rate applicable to the loans under the Term Facility and (b) any amendment to the First Lien Term Facility that directly or indirectly reduces the "effective" interest rate applicable to the loans under the First Lien Term Facility, in each case, that is effected within the first year after the effective date of such amendment. No such prepayment premium is payable in connection with a change of control.

        Subject to certain exceptions, the ABL Facility requires us to make mandatory prepayments of loans (with no reduction in commitments) thereunder with (a) the net cash proceeds of non-ordinary course asset sales and (b) casualty and condemnation proceeds, in each case in respect of collateral included in the borrowing base and upon customary terms and conditions set forth therein.

        Subject to certain exceptions, the First Lien Term Facility requires us to make mandatory prepayments of loans thereunder with (a) certain percentages of excess cash flow, with voluntary prepayments of loans under the ABL Facility (to the extent commitments thereunder are permanently reduced by the amount of such prepayment) and the First Lien Term Facility being credited against the excess cash flow prepayment obligation on a dollar-for dollar basis, (b) the net cash proceeds (including insurance and condemnation proceeds) of certain non-ordinary course asset sales and (c) the net cash proceeds of issuances of certain debt obligations after the Closing Date, in each case upon customary terms and conditions (including reinvestment rights) set forth therein.

        Covenants.    The Credit Facilities contain customary affirmative and negative covenants applicable to us, Parent and our restricted subsidiaries, including, among other things, certain limitations on our ability to (i) incur additional debt, (ii) grant liens on assets, (iii) undergo certain fundamental changes, (iv) dispose of assets (including subsidiaries) and engage in sale leasebacks, (v) make investments, acquisitions, loans and advances, (vi) make prepayments, redemptions or repurchases of junior debt, and amend or modify material documents relating thereto in a manner materially adverse to the lenders, (vii) amend or modify organizational documents in a manner materially adverse to the lenders, (viii) pay dividends and other distributions on, or make redemptions of, our equity, (ix) restrict our subsidiaries' ability to pay dividends or make similar distributions, (x) create or modify negative pledge clauses, (xi) enter into transactions with affiliates, (xii) make capital expenditures and (xiii) change our fiscal year, in each case subject to materiality thresholds, baskets and other exceptions and qualifications set forth therein. The ABL Facility contains a springing minimum fixed charge coverage ratio applicable to us and our restricted subsidiaries, which applies in any period in which we fail to maintain excess availability of a specified amount. The First Lien Term Facility does not contain any financial maintenance covenants.

        Events of default.    The Credit Facilities include customary events of default applicable to us, Parent and our restricted subsidiaries. Upon the occurrence of any such event of default, our obligations under the Credit Facilities may be accelerated and the lending commitments terminated. Events of default are limited to the following: our failure to pay principal of the Loans when due, our failure to pay interest, fees or other amounts after a five business day grace period, default under any covenant or agreement in any Credit Facility Document (subject, in the case of certain covenants, to specified grace periods), inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to other material indebtedness (including the exchange notes) in excess of $25 million, insolvency or bankruptcy of Parent, us or our material restricted subsidiaries (with a 60 day grace period for involuntary events), material monetary judgments in an amount in excess of $25 million (to the extent not covered by insurance), certain ERISA events that could reasonably be expected to result in a material adverse effect, the actual or asserted invalidity of any material provision of any Credit Facility Document, the actual or asserted invalidity of any material security interest, the failure of any junior financing in an aggregate principal amount in excess of $25 million to be subordinated in right of payment to the obligations under the Credit Facilities, and change of control.

DESCRIPTION OF EXCHANGE NOTES

        In this description, the terms "Issuer," "we," "us" and "our" refer to 99¢ Only, and not to any of its Subsidiaries. We issued the outstanding notes, and will issue the exchange notes, under the indenture dated as of December 29, 2011, as supplemented by the supplemental indenture dated as of January 13, 2012 (the "Indenture") among the Issuer, the Guarantors party thereto and Wilmington Trust, National Association, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and related registration rights applicable to the outstanding notes do not apply to the exchange notes. As used in this section, "outstanding notes" means the notes issued on December 29, 2011 under the Indenture, "exchange notes" means the notes issued under the Indenture in connection with this exchange offer, and "notes" refers to the outstanding notes and the exchange notes, collectively. The terms of the notes include those expressly set forth in the Indenture and those specifically made part of the Indenture by reference to the TIA. The Indenture is unlimited in aggregate principal amount. Although the issuance of the outstanding notes was, and this issuance of these exchange notes is, limited to $250 million, we may issue an unlimited principal amount of additional notes under the Indenture (the "Additional Notes"). The Additional Notes and the notes will have identical terms and conditions other than with respect to Issue Date, issue price and the first interest payment date. We are only permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the exchange notes and will vote on all matters with the holders of the exchange notes.

        This following description is only a summary of the material provisions of the Indenture, it does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture, because it, and not this description, define your rights as holders of the notes. You may request copies of the Indenture at our address set forth under the heading "Where You Can Find Additional Information."

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions.

Terms of the Notes

        The exchange notes:

  •
  will be general unsecured unsubordinated obligations of the Issuer;

  •
  will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuer;

  •
  will be pari passu in right of payment with all existing and any future senior Indebtedness of the Issuer;

  •
  will be effectively junior in right of payment to all existing and future senior secured Indebtedness of the Issuer to the extent of the assets securing such Indebtedness;

  •
  will be unconditionally guaranteed on a senior unsecured unsubordinated basis by the Guarantors; and

  •
  will be effectively junior to any existing and future liabilities of Subsidiaries of the Issuer that are not Guarantors.

Transfer and Exchange

        A holder may transfer or exchange the exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any exchange notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any exchange note for a period of 15 days before the mailing of a notice of redemption of exchange notes to be redeemed. The registered holder of an exchange note will be treated as the owner of the exchange note for all purposes.

Principal, Maturity and Interest

        The outstanding notes were initially issued on December 29, 2011 in the principal amount of $250 million in connection with the Acquisition. In the future, the Issuer may, without the consent of the holders, increase the principal amount of the exchange notes through the issuance of Additional Notes on the same terms and conditions (other than issue date, issue price and first interest payment date). Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, certain amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Exchange Notes," references to the exchange notes include any Additional Notes actually issued. The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange notes will mature on December 15, 2019. Interest on the exchange notes will accrue at the rate of 11% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing on June 15, 2012, to the Persons who are registered holders at the close of business on June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 29, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The Indebtedness evidenced by the exchange notes will be unsecured obligations of the Issuer, ranking senior in right of payment to the future obligations of the Issuer that are by their terms expressly subordinated or junior in right of payment to the exchange notes and equally in right of payment with all existing and future unsubordinated obligations of the Issuer, but effectively junior to all secured obligations of the Issuer (including obligations under the Term Facility and the ABL Facility), to the extent of the value of assets securing such debt.

        The Indebtedness evidenced by the Guarantees will be unsecured obligations of the Guarantors, ranking senior in right of payment to the future obligations of the Guarantors that are by their terms expressly subordinated or junior in right of payment to the Guarantees and equally in right of payment with all existing and future unsubordinated obligations of the Guarantors, but effectively junior to all secured obligations of the Guarantors (including obligations under the Term Facility and the ABL Facility), to the extent of the value of assets securing such debt.

        At March 31, 2012,

          (1)   the Issuer and its Subsidiaries had $250 million of senior unsecured Indebtedness outstanding consisting of the outstanding notes;

          (2)   the Issuer and its Subsidiaries had $513.6 million of Secured Indebtedness outstanding under the Term Facility; and

          (3)   the Issuer had (x) an additional $175 million of available borrowings under the ABL Facility, (y) the option, subject to certain conditions, to request additional incremental term loans under the Term Facility in an aggregate principal amount of up to $150 million and (z) the option, subject to certain conditions, to increase asset-based revolving credit facility commitments under the ABL Facility in an aggregate principal amount of up to $50 million, which, in each case if borrowed, would be Secured Indebtedness.

        Although the Indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries of the Issuer that are not Guarantors, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

        A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the exchange notes. The exchange notes, therefore, will be effectively subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors.

        See "Risk Factors—Risks Related to the Exchange Notes" in this prospectus.

Guarantees

        The Guarantors will guarantee the exchange notes and, in the future, subject to exceptions set forth under the caption "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", direct and indirect Restricted Subsidiaries of the Issuer that guarantee certain Indebtedness of the Issuer or any Guarantor will guarantee the exchange notes, subject to release as provided below or elsewhere in this "Description of Exchange Notes." The Guarantors will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the exchange notes, whether for payment of principal of, premium, if any, or interest on the exchange notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations").

        Each Guarantee will be the full and unconditional obligation of the applicable Guarantor. A Guarantee may be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors—Risks Related to the Exchange Notes—Because each guarantor's liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors" in this prospectus. The Issuer will cause each Subsidiary that is required to guarantee the exchange notes under the Indenture to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the exchange notes on the same basis. See "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

        Each Guarantee is a continuing guarantee and shall:

          (1)   remain in full force and effect until payment in full of all the Guaranteed Obligations;

          (2)   subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

          (3)   inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        A Guarantee of a Guarantor will be automatically released upon:

          (1)   the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock, or all or substantially all of the assets, of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Indenture and following which the applicable Guarantor is no longer a Restricted Subsidiary;

          (2)   the Issuer's designation of such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary";

          (3)   the release or discharge of the obligation of such Guarantor to guarantee the Indebtedness that resulted in its obligation to guarantee the exchange notes (other than a discharge or release by or as a result of payment made under such guarantee), (b) the repayment of any such Indebtedness or (c) the repurchase of the Disqualified Stock that resulted in its obligation to guarantee the exchange notes; and

          (4)   the Issuer's exercise of its legal defeasance option or covenant defeasance option as described under "—Defeasance" or if the Issuer's obligations under the Indenture are otherwise discharged in accordance with the terms of such Indenture.

        Each of 99¢ Only's currently existing Domestic Subsidiaries will be Guarantors.

Optional Redemption

        On or after December 15, 2014, the Issuer may redeem the exchange notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2014	108.250%
2015	105.500%
2016	102.750%
2017 and thereafter	100.000%

        In addition, prior to December 15, 2014, the Issuer may redeem the exchange notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the exchange notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing, on or prior to December 15, 2014, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the exchange notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (a) by the Issuer or (b) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer at a redemption price (expressed as a percentage of principal amount thereof) of 111.000%, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that (a) at least 65% of the original aggregate principal amount of the exchange notes (calculated after giving effect to any issuance of Additional Notes) shall remain outstanding after each such redemption; and (b) such redemption must occur within 90 days after the date on which any such Equity Offering is consummated, and upon not less than 30 days' nor more than 60 days' notice by the Issuer mailed to each holder of exchange notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

        At the Issuer's request, the Trustee shall give notice of redemption in the Issuer's name and at the Issuer's expense, provided that the Issuer shall provide the Trustee with the information required by the Indenture not less than 35 days before the redemption date.

        Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

        In the case of any partial redemption, selection of exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or such other method as the Trustee shall deem appropriate and if applicable, in accordance with the procedures of DTC. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest, on, the exchange notes to be redeemed; provided that new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the exchange notes. However, under certain circumstances, the Issuer may be required to offer to purchase exchange notes as described under the captions "—Change of Control" and "—Certain Covenants—Asset Sales." We may at any time and from time to time purchase exchange notes in the open market or otherwise.

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem exchange notes as described under "—Optional Redemption."

        In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this covenant, then prior to the mailing or electronic transmission of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

          (1)   repay in full all Bank Indebtedness or, if doing so will allow the purchase of exchange notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

          (2)   obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes as provided for in the immediately following paragraph.

See "Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the exchange notes upon a change of control" in this prospectus.

        Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its option to redeem the exchange notes by delivery of a notice of redemption as described under "—Optional Redemption," the Issuer shall mail or send electronically a notice (a "Change of Control Offer") to each holder of record with a copy to the Trustee stating:

          (1)   that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder's exchange notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant material facts and financial information regarding such Change of Control;

          (3)   the repurchase date (which shall be no less than 30 days nor more than 60 days from the date such notice is mailed or sent electronically); and

          (4)   the instructions that a holder must follow in order to have its exchange notes repurchased, which instructions shall have been determined by the Issuer consistent with this covenant.

        Notwithstanding the foregoing, the Issuer may make a Change of Control Offer in advance of, and conditioned upon, a Change of Control, if a definitive agreement is in place for the transaction or event underlying such Change of Control at the time the Change of Control Offer is made.

        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we may decide to do so in the future. Subject to the limitations discussed below, we may, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of

Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

        The occurrence of events that constitute a Change of Control may constitute a default under the Term Facility and the ABL Facility, which, absent a valid waiver thereof, could result in such Indebtedness becoming immediately due and payable. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the financial effect of the exercise by the holders of their right to require the Issuer to repurchase the exchange notes pursuant to this covenant could cause a default under such Bank Indebtedness, even if the Change of Control itself does not. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available to make any required repurchases. See "Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the exchange notes upon a change of control" in this prospectus.

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," under New York law, which governs the Indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of exchange notes to require the Issuer to repurchase such exchange notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the Indenture relating to the Issuer's obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes of that series.

        In addition, the Issuer is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

        Exchange notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of exchange notes issued but not outstanding or will be retired and cancelled at the option of the Issuer. Exchange notes purchased by a third party pursuant to the preceding paragraph will have the status of exchange notes issued and outstanding.

Certain Covenants

        Set forth below are summaries of certain covenants that are contained in the Indenture. During any period of time that (i) the exchange notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture, then the Issuer and its Restricted Subsidiaries will not be subject to the covenants specifically listed under the following captions in this "Description of Exchange Notes" section of this prospectus (collectively, the "Suspended Covenants").

          (1)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (2)   "—Limitation on Restricted Payments";

          (3)   "—Dividend and Other Payment Restrictions Affecting Subsidiaries";

          (4)   "—Asset Sales";

          (5)   "—Transactions with Affiliates";

          (6)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries"; and

          (7)   clause (4) of the first paragraph of "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets."

        In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to such series of exchange notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

        On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." In addition, for purposes of the "—Transaction with Affiliates" covenant, any contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of clause (8) of the second paragraph under "—Transactions with Affiliates" and for purposes of the "—Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant, on the Reversion Date, any contractual encumbrances or restrictions of the type specified in clauses (a), (b) or (c) of that covenant entered into during the Suspension Period, will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (1) under "—Dividend and Other Payment Restrictions Affecting Subsidiaries." As described above, however, no Default or Event of Default with respect to the Suspended Covenants will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or the Restricted Subsidiaries during the Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

        For purposes of the "—Asset Sales" covenant, on the Reversion Date, the unutilized Excess Proceeds will be reset to zero.

        During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

        There can be no assurance that the exchange notes will ever achieve or maintain Investment Grade Ratings. See "Risks Related to the Exchange Notes—During any period in which the exchange notes are rated investment grade, certain covenants contained in the Indenture will not be applicable" in this prospectus.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Indenture provides that:

          (1)   the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

          (2)   the Issuer will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock (other than Disqualified Stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary);

provided, that the Issuer and any Guarantor may Incur Indebtedness (including any Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further that Restricted Subsidiaries that are not Guarantors shall not Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock pursuant to the foregoing if, after giving pro forma effect to such Incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount or liquidation preference of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors exceeds the greater of (i) $40 million and (ii) 2.0% of Total Assets at the time of Incurrence.

        The foregoing limitations do not apply to:

          (a)   the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) at any one time outstanding not to exceed the sum of (i) $675 million plus (ii) the greater of (x) (1) $225 million less (2) the aggregate amount of Indebtedness Incurred under clause (r) of this paragraph and (y) the amount of the Borrowing Base as of the date of such Incurrence;

          (b)   the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the exchange notes (not including any Additional Notes) and the Guarantees;

          (c)   Indebtedness of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d)   (A) Capitalized Lease Obligations Incurred by the Issuer or any of its Restricted Subsidiaries, (B) mortgage financings and other purchase money obligations or Indebtedness

  Incurred by the Issuer or any of its Restricted Subsidiaries, (C) Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and (D) Preferred Stock issued by any Restricted Subsidiary, in each case Incurred to finance the acquisition, lease, construction, repair, replacement or improvement of property (real or personal, and whether through the direct purchase of property or the Equity Interests of any Person owning such property), and which was Incurred prior to or within 270 days of such acquisition, lease, construction, repair, replacement or improvement; provided that the aggregate amount of such Indebtedness, Disqualified Stock and Preferred Stock, together with all refinancings and replacements thereof, shall not exceed the greater of (x) $50 million and (y) 2.75% of Total Assets at the time of Incurrence; and provided further that the aggregate principal amount of Indebtedness Incurred on behalf of, or representing Guarantees of Indebtedness of, Joint Ventures of the Issuer or any Restricted Subsidiary Incurred under this clause (d) shall not exceed $10 million at any one time outstanding;

          (e)   Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments, in each case issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided any such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

          (h)   shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

          (i)    Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a

  Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

          (j)    Hedging Obligations that are not Incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

          (k)   obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

          (l)    Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred under this clause (l) (and any refinancing or replacement thereof), does not exceed the greater of (x) $75 million and (y) 4.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

          (m)  Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 100.0% of the Unapplied Proceeds;

          (n)   any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the exchange notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Person with respect to such Indebtedness shall be subordinated in right of payment to such Person's Guarantee or other obligations with respect to the exchange notes substantially to the same extent as such Indebtedness is subordinated to the exchange notes or the Guarantee of such Restricted Subsidiary, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer or a Guarantor, such guarantee is Incurred in accordance with the covenant described under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" solely to the extent such covenant is applicable;

          (o)   the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (m), (p) or this clause (o) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to

  so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock (subject to the following proviso, "Refinancing Indebtedness"); provided, that:

            (1)   the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so, refunded, refinanced or defeased, plus the amount of any tender premium or premium required to be paid under the terms of the instrument governing the Indebtedness, Preferred Stock or Disqualified Stock being so refunded, refinanced or defeased, defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock;

            (2)   such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased;

            (3)   such Refinancing Indebtedness has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the exchange notes;

            (4)   to the extent such Refinancing Indebtedness refinances (a) Indebtedness subordinated to the exchange notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is subordinated to the exchange notes or the Guarantee of such Restricted Subsidiary, as applicable, to at least the same extent as the Indebtedness being refinanced or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

            (5)   such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Preferred Stock or Disqualified Stock of the Issuer or a Guarantor, or (y) Indebtedness, Preferred Stock or Disqualified Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Preferred Stock or Disqualified Stock of an Unrestricted Subsidiary;

          (p)   Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

            (1)   the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

            (2)   the Fixed Charge Coverage Ratio of the Issuer would be equal or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

          (q)   Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary of the Issuer Incurred to finance or assumed in connection with an acquisition, and any refinancing or replacement thereof, in a principal amount not to exceed $20 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (q);

          (r)   Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

          (s)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (t)    Indebtedness of the Issuer or any Restricted Subsidiary supported by, and recourse only to, a letter of credit or bank guarantee issued pursuant to Credit Facilities permitted under this covenant, in a principal amount not in excess of the stated amount of such letter of credit; provided that any such Indebtedness shall only be permitted to be Incurred pursuant to this clause (t) and not reclassified;

          (u)   Indebtedness of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (u), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (u), does not exceed the greater of (x) $25 million and (y) 1.5% of Total Assets at the time of Incurrence, at any one time outstanding;

          (v)   Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums or take-or-pay obligations contained in ordinary course supply arrangements;

          (w)  Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under "—Limitation on Restricted Payments"; and

          (x)   Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements.

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) (other than Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to clause (t) above) in any manner and at any time that complies with this covenant; provided that all Indebtedness under the Term Facility and ABL Facility or any refinancing thereof that is secured by a Lien will, at all times, be treated as Incurred on the Issue Date under clause (a) of the second paragraph above; and

          (2)   at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

        Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or Obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Indenture provides that the Issuer will not, and will not permit any of the Guarantors to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any asset or property of the Issuer or such Guarantor securing Indebtedness, unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2)   in all other cases, the exchange notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to or restrict (a) Liens securing obligations in respect of the exchange notes and the related Guarantees and (b) Liens securing obligations in respect of Indebtedness that was permitted by the terms of the Indenture to be Incurred pursuant to clause (a) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock".

        Any Lien created for the benefit of the Holders of the exchange notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

        The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interests or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currency will not be deemed to be an Incurrence of Liens for the purpose of this covenant.

  Limitation on Restricted Payments

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (2)   purchase, redeem or defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement) and (B) Indebtedness permitted under clauses (h) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

          (4)   make any Restricted Investment

  (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (a)   no Default shall have occurred and be continuing or would occur as a consequence thereof;

            (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

            (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), 2(c), (7) and (18) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the sum of (without duplication):

              (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the "Reference Period") from the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

              (2)   100% of the aggregate net cash proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (other than the Equity Contribution) or contributions to the capital of the Issuer (in each case excluding the Equity Contributions, Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and, to the extent utilized to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (m) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock", Unapplied Proceeds), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or to the extent the proceeds therefrom have been applied to Restricted Payments in accordance with clause (4) of the next succeeding paragraph), plus

              (3)   100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to the Issuer or a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that such Indebtedness or Disqualified Stock is retired or extinguished), plus

              (4)   100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

                (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments, in each case after the Issue Date,

                (B)  the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary after the Issue Date, other than in each case to the extent that the Investment in such Unrestricted Subsidiary or designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment, or

                (C)  a distribution or dividend from an Unrestricted Subsidiary after the Issue Date, other than in each case to the extent that the Investment in such Unrestricted Subsidiary or designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment, plus

              (5)   in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer or the Restricted Subsidiaries of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the Investment in such Unrestricted Subsidiary or designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, "Refunding Capital Stock"),

            (b)   the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and

            (c)   if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or of any direct or indirect parent of the Issuer) in an aggregate amount no greater than the aggregate amount of dividends permitted under clauses 6(a) or (b) of this paragraph;

          (3)   the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as

            (a)   the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, and reasonable fees and expenses Incurred in connection therewith),

            (b)   such Indebtedness is subordinated to the exchange notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

            (c)   such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the exchange notes, and

            (d)   such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

          (4)   the repurchase, retirement or other acquisition (or dividends or other Restricted Payments to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held, directly or indirectly, by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, estate or tax planning entities, heirs, legatees or distributes of any of the foregoing) of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $10 million in any calendar year (with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed the sum of:

            (a)   the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date, other than in connection with, or pursuant to, the Equity Contribution (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend (x) will not increase the amount available for Restricted Payments under clause (c)(2) of the first paragraph under "—Limitation on Restricted Payments" and (y) have not been utilized to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (m) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), plus

            (b)   the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer or any of its Restricted Subsidiaries or any of its direct or indirect parents in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Issuer or any of its direct or indirect parents; plus

            (c)   the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer's Restricted Subsidiaries after the Issue Date; less

            (d)   the aggregate amount of Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

  provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents, in an aggregate amount not to exceed $5 million, will not be deemed to constitute a Restricted Payment in respect of any loans extended in accordance with clause (7) of the definition of "Permitted Investment" for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges";

          (6)   (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (6)(a) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

            (b)   a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (6)(b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

            (c)   the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

  provided, however, in the case of each of (a), (b) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration or payment of dividends, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   the payment of dividends on the Issuer's common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity's common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer's common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

          (8)   Restricted Payments that are made with Excluded Contributions;

          (9)   other Restricted Payments in an aggregate amount not to exceed, when taken together with all other Restricted Payments made pursuant to this clause (9), the greater of $40 million and 2.0% of Total Assets at the time made;

          (10) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

          (11) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay foreign, federal, state or local income taxes (as the case may be) imposed directly on such parent (a) to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated, unitary, combined or similar tax group of which the Issuer and/or its Restricted Subsidiaries are members) and (b) to the extent such income taxes are attributable to the income of the Issuer's Unrestricted Subsidiaries (and to the extent of the amount actually received from the Issuer's Unrestricted Subsidiaries);

          (12) the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable, in amounts required for any direct or indirect parent of the Issuer to pay:

            (a)   fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries;

            (b)   interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and any such interest in respect of such Indebtedness paid or required to be paid by the Issuer or any of its Restricted Subsidiaries is included in the calculation of "Fixed Charges";

            (c)   fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent; and

            (d)   amounts payable pursuant to the Management Agreements and payments permitted under clauses (4), (5), (9), (10) and (11) of the covenant described under "—Transactions with Affiliates", in each case to the extent not paid directly by the Issuer or its Restricted Subsidiaries;

          (13) any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case disclosed in this prospectus and to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (14) Restricted Payments by the Issuer, including to a direct or indirect parent of the Issuer, for the purpose of funding the obligation to repurchase shares pursuant to the Rollover Investor Put in an aggregate amount not to exceed $37.5 million; provided that, with respect to such Restricted Payment pursuant to this clause (14), at the time of such Restricted Payment and after giving pro forma effect thereto, the Consolidated Leverage Ratio of the Issuer would not exceed 4.00 to 1.00;

          (15) repurchases of Equity Interests deemed to occur upon the non-cash exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

          (17) payments of cash, or dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person or such Person's direct or indirect parent;

          (18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Change of Control" and "—Asset Sales"; provided that all exchange notes of the applicable series tendered by holders of the exchange notes of the applicable series in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (19) payments or distributions to dissenting stockholders of the Issuer or its direct or indirect parent pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation or merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets"; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all exchange notes tendered by holders in connection with such Change of Control Offer shall have been repurchased, redeemed or acquired for value; provided, further that such payment or distribution shall not exceed the value of 10% of the Capital Stock of the Issuer issued and outstanding on the date of such payment or distribution; and

          (20) Restricted Payments by the Issuer to any direct or indirect parent of the Issuer to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made concurrently with the closing of such Investment (and no earlier than one (1) Business Day prior to the closing of such Investment), (ii) such parent shall, immediately following the closing thereof, cause (a) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any of its Restricted Subsidiaries or (b) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted pursuant to the provisions of the covenant described under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets") of the Person formed or acquired into the Issuer or any of its Restricted Subsidiaries in order to consummate such acquisition or Investment, (iii) such direct or indirect parent company and its Affiliates (other than the Issuer and a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the covenant described under "—Transactions with Affiliates," (iv) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (c)(2) of the preceding paragraph and (v) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (8) hereof) or pursuant to the definition of "Permitted Investments" (other than clause (14) thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (9), (10), (12)(b) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)   (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (b)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Term Facility and the ABL Facility and the other Credit Facility Documents and the Acquisition Documents;

            (2)   the Indenture, the exchange notes or the Guarantees;

            (3)   restrictions imposed by other Indebtedness (which may also be guaranteed by the Guarantors) of the Issuer ranking pari passu with the exchange notes or the Guarantees, as applicable, or otherwise permitted by the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such restrictions are no more restrictive in any material respect than those imposed by the Indenture, the Guarantees and the exchange notes;

            (4)   applicable law or any applicable rule, regulation or order;

            (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person (other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired);

            (6)   contracts or agreements for the sale of assets, including any customary restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

            (7)   Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (9)   customary provisions in joint venture agreements and similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;

            (10) purchase money obligations for property acquired and Capitalized Lease Obligations in each case in the ordinary course of business and to the extent such restrictions are of the nature described in clause (c) above on the property so acquired or leased;

            (11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

            (12) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

            (13) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

            (14) other Indebtedness, Disqualified Stock or Preferred Stock of (a) any Restricted Subsidiary of the Issuer that is a Guarantor or a Foreign Subsidiary or (b) any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer's ability to make anticipated principal or interest payments on the exchange notes (as determined in good faith by the Issuer), in the case of each of clauses (a) and (b) to the extent that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

            (15) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted by the covenant described under "—Assets Sales" pending the consummation of such sale, transfer, lease or other disposition;

            (16) customary restrictions and conditions contained in the document relating to any Permitted Lien, so long as (i) such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this clause (16); and

            (17) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) in the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

          (a)   any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms contractually subordinated to the exchange notes or any Guarantee) that are assumed by the transferee of any such assets (and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing) or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

          (b)   any exchange notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the closing of such Asset Sale (to the extent of the cash received), and

          (c)   any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25 million and (y) 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

        Within 450 days after the Issuer's or any Restricted Subsidiary of the Issuer's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option to:

          (1)   repay (a) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (c) Obligations under the exchange notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the exchange notes as provided under "Optional Redemption," through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of exchange notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

          (2)   (a) make capital expenditures or (b) make Investments in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or acquire assets or property, in the case of this clause (b), (i) used or useful in a Similar Business or (ii) that replace the properties and assets that are the subject of such Asset Sale.

        Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase exchange notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million, the Issuer shall make an offer to all holders of exchange notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an "Asset Sale Offer") to purchase the maximum principal amount of exchange notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid note interest and Additional Interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceeds $25 million by mailing the notice required pursuant to the terms of the Indenture, with a simultaneous copy to the Trustee. To the extent that the aggregate amount of exchange notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of exchange notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, subject to DTC procedures, the Trustee shall select the exchange notes (in an aggregate principal amount determined by the Issuer) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        If more exchange notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such exchange notes for purchase will be made by DTC pursuant to its procedures or if the exchange notes are certificated by the Trustee on a pro rata basis or by lot, or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no exchange notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of exchange notes at such holder's registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

  Transactions with Affiliates

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $10 million, unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's length basis; and

          (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and Permitted Investments;

          (3)   (x) the entering into of the Management Agreements and any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed $5 million, plus reasonable and customary out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in any succeeding fiscal year and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

          (4)   the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

          (5)   payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors disclosed in the Offering Memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

          (6)   transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7)   payments or loans (or cancellation of loans) to officers, directors, employees or consultants of the Issuer that are approved by a majority of the Board of Directors of the Issuer in good faith;

          (8)   any agreement of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries as in effect as of the Issue Date (other than the Management Agreements) or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the exchange notes in any material respect than the original agreement of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

          (9)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date (other than the Management Agreements) and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Acquisition Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the exchange notes in any material respect than the original transaction, arrangement or agreement as in effect on the Acquisition Date in the reasonable determination of an Officer;

          (10) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Lease Letter Agreement;

          (11) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are disclosed in the Offering Memorandum or contemplated by the Acquisition Documents (other than the Management Agreements and the Lease Letter Agreement);

          (12) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) payments to or from, and transactions with, Joint Ventures (other than Joint Ventures in which any Affiliate of the Issuer (other than the Issuer and its Restricted Subsidiaries) has an ownership or control interest) in the ordinary course of business to the extent otherwise permitted under the covenant described under "—Limitations on Restricted Payments";

          (13) any transaction effected as part of a Qualified Receivables Financing;

          (14) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or member of the Management Group;

          (15) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

          (16) the entering into of any tax sharing agreement or arrangement and payments made with respect thereto, in each case between or among the Issuer (and/or any direct or indirect parent company thereof) and its Subsidiaries; provided that, in each case the amount of such payments in any taxable year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts actually received from the Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts actually received from the Unrestricted Subsidiaries) to pay such taxes separately from any such parent entity;

          (17) any contribution to the capital of the Issuer;

          (18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

          (19) pledges of Equity Interests of Unrestricted Subsidiaries; and

          (20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, including for the avoidance of doubt such agreements with members of the Management Group.

  Reports and Other Information

        The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to any holder, within 15 days after the time by which the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer),

          (1)   within the time period specified in the SEC's rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

          (2)   within the time period specified in the SEC's rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

          (3)   promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC's rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

          (4)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of exchange notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer.

        In the event that:

          (a)   the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity's level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer, or

          (b)   any direct or indirect parent of the Issuer (of which the Issuer is a Subsidiary) is or becomes a Guarantor of the exchange notes, consolidating reporting at the parent entity's level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Restricted Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Restricted Subsidiaries of the Issuer on a standalone basis, on the other hand.

        In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any exchange notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the exchange notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any of its Restricted Subsidiaries that guarantee the payment of any Indebtedness of the Issuer or any Guarantor Incurred under the first paragraph under, or clauses (a), (m) or (p) of the second paragraph under, "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor, unless:

          (a)   such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the exchange notes or such Guarantor's Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the exchange notes substantially to the same extent as such Indebtedness is subordinated to the exchange notes; and

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

        Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Guarantee shall be released in accordance with the provisions of this prospectus described under "—Guarantees."

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

        The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, and is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the "Successor Issuer"); provided that in the case where the surviving Person is not a corporation, a co-obligor of the exchange notes is a corporation;

          (2)   the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the exchange notes pursuant to supplemental indentures;

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

            (a)   the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

            (b)   the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be equal or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

          (5)   if the Issuer is not the Successor Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the exchange notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any), comply with the Indenture.

        The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the exchange notes and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the exchange notes. Notwithstanding clauses (3) and (4) of the preceding paragraph, (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another

Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Memorandum or in connection with the Transactions) unless:

          (1)   either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor") and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture, such Guarantors' Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably necessary to effect and evidence such consolidation, amalgamation, merger or transfer, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption "—Certain Covenants—Asset Sales";

          (2)   the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) is authorized and permitted by the Indenture; and

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing.

        Subject to certain limitations described in the Indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) any Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Issuer or any Guarantor.

Defaults

        An Event of Default is defined in the Indenture as:

          (1)   a default in any payment of interest on any exchange note when due, continued for 30 days,

          (2)   a default in the payment of principal or premium, if any, of any exchange note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

          (3)   the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Indenture,

          (4)   the failure by the Issuer or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million or its foreign currency equivalent (the "cross-acceleration provision"),

          (5)   certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) (the "bankruptcy provisions"),

          (6)   failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed within 60 days thereof (the "judgment default provision"), or

          (7)   any Guarantee of a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) denies or disaffirms its obligations under such Indenture or its Guarantee and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (3) of the first paragraph above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding exchange notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) of the first paragraph above after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding exchange notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the exchange notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding exchange notes may rescind any such acceleration with respect to the notes of such series and its consequences.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer's Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of notes as described above be annulled, waived or rescinded upon the happening of any such events.

        In case an Event of Default occurs and is continuing, the Trustee is not under any obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the exchange notes unless:

          (1)   such holder has previously given the Trustee written notice that an Event of Default is continuing,

          (2)   holders of at least 25% in principal amount of the outstanding exchange notes of the applicable series have requested the Trustee in writing to pursue the remedy,

          (3)   such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense,

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

          (5)   the holders of a majority in principal amount of the outstanding exchange notes of the applicable series have not given the Trustee a written direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of outstanding exchange notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

        The Issuer is required to deliver to the Trustee annually a certificate indicating whether the signer thereof knows of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture or the Guarantees may be amended with the consent of the holders of record of a majority in principal amount of the exchange notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of record of an outstanding exchange note affected, no amendment may, among other things:

          (1)   reduce the amount of exchange notes whose holders must consent to an amendment,

          (2)   reduce the rate of or extend the time for payment of interest on any exchange note,

          (3)   reduce the principal of or change the Stated Maturity of any exchange note,

          (4)   reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under "—Optional Redemption" above,

          (5)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the exchange notes issued under the Indenture, except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all holders of the exchange notes,

          (6)   make any exchange note payable in money other than that stated in such exchange note,

          (7)   expressly subordinate the exchange notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor,

          (8)   impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's exchange notes,

          (9)   make any change in the amendment or waiver provisions that require each holder's consent, or

          (10) modify any Guarantee in any manner adverse to the holders.

        Without the consent of any holder, the Issuer, the Guarantors and Trustee may amend the Indenture:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the exchange notes;

          (3)   to provide for the assumption by a Successor Guarantor of the obligations of a Guarantor under the Indenture and its Guarantee;

          (4)   to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes (provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Code);

          (5)   to add a Guarantee with respect to the exchange notes;

          (6)   to secure the exchange notes;

          (7)   to evidence and provide for the acceptance of appointment by a successor trustee;

          (8)   to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer;

          (9)   to make any change that does not adversely affect the rights of any holder;

          (10) to conform the text of the Indenture, Guarantees or the exchange notes to any provision of this "Description of Exchange Notes" to the extent that such provision in this "Description of Exchange Notes" was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, Guarantees or the exchange notes (as certified in an Officer's Certificate to the Trustee);

          (11) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture;

          (12) to amend the provisions of the Indenture relating to the transfer and legending of exchange notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the exchange notes; provided that (i) compliance with the Indenture as so amended would not result in exchange notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer exchange notes, each as determined by the Issuer; or

          (13) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        The Issuer shall deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such amendment and such supplemental indenture (if any), are permitted under and comply with the Indenture.

        After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective holders of record a notice briefly describing such amendment. However, the failure to give such notice to all holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

        No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent company (other than the Issuer or any Guarantor), as such, will have any liability for any obligations of the Issuer under the exchange notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

        A holder may transfer or exchange the exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The exchange notes will be issued in registered form and the registered holder of an exchange note will be treated as the owner of such exchange note for all purposes.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of exchange notes, as expressly provided for in the Indenture) as to all outstanding exchange notes of a series when:

          (1)   either (a) all the exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has theretofore been deposited in trust or segregated and held in trust) have been delivered to the Trustee for cancellation or (b) all of the exchange notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness as of and to the date of deposit on those exchange notes that have not theretofore been delivered to the Trustee for cancellation (including for principal of, premium, if any, and interest on such exchange notes) together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer and/or the Guarantors have paid all other sums payable under the Indenture;

          (3)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the exchange notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not constitute a default under the Credit Facilities; and

          (4)   the Issuer has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been satisfied.

Defeasance

        The Issuer at any time may terminate all its obligations under the exchange notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the defeasance trust (as defined below) and obligations to register the transfer or exchange of such exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of such exchange notes.

        The Issuer at any time may terminate its obligations under the covenants described under "—Certain Covenants," the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" and the undertakings and covenants contained under "—Change of Control" and "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" ("covenant defeasance"). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its applicable Guarantee.

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the exchange notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the exchange notes of such series may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under "—Defaults" or because of the failure of the Issuer to comply with clause (4) of the first paragraph under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets."

        In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel stating that holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law since the issuance of the exchange notes).

Concerning the Trustee

        Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the exchange notes.

Governing Law

        The Indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "99¢ Only" means 99¢ Only Stores, a California corporation.

        "ABL Credit Agreement" means that certain credit agreement, to be dated on or about the closing of the Transactions, by and among the Issuer, Parent and certain of Parent's Subsidiaries, Royal Bank of Canada, as the administrative agent, and the lenders party thereto.

        "ABL Facility" means the asset-based revolving credit facility under the ABL Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" above).

        "Acquired Indebtedness" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition Date" means January 13, 2012.

        "Acquisition Documents" means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any exchange note on any applicable redemption date, as determined by the Issuer in good faith, the greater of:

          (1)   1.0% of the then outstanding principal amount of the exchange note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of such exchange note, at December 15, 2014 (such redemption price being set forth in the applicable table appearing above under "—Optional Redemption") plus (ii) all required interest payments due on such exchange note through December 15, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate for such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of such exchange note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests (other than directors' qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) whether in a single transaction or a series of related transactions, in each case other than:

            (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

            (c)   any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $15 million;

            (e)   any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

            (f)    any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

            (g)   foreclosure or any similar action on property or assets of the Issuer or any of its Restricted Subsidiaries;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

            (i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

            (j)    any sale of inventory or other assets in the ordinary course of business;

            (k)   any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

            (l)    a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

            (m)  in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

            (n)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date pursuant to any Sale/Leaseback Transaction permitted by the Indenture;

            (o)   dispositions in connection with Permitted Liens;

            (p)   any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

            (q)   any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

        "Bank Indebtedness" means any and all amounts payable under or in respect of the Term Facility and the ABL Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Term Facility and the ABL Facility), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 90% of the book value of all accounts receivable; plus (b) 75% of the book value of all inventory, in each case of the Issuer and its Restricted Subsidiaries.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or in the city designated for payment of the exchange notes.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock or shares;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

          (3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated "A-2" or the equivalent thereof by Moody's or "A" or the equivalent thereof by S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

          (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least "P-1" or the equivalent thereof by Moody's or "A-1" or the equivalent thereof by S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

          (6)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

          (7)   Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

          (8)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

          (9)   auction rate securities held by the Issuer on the Issue Date in an aggregate amount not to exceed $10 million.

        "Change of Control" means the occurrence of either of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

          (2)   the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; provided that, notwithstanding the foregoing, it shall not be a Change of Control if the Management Group holds, directly or indirectly, not less than 65% of the total voting power of the Voting Stock of the Issuer.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding Additional Interest in respect of the exchange notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

          (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued plus any amounts paid or payable pursuant to clause 12(b) of the second paragraph of the covenant described under "—Certain Covenants—Limitations on Restricted Payments"; plus

          (3)   commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

          (4)   interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Leverage Ratio" means, with respect to any Person at any date, the ratio of the Consolidated Total Net Indebtedness of such Person as of such date of calculation to the EBITDA of such Person for such period, in each case with such pro forma adjustments to Consolidated Total Net Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

          (1)   the cumulative effect of a change in accounting principles shall be excluded,

          (2)   the net after-tax effect of extraordinary, non-recurring, unusual and exceptional gains, losses, charges and expenses shall be excluded,

          (3)   the net after-tax effect of any losses, charges and expenses related to the Transactions; business optimization (including consolidation initiatives), relocation or integration; consolidation or closing of stores, distribution centers or other facilities or exiting lines of business; acquisitions after the Issue Date; initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment; one-time compensation charges; and the amount of any signing, retention and completion bonuses; shall in each case be excluded,

          (4)   the net after-tax effect of gains, losses, charges and expenses attributable to disposed or discontinued operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations shall be excluded,

          (5)   the net after-tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by an Officer or the board of directors of the Issuer, shall be excluded,

          (6)   the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded,

          (7)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that (a) are actually paid to the referent Person or a Restricted Subsidiary thereof in respect of such period in cash, or (b) as reasonably determined in good faith by an Officer or the board of directors of the Issuer could have been so paid to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (8)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

          (9)   the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person's consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded,

          (10) impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

          (11) (a) non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive programs and (b) non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded,

          (12) (a) charges and expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (b) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Issuer or any of its Restricted Subsidiaries, in each case of (a) and (b), to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Issuer or any direct or indirect parent of the Issuer or Net Proceeds of an issuance of Equity Interests (other than Disqualified Stock and except to the extent that such proceeds do not increase the amounts available for Restricted Payments pursuant to clause (2) of the first paragraph under "Certain Covenants "—Limitation on Restricted Payments") of the Issuer or any direct or indirect parent of the Issuer shall be excluded,

          (13) charges, expenses and fees incurred, or any amortization thereof, in connection with any Equity Offering, acquisition, Investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger expenses) incurred as a result of any such transaction shall be excluded,

          (14) accruals and reserves that are established or adjusted, in each case within 12 months of the subject transaction, as a result of the Transactions or any acquisition, Investment, asset disposition, write down or write off (including the related tax benefit) in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or charges as a result of the adoption or modification of accounting policies shall be excluded,

          (15) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (x) such coverage is not denied by the applicable carrier or indemnifying party in writing within 180 days and (y) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded,

          (16) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset disposition, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

          (17) (a) non-cash or unrealized gains or losses in respect of obligations under Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Swap Contracts, and (b) gains or losses resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including gains or losses resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded, and

          (18) deferred tax expenses associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clauses (c)(4) or (c)(5) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) or (c)(5) of the first paragraph thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds:

            (a)   for the purchase or payment of any such primary obligation; or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Consolidated Total Net Indebtedness" means, as of any date of determination, consolidated Indebtedness of the Issuer and its Restricted Subsidiaries reflected on the Issuer's consolidated balance sheet less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the Issuer's balance sheet as of such date of determination, in an aggregate amount not to exceed $50 million.

        "Credit Facility" means (i) each of the ABL Facility and Term Facility and (ii) whether or not either of the credit facilities referred to in clause (i) remain outstanding, if designated by the Issuer to be included in the definition of "Credit Facility," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, Receivables Financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Credit Facility Documents" means the collective reference to any Credit Facility, any exchange notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate, on the issuance date thereof.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

          (1)   matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the exchange notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the exchange notes (including the purchase of any exchange notes tendered pursuant thereto)),

          (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

          (3)   is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the maturity date of the exchange notes or the date the exchange notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        "EBITDA" means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

          (1)   increased, in each case to the extent deducted (and not added back) or, in the case of clause (l) not already included, in Consolidated Net Income, and in each case, without duplication, by:

            (a)   provision for taxes based on income or profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued, including any penalties and interest relating to any tax examinations; plus

            (b)   Fixed Charges of such Person for such period (including (a) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (b) expenses of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of "Consolidated Interest Expense" pursuant to clauses 1 through 4 thereof; plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period; plus

            (d)   extraordinary, non-recurring, unusual and exceptional losses, charges and expenses; plus

            (e)   losses, charges and expenses relating to the Transactions; business optimization (including consolidation initiatives), relocation or integration; consolidation or closing of stores, distribution centers or other facilities or exiting lines of business; acquisitions after the Issue Date; initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment;

    one-time compensation charges; and the amount of any signing, retention and completion bonuses; plus

            (f)    losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations; plus

            (g)   losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by an Officer or the board of directors of the Issuer; plus

            (h)   losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

            (i)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

            (j)    the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of the Issuer or any of the Permitted Holders, in each case to the extent permitted under "Certain Covenants—Transactions with Affiliates"; plus

            (k)   losses, charges and expenses related to internal software development that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP; plus

            (l)    the amount of net cost savings and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Issuer and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, and (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action; and provided, further that the aggregate amount added back to pursuant to this clause (l) in any four-quarter period shall not exceed the greater of (x) $25 million and (y) 15% of EBITDA for such period (calculated after giving effect to all adjustments pursuant to this definition, including this clause (l)); plus

            (m)  losses, charges and expenses related to the pre-opening and opening of stores, distribution centers or other facilities; plus

            (n)   losses, charges, expenses or the amount of any discounts, in each case, related to the sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Financing; plus

            (o)   losses, charges and expenses related to payments made to option holders of the Issuer or any of its direct or indirect parents in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Indenture; plus

            (p)   with respect to any Joint Venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such Joint Venture corresponding to the Issuer's and the Restricted Subsidiaries' proportionate share of such Joint Venture's Consolidated Net Income (determined as if such Joint Venture were a Restricted Subsidiary); plus

            (q)   cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of EBITDA pursuant to clause (2) below for any prior period and not added back; plus

            (r)   any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period, excluding any such loss, charge or expense that represents an accrual or reserve for a cash expenditure for a future period; and

          (2)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of EBITDA for any prior period.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

          (1)   public offerings with respect to the Issuer's or such direct or indirect parent's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contributions" means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

          (1)   contributions to its common equity capital, and

          (2)   the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer's Certificate executed on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any

Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Issuer or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), amalgamations, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer's Certificate, to reflect, without duplication, (i) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions) based on actions already taken and for which the full run-rate effect of such actions is expected to be realized within 18 months of such action and (ii) all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in footnote (m) to the "Summary—Summary Consolidated Historical and Pro Forma Financial Data" included in the Offering

Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense of such Person for such period, and

          (2)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

        "Foreign Subsidiary" means a Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia and any direct or indirect subsidiary of such Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, that for all purposes under the Indenture, GAAP as applied therein with respect to accounting for leases (including Capitalized Lease Obligations and Sale/Leaseback Transactions) shall be GAAP as in effect on the Issue Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the Obligations of the Issuer under the Indenture and the exchange notes by any Guarantor in accordance with the provisions of the Indenture.

        "Guarantor" means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "holder" or "noteholder" means the Person in whose name an exchange note is registered on the registrar's books.

        "Incur" means issue, assume, guarantee, incur or otherwise become, directly or indirectly, liable, contingently or otherwise, for any Indebtedness, Capital Stock or a Lien; provided, however, that any Indebtedness or Capital Stock or Lien of a Person existing at the time such Person becomes a

Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

        "Indebtedness" means, with respect to any Person:

          (1)   the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2)   to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

          (3)   to the extent not otherwise included, indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such indebtedness is assumed by such Person); provided, however, that the amount of such indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

        Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities with an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees, directors and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

            (a)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (b)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        "Issue Date" means the date on which the notes are originally issued.

        "Joint Venture" means a business enterprise comprised of the Issuer or any of its Restricted Subsidiaries and one or more Persons, whether in the form of a partnership, corporation, limited liability company or other entity or joint ownership or operating arrangement, in which 50% or less of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Issuer and/or any of its Restricted Subsidiaries.

        "Lease Letter Agreement" means the Letter Agreement, dated October 11, 2011, among Parent, Merger Sub and each landlord party thereto, as amended, modified or supplemented in a manner that is not more disadvantageous to the holders of the exchange notes in any material respect as determined by the Issuer in good faith, together with all transactions effected pursuant thereto.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Agreements" means the management services agreements between each of the Sponsors or certain of the management companies associated with either of them or their advisors, if applicable, Issuer and Parent.

        "Management Group" means the group consisting of the directors, executive officers and other management personnel of 99¢ Only or any direct or indirect parent thereof, as the case may be, on the Issue Date (including The Gold Revocable Trust dated October 26, 2005) together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of 99¢ Only or any direct or indirect parent of 99¢ Only, as applicable, was approved by a vote of a majority of the directors of 99¢ Only or any direct or indirect parent of 99¢ Only, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of 99¢ Only or any direct or indirect parent of 99¢ Only, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of 99¢ Only, as applicable.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 11, 2011, among Issuer and Parent, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        "Merger Sub" means Number Merger Sub, Inc., a California corporation.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the exchange notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the exchange notes.

        "Offering Memorandum" means the private offering memorandum, dated December 14, 2011, relating to the sale of the outstanding notes.

        "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer by an Officer, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion subject to customary assumptions and exclusions from legal counsel who, may be an employee of or counsel to the Issuer, or other counsel, in each case who is acceptable to the Trustee.

        "Parent" means Number Holdings, Inc., a Delaware corporation.

        "Pari Passu Indebtedness" means:

          (1)   with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

          (2)   with respect to any Guarantor, it's Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Guarantee.

        "Permitted Holders" means, at any time, the Sponsors. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or any Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

          (4)   any Investment consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and any Investment received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

          (5)   any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (6)   any Investment of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

          (7)   loans and advances to officers, directors, employees or consultants of the Issuer, any of its Subsidiaries or any direct or indirect parent of the Issuer, taken together with all other advances made pursuant to this clause (7), not to exceed $5 million at any one time outstanding;

          (8)   Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed $15 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (9)   any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, and settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $20 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

          (12) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (x) $40 million and (y) 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

          (13) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person's purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

          (14) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c)(2) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (15) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (12)(b) of such paragraph);

          (16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (17) guarantees of Indebtedness of the Issuer and its Restricted Subsidiaries issued in accordance with the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (18) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

          (19) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

          (20) additional Investments in Joint Ventures in an aggregate amount outstanding at any time under this clause (20) not to exceed $15 million; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary; and

          (21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders,

  contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in each case if reserves in accordance with GAAP are required to be maintained on the books of such Person, adequate reserves are maintained on the books of such Person;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, in each case if reserves in accordance with GAAP are required to be maintained on the books of such Person, adequate reserves are maintained on the books of such Person;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties in each case which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   (A) Liens securing Obligations in respect of any Indebtedness permitted to be Incurred pursuant to clauses (l) and (q) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such Liens do not extend to any property or assets (other than replacements thereof, improvements, additions and accessions thereto and the proceeds and products thereof and customary security deposits) that are not being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and (C) other Liens securing Indebtedness permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,"; provided that, with respect to Liens securing Indebtedness pursuant to this clause (6)(C), at the time of Incurrence and after giving pro forma effect thereto (which calculation shall, for the avoidance of doubt, include without limitation, all Indebtedness secured by Liens pursuant to the foregoing clauses (6)(A) and (B)), and the application of the net proceeds therefrom, the Secured Indebtedness Leverage Ratio of the Issuer would not exceed 3.50 to 1.00;

          (7)   Liens of Merger Sub, 99¢ Only or any of its Restricted Subsidiaries existing on the Issue Date;

          (8)   Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer (other than the proceeds or products thereof and other than after-acquired property of such acquired Subsidiary to the extent that such property is of a type covered by such Lien at such time of acquisition);

          (9)   Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary to the extent that such property is of a type covered by such Lien at such time of acquisition);

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to a Person for so long as such Person is the Issuer or a Restricted Subsidiary of the Issuer, in each case to the extent that such Indebtedness is permitted to be Incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) Liens securing Hedging Obligations not Incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property incurred in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and which do not secure Indebtedness;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (17) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;

          (18) Liens on the Equity Interests of Unrestricted Subsidiaries or Joint Ventures, provided that any such Lien is in favor of a creditor of or partner in such Unrestricted Subsidiary or Joint Venture, as applicable;

          (19) licenses or sublicenses to others (including grants of software and other technology licenses) in the ordinary course of business and which do not secure Indebtedness;

          (20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9) and (27) hereof; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and (27) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (21) Liens (i) on, or consisting of, cash advances in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in an Asset Sale, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

          (22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (24) Liens Incurred to secure cash management services in the ordinary course of business;

          (25) other Liens securing obligations that do not exceed $25 million at any one time outstanding;

          (26) Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

          (27) Liens securing the exchange notes and the related Guarantees;

          (28) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (29) Liens on proceeds of insurance policies securing insurance premiums financing arrangements.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (1)   the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

          (2)   all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

          (3)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to publicly rate the exchange notes, a "nationally recognized statistical rating organization" within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody's or S&P, as the case may be.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

          (a)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

          (c)   to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Representative" means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of Obligations under such Indebtedness.

        "Restricted Cash" means cash and Cash Equivalents that (a) would be listed as "restricted" on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries or (b) are subject to any Liens, except for Liens securing Indebtedness permitted under the Indenture that is secured by such cash or Cash Equivalents.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of Exchange Notes," all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

        "Rollover Investor Put" means the put right held by certain members of the Management Group pursuant to each such member's employment agreement with 99¢ Only to be entered into in connection with the consummation of the Acquisition.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

        "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means consolidated Indebtedness of the Issuer and its Restricted Subsidiaries reflected on the Issuer's consolidated balance sheet that is secured by a Lien.

        "Secured Indebtedness Leverage Ratio" means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination, in an aggregate amount for such excess Restricted Cash not to exceed $50 million, to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the "Secured Leverage Calculation Date"), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Issuer or any Restricted Subsidiary has made, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this calculation, a pro forma event) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer's Certificate, to reflect to reflect, without duplication, (i) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions) based on actions already taken and for which the full run-rate effect of such actions is expected to be realized within 18 months of such action and (ii) all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in footnote (m) to the "Summary—Summary Consolidated Historical and Pro Forma Financial Data" included in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

        "Similar Business" means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        "Sponsor" means any of (i) Ares Corporate Opportunities Fund III, L.P., the Canada Pension Plan Investment Board, and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any portfolio company of any of the foregoing and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with Ares Corporate Opportunities Fund III, L.P., Canada Pension Plan Investment Board any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any portfolio company of any of the foregoing.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Indebtedness" means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the exchange notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

        "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Suspension Period" means any period during which the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants pursuant to the second paragraph of "Certain Covenants."

        "Swap Contracts" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Term Loan Credit Agreement" means that certain credit agreement, to be dated on about the closing of the Transactions, by and among the Issuer, Parent and certain of Parent's subsidiaries, Royal Bank of Canada, as the administrative agent, and the lenders party thereto.

        "Term Facility" means the senior secured term loan facility under the Term Loan Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" above).

        "TIA" means the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

        "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transactions" has the meaning set forth in "Summary—The Transactions" in the Offering Memorandum.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2014; provided, however, that if the period from such redemption date to December 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unapplied Proceeds" means net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than (x) proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries and (y) the Equity Contribution) as determined in accordance with clause (c)(2) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments" and to the extent that such net cash proceeds or cash have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of "—Certain Covenants—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof).

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

          (a)   the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

          (b)   if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)   (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

          (y)   no Event of Default shall have occurred and be continuing.

        Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following general discussion summarizes the material U.S. federal income tax consequences that apply to beneficial owners of the outstanding notes who:

  (1)
  acquired the outstanding notes at their original issue price for cash,

  (2)
  exchange the outstanding notes for exchange notes in this exchange offer, and

  (3)
  hold the outstanding notes and will hold the exchange notes as "capital assets" (generally, for investment) as defined in the Code.

        This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the U.S. tax treatment of your investment in the notes. For example, special rules not discussed here may apply to:

  •
  dealers or traders in securities or currencies or notional principal contracts;

  •
  S corporations;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  the alternative minimum tax provisions of the Code;

  •
  persons holding the outstanding notes or the exchange notes as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons that own (or are deemed to own) 10% or more of our shares;

  •
  U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar; or

  •
  persons that are subject to special expatriation rules.

        In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the outstanding notes or the exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of the outstanding notes or the exchange notes that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of owning and disposing of the outstanding notes or the exchange notes.

        This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        Each holder is urged to consult his tax advisor regarding the specific federal, state, local, and foreign income and other tax considerations of participating in this exchange offer and holding and disposing of the exchange notes.

Exchange of Outstanding Notes for Exchange Notes

        The exchange of the outstanding notes for the exchange notes pursuant to this exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, holders participating in this exchange offer will not recognize any income, gain or loss in connection with the exchange for U.S. federal income tax purposes. In addition, immediately after the exchange, any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

Consequences of Holding the Exchange Notes

U.S. Holders

        If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, please consult the section titled "Non-U.S. Holders," below.

  Definition of U.S. Holder

        You are a "U.S. Holder" if you are the beneficial owner of an exchange note and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or an entity, treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its sources; or

  •
  a trust (i) if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or (ii) if the trust was in existence on August 20, 1996, and treated as a domestic trust on August 19, 1996, and it has elected to continue to be treated as a U.S. person.

  Taxation of Interest

        Generally you must include the interest on the exchange notes in your gross income as ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

  Sale of other Taxable Disposition of the Exchange Notes

        You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss will equal the difference between the amount you receive for the exchange note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, and your adjusted tax basis in the exchange note. As described above, your tax basis in the exchange note generally will equal the price you paid for the outstanding note that was exchanged for the exchange note. Your gain or loss will generally be long-term capital gain or loss if your holding period for the exchange note is more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition, and such holding period will generally include your holding period in the outstanding notes. Otherwise, it will be short-term capital gain or loss. For a non-corporate U.S. Holder, the current maximum U.S. federal income tax rate applicable to long-term capital gains is generally 15%; however, the statute providing for this 15% rate is scheduled to expire on December 31, 2012, after which time, the rate applicable to long-term capital gains will increase to 20% unless legislation providing for the lower 15% rate to be extended or otherwise providing for a lower rate is enacted. There can be no assurance that the existing statute will be extended or other legislation enacted, and as a result long-term capital gain attributable to the sale of the exchange notes recognized after December 31, 2012 may be taxed at a rate greater than 15%. The ability to deduct capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

  New Legislation

        Newly-enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. You should consult your own tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the exchange notes.

  Information Reporting and Backup Withholding

        We will report to certain holders of the exchange notes and to the IRS on a Form 1099-INT or other applicable form the amount of any interest paid on the exchange notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

        You may be subject to a backup withholding tax when you receive interest payments on an exchange note or proceeds upon the sale or other disposition of the exchange note. Certain holders (including, among others, corporations, financial institutions and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

  •
  the IRS notifies us or our paying agent that the TIN you provided is incorrect;

  •
  you underreport interest and dividend payment that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required; or

  •
  you fail, under certain circumstances, to certify under penalties of perjury that you are not subject to backup withholding.

        The backup withholding tax rate is currently 28%, which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2013. Any amounts withheld from a payment to you under the backup withholding rules may be credited against your U.S. federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the IRS on a timely basis.

        You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

        The following general discussion is limited to the U.S. federal income tax consequences relevant to a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of outstanding notes or exchange notes that is not a U.S. person for U.S. federal income tax purposes. If you are a U.S Holder, this section does not apply to you.

  Interest

        Portfolio Interest Exemption.    You will generally not be subject to U.S. federal income tax or withholding tax on interest paid or accrued on the exchange notes if:

  •
  you do not own, actually or constructively, 10% or more of our shares;

  •
  you are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

  •
  you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

  •
  such interest is not effectively connected with the conduct by you of a trade or business in the United States; and

  •
  either (i) you represent that you are not a United States person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury, or (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the exchange note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form) to us or our paying agent.

        U.S. Federal Income or Withholding Tax If Interest Is Not Portfolio Interest.    If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption described above, you may be subject to a 30% withholding tax on the gross amount of interest payments, unless reduced or eliminated by an applicable income tax treaty.

        However, income from payments or accruals of interest that is effectively connected with the conduct by you of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at a rate applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

        Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN (or suitable substitute form).

        Reporting.    We may report annually to the IRS and to you the amount of interest paid to you, and the tax withheld, if any, with respect to you.

  Sale or Other Disposition of Exchange Notes

        You will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note unless (i) such gain is effectively connected with the conduct by you of a trade or business within the United States or (ii) you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption, retirement or other disposition and specific other conditions are met. Any gain that is effectively connected with the conduct by you of a trade or business within the United States will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S.

persons as described above. If you are a Non-U.S. Holder described in clause (ii) above, you will be subject to a 30% U.S. federal income tax (unless a lower treaty rate applies) on the gain derived, which may be offset by U.S. source capital losses. To the extent you receive cash representing accrued and unpaid interest on the exchange notes, such amount will be treated as interest and will generally be subject to the rules described above under "Non-U.S. Holders—Interest."

  Backup Withholding and Information Reporting

        Payments From U.S. Office.    If you receive payment of interest or principal directly from us or through the U.S. office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.

        With respect to interest payments made on the exchange notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or suitable substitute form, that you are not a U.S. person in the manner described above under the heading "Non-U.S. Holders—Interest," or you otherwise establish an exemption.

        Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of an exchange note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) or a suitable substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of an exchange note, as described above under the heading "Non-U.S. Holders—Interest—Sale or Other Disposition of Exchange Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

        Payments From Foreign Office.    If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of an exchange note through a foreign office of a "broker," as defined in the pertinent Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a U.S. person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationships to the United States unless the broker has in its records documentary evidence that you are a Non-U.S. Holder and certain other conditions are met.

        Refunds.    Any amounts withheld from a payment to you under the backup withholding rules may be credited against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is properly furnished to the IRS on a timely basis.

        The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or other agreement.

        The preceding summary is for general information only and is not tax advice. Please consult your own tax advisor to determine the tax consequences of participating in this exchange offer and holding and disposing of the notes under your particular circumstances.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell exchange notes, provided that such period will not exceed the period specified in the registration rights agreement.

        We will not receive any proceeds from any sale of exchange notes by any broker-dealer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the outstanding notes directly from us:

  •
  cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988) and Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), as interpreted in the SEC's letter in Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        For a period of up to 180 days after the effective date of the registration statement, of which this prospectus is a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes), but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

        We have not entered into any arrangements or understanding with any person to distribute the exchange notes to be received in the exchange offer.

LEGAL MATTERS

        Certain legal matters as to the validity and enforceability of the notes will be passed upon for us by Proskauer Rose LLP, Los Angeles, California.

 EXPERTS

        The financial statements and schedules as of March 31, 2012 (Successor) and April 2, 2011 (Predecessor) and for each of the periods January 15, 2012 to March 31, 2012 (Successor) and April 3, 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor) and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2012 have been included in this prospectus in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and the guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and the guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        Pursuant to the indenture, we will, subject to certain exceptions, to make available to the holders of the notes (a) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (b) all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any notes remain outstanding, during such times as we are not required to file such reports with the SEC we will make available to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. For a detailed description of our continuing reporting obligations, including the time periods for providing such reports, see "Description of Exchange Notes—Certain Covenants—Reports and Other Information" in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

99¢ Only Stores

Reports of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Balance Sheets as of March 31, 2012 (Successor) and April 2, 2011 (Predecessor)	F-4

Audited Consolidated Statements of Comprehensive (Loss) Income for periods January 15, 2012 to March 31, 2012 (Successor), April 3 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

F-5

Audited Consolidated Statements of Shareholders' Equity for the periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012 (Predecessor) and the years ended April 2, 2011 (Predecessor) and March 27, 2010

F-6

Audited Consolidated Statements of Cash Flows for the periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

F-7
Notes to Audited Consolidated Financial Statements	F-8
Consolidated Balance Sheets as of June 30, 2012 (unaudited) and March 31, 2012	F-66
Unaudited Consolidated Statements of Comprehensive Income for the first quarter ended June 30, 2012 (Successor) and July 2, 2011 (Predecessor)	F-67
Unaudited Consolidated Statements of Cash Flows for the first quarter ended June 30, 2012 (Successor) and July 2, 2011 (Predecessor)	F-68
Notes to Unaudited Consolidated Financial Statements	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
99¢ Only Stores
City of Commerce, California

        We have audited the accompanying consolidated balance sheets of the 99¢ Only Stores and consolidated entities (the "Company") as of March 31, 2012 (Successor) and April 2, 2011 (Predecessor) and the related consolidated statements of income, shareholders' equity, and cash flows for the periods January 15, 2012 to March 31, 2012 (Successor) and April 3, 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor). In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index under Item 15(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2012 (Successor) and April 2, 2011 (Predecessor) and the results of its operations and its cash flows for the periods January 15, 2012 to March 31, 2012 (Successor) and April 3, 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor) in conformity with accounting principles generally accepted in the United States of America.

        Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein for the periods January 15, 2012 to March 31, 2012 (Successor) and April 3, 2011 to January 14, 2012 (Predecessor) and for the years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of March 31, 2012 (Successor), based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated July 9, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
Los Angeles, California
July 9, 2012

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
99¢ Only Stores
City of Commerce, California

        We have audited 99¢ Only Stores' (the "Company") internal control over financial reporting as of March 31, 2012 (Successor), based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying "Management's Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, 99¢ Only Stores maintained, in all material respects, effective internal control over financial reporting as of March 31, 2012 (Successor), based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of 99¢ Only Stores as of March 31, 2012 (Successor) and April 2, 2011 (Predecessor), and the related consolidated statements of income, stockholders' equity, and cash flows for the periods January 15, 2012 to March 31, 2012 (Successor) and April 3, 2011 to January 14, 2012 (Predecessor) and for years ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor) and our report dated July 9, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
Los Angeles, California
July 9, 2012

99¢ Only Stores

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 31, 2012	April 2, 2011
	(Successor)	(Predecessor)
ASSETS
Current Assets:
Cash	$27,766	$16,723
Short-term investments	3,631	184,929
Accounts receivable, net of allowance for doubtful accounts of $280 and $258 as of March 31, 2012 and April 2, 2011, respectively	2,999	1,655
Income taxes receivable	6,868	15,901
Deferred income taxes	25,843	30,049
Inventories, net	214,318	191,535
Assets held for sale	6,849	—
Other	11,297	11,213

Total current assets	299,571	452,005
Property and equipment, net	476,525	313,852
Deferred financing costs, net	30,400	—
Long-term deferred income taxes	—	24,608
Long-term investments in marketable securities	—	11,232
Assets held for sale	—	7,356
Intangible assets, net	477,434	—
Goodwill	471,513	—
Deposits and other assets	12,598	15,162

Total assets	$1,768,041	$824,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$41,407	$45,163
Payroll and payroll-related	15,580	15,598
Sales tax	6,128	6,544
Other accrued expenses	30,569	18,881
Workers' compensation	39,024	42,430
Current portion of long-term debt	5,250	—
Current portion of capital lease obligation	77	75

Total current liabilities	138,035	128,691
Long-term debt, net of current portion	758,351	—
Unfavorable lease commitments, net	18,959	—
Deferred rent	798	8,678
Deferred compensation liability	5,136	4,924
Capital lease obligation, net of current portion	354	373
Long-term deferred income taxes	214,874	—
Other liabilities	767	—

Total liabilities	1,137,274	142,666

Commitments and contingencies (Notes 8 and 9)
Shareholders' Equity:
Preferred stock (Predecessor), no par value—authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Preferred stock (Successor), no par value—authorized, 1,000 shares; no shares issued or outstanding	—	—
Common stock (Predecessor), no par value—authorized, 200,000,000 shares; issued and outstanding, 70,327,068 shares at April 2, 2011	—	253,039
Common stock (Successor) $0.01 par value—Class A authorized, 1,000 shares; issued and outstanding, 100 shares and Class B authorized, 1,000 shares; issued and outstanding, 100 shares at March 31, 2012	—	—
Additional paid-in capital	636,037	—
Retained (deficit) earnings	(5,293)	428,836
Other comprehensive income (loss)	23	(326)

Total shareholders' equity	630,767	681,549

Total liabilities and shareholders' equity	$1,768,041	$824,215

The accompanying notes are an integral part of these financial statements.

99¢ Only Stores

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands)

	For the Periods		Years Ended
	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011	March 27, 2010
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(11 Weeks)	(41 Weeks)	(53 Weeks)	(52 Weeks)
Net Sales:
99¢ Only Stores	$329,361	$1,158,733	$1,380,357	$1,314,214
Bargain Wholesale	9,555	34,047	43,521	40,956

Total sales	338,916	1,192,780	1,423,878	1,355,170
Cost of sales (excluding depreciation and amortization expense shown separately below)	203,775	711,002	842,756	797,748

Gross profit	135,141	481,778	581,122	557,422
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $431 for the year ended March 27, 2010)	110,477	376,122	436,034	436,608
Depreciation	11,361	21,855	27,587	27,381
Amortization of intangible assets	374	14	18	17

Total selling, general and administrative expenses	122,212	397,991	463,639	464,006
Operating income	12,929	83,787	117,483	93,416
Other (income) expense:
Interest income	(29)	(291)	(865)	(1,117)
Interest expense	16,223	381	77	174
Other-than-temporary investment impairment due to credit loss	—	357	129	843
Other	(75)	(107)	(82)	(35)

Total other expense (income), net	16,119	340	(741)	(135)

(Loss) income before provision for income taxes	(3,190)	83,447	118,224	93,551
Provision for income taxes	2,103	33,699	43,916	33,104

Net (loss) income	(5,293)	49,748	74,308	60,447

Other comprehensive income, net of tax:
Unrealized holding gains on securities arising during period	68	46	105	1,136
Less: reclassification adjustment included in the net income	(45)	150	28	496

Other comprehensive income, net of tax	23	196	133	1,632
Comprehensive (loss) income	$(5,270)	$49,944	$74,441	$62,079

The accompanying notes are an integral part of these financial statements.

99¢ Only Stores

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Amounts in thousands)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Retained Earnings	Shareholders' Equity
	Shares	Amount
(Predecessor)
BALANCE, March 28, 2009	68,407	$231,867	$—	$(2,091)	$294,081	$523,857

Net income	—	—	—	—	60,447	60,447
Net unrealized investment gains	—	—	—	1,632	—	1,632

Total comprehensive income	—	—	—	1,632	60,447	62,079
Tax benefit from exercise of stock options and Performance Stock Units	—	1,885	—	—	—	1,885
Exercise of stock options and issuance of Performance Stock Units, net	1,149	5,123	—	—	—	5,123
Stock-based compensation expense	—	7,739	—	—	—	7,739
Acquisition of noncontrolling interest of a partnership	—	(261)	—	—	—	(261)

BALANCE, March 27, 2010	69,556	246,353	—	(459)	354,528	600,422

Net income	—	—	—	—	74,308	74,308
Net unrealized investment gains	—	—	—	133	—	133

Total comprehensive income	—	—	—	133	74,308	74,441
Tax benefit from exercise of stock options and Performance Stock Units	—	1,020	—	—	—	1,020
Exercise of stock options and issuance of Performance Stock Units, net	771	2,779	—	—	—	2,779
Stock-based compensation expense	—	2,887	—	—	—	2,887

BALANCE, April 2, 2011	70,327	253,039	—	(326)	428,836	681,549

Net income	—	—	—	—	49,748	49,748
Net unrealized investment gains	—	—	—	196	—	196

Total comprehensive income	—	—	—	196	49,748	49,944
Tax benefit from exercise of stock options and Performance Stock Units	—	5,401	—	—	—	5,401
Exercise of stock options and issuance of Performance Stock Units, net	404	1,615	—	—	—	1,615
Stock-based compensation expense	—	2,745	—	—	—	2,745

BALANCE, January 14, 2012	70,731	$262,800	$—	$(130)	$478,584	$741,254

(Successor)
Issuance of common stock—Class A and B	—	$—	$635,900	$—	$—	$635,900
Comprehensive loss:
Net loss	—	—	—	—	(5,293)	(5,293)
Net unrealized investment gains	—	—	—	23	—	23

Total comprehensive income (loss)	—	—	—	23	(5,293)	(5,270)
Stock-based compensation expense	—	—	137	—	—	137

BALANCE, March 31, 2012	—	$—	$636,037	$23	$(5,293)	$630,767

The accompanying notes are an integral part of these financial statements.

99¢ Only Stores

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Periods		Years Ended
	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011	March 27, 2010
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(11 Weeks)	(41 Weeks)	(53 Weeks)	(52 Weeks)
Cash flows from operating activities:
Net (loss) income	$(5,293)	$49,748	$74,308	$60,447
Adjustments to reconcile net (loss)income to net cash provided by operating activities:
Depreciation	11,361	21,855	27,587	27,383
Amortization of deferred financing costs and accretion of OID	1,425	—	—	—
Amortization of intangible assets	374	14	18	17
Amortization of favorable/unfavorable leases, net	38	—	—	—
Long-lived assets impairment	—	—	—	431
Loss on disposal of fixed assets	130	8	101	149
Investments impairment	—	357	129	843
Excess tax benefit from share-based payment arrangements	—	(5,401)	(1,020)	(1,885)
Deferred income taxes	(1,411)	(10,492)	13,321	(5,190)
Stock-based compensation expense	137	2,745	2,887	7,739
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(182)	(1,162)	952	(117)
Inventories	17,850	(42,538)	(20,026)	(19,270)
Deposits and other assets	(210)	(920)	(6,222)	272
Accounts payable	(8,761)	5,533	844	5,482
Accrued expenses	8,025	15,599	2,749	3,368
Accrued workers' compensation	(356)	(3,050)	(4,593)	2,659
Income taxes	(1,736)	10,769	(10,916)	(3,824)
Deferred rent	714	1,191	(166)	(1,474)
Other long-term liabilities	(70)	—	(181)	(2,158)

Net cash provided by operating activities	22,035	44,256	79,772	74,872

Cash flows from investing activities:
Acquisition of 99¢ Only Stores	(1,477,563)	—	—	—
Deposit—Merger consideration	177,322	(177,322)	—	—
Purchases of property and equipment	(13,170)	(33,570)	(61,121)	(34,842)
Proceeds from sale of fixed assets	1,910	98	164	806
Purchases of investments	(6,277)	(52,623)	(69,317)	(81,104)
Proceeds from sale of investments	24,519	226,805	43,621	31,547

Net cash used in investing activities	(1,293,259)	(36,612)	(86,653)	(83,593)

Cash flows from financing activities:
Proceeds from debt	774,500	—	—	—
Payments of debt	(11,313)	—	—	—
Payments of debt issuance costs	(31,411)	—	—	—
Payments of capital lease obligation	(13)	(56)	(72)	(65)
Proceeds from equity contribution	535,900	—	—	—
Repurchases of common stock related to issuance of Performance Stock Units	—	(1,744)	(2,260)	(2,667)
Acquisition of non-controlling interest of a partnership	—	—	—	(275)
Proceeds from exercise of stock options	—	3,359	5,039	7,790
Excess tax benefit from share-based payment arrangements	—	5,401	1,020	1,885

Net cash provided by financing activities	1,267,663	6,960	3,727	6,668

Net (decrease) increase in cash	(3,561)	14,604	(3,154)	(2,053)
Cash—beginning of period	31,327	16,723	19,877	21,930

Cash—end of period	$27,766	$31,327	$16,723	$19,877

Supplemental cash flow information:
Income taxes paid	$5,250	$22,059	$37,657	$40,753
Interest paid	$7,372	$287	$39	$138
Non-cash investing activities for purchases of property and equipment	$(958)	$(431)	$1,726	$(1,102)
Non-cash equity contribution from Rollover Investors	$100,000	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

        On January 13, 2012, pursuant to the Agreement and Plan of Merger ("the Merger"), dated as of October 11, 2011 (the "Merger Agreement"), by and among 99¢ Only Stores ("the Company"), Number Holdings, Inc., a Delaware corporation ("Parent"), and Number Merger Sub, Inc. ("Merger Sub") a subsidiary of Parent, the Merger was consummated. Merger Sub merged with and into 99¢ Only Stores, with 99¢ Only Stores being the surviving corporation. As a result of the Merger, the Company became a subsidiary of Parent. Parent is controlled by affiliates of Ares Management LLC, Canada Pension Plan Investment Board ("CPPIB") (together, the "Sponsors") and the Rollover Investors (as defined below).

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company's common stock, no par value ("Company common stock"), was converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"), excluding (1) shares held by any shareholders who were entitled to and who have properly exercised dissenters' rights under California law, and (2) shares held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, which included the shares contributed to Parent prior to the completion of the Merger by Eric Schiffer, the Company's Chief Executive Officer, Jeff Gold, the Company's President and Chief Operating Officer, Howard Gold, the Company's Executive Vice President, Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors"). In addition, each outstanding stock option was cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price for each share subject to the applicable option. Each restricted stock unit ("RSU") was cancelled and converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the RSU multiplied by the Merger Consideration. Each performance stock unit ("PSU") was cancelled and converted into the right to receive an amount in cash equal to the number of unforfeited shares of Company common stock then subject to the PSU multiplied by the Merger Consideration.

        At the effective time of the Merger, each share of Company common stock was converted into the right to receive the Merger Consideration. As a result of the Merger, the Company's common stock was delisted from the New York Stock Exchange and the Company ceased to be a publicly held and traded corporation. See Note 2 "The Merger."

        The Company is incorporated in the State of California. The Company is an extreme value retailer of primarily consumable and general merchandise with an emphasis on name-brand products. As of March 31, 2012, the Company operated 298 retail stores with 219 in California, 37 in Texas, 29 in Arizona, and 13 in Nevada. The Company is also a wholesale distributor of various consumer products.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries required to be consolidated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Intercompany accounts and transactions between the consolidated companies have been eliminated in consolidation.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Fiscal Periods

        The Company follows a fiscal calendar consisting of four quarters with 91 days, each ending on the Saturday closest to the calendar quarter-end, and a 52-week fiscal year with 364 days, with a 53-week year every five to six years. Unless otherwise stated, references to years in this prospectus relate to fiscal years rather than calendar years. On January 13, 2012, the Company completed the Merger. The accompanying audited consolidated financial statements are presented for the "Predecessor" and "Successor" relating to the periods preceding and succeeding the Merger, respectively. The Successor period from January 15, 2012 to March 31, 2012 consisted of 11 weeks and the Predecessor period from April 3, 2011 to January 14, 2012 consisted of 41 weeks, for a total of 52 weeks. The Company's fiscal year 2011 ("fiscal 2011") (Predecessor) began on March 28, 2010 and ended on April 2, 2011, consisting of 53 weeks with one additional week included in the fourth quarter and its fiscal year 2010 ("fiscal 2010") (Predecessor) began on March 29, 2009 and ended March 27, 2010, consisting of 52 weeks.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash

        For purposes of reporting cash flows, cash includes cash on hand and at the stores and cash in financial institutions. Cash balances held at financial institutions are generally in excess of federally insured limits. The Company has not experienced any losses in such accounts. These accounts are only insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company's cash balances held at financial institutions and exceeding FDIC insurance totaled $42.6 million and $32.4 million, respectively as of March 31, 2012 and April 2, 2011. The Company places its temporary cash investments with what it believes to be high credit, quality financial institutions.

Allowance for Doubtful Accounts

        In connection with its wholesale business, the Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer's ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers and tenants, the Company recognizes allowances for doubtful accounts based on the length of time the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

receivables are past due, industry and geographic concentrations, the current business environment and the Company's historical experiences.

Investments

        The Company's investments in debt and equity securities are classified as available-for-sale and are comprised primarily of money market funds and auction rate securities. The Company previously included its auction rate securities in non-current assets on the Company's consolidated balance sheets as of April 2, 2011. See Note 4, "Investments."

        Investment securities are recorded as required by Accounting Standard Codification ("ASC") 320, "Investments—Debt and Equity Securities" ("ASC 320"). These investments are carried at fair value, based on quoted market prices or other readily available market information. Investments are adjusted for the amortization of premiums or discounts to maturity and such amortization is included in interest income. Unrealized gains and losses, net of taxes, are included in accumulated other comprehensive income, which is reflected as a separate component of shareholders' equity in the Company's Consolidated Balance Sheets. Gains and losses are recognized when realized in the Company's Consolidated Statements of Comprehensive (Loss) Income. When it is determined that an other-than-temporary decline in fair value has occurred, the amount of the decline that is related to a credit loss is recognized in earnings.

Inventories

        Inventories are valued at the lower of cost (first in, first out) or market. Valuation allowances for shrinkage as well as excess and obsolete inventory are also recorded. Shrinkage is estimated as a percentage of sales for the period from the last physical inventory date to the end of the applicable period. Such estimates are based on experience and the most recent physical inventory results. Physical inventories are taken at each of the Company's retail stores at least once a year by an independent inventory service company. Additional store-level physical inventories are taken by the service companies from time to time based on a particular store's performance and/or book inventory balance. The Company also performs inventory reviews and analysis on a quarterly basis for both warehouse and store inventory to determine inventory valuation allowances for excess and obsolete inventory. The Company's policy is to analyze all items held in inventory that would not be sold through at current sales rates over a twenty-four month period to determine what merchandise should be reserved for as excess and obsolete. The valuation allowances for excess and obsolete inventory in many locations (including various warehouses, store backrooms, and sales floors of its stores), require management judgment and estimates that may impact the ending inventory valuation and valuation allowances that may affect the reported gross margin for the period.

        In order to obtain inventory at attractive prices, the Company takes advantage of large volume purchases, closeouts and other similar purchase opportunities. Consequently, the Company's inventory fluctuates from period to period and the inventory balances vary based on the timing and availability of such opportunities. The Company's inventory was $214.3 million for the period ended March 31, 2012 and $191.5 million for the fiscal year ended April 2, 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        At times, the Company also makes large block purchases of inventory that it plans to sell over a period of longer than twelve months. As of March 31, 2012 and April 2, 2011, the Company held inventory of specific products identified that it expected to sell over a period that exceeds twelve months of $6.4 million and $4.5 million, respectively, which is included in deposits and other assets in the consolidated financial statements.

Property and Equipment

        Property and equipment are carried at cost and are depreciated or amortized on a straight-line basis over the following useful lives:

Owned buildings and improvements	Lesser of 30 years or the estimated useful life of the improvement
Leasehold improvements	Lesser of the estimated useful life of the improvement or remaining lease term
Fixtures and equipment	5 years
Transportation equipment	3 - 5 years
Information technology systems	For major corporate systems, estimated useful life up to 7 years; for functional stand alone systems, estimated useful life up to 5 years

        The Company's policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred.

Long-Lived Assets

        In accordance with ASC 360, "Property, Plant and Equipment" ("ASC 360"), the Company assesses the impairment of long-lived assets quarterly or when events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to expected future net cash flows generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, the carrying amount is compared to its fair value and an impairment charge is recognized to the extent of the difference. Factors that the Company considers important which could individually or in combination trigger an impairment review include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business; and (3) significant changes in the Company's business strategies and/or negative industry or economic trends. On a quarterly basis, the Company assesses whether events or changes in circumstances occur that potentially indicate that the carrying value of long-lived assets may not be recoverable. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results fall short of such estimates, significant future impairments could result. During the period from January 15, 2012 to March 31, 2012, the period from April 3, 2011 to January 14, 2012, and fiscal 2011, the Company did not record any long-lived asset impairment charges. During fiscal 2010, due to the underperformance of one store in California, the Company concluded that the carrying value of its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

long-lived assets was not recoverable and accordingly recorded an asset impairment charge of $0.4 million. See Note 11 to consolidated financial statements for further information regarding the charges related to Company's Texas operations. The Company has not made any material changes to its long-lived asset impairment methodology during the period from January 15, 2012 to March 31, 2012 and the period from April 3, 2011 to January 14, 2012.

Goodwill and Other Intangible assets

        In connection with the Merger purchase price allocation, the fair values of long-lived and intangible assets have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases were obtained from independent professional valuation experts. Under ASC 350, "Intangibles—Goodwill and Other" the Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite.

        Goodwill and indefinite-lived intangible assets are not amortized but instead tested annually for impairment or more frequently when events or changes in circumstances indicate that the assets might be impaired. Goodwill is tested for impairment by comparing the carrying amount of the reporting unit to the fair value of the reporting unit to which the goodwill is assigned. Under Accounting Standards Update ("ASU") 2011-8 (effective December 15, 2011), which amends the guidance in ASC 350-202 on testing goodwill for impairment, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step one of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the ASU does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider.

        In the event that the qualitative assessment indicates that goodwill has been impaired, then the two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired; otherwise, goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of goodwill. Management has determined that the Company's has two reporting units operating under one operating segment, the wholesale reporting unit and the retail reporting unit. The Company will perform the qualitative assessment for impairment in January 2013, during the fourth quarter of fiscal 2013, and annually thereafter, and will determine fair value based on a combination of the income approach and the market approach. The income approach is based on discounted cash flows to determine fair value. The market approach uses a selection of comparable companies and transactions in determining fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Significant judgment is required in determining whether a potential indicator of impairment of long-lived assets exists and in estimating future cash flows used in the impairment tests.

Purchase Accounting

        Under ASC 805, "Business Combinations," the Company's assets and liabilities have been accounted for at their estimated fair values as of the date of the Merger. The aggregate purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon an assessment of their relative fair value as of the Merger date. These estimates of fair values, the allocation of the purchase price and other factors related to the accounting for the Merger are subject to significant judgments and the use of estimates.

Lease Acquisition Costs

        The Company follows the policy of capitalizing allowable expenditures that relate to the acquisition and signing of its retail store leases. These costs are amortized on a straight-line basis over the applicable lease term.

Income Taxes

        The Company utilizes the liability method of accounting for income taxes as set forth in ASC 740, "Income Taxes" ("ASC 740"). Under the liability method, deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The Company's ability to realize deferred tax assets is assessed throughout the year and a valuation allowance is established accordingly. ASC 740 requires the Company to recognize in the consolidated financial statements the impact of a tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The Company recognizes potential interest and penalties related to uncertain tax positions in income tax expense. Refer to Note 5 "Income Tax Provision" for further discussion of income taxes.

Stock-Based Compensation

        The Company accounts for stock-based compensation expense under the fair value recognition provisions of ASC 718, "Compensation—Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. The Company estimates the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award and the expected

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

volatility of the stock price. Stock options are granted to employees at exercise prices equal to the fair market value of the stock at the dates of grant.

Cost of Sales

        Cost of sales includes the cost of inventory, freight in, inter-state warehouse transportation costs, obsolescence, spoilage, scrap and inventory shrinkage, and is net of discounts and allowances. Cash discounts for satisfying early payment terms are recognized when payment is made, and allowances and rebates based upon milestone achievements such as reaching a certain volume of purchases of a vendor's products are included as a reduction of cost of sales when such contractual milestones are reached in accordance with ASC 605-50-25, "Revenue Recognition—Customer Payments and Incentives—Recognition." In addition, the Company analyses its inventory levels and related cash discounts received to arrive at a value for cash discounts to be included in the inventory balance. The Company does not include purchasing, receiving, and distribution warehouse costs in its cost of sales. Due to this classification, the Company's gross profit rates may not be comparable to those of other retailers that include costs related to their distribution network in cost of sales.

Operating Expenses

        Selling, general and administrative expenses include purchasing, receiving, inspection and warehouse costs, the costs of selling merchandise in stores (payroll and associated costs, occupancy and other store-level costs), distribution costs (payroll and associated costs, occupancy, transportation to and from stores and other distribution-related costs) and corporate costs (payroll and associated costs, occupancy, advertising, professional fees, and other corporate administrative costs).

Leases

        The Company recognizes rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and rent escalations) over the applicable lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred rent. Deferred rent related to landlord incentives is amortized as an offset to rent expense using the straight-line method over the applicable lease term.

        For store closures where a lease obligation still exists, the Company records the estimated future liability associated with the rental obligation on the cease use date (when the store is closed) in accordance with ASC 420, "Exit or Disposal Cost Obligations" ("ASC 420"). Liabilities are established at the cease use date for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance and other exit costs, as prescribed by ASC 420. Key assumptions in calculating the liability include the timeframe expected to terminate lease agreements, estimates related to the sublease potential of closed locations, and estimation of other related exit costs. If actual timing and potential termination costs or realization of sublease income differ from the Company's estimates, the resulting liabilities could vary from recorded amounts. These liabilities are reviewed periodically and adjusted when necessary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        During January 15, 2012 to March 31, 2012, the Company accrued an additional $0.1 million in lease termination costs associated with the closing of Texas stores in prior periods. During April 2, 2011 to January 14, 2012, the Company accrued an additional $0.3 million in lease termination costs associated with the closing of Texas stores in prior periods. During fiscal 2011, the Company increased its estimated lease termination costs accrual by $0.4 million for Texas stores closed in previous periods. During fiscal 2010, the Company closed 12 of its Texas stores and accrued $3.0 million in lease termination costs associated with closing seven out of the 12 Texas stores. Of the $3.0 million lease termination costs accrual, the Company recognized a net expense of $2.5 million as these costs were partially offset by a reduction in expenses of $0.5 million due to the reversal of deferred rent and tenant improvements related to these stores during fiscal 2010. See Note 11 to consolidated financial statements for further information regarding the lease termination charges related to Company's Texas operations.

        In March 2012, the Company sold and leased back a store and the resulting lease qualifies and is accounted for as an operating lease. The net proceeds from the sale-leaseback transaction amounted to $1.9 million. The gain of $0.8 million was deferred and is being amortized over the term of lease (13 years).

Revenue Recognition

        The Company recognizes sales in its stores at the time the customer takes possession of merchandise. All sales are net of discounts and returns and exclude sales tax. Wholesale sales are recognized in accordance with the shipping terms agreed upon on the purchase order. Wholesale sales are typically recognized free on board ("FOB") origin where title and risk of loss pass to the buyer when the merchandise leaves the Company's distribution facility.

        The Company has a gift card program. The Company does not charge administrative fees on gift cards and the Company's gift cards do not have expiration dates. The Company records the sale of gift cards as a current liability and recognizes a sale when a customer redeems a gift card. The liability for outstanding gift cards is recorded in accrued expenses. The Company has not recorded any breakage income related to its gift card program.

Self-insured Workers' Compensation

        The Company self-insures for workers' compensation claims in California and Texas. The Company establishes a liability for losses of both estimated known and incurred but not reported insurance claims based on reported claims and actuarial valuations of estimated future costs of reported and incurred but not yet reported claims. Should an amount of claims greater than anticipated occur, the liability recorded may not be sufficient and additional workers' compensation costs, which may be significant, could be incurred. The Company has not discounted the projected future cash outlays for the time value of money for claims and claim-related costs when establishing its workers' compensation liability in its financial reports for March 31, 2012 and April 2, 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Self-Insured Health Insurance Liability

        During the second quarter of fiscal 2012, the Company began self-insuring for a portion of its employee medical benefit claims. The liability for the self-funded portion of the Company health insurance program is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The Company maintains stop loss insurance coverage to limit its exposure for the self-funded portion of its health insurance program.

Pre-Opening Costs

        The Company expenses, all pre-opening costs related to the opening of new retail stores as incurred.

Advertising

        The Company expenses advertising costs as incurred, except the costs associated with television advertising, which are expensed the first time the advertising takes place. Advertising expenses were $1.2 million and $4.3 million for the periods of January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012, respectively. Advertising expenses were $5.5 million and $4.1 million for the fiscal years ended April 2, 2011 and March 27, 2010, respectively.

Fair Value of Financial Instruments

        The Company's financial instruments consist principally of cash, short-term marketable securities, accounts receivable, accounts payable, accruals, debt, and other liabilities. Cash, short-term marketable securities are measured and recorded at fair value. Accounts receivable and other receivables are financial assets with carrying values that approximate fair value. Accounts payable and other accrued expenses are financial liabilities with carrying values that approximate fair value. Refer to Note 7 "Fair Value of Financial Instruments" for further discussion of the fair value of debt.

        The Company complies with the provisions of ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. ASC 820-10-35, "Subsequent Measurement" ("ASC 820-10-35"), clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10-35 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model. The Company also follows ASC 825, "Financial Instruments," to expand required disclosures.

Comprehensive Income

        ASC 220, "Reporting Comprehensive Income," establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. The following table

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

sets forth the calculation of comprehensive income, net of tax effects for the periods indicated (in thousands):

	For the Periods		Years Ended
	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011	March 27, 2010
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Amounts in thousands)
Net (loss) income	$(5,293)	$49,748	$74,308	$60,447
Unrealized holding gains on marketable securities, net of tax effects of $45 for January 15, 2012 to March 31, 2012, $30 for April 3, 2011 to January 14, 2012, $70 in fiscal 2011 and $758 in fiscal 2010	$68	$46	$105	$1,136
Reclassification adjustment, net of tax effects of $(30) for January 15, 2012 to March 31, 2012, $100 for April 3, 2011 to January 14, 2012, $19 in fiscal 2011 and $330 in fiscal 2010	(45)	150	28	496

Total unrealized holding gains, net	23	196	133	1,632
Total comprehensive (loss) income	$(5,270)	$49,944	$74,441	$62,079

New Authoritative Standards

        In April 2011, the Financial Accounting Standards Board ("FASB") issued ASU 2011-04, "Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards ("IFRSs") ("ASU 2011-04"). ASU 2011-04 amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have any impact on the Company's consolidated financial position or results of operations.

        In June 2011, FASB issued ASU 2011-05, "Presentation of Comprehensive Income," (ASU 2011-05). ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While ASU 2011-05 changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2011. The adoption of ASU 2011-05 did not have any impact on the Company's consolidated financial position or results of operations, other than presentation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        On September 15, 2011, the FASB issued ASU No. 2011-08 concerning the testing of goodwill for impairment. This guidance modifies goodwill impairment testing by allowing the inclusion of qualitative factors in the assessment of whether a two-step goodwill impairment test is necessary. Thus, entities are no longer required to calculate the fair value of a reporting unit unless they conclude through an assessment of qualitative factors that it is more likely than not that the unit's carrying value is greater than its fair value. When an entity's qualitative assessment reveals that goodwill impairment is more likely than not, the entity must perform the two-step goodwill impairment test. The adoption of ASU 2011-08 did not have any impact on the Company's consolidated financial position or results of operations.

        On December 23, 2011, the FASB issued ASU 2011-12, which indefinitely defers the provision of ASU 2011-5 related to the requirement that entities present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The adoption of ASU 2011-12 did have any impact on the Company's consolidated financial position or results of operations, other than presentation.

2. The Merger

        As discussed in Note 1, the Merger was completed on January 13, 2012 and was financed by:

  •
  Borrowings consisting of (i) a $175 million, 5-year asset-based revolving credit facility (the "ABL Facility"), which was drawn for $10 million at closing of the Acquisition and (ii) a $525 million, 7-year term loan credit facility (the "First Lien Term Loan Facility" and, together with the ABL Facility, the "Credit Facilities");

  •
  Issuance of $250 million principal amount of 11% senior unsecured notes due 2019 (the "Senior Notes"); and

  •
  Equity investments of $635.9 million from the Sponsors and the Rollover Investors.

        The Merger was accounted for as a business combination in accordance with ASC 805, "Business Combinations," whereby the purchase price paid to effect the Merger was allocated to recognize the acquired assets and liabilities at fair value. The Merger and the preliminary allocation of the purchase

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

2. The Merger (Continued)

price of $1.6 billion have been recorded as of January 14, 2012. The sources and uses of funds in connection with the Merger are summarized in the following table.

(in thousands)
Sources:
Proceeds from First Lien Term Loan	$525,000
Proceeds from Senior Notes	250,000
Proceeds from ABL Facility	10,000
Proceeds from equity contributions	535,900
Rollover equity from Rollover Investors	100,000
Cash on hand	212,575

Total sources	$1,633,475

Uses:
Equity purchase price	$1,577,563
Original issue discount and other debt issuance costs	41,911
Cash to balance sheet	14,001

Total uses	$1,633,475

  Acquisition Accounting

        In connection with the preliminary purchase price allocation, estimates of the fair values of long-lived and intangible assets have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, preliminary valuation results from independent valuation specialists. As of March 31, 2012, preliminary purchase accounting adjustments have been recorded to: (i) increase the carrying value of property and equipment, (ii) establish intangible assets for trade names, vendor relations and favorable lease commitments, and (iii) revalue lease-related liabilities. This allocation of the purchase price is preliminary and future revisions to the purchase price allocation may be made as additional information becomes available and such revisions could be material.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

2. The Merger (Continued)

        The preliminary allocation of purchase price is as follows:

(in thousands)
Purchase price	$1,577,563
Less: net assets acquired	741,254

Preliminary excess of purchase price over book value of net assets acquired	$836,309

Write up (down) of tangible assets:
Property and equipment	$87,863
Land and buildings	63,549
Assets held for sale	(933)
Deferred rent	(425)
Leasing commission	(5,224)
Acquisition-related intangible assets:
Trade name (indefinite life)	$410,000
Trademarks (20 year life)	1,822
Bargain Wholesale customer relationships	20,000
Fair market value of favorable leases	46,723

Acquisition-related intangibles	478,545
Write down/(up) of liabilities:
Deferred rent and lease incentive revaluation	10,742
Fair market value of unfavorable leases	(19,836)
Deferred income taxes:
Long-term deferred tax asset	$(249,485)
Residual goodwill(1)	$471,513

Total allocated excess purchase price	$836,309

(1)
The Company does not expect any of the residual goodwill to be tax deductible because the Merger was a nontaxable transaction. Goodwill is considered to have an indefinite life and is not amortized, but rather reviewed annually for impairment or more frequently if indicators of impairment exist.

As a result of the Merger, the Company recognized, in the Consolidated Statements of Comprehensive (Loss) Income, one-time legal, financial advisory, accounting, and other merger related costs of $10.6 million for the period January 15, 2012 to March 31, 2011 and $15.2 million for the period April 3, 2011 to January 14, 2012.

  Pro forma financial information

        The following unaudited pro forma results of operations give effect to the Merger as if it had occurred on March 28, 2010. The pro forma results of operations reflect adjustments (i) to record

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

2. The Merger (Continued)

amortization and depreciation resulting from purchase accounting, (ii) to record interest expense, including amortization of deferred financing fees and original issue discount ("OID"), and (iii) to eliminate non-recurring charges that were incurred in connection with the Merger, including acquisition-related share-based compensation, legal and advisory fees, and other miscellaneous transaction related costs. This unaudited pro forma financial information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Merger had actually occurred on that date, nor the results of operations in the future.

	January 15, 2012 to March 31, 2012		April 3, 2011 to January 14, 2012		For the Fiscal Year Ended April 2, 2011
	(Successor)		(Predecessor)
(in thousands)	Historical	Pro Forma	Historical	Pro Forma	Historical	Pro Forma
Net sales	$338,916	$338,916	$1,192,780	$1,192,780	$1,423,878	$1,423,878
Net income	$(5,293)	$(29,739)	$49,748	$51,768	$74,308	$17,987

  Goodwill and other intangible assets and liabilities

        As a result of the Merger, the Company recognized goodwill, and other intangible assets and liabilities. The following table sets forth the value of the goodwill and other intangible assets and liabilities, and the amortization of finite lived intangible assets and liabilities recognized by the "Successor" as of March 31, 2012 (in thousands):

	As of March 31, 2012
	(Successor)
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite lived intangible assets:
Goodwill		$471,513	$—	$471,513
Trade name		410,000	—	410,000

Total indefinite lived intangible assets		$881,513	$—	$881,513

Finite lived intangible assets:
Trademarks	20	$2,000	$(21)	$1,979
Bargain Wholesale customer relationships	12	20,000	(353)	19,647
Favorable leases	2 to 17	46,723	(915)	45,808

Total finite lived intangible assets		68,723	(1,289)	67,434

Total goodwill and other intangible assets		$950,236	$(1,289)	$948,947

Intangible assets:
Trade name		$410,000	$—	$410,000
Trademarks		2,000	(21)	1,979
Bargain Wholesale customer relationships		20,000	(353)	19,647
Favorable leases		46,723	(915)	45,808

Total intangible assets		$478,723	$(1,289)	$477,434

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

2. The Merger (Continued)

	Trademarks	Bargain Wholesale Customer Relationships	Favorable Leases
Estimated amortization of finite lived intangible assets(a)(b):
FY 2013	$100	$1,667	$4,308
FY 2014	100	1,667	4,279
FY 2015	100	1,667	4,250
FY 2016	100	1,667	4,231
FY 2017	100	1,667	4,186
Thereafter	1,479	11,312	24,554

	$1,979	$19,647	$45,808

	As of March 31, 2012
	(Successor)
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Unfavorable leases	2 to 18	$19,835	$(876)	$18,959
Estimated amortization of unfavorable leases(b):
FY 2013		$4,126
FY 2014		4,011
FY 2015		3,507
FY 2016		2,511
FY 2017		1,729
Thereafter		3,075

		$18,959

(a)
Amortization of trademarks and Bargain Wholesale customer relationships is recognized in amortization expense on the Consolidated Statement of Comprehensive (Loss) Income.

(b)
Amortization of favorable and unfavorable leases is recognized in rent expense, as a component of operating expenses on the Consolidated Statement of Comprehensive (Loss) Income.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

3. Property and Equipment, net

        The following table provides details of property and equipment (in thousands):

	March 31, 2012	April 2, 2011
	(Successor)	(Predecessor)
Property and equipment
Land	$156,137	$93,637
Buildings	89,110	110,681
Buildings improvements	59,375	80,366
Leasehold improvements	92,909	121,136
Fixtures and equipment	54,659	128,383
Transportation equipment	6,489	7,258
Construction in progress	29,271	24,873

Total property and equipment	487,950	566,334
Less: accumulated depreciation and amortization	(11,425)	(252,482)

Property and equipment, net	$476,525	$313,852

4. Investments

        The following tables summarize the investments in marketable securities (in thousands):

	March 31, 2012
	(Successor)
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Money market funds	$1,627	$—	$—	$1,627
Auction rate securities	1,965	39	—	2,004

Total	$3,592	$39	$—	$3,631

Reported as:
Short-term investments				$3,631
Long-term investments in marketable securities				—

Total				$3,631

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

4. Investments (Continued)

	April 2, 2011
	(Predecessor)
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Commercial paper and money market	$152,962	$—	$—	$152,962
Auction rate securities	9,001	—	(592)	8,409
Municipal bonds	31,208	—	—	31,208
Asset-backed securities	1,637	24	(1)	1,660
Corporate securities	1,896	76	(50)	1,922

Total	$196,704	$100	$(643)	$196,161

Reported as:
Short-term investments				$184,929
Long-term investments in marketable securities				11,232

Total				$196,161

        The auction rate securities the Company holds generally are short-term debt instruments that provide liquidity through a Dutch auction process in which interest rates reset every 7 to 35 days. Beginning in February 2008, auctions of the Company's auction rate securities failed to sell all securities offered for sale. Consequently, the principal associated with these failed auctions will not be accessible until a successful auction occurs, a buyer is found outside of the auction process, the issuers redeem the securities, the issuers establish a different form of financing to replace these securities or final payments come due to long-term contractual maturities. For each unsuccessful auction, the interest rate moves to a rate defined for each security. Currently, the Company intends to liquidate its remaining auction rate securities within one year. Accordingly, the Company has included $2.0 million of its auction rate securities in current assets on the Company's balance sheet as of March 31, 2012. The Company had previously included $8.4 million of its auction rate securities in non-current assets on the Company's balance sheet as of April 2, 2011.

        The following table summarizes maturities of marketable fixed-income securities classified as available-for-sale (in thousands):

	March 31, 2012
	(Successor)
	Amortized Cost	Fair Value
Due within one year	$1,965	$2,004

	$1,965	$2,004

        Realized gains from the sale of marketable securities were less than $0.1 million, $0.1 million, less than $0.1 million and less than $0.1 million for the periods from January 15, 2012 to March 31, 2012

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

4. Investments (Continued)

and April 3, 2011 to January 14, 2012, and fiscal years ended April 2, 2011 and March 27, 2010, respectively. There was no investment impairment during the period January 15, 2012 to March 31, 2012. The Company recognized an investment impairment charge related to credit losses of $0.4 million on its auction rate securities for the period from April 3, 2011 to January 14, 2012. The Company recognized an investment impairment charge related to credit losses of $0.1 million on its auction rate securities for fiscal 2011. The Company recognized an impairment charge related to credit losses of $0.6 million on its auction rate securities and $0.3 million on a Bank of America perpetual preferred stock in fiscal 2010.

        Non-tax effected net unrealized gains relating to securities that were recorded as available-for-sale securities were less than $0.1 million for period from January 15, 2012 to March 31, 2012. Non-tax effected net unrealized losses relating to securities that were recorded as available-for-sale securities were $0.2 million, $0.5 million and $0.8 million, for the period from April 3, 2011 to January 14, 2012, fiscal 2011 and fiscal 2010, respectively.

        The Company does not have any available-for-sale securities with unrealized losses as of March 31, 2012.

        The following table presents the length of time securities were in continuous unrealized loss positions, but were not deemed to be other-than-temporarily impaired (in thousands):

	Less than 12 Months		12 Months or Greater
	(Predecessor)
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
April 2, 2011
Asset-backed securities	$—	$—	451	(1)
Corporate securities	1,069	(8)	687	(42)
Auction rate securities	394	(4)	8,015	(588)

	$1,463	$(12)	$9,153	$(631)

        As of April 2, 2011, there were less than $0.1 million of unrealized losses for less than twelve months, and $0.6 million of losses for twelve months or greater for 20 securities that primarily were caused by interest rate fluctuations and changes in current market conditions.

        During fiscal 2011, the Company recorded $0.1 million other-than-temporary impairment charges related to credit losses on its auction rate securities. During this period, the Company did not have any non-credit related other-than-temporary losses on any of its securities. Accordingly, the Company's other comprehensive income does not include any charges related to the other-than-temporary non-credit portion of its securities.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

4. Investments (Continued)

        The following table sets forth a reconciliation of the changes in credit losses recognized in earnings during the period from January 15, 2012 to March 31, 2012 and period from April 3, 2011 to January 14, 2012 and fiscal 2011 (in thousands):

			For the Year Ended
	For the Periods
	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011
	(Successor)	(Predecessor)	(Predecessor)
Total gross unrealized losses on other-than-temporary impaired securities	$—	$357	$129
Portion of losses recognized in comprehensive income (before taxes)	—	—	—

Net other-than-temporary impairment losses recognized in net earnings	$—	$357	$129

5. Income Tax Provision

        The provision for income taxes consists of the following:

	For the Periods		For the Years Ended
	(Amounts in thousands)
	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 2, 2011	March 27, 2010
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
Federal	$2,727	$32,843	$22,379	$31,349
State	772	5,388	6,237	6,217

	3,499	38,231	28,616	37,566
Deferred—federal and state	(1,396)	(4,532)	15,300	(4,462)

Provision for income taxes	$2,103	$33,699	$43,916	$33,104

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

5. Income Tax Provision (Continued)

        Differences between the provision for income taxes and income taxes at the statutory federal income tax rate are as follows:

	For the Periods				For the Years Ended
	(Amounts in thousands)
	January 15, 2012 to March 31, 2012		April 3, 2011 to January 14, 2012		April 2, 2011		March 27, 2010
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory federal rate	$(1,116)	35.0%	$29,206	35.0%	$41,378	35.0%	$32,743	35.0%
State income taxes, net of federal income tax effect	96	(3.0)	3,138	3.7	4,225	3.5	3,532	3.8
Effect of permanent differences	3,137	(98.4)	2,165	2.6	3	0.0	(47)	(0.1)
Texas NOL tax credits expense/(benefit)	—	0.0	—	0.0	—	0.0	(109)	(0.1)
Welfare to work, and other job credits	—	0.0	(1,027)	(1.2)	(1,473)	(1.2)	(1,022)	(1.1)
Other	(14)	0.5	217	0.3	(217)	(0.2)	(1,993)	(2.1)

	$2,103	(65.9)%	$33,699	40.4%	$43,916	37.1%	$33,104	35.4%

        The difference between the statutory rate of 35% and the effective tax rate for the Successor period was driven primarily by the non-deductibility of certain Merger related expenses.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

5. Income Tax Provision (Continued)

        The components of deferred tax assets and liabilities were as follows:

	Years Ended
	(Amounts in thousands)
	March 31, 2012	April 2, 2011
	(Successor)	(Predecessor)
DEFERRED TAX ASSETS
Workers' compensation	$16,701	$18,159
Uniform inventory capitalization	7,448	6,416
Leases	10,200	—
Share-based compensation	59	4,231
Depreciation	—	14,408
Net operating loss carry-forwards	169	4,102
Inventory	1,712	1,733
Accrued liabilities	7,836	6,280
Credits	10,560	9,943
Other	14,676	2,388

Total Gross Deferred Tax Assets	69,361	67,660
Less: Valuation Allowances	10,346	5,798

Total Net Deferred Tax Assets	59,015	61,862

DEFERRED TAX LIABILITIES
Depreciation	(41,376)	—
Amortization	(204,281)	(16)
Prepaid expenses	(2,389)	(2,471)
Other	—	(4,718)

Total Deferred Tax Liabilities	(248,046)	(7,205)

Net Deferred Tax Assets (Liabilities)	$(189,031)	$54,657

        The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are, in management's estimation, more likely than not to be realized. The valuation allowance as of March 31, 2012 relates to the deferred tax assets for the California Enterprise Zone Credit carry-forward and Texas net operating loss ("NOL") credits. As of March 31, 2012, the Company had approximately $8.4 million of California Enterprise Zone credits that can be carried forward indefinitely. Utilization of these credits is limited to the taxable income ascribed to the enterprise zones in a given tax year. The Company has engaged a third party provider to compute the credit each year for the last several years and each of the last few years, the credit carry-forward has grown. Prospectively, the Company will incur significant interest expense which should further reduce its taxable income and ability to use the credits. Due to the aforementioned negative evidence, it is more likely than not that the California Enterprise Zone Credits will not be realizable. In addition, pursuant to the Company's decision in August 2009 to continue operations in Texas, the Company has recorded a deferred tax asset of $2.2 million related to Texas NOL credits in fiscal 2010. Based on the current

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

5. Income Tax Provision (Continued)

estimate of future utilization of these credits, the Company has recorded a related valuation allowance of $1.9 million.

        The Company recorded significant deferred taxes in connection with its Merger on January 13, 2012. See Note 2 "The Merger" for more information regarding allocation of the purchase price.

        The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefit (in thousands):

(Predecessor)
Balance at March 28, 2009	$1,416
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Lapse of statutes of limitation	(1,416)

Balance at March 27, 2010	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Lapse of statutes of limitation	—

Balance at April 2, 2011	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Lapse of statutes of limitation	—

Balance at January 14, 2012	$—

(Successor)
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—

Balance at March 31, 2012	$—

        The Company files income tax returns in the U.S. federal jurisdiction and in various states. The Company is subject to examinations by the major tax jurisdictions in which it files for the tax years 2007 through 2010. The tax return for the period ended March 27, 2010 is currently under examination. Any additional liabilities are not determinable at this time.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

6. Debt

        Short and long-term debt consists of the following:

(in thousands)	March 31, 2012	April 2, 2011
	(Successor)	(Predecessor)
ABL Facility agreement, maturing January 13, 2017, with available borrowing up to $175,000, interest due quarterly, with unpaid principal and accrued interest due January 13, 2017	$—	$—
First Lien Term Loan Facility agreement, maturing on January 13, 2019, payable in quarterly installments of $1,313, plus interest, commencing March 31, 2012 through December 31, 2019, with unpaid principal and accrued interest due January 13, 2019, net of unamortized OID of $10,086	513,601	—
11% Senior Notes (Unsecured) maturing December 15, 2019, unpaid principal and accrued interest due on December 15, 2019	250,000	—

Total long-term debt	763,601	—
Less: current portion of long-term debt	5,250	—

Long-term debt, net of current portion	$758,351	$—

        As of March 31, 2012 the scheduled maturities of debt for each of the five succeeding fiscal years (FY) are as follows:

Future maturities (in thousands)	Maturities of Long-term Debt
FY 2013	$5,250
FY 2014	5,250
FY 2015	5,250
FY 2016	5,250
FY 2017	5,250
Thereafter	737,351

Long-term debt, current and non-current	$763,601

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

6. Debt (Continued)

        As of March 31, 2012, the deferred financing costs are as follows:

	March 31, 2012
	(Successor)
Deferred financing costs (in thousands)	Gross Carrying Amount	Accumulated Amortization	Maturities of Long-term Debt
ABL facility	$3,078	$(130)	$2,948
First lien term loan facility	16,572	(653)	15,919
11% Senior notes	11,761	(228)	11,533

Total deferred financing costs	$31,411	$(1,011)	$30,400

Estimated interest expense from deferred financing fees:
FY 2013	$3,467
FY 2014	3,746
FY 2015	4,024
FY 2016	4,341
FY 2017	4,540
Thereafter	10,282

	$30,400

        On January 13, 2012, in connection with the Merger, the Company obtained Credit Facilities provided by a syndicate of lenders arranged by Royal Bank of Canada as administrative agent, as well as other agents and lenders that are parties to these Credit Facilities. The Credit Facilities include (a) $175 million in commitments under the ABL Facility, and (b) an aggregate principal amount under the First Lien Term Loan Facility amounting to $525 million. At the closing, $10 million of the ABL Facility was drawn on January 13, 2012 (the "Closing Date") to finance a portion of the Merger Consideration and transaction expenses, and in February 2012, the Company repaid the entire $10 million.

  First Lien Term Loan Facility

        The First Lien Term Loan Facility provides for $525 million of borrowings (which may be increased by up to $150.0 million in certain circumstances). All obligations under the First Lien Term Loan Facility are guaranteed by Parent and each of the Company's direct or indirect wholly owned subsidiaries (collectively, the "Credit Facilities Guarantors"). In addition, the First Lien Term Loan Facility is secured by pledges of certain of the Company's equity interests and the equity interests of each Credit Facilities Guarantor.

        The Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loan (approximately $1.3 million), with the balance due on the maturity date, January 13, 2019. Borrowings under the First Lien Term Loan Facility bear interest at an annual rate equal to an applicable margin plus, at the Company's option, (A) a Base Rate determined

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

6. Debt (Continued)

by reference to the highest of (a) the prime rate of Royal Bank of Canada (3.25% as of March 31, 2012), (b) the federal funds effective rate plus 0.50% and (c) an adjusted Eurocurrency rate for one month (determined by reference to the greater of the Eurocurrency rate for the interest period multiplied by the Statutory Reserve Rate or 1.50% per annum) plus 1.00%, or (B) an Adjusted Eurocurrency Rate. The applicable margin used is 5.50% for Eurocurrency loans and 4.50% for base rate loans. As of March 31, 2012, subject to certain exceptions, the interest rate charged on the First Lien Term Loan Facility was 7.00% (1.50% Eurocurrency rate, plus the Eurocurrency loan margin of 5.50%). As of March 31, 2012, the principal amount outstanding under the First Lien Term Loan Facility was $513.6 million.

        The First Lien Term Loan Facility includes restrictions on the Company's ability and the ability of the Parent and certain of the Company's subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, the Company's capital stock, make certain acquisitions or investments, materially change its business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company.

        On April 4, 2012, the Company amended the terms of its existing seven-year $525 million First Lien Term Facility (the "Amended First Lien Term Facility"), net of refinancing costs of $11.2 million. The amendment decreased the Applicable Margin per the London Interbank Offered Rate ("LIBOR") plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in the First Lien Term Facility was amended to permit an additional $5 million in capital expenditures each year throughout the term of the Amended First Lien Term Facility. See Note 17 for more information regarding certain amendments to, and agreements entered into in connection with, the First Lien Term Loan Facility.

  ABL Facility

        The ABL Facility provides for up to $175.0 million of borrowings (which may be increased by up to $50.0 million in certain circumstances), subject to certain borrowing base limitations. All obligations under the ABL Facility are guaranteed by the Company, its immediate Parent, 99 Cents Only Stores (Nevada) and 99 Cents Only Stores, Texas Inc. (collectively, the "ABL Guarantors"). The ABL Facility is secured by substantially all of the Company's assets and the assets of the ABL Guarantors.

        Borrowings under the ABL Facility bear interest for an initial period until June 30, 2012 at an applicable margin plus, at the Company's option, a fluctuating rate equal to (A) the highest of (a) Federal Funds Rate plus 0.50%, (b) rate of interest determined by agent as "Prime Rate" (3.25% at the date of the Merger), and (c) Adjusted Eurocurrency Rate (determined to be the LIBOR rate multiplied by the Statutory Reserve Rate) on day for an Interest Period of one (1) month plus 1.00% or (B) the Adjusted Eurocurrency Rate. Thereafter, borrowings under the ABL Facility will have variable pricing and will be based, at the Company's option, on (a) LIBOR plus an applicable margin to be determined or (b) the determined base rate plus an applicable margin to be determined, in each case based on a pricing grid depending on average daily excess availability for the most recently ended quarter. The interest rate charged on borrowings under the ABL Facility from the date of the Merger

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

6. Debt (Continued)

until March 31, 2012 was 4.25% (the base rate (prime rate at 3.25%) plus the applicable margin of 1.00%).

        In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay a commitment fee to the lenders under the ABL Facility on unutilized commitments at a rate of 0.375% for the period from the date of the Merger until June 30, 2012. Thereafter, the commitment fee will be adjusted at the beginning of each quarter based upon the average historical excess availability of the prior quarter. The Company must also pay customary letter of credit fees and agency fees.

        As of March 31, 2012, the Company had no outstanding borrowings under the ABL Facility.

        The ABL Facility includes restrictions on the Company's ability, and the ability of the Parent and certain of our subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company. The ABL Facility was amended on April 4, 2012 to permit an additional $5 million in capital expenditures for each year during the term of the ABL Facility. See Note 17 for more information regarding certain amendments to the ABL Facility.

  11% Senior Notes due 2019

        On December 29, 2011, the Company issued $250 million aggregate principal amount of 11% Senior Notes that mature on December 15, 2019 (the "Senior Notes"). The Senior Notes are guaranteed by each of the Company's subsidiaries, 99 Cents Only Stores Texas, Inc. and 99 Cents Only Stores (Nevada) (the "Senior Notes Guarantors").

        In connection with the issuance of the Senior Notes, the Company entered into a registration rights agreement, that requires us to file an exchange offer registration statement (the "Exchange Offer"), enabling holders to exchange the Senior Notes for registered notes with terms identical in all material respects to the terms of the Senior Notes, except the registered notes would be freely tradable.

        Pursuant to the terms of the indenture governing the Senior Notes (the "Indenture"), the Company may redeem all or a part of the Senior Notes at certain redemption prices applicable based on the date of redemption.

        The Senior Notes are (i) junior in right of payment to all of the Company's existing and future indebtedness and that of the Senior Notes Guarantors; (ii) unconditionally guaranteed on a senior unsecured unsubordinated basis by the Senior Notes Guarantors; and (iii) junior to the liabilities of its subsidiaries that are not guarantors. The Company is not required to make any mandatory redemptions or sinking fund payments, and may at any time or from time to time purchase notes in the open market.

        The Indenture contains covenants that, among other things, limit the Company's ability and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness, create or incur certain liens, pay dividends or make other restricted payments, incur restrictions on the payment of

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

6. Debt (Continued)

dividends or other distributions from its restricted subsidiaries, make certain investments, transfer or sell assets, engage in transactions with affiliates, or merge or consolidate with other companies or transfer all or substantially all of its assets.

        As of March 31, 2012, the Company was in material compliance with the terms of the Indenture.

        Interest paid for the periods December 29, 2011 to March 31, 2012 and April 3, 2011 to January 14, 2012, was $7.4 million and $0.3 million, respectively. Interest paid for the fiscal years ended April 2, 2011, and March 27, 2010, was less than $0.1 million and $0.1 million, respectively.

        The significant components of interest expense are as follows:

	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	April 3, 2011	March 27, 2010
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
First lien term loan facility	$7,475	$—	$—	$—
ABL facility	44	—	—	—
Senior notes	7,104	—	—	—
Amortization of deferred financing costs and OID	1,567	—	—	—
Other interest expense	33	381	77	174

Interest expense	$16,223	$381	$77	$174

7. Fair Value of Financial Instruments

        The Company complies with ASC 820-10-35, "Fair Value Measurement and Disclosures" which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820-10-35 are described below:

          Level 1:    Defined as observable inputs such as quoted prices in active markets for identical assets or liabilities.

          Level 2:    Defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3:    Defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

7. Fair Value of Financial Instruments (Continued)

        The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis (in thousands):

	March 31, 2012
	(Successor)
	Total	Level 1	Level 2	Level 3
ASSETS
Money market funds	$1,627	$1,627	$—	$—
Auction rate securities	2,004	—	—	2,004

Total available-for-sale securities	$3,631	$1,627	$—	$2,004
Other assets—assets that fund deferred compensation	$5,136	$5,136	$—	$—
LIABILITES
Other long-term liabilities—deferred compensation	$5,136	$5,136	$—	$—

        Level 1 investments include money market funds of $1.6 million. The fair value of money market funds is based on quoted market prices in an active market and there are no restrictions on the redemption of money market funds. Level 1 also includes $5.1 million of deferred compensation assets that fund the liabilities related to the Company's deferred compensation, including investments in trust funds. The fair values of these funds are based on quoted market prices in an active market.

        There were no Level 2 investments as of March 31, 2012.

        Level 3 investments include auction rate securities of $2.0 million. The fair value of auction rate securities is based on the valuation from an independent securities valuation firm by using applicable methods and techniques for this class of security.

        The Company did not have any transfers of investments in and out of Levels 1 and 2 during the periods of January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

7. Fair Value of Financial Instruments (Continued)

        The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis (in thousands):

	April 2, 2011
	(Predecessor)
	Total	Level 1	Level 2	Level 3
ASSETS
Money market funds	$152,962	$152,962	$—	$—
Auction rate securities	8,409	—	—	8,409
Municipal bonds	31,208	—	31,208	—
Asset-backed securities	1,660	—	1,660	—
Corporate securities	1,922	687	1,235	—

Total available-for-sale securities	$196,161	$153,649	$34,103	$8,409
Other assets—assets that fund deferred compensation	$4,924	$4,924	—	—
LIABILITES
Other long-term liabilities—deferred compensation	$4,924	$4,924	—	—

        Level 1 investments include money market funds and perpetual preferred stocks of $153.0 million and $0.7 million, respectively. The fair value of money market funds and perpetual preferred stocks are based on quoted market prices in an active market and there are no restrictions on the redemption of money market funds or perpetual preferred stocks. Level 1 also includes $4.9 million of deferred compensation assets that fund the liabilities related to the Company's deferred compensation, including investments in trust funds. The fair values of these funds are based on quoted market prices in an active market.

        Level 2 investments include municipal bonds, asset-backed securities and corporate bonds of $31.2 million, $1.7 million and $1.2 million, respectively. The fair value of municipal bonds, asset-backed securities and corporate bonds are based on quoted prices for similar assets or liabilities in an active market.

        Level 3 investments include auction rate securities of $8.4 million. The fair value of auction rate securities is based on the valuation from an independent securities valuation firm by using applicable methods and techniques for this class of security.

        The Company did not have any transfers of investments in and out of Levels 1 and 2 during fiscal 2011.

        The valuation of the auction rate securities is based on Level 3 unobservable inputs which consist of recommended fair values provided by Houlihan Capital Advisors, LLC, an independent securities valuation firm. These securities are held as "available-for-sale" in the Company's consolidated balance sheet.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

7. Fair Value of Financial Instruments (Continued)

        The following table summarizes the activity for the period of changes in fair value of the Company's Level 3 investments (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Auction Rate Securities	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	Year Ended April 2, 2011
	(Successor)	(Predecessor)	(Predecessor)
Description
Beginning balance	$7,669	$8,409	$10,019
Transfers into Level 3	—	—	—
Total realized (loss)/unrealized gains:
Included in earnings	(1)	(312)	(32)
Included in other comprehensive income	40	494	30
Purchases, redemptions and settlements:
Purchases	—	—	—
Redemptions	(5,704)	(922)	(1,608)

Ending balance	$2,004	$7,669	$8,409

Total amount of unrealized gains for the period included in other comprehensive income attributable to the change in fair market value relating to assets still held at the reporting date	$40	$494	$30

        In connection with the Merger, the Company entered into a credit facility including an ABL facility of $175 million and a First Lien Term Loan Facility of $525 million, and sold $250 million of Senior Notes with a coupon rate of 11% in a private placement. The outstanding debt under the credit facility and senior notes are recorded in the financial statements at historical cost, net of applicable unamortized discounts.

        The Company's Credit Facilities are tied directly to market rates and fluctuate as market rates change; as a result, the carrying value of the Credit Facilities approximates fair value as of March 31, 2012.

        The Company's Senior Notes are not tied to market rates and were sold in a private placement. Since there are no quoted prices in active markets, the fair value of the notes was estimated using a discounted cash flow analysis with Level 3 inputs. The fair value of the Company's Senior Notes was estimated at $259.3 million, or $9.3 million greater than the carrying value as of March 31, 2012.

        See Note 6 for more information on the Company's debt.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

8. Related-Party Transactions

  Stockholders' Agreement

        Upon completion of the Merger, the Parent entered into a stockholders' agreement with each of its stockholders, which includes certain of the Company's directors, employees and members of the Company's management and the Company's principal stockholders. The stockholders' agreement gives (i) Ares Corporate Opportunities Fund III, L.P., an affiliate of Ares ("ACOF"), the right to designate four members of the Company's Parent board of directors, (ii) ACOF the right to designate two independent members of the Company's Parent board of directors, which directors shall be approved by CPPIB, and (iii) CPPIB the right to designate two members of the Company's Parent board of directors, in each case for so long as they or their respective affiliates beneficially own at least 15% of the then outstanding shares of Class A Common Stock of the Company's Parent. The stockholders agreement provides for the election of Eric Schiffer, Jeff Gold and Howard Gold (collectively, the "Management Directors") to the Parent's board of directors, for so long as they hold the position of Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. The stockholders agreement also provides for certain board observer rights. Under the terms of the stockholders agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including at least one director designated by ACOF and one director designated by CPPIB, and certain other corporate actions require the approval of at least one Management Director.

        The stockholders agreement contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights. In addition, the stockholders agreement contains registration rights that, among other things, require the Company's Parent to register common stock held by the stockholders who are parties to the stockholders agreement in the event the Company's Parent registers for sale, either for its own account or for the account of others, shares of its common stock.

        Under the stockholders agreement, certain affiliate transactions require the approval of a majority of disinterested directors, and certain affiliate transactions between the Parent, on the one hand, and Ares, CPPIB or any of their respective affiliates, on the other hand, require the approval of a majority of disinterested directors, including at least one Management Director.

  Voting Agreement

        The Canada Pension Plan Investment Board Act 1997 (Canada) imposes certain share ownership limitations on CPPIB. These limitations include restrictions on CPPIB's indirect ownership levels (through Parent) of the Company's Class B Common Stock, which has de minimis economic rights and the right to vote solely with respect to the election of directors. In order to comply with these regulations, an affiliate of Ares holds 10% of the Company's Class B Common Stock. The Company has entered into a voting agreement with Parent and the affiliate of Ares pursuant to which such Class B Common Stock held by the affiliate of Ares is subject to a call right that allows Parent to repurchase such stock at any time for de minimis consideration. The voting agreement also provides, among other things, for the affiliate of Ares to take certain actions requested by Parent to elect or remove the Company's directors.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

8. Related-Party Transactions (Continued)

  Management Services Agreements

        Upon completion of the Merger, the Company and Parent entered into management services agreements with affiliates of the Sponsors (the "Management Services Agreements"). Under each of the Management Services Agreements, the Company and Parent agreed to, among other things, retain and reimburse affiliates of the Sponsors for certain management and financial services and provide customary indemnification to the Sponsors and their affiliates. In addition, upon completion of the Merger, the Company and Parent reimbursed affiliates of the Sponsors for their expenses incurred in connection with the Merger in an aggregate amount of $4.2 million.

  Agreements Regarding Lease Arrangements

        On January 13, 2012, the Company entered into new lease agreements (the "Leases") with the Rollover Investors for 13 stores and one store parking lot, which replaced the existing month-to-month leases. The Leases have approximate initial terms of either five or ten years and the base rents may be adjusted to market value in an aggregate amount not to exceed $1 million per annum. Rental expense for these Leases was $0.7 million for the period of January 15, 2012 to March 31, 2012 and $1.7 million for the period of April 3, 2011 to January 14, 2012. Rental expense for these Leases was $2.1 million in each of fiscal years 2011 and 2010.

  Stock Purchase Agreement

        In June 2012, Parent entered into a Stock Purchase Agreement with Norman Axelrod, a director of Parent and of the Company, and AS SKIP, LLC, a Delaware limited liability company of which Mr. Axelrod is the managing member (together with Norman Axelrod, the "Purchasers"). Pursuant to the terms of the Stock Purchase Agreement, the Purchasers purchased 750 shares of Parent's Class A Common Stock and 750 shares of Parent's Class B Common Stock for an aggregate purchase price of $750,000.

9. Commitments and Contingencies

Credit Facilities

        On the closing date of the Merger (the "Closing Date"), January 13, 2012, the Company, entered into Credit Facilities provided by a syndicate of lenders. The Credit Facilities include (a) $175 million in commitments under the ABL Facility, and (b) an aggregate principal amount under the First Lien Term Loan Facility amounting to $525 million. The Company's credit facilities and commitments are discussed in detail in Note 6.

        As of March 31, 2012, the Company also had a standby letter of credit for $0.4 million, related to one of its leased properties, where the lessor is a named beneficiary in the event of a default by the Company, and potentially is entitled to draw on the letter of credit in the event of a specified default. The letter of credit will expire in October 2012. The Company is in compliance with its lease terms and scheduled payments.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

Lease Commitments

        The Company leases various facilities under operating leases (except for one location which is classified as a capital lease) expiring at various dates through fiscal year 2031. Most of the lease agreements contain renewal options and/or provide for fixed rent escalations or increases based on the Consumer Price Index. Total minimum lease payments under each of these lease agreements, including scheduled increases, are charged to operating expenses on a straight-line basis over the term of each respective lease. Certain leases require the payment of property taxes, maintenance and insurance. Rental expense charged to operating expenses for the periods of January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012 was $13.1 million and $44.0 million respectively, of which less than $0.1 million and $0.2 million were paid as percentage rent, based on sales volume for each of the periods then ended, respectively. Rental expense charged to operating expenses in fiscal 2011 and 2010 was $56.7 million and $60.7 million, respectively, of which $0.3 million was paid as percentage rent, based on sales volume for each of the years then ended, respectively. Sub-lease income earned for the periods January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012 was $0.1 million and $0.6 million, respectively. Sub-lease income earned in fiscal 2011 and 2010 was $0.9 million and $0.7 million, respectively.

        As of March 31, 2012, the minimum annual rentals payable and future minimum sub-lease income under all non-cancelable operating leases was as follows (amounts in thousands):

Fiscal Year:	Operating leases	Capital leases	Future Minimum Sub-lease Income
2013	$46,683	$106	$406
2014	44,269	106	401
2015	36,848	107	305
2016	28,736	107	256
2017	20,952	89	74
Thereafter	55,991	—	—

Future minimum lease payments	$233,479	$515	$1,442

Less amount representing interest		(84)

Present value of future lease payments		$431

        The capital lease relates to a building for one of the Company's stores. The gross asset amount recorded under the capital lease was $0.3 million as of March 31, 2012. The gross asset amount recorded under the capital lease was $1.0 million as of April 2, 2011. Accumulated depreciation was less than $0.1 million and $0.7 million as of March 31, 2012 and April 2, 2011, respectively.

Workers' Compensation

        The Company self-insures its workers' compensation claims in California and Texas and provides for losses of estimated known and incurred but not reported insurance claims. The Company does not

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

discount the projected future cash outlays for the time value of money for claims and claim related costs when establishing its workers' compensation liability.

        At March 31, 2012 and April 2, 2011, the Company had recorded a liability $39.0 million and $42.4 million respectively, for estimated workers' compensation claims in California. The Company has limited self-insurance exposure in Texas and had recorded a liability of less than $0.1 million as of March 31, 2012 and less than $0.1 million as of April 2, 2011 for workers' compensation claims in Texas. The Company purchases workers' compensation insurance coverage in Arizona and Nevada.

Self-Insured Health Insurance Liability

        During the second quarter of fiscal 2012, the Company began self-insuring for a portion of its employee medical benefit claims. At March 31, 2012, the Company had recorded a liability of $0.9 million for estimated health insurance claims. The Company maintains stop loss insurance coverage to limit its exposure for the self-funded portion of its health insurance program.

        The following table summarizes the changes in the reserves for self-insurance for the periods indicated:

(in thousands)	Workers' Compensation	Health Insurance
(Predecessor)
Balance as of 3/28/09	$44,364	$—
Claims Payments	(12,269)	—
Reserve Accruals	14,928	—

Balance as of 3/27/10	$47,023	$—
Claims Payments	(15,555)	—
Reserve Accruals	10,962	—

Balance as of 4/2/11	$42,430	$—
Claims Payments	(12,938)	(2,280)
Reserve Accruals	9,888	3,124

Balance as of 1/14/12	$39,380	$844

(Successor)
Claims Payments	$(3,855)	$(1,502)
Reserve Accruals	3,499	1,509

Balance as of 3/31/12	$39,024	$851

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

Legal Matters

  Going Private Transaction

        In connection with March 2011 announcement by the Company of the receipt of a going private proposal and subsequent announcement of a merger agreement in October 2011, eight complaints were filed, all in the Superior Court of California, Los Angeles County. The Actions were captioned: Southeastern Pennsylvania Transportation Authority v. David Gold, et al. (filed March 14, 2011, amended March 23, 2011); John Chevedden v. 99¢ Only Stores, et al. (filed March 16, 2011); Rana Fong v. 99¢ Only Stores, et al. (filed March 17, 2011); Norfolk County Retirement Board v. Jeff Gold, et al. (filed March 22, 2011); Tammy Newman v. 99¢ Only Stores, et al. (filed March 25, 2011); Key West Police and Fire Pension Fund v. Eric G. Flamholtz, et al. (filed April 5, 2011); Allen Mitchell v. 99¢ Only Stores, et al. (filed April 11, 2011), and Harold Litwin v. 99¢ Only Stores, et al (filed October 11, 2011). The plaintiffs in the Actions claimed to be shareholders of the Company and proposed to represent a class of all of the Company's public shareholders in connection with claims for purported breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty, as well as alleged deficiencies in the preliminary proxy statement. The actions were consolidated by the Court. The Company and the lead plaintiffs in these actions reached a settlement in November 2011, which was finalized in January 2012, that provided for: (1) certain agreed-upon supplemental disclosures (which the Company incorporated into its definitive proxy statement filed December 12, 2011); (2) a release of all defendants, former defendants, and various of their affiliates from all claims asserted in the action and all claims that could have been asserted based upon the same circumstances; and (3) payment by the Company of lead plaintiffs' legal fees and costs in an amount to be approved by the Court not to exceed $275,000. At a hearing on June 25, 2012, the Court stated that it would grant final approval to the settlement and award plaintiffs' legal fees and costs in the amount of $60,000 and would issue an order to that effect shortly. The order in this matter has now been entered.

  Pricing Policy Matters

        In July 2010, two actions captioned Phillip Kavis v. 99¢ Only Stores, et al. and Leonard Morales v. 99¢ Only Stores were filed in the Superior Court of California, Los Angeles County. In these now consolidated actions, Plaintiffs filed putative class action complaints against the Company claiming violations of California's Unfair Competition Law (California Business & Professions Code Section 17200), False Advertising Law (California Business & Professions Code Section 17500), and Consumer Legal Remedies Act (California Civil Code Section 1770), as well as alleged intentional misrepresentation, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, and unjust enrichment, arising out of the Company's September 2008 change in pricing policy. Plaintiffs sought actual damages, restitution, including disgorgement of all profits and unjust enrichment allegedly obtained by the Company, statutory damages and civil penalties, equitable and injunctive relief, exemplary damages, prejudgment and post-judgment interest, and their attorney's fees and costs.

        On May 11, 2012, the Court granted final approval of a settlement between the plaintiffs in these actions and the Company and entered judgment in accordance with the terms of the settlement. The settlement requires the Company to make certain postings in its stores and pay a total of $100,000 in attorneys' fees, costs and plaintiff enhancements in exchange for a judgment extinguishing the claims

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

relating to the revised pricing structure by all its customers in all states of operation from September 8, 2008 through the date of judgment. Under the terms of the parties' settlement, the agreement becomes effective on July 11, 2012.

  Wage and Hour Matters

        Luis Palencia v. 99¢ Only Stores, Superior Court of the State of California, County of Sacramento.    Plaintiff, a former assistant manager, who the Company employed from June 12, 2009 through September 9, 2009, filed this action in June 2010, asserting claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged unpaid overtime due to "off the clock" work, failure to pay minimum wage, failure to provide meal and rest periods, failure to provide proper wage statements, failure to pay wages timely during employment and upon termination and failure to reimburse business expenses. Mr. Palencia also asserted a derivative claim for unfair competition under the California Business and Professions Code. Mr. Palencia sought to represent three sub-classes: (i) an "unpaid wages subclass" of all non-exempt or hourly paid employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification, (ii) a "non-compliant wage statement subclass" of all non-exempt or hourly paid employees of the Company who worked in California and received a wage statement within one year prior to the filing of the complaint until the date of certification, and (iii) an "unreimbursed business expenses subclass" of all employees of the Company who paid for business-related expenses, including expenses for travel, mileage or cell phones in California within four years prior to the filing of the complaint until the date of certification. Plaintiff sought to recover alleged unpaid wages, interest, attorney's fees and costs, declaratory relief, restitution, statutory penalties and liquidated damages. He also sought to recover civil penalties as an "aggrieved employee" under the Private Attorneys General Act of 2004. Following a mediation of this matter, the parties entered into a settlement agreement on November 2, 2011. The Court granted preliminary approval of the settlement on April 20, 2012, and a final fairness hearing has been set for September 14, 2012. The Company accrued $2.2 million in the period from April 3, 2012 to January 14, 2012 for expected payments in connection with the settlement. The settlement agreement was granted final approval by the court on September 14, 2012.

        Sheridan Reed v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff, a former store manager for the Company, filed this action in April 2010. He originally asserted claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged failure to pay overtime at the proper rate, failure to pay vested vacation wages, failure to pay wages timely upon termination of employment and failure to provide accurate wage statements. Mr. Reed also asserted a derivative claim for unfair competition under the California Business and Professions Code. In September 2010, Mr. Reed amended his complaint to seek civil penalties under the Private Attorneys General Act of 2004. Mr. Reed sought to represent four sub-classes: (i) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were paid bonuses, commissions or incentive wages, who worked overtime, and for whom the bonuses, commissions or incentive wages were not included as part of the regular rate of pay for overtime purposes, (ii) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

earned vacation wages and were not paid their vested vacation wages at the time of termination; (iii) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were not furnished a proper itemized wage statement; and (iv) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were not paid all wages due upon termination. Plaintiff sought to recover alleged unpaid wages, statutory penalties, interest, attorney's fees and costs, declaratory relief, injunctive relief and restitution. He also sought to recover civil penalties as an "aggrieved employee" under the Private Attorneys General Act of 2004. The parties executed a formal settlement agreement on April 5, 2012, which, if approved by the Court, will resolve the remainder of the lawsuit by settling the class-wide claims for failure to pay overtime at the proper rate, failure to pay wages timely upon termination of employment and failure to provide accurate wage statements. In addition, the settlement will resolve Plaintiff's individual claim for failure to pay vested vacation wages and includes a general release by Plaintiff in the Company's favor. The Company has accrued approximately $0.6 million for expected payments in connection with this settlement. The Court granted preliminary approval of the settlement agreement on July 16, 2012, and a final fairness hearing has been set for October 25, 2012. If the settlement agreement is not finally approved by the court, the Company cannot predict the outcome of this lawsuit.

        Thomas Allen v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff, a former store manager for the Company, filed this action on March 18, 2011. He asserted claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged failure to pay overtime, failure to provide meal and rest periods, failure to pay wages timely upon termination, and failure to provide accurate wage statements. Mr. Allen also asserted a derivative claim for unfair competition under the California Business and Professions Code. Mr. Allen seeks to represent a class of all employees who were employed by the Company as salaried managers in 99¢ Only retail stores from March 18, 2007 through the date of trial or settlement. Plaintiff seeks to recover alleged unpaid wages, statutory penalties, interest, attorney's fees and costs, declaratory relief, injunctive relief and restitution. On October 17, 2011, the Court heard the Company's motion to compel Plaintiff Allen to arbitrate his claims on an individual basis, and following the hearing, the Court ordered the parties to submit further briefing and argument. Following this supplemental briefing and while the motion was under advisement, Mr. Allen sought leave to amend his complaint to add a cause of action pursuant to the Private Attorneys General Act of 2004 ("PAGA"). The Company did not oppose this motion and on January 5, 2012, the Court granted Mr. Allen's motion and his First Amended Complaint was filed. On February 27, 2012, the Court denied the Company's motion to compel arbitration. The Company filed a notice of its intention to appeal that ruling on April 12, 2012. Following a mediation of this matter on August 30, 2012, the parties entered into a "term sheet" settlement agreement for an immaterial amount, which is subject to court approval. If the settlement agreement is not approved by the court, the Company cannot predict the outcome of this lawsuit.

        Shelley Pickett v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff Shelley Pickett filed a representative action complaint against the Company on November 4, 2011, alleging a PAGA claim virtually identical that of another matter which was dismissed with

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

9. Commitments and Contingencies (Continued)

prejudice in December 2011, Bright v. 99¢ Only Stores. Like the plaintiff in the Bright case, Plaintiff Pickett asserts that the Company violated section 14 of Wage Order 7-2001 by failing to provide seats for its cashiers behind checkout counters. She seeks civil penalties of $100 to $200 per violation, per each pay period for each affected employee, and attorney's fees. On November 8, 2011, Plaintiff Pickett filed a Notice of Related Case, stating that her case and the Bright case assert "identical claims." After hearing arguments from the parties on December 1, 2011, the Court determined that the cases were related and assigned Pickett's case to Judge William Fahey, the judge who presided over the Bright case. Plaintiff Pickett then attempted to exercise a 170.6 challenge to Judge Fahey, which the Company opposed. The Court struck Plaintiff Pickett's 170.6 challenge on December 16, 2011. Plaintiff Pickett appealed this ruling, filing a petition for writ of mandate on December 30, 2011. The Company filed an opposition to Plaintiff Pickett's petition and oral argument took place on February 1, 2012. On February 22, 2012, the Court of Appeal ruled in Plaintiff Pickett's favor and issued the writ of mandate. On April 2, 2012, the Company filed a petition for review of that ruling with the California Supreme Court, which Pickett answered on April 23, 2012. The California Supreme Court denied the Company's petition for review on May 9, 2012 and the Court of Appeals has remanded the case to Los Angeles Superior Court. The Company cannot predict the outcome of this lawsuit or the amount of potential loss, if any, the Company could face as a result of such lawsuit.

        Regulatory Matters.    The Company recently received Notices to Comply with hazardous waste and/or hazardous materials storage requirements for certain of its stores and its distribution centers in Southern California. The agencies that have delivered such notices to the Company include the Los Angeles County Fire Department, Health Hazardous Materials Division, the Ventura County Environmental Health Division, the Santa Barbara County Fire Department and the City of Oxnard. The Notices concern alleged non-compliance with a variety of hazardous waste and hazardous material regulatory requirements imposed under California law identified during recent compliance inspections and require corrective actions to be taken by certain dates set forth in the Notices. The Company is working to implement the required corrective actions. Although the agencies can also seek civil penalties for the alleged instances of past non-compliance, even after corrective action is taken, no penalties have been demanded for any of the alleged non-compliance. If penalties are demanded by these agencies in the future, the Company cannot predict the amount of penalties that may be sought.

        Other Matters.    The Company is also subject to other private lawsuits, administrative proceedings and claims that arise in its ordinary course of business. A number of these lawsuits, proceedings and claims may exist at any given time. While the resolution of such a lawsuit, proceeding or claim may have an impact on the Company's financial results for the period in which it is resolved, and litigation is inherently unpredictable, in management's opinion, none of these matters arising in the ordinary course of business is expected to have a material adverse effect on the Company's financial position, results of operations or overall liquidity.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

10. Stock-Based Compensation Plans

  Successor stock-based compensation

  Number Holdings, Inc. 2012 Equity Incentive Plan

        On February 27, 2012, the board of directors of Parent (the "Parent Board") adopted the Number Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Plan"), which authorizes equity awards to be granted for up to 74,603 shares of Class A common stock and 74,603 shares of Class B common stock of Number Holdings, Inc. of which options for 50,906 shares of each Class were issued to certain members of management with an aggregate exercise price of $1,000 for one share of Class A common stock and for one share of Class B common stock, together. Options become exercisable over the five year service period and have terms of ten years from date of the grant. Options upon vesting may be exercised only for units consisting of an equal number of Class A common stock and Class B common stock. Class B common stock has de minimis economic rights and the right to vote solely for election of directors.

  Accounting for stock-based compensation

        The fair value of the option awards is recognized as compensation expense on a straight line basis over the requisite service period of the award, and is included in operating expenses. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. At the grant date, the Company estimates an amount of forfeitures that will occur prior to vesting. During the period from January 15, 2012 to March 31, 2012, the Company incurred stock-based compensation expense of $0.1 million.

        The fair value of stock options was estimated at the date of grant using the Black-Scholes pricing model with the following assumptions:

For the Period January 15, 2012 to March 31, 2012
(Successor)
Weighted-average fair value of options granted	$387.20
Risk free interest rate	0.98%
Expected life (in years)	6.32
Expected stock price volatility	37.9%
Expected dividend yield	None

        The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant with an equivalent remaining term. Expected life represents the estimated period of time until exercise and is calculated by using "simplified method." Expected stock price volatility is based on average volatility of stock prices of companies in a peer group analysis. The Company currently does not anticipate the payment of any cash dividends. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on the Company's historical experience and future expectations.

        As of March 31, 2012, there was $15.6 million of total unrecognized compensation cost related to non-vested options that is expected to be recognized over the remaining weighted-average vesting

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

10. Stock-Based Compensation Plans (Continued)

period of 4.8 years. The weighted-average grant-date fair value of options granted was $387.20. No options were vested or exercised during the Successor period.

        The following summarizes stock option activity for the Successor period:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Year)
Options outstanding at the beginning of the period	—	$—
Granted	50,906	$1,000
Exercised	—	$—
Cancelled	—	$—

Outstanding at the end of the period	50,906	$1,000	9.75

        The following table summarizes the stock awards available for grant under the 2012 Plan:

Number of Shares
Available for grant as of January 15, 2012	—
Authorized	74,603
Granted	(50,906)
Cancelled	—

Available for grant at March 31, 2012	23,697

  Predecessor Stock-Based Compensation

        Prior to the Merger, the Company maintained the 99¢ Only Stores 2010 Equity Incentive Plan (the "2010 Plan") and the 1996 Equity Incentive Plan, as amended (the "1996 Plan") which provided for the grant of options, PSU's and other stock-based awards. In connection with the Merger, on January 13, 2012, all of the Company stock-based awards became fully vested. Restricted stock units and performance stock units were converted to a right to receive $22.00 per share, and stock option awards were converted to a right to receive $22.00 less the share price of the awards. The Predecessor recognized $1.0 million of stock-based compensation expense due to the vesting and payout of all stock-based awards. In total, the Company paid cash of $21.5 million to settle all of the Predecessor's stock based awards outstanding on January 13, 2012. As of March 31, 2012, the equity incentive plans of the Predecessor no longer exist.

        The Company recognized compensation expense on a straight-line basis over the requisite service period of the award, taking into consideration the applicable estimated forfeiture rates. Compensation expense associated with PSUs was subject to adjustments for changes in estimates relating to whether the performance objectives were achieved (see Performance Stock Units below). Total pre-tax compensation expense recorded as operating expense, was $2.7 million, $2.9 million and $7.7 million for the period from April 3, 2011 through January 14, 2012, the fiscal 2011 and fiscal 2010, respectively. The income tax benefit was $1.1 million, $1.2 million and $3.1 million for the period from April 3, 2011 through January 14, 2012, fiscal 2011 and fiscal 2010, respectively.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

10. Stock-Based Compensation Plans (Continued)

Stock Options

        Under the Predecessor's 2010 Plan, stock options typically vested over a three-year period, one-third one year from the date of grant and one-third per year thereafter. Stock options typically expired ten years from the date of grant.

        The weighted average fair values per share of stock options granted was estimated using the Black-Scholes pricing model with the following assumptions:

	For the Period	Years Ended
	April 3, 2012 to January 14, 2012	April 2, 2011	March 27, 2010
Weighted-average fair value of options granted	$7.27	$6.70	$5.93
Risk free interest rate	0.92%	1.42%	2.44%
Expected life (in years)	5.0	5.0	5.0
Expected stock price volatility	43.3%	40.8%	47.2%
Expected dividend yield	None	None	None

        The risk-free interest rate was based on the U.S. treasury yield curve in effect at the time of grant with an equivalent remaining term. Expected life represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms and expectations of future employee behavior. Expected stock price volatility was based on a combination of the historical volatility of the Company's stock and the implied volatility of actively traded options of the Company's stock. The Company did not pay dividends in the past and did not anticipate the payment of any future cash dividends. Compensation expense was recognized only for those options expected to vest, with forfeitures estimated based on the Company's historical experience and future expectations.

        During the Predecessor period from April 3, 2011 through January 14, 2012, stock option activity under the Company's 2010 Plan is set forth below:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at the beginning of the period	3,146,000	$18.42
Granted	36,000	$18.82
Exercised	(1,847,000)	$12.48
Cancelled	(1,335,000)	$26.66

Outstanding at the end of the period	—	$—

        Due to the Merger and termination of the equity incentive plans, there were no stock options outstanding as of January 14, 2012. The aggregate pre-tax intrinsic value of options exercised was $17.2 million, $3.5 million and $4.2 million for the period from April 3, 2011 to January 14, 2012, and fiscal 2011 and fiscal 2010, respectively. The aggregate pre-tax intrinsic value of options exercised represents the difference between the fair market value of the Company's common stock on the date of exercise and the exercise price of each option. The total fair value of shares vested during the period

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

10. Stock-Based Compensation Plans (Continued)

from April 3, 2011 to January 14, 2012, fiscal 2011 and fiscal 2010 was $0.9 million, $1.0 million and $2.4 million, respectively.

Performance Stock Units

        During the fourth quarter of fiscal 2008, the Compensation Committee of the Company's Board of Directors granted PSUs to certain officers and other key personnel of the Company as a long-term, stock-based performance incentive award. Pursuant to the term of the PSUs, they were eligible for conversion, on a one-for-one basis, to shares of the Company's common stock based on (1) attainment of one or more of eight specific performance goals during the performance period (consisting of fiscal 2008 through 2012), (2) continuous employment with the Company, and (3) certain vesting requirements. Due to the Merger on January 13, 2012, the Company accelerated the vesting of 249,193 outstanding PSU shares. The following table summarizes the PSU activity for the period from April 3, 2011 to January 14, 2012:

	Number of Shares	Weighted Average Exercise Price
PSUs outstanding at the beginning of the period	500,000	$6.93
Granted	—	$—
Forfeited	(4,000)	$8.76
Converted to common shares	(496,000)	$6.91

Outstanding at the end of the period	—	$—

        The fair value of the PSUs was based on the stock price on the grant date. The compensation expense related to PSUs was recognized only when it was probable that the performance criteria will be met. Based on the Company's financial results, the Company started to recognize compensation expense related to PSUs during the first quarter of fiscal 2010, as this was the first quarter that it appeared probable that certain performance conditions would be met. The Company incurred non-cash stock-based compensation expense related to PSUs of $1.8 million (including $0.3 million resulting from the Merger) and $2.1 million for period from April 3, 2011 through January 14, 2012 and for fiscal 2011, respectively, which was recorded as operating expenses. As a result of the Merger on January 13, 2012, all outstanding PSU's fully vested and were converted to a right to receive $22.00 per share. There were no outstanding PSU's as of January 13, 2012. The Company incurred non-cash stock-based compensation expense related to PSUs of $2.1 million and $6.5 million for fiscal 2011 and fiscal 2010, respectively, which was recorded as operating expense. There were 0.4 million PSUs vested and issued during fiscal 2011. There were 0.6 million PSUs vested during fiscal 2010 of which 0.5 million PSUs were issued during fiscal 2010.

Restricted Stock Units

        According to the Company's 2010 Plan, the Compensation Committee of the Company's Board of Directors granted time-based restricted stock units in fiscal 2011 to certain non-officer employees of the Company as a long-term, incentive award. RSUs cliff vest three years after being granted if the employees are still employed by the Company at such time.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

10. Stock-Based Compensation Plans (Continued)

        The following table summarizes the RSUs activity for the period from April 3, 2011 through January 14, 2012:

	Number of Shares	Weighted Average Exercise Price
RSUs outstanding at the beginning of the period	18,000	$17.88
Granted	—	$—
Forfeited	—	$—
Converted to common shares	18,000	$17.88

Outstanding at the end of the period	—	$—

        The stock based compensation expense for RSUs was measured at fair value on the date of grant based on the number of shares expected to vest and the quoted market price of the Company's common stock. The Company started to recognize compensation expense related to RSUs during the third quarter of fiscal 2011. For the period from April 3, 2011 through January 13, 2012 and for fiscal 2011, the Company incurred non-cash stock-based compensation expense related to RSUs of $0.3 million (including $0.2 million resulted from the Merger) and less than $0.1 million, respectively, which was recorded as operating expense. As result of the Merger on January 13, 2012 all outstanding RSU's fully vested and were converted to a right to receive $22.00 per share. There were no outstanding RSU's as of January 14, 2012.

11. Texas Market

        As a result of the Company's decision in September 2008 to close its Texas operations, which was later suspended and, in August 2009, reversed, the Company closed 16 of its Texas stores starting from the fourth quarter of fiscal 2009 through the second quarter of fiscal 2010. As described in prior Company filings, the Company had recorded impairment charges as well as lease terminations costs related to closing some of these stores. As March 27, 2010, the Company had an estimated lease termination costs accrual of $2.9 million. During fiscal 2011, the Company increased the estimated lease termination costs accrual by $0.4 million and paid $1.8 million related to these costs. During the periods of January 15, 2012 to March 31, 2012, the Company increased the estimated lease termination costs accrual by $0.1 million and paid $0.1 million related to these costs. During the periods of April 3, 2011 to January 14, 2012, the Company increased the estimated lease termination costs accrual by $0.7 million and paid $0.3 million related to these costs. The initial impairment charges, severance pay accrual, lease termination cost and the additional accretion expenses recorded in fiscal 2011 were included within selling, general and administrative expenses in the consolidated statement of operations. As of March 31, 2012, the remaining balance of the Company's estimated lease termination costs accrual was $1.1 million and is expected to be paid by the end of fiscal 2013. As of March 31, 2012, the Company operated 37 stores in Texas.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

11. Texas Market (Continued)

        The following table summarizes the Texas store closures remaining obligations as of March 31, 2012:

(in thousands)	Lease Termination Costs
(Predecessor)
Balance as of 3/28/09	$1,320
Accretion Expenses	2,961
Cash Payments	(1,338)

Remaining Obligations as of 03/27/10	$2,943
Accretion Expenses	437
Cash Payments	(1,889)

Remaining Obligations as of 04/02/11	$1,491
Accretion Expenses	321
Cash Payments	(718)

Remaining Obligations as of 01/14/12	$1,094

(Successor)
Accretion Expenses	105
Cash Payments	(120)

Remaining Obligations as of 03/31/12	$1,079

12. Operating Segments

        The Company manages its business on the basis of one reportable segment. The Company's sales through Bargain Wholesale are not material to the Company's consolidated financial statements; therefore, in accordance with ASC 280, "Segment Reporting" Bargain Wholesale is not presented as a separate operating segment.

        The Company had no customers representing more than 10 percent of net sales. Substantially all of the Company's net sales were to customers located in the United States.

13. Employee Benefit Plans

  401(k) Plan

        In 1998, the Company adopted a 401(k) Plan (the "Plan"). All full-time employees are eligible to participate in the Plan after 30 days of service and are eligible to receive matching contributions from the Company after one year of service. The Company contributed $0.4 million and $1.4 million during the periods of January 15, 2012 to March 31, 2012 and April 3, 2011 to January 14, 2012, respectively. The Company contributed $1.6 million in each of fiscal years 2011 and 2010, in matching cash contributions to the Plan. The Company matches 100% of the first 3% of compensation that an

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

13. Employee Benefit Plans (Continued)

employee contributes and 50% of the next 2% of compensation that the employee contributes with immediate vesting.

  Deferred Compensation Plan

        The Company has a deferred compensation plan to provide certain key management employees the ability to defer a portion of their base compensation and/or bonuses. The plan is an unfunded nonqualified plan. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at specified future dates, upon retirement or death. The Company does not make contributions to this plan or guarantee earnings. Funds in the plan are held in a rabbi trust. In accordance with ASC 710-05-8, "Compensation—Deferred Compensation—Rabbi Trusts," the assets and liabilities of a rabbi trust must be accounted for as if they are assets and liabilities of the Company. The assets held in the rabbi trust are not available for general corporate purposes. The rabbi trust is subject to creditor claims in the event of insolvency. The deferred compensation liability and related long-term assets were $5.1 million and $4.9 million as of March 31, 2012 and April 2, 2011, respectively.

14. Assets Held for Sale

        Assets held for sale consist of the Company's warehouse in Eagan, Minnesota and vacant land in La Quinta, California. The carrying value of the warehouse at March 31, 2012 was $6.4 million and the vacant land was $0.4 million. During March 2012, the Company entered into an agreement to sell the Eagan, Minnesota warehouse. The sale agreement contains typical representations, covenants, and conditions for transaction of this type. The Company completed the sale of the real property in June 2012 (See Note 17, "Subsequent Events").

15. Other Current Liabilities

        Other current liabilities as of March 31, 2012 and April 2, 2011 are as follows:

	March 31, 2012	April 2, 2011
	(Amount in thousands)
	(Successor)	(Predecessor)
Accrued legal reserves and fees	$4,866	$1,611
Accrued property taxes	2,974	2,823
Accrued utilities	2,709	2,669
Accrued rent and related expenses	2,830	3,995
Accrued accounting fees	1,220	716
Accrued advertising	577	690
Accrued outside services	945	960
Accrued interest	7,898	—
Other	6,550	5,417

Total other current liabilities	$30,569	$18,881

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information

        On December 29, 2011, the Company (the "Issuer") issued $250 million in Senior Notes due December 2019. These Notes are irrevocably and unconditionally guaranteed, jointly and severally, by 99 Cents Only Stores Texas, Inc. and 99 Cents Only Stores (Nevada) ("Subsidiary Guarantors"). Each of the Subsidiary Guarantors is a direct wholly-owned subsidiary of the Company.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The tables in the following pages present the condensed consolidating financial information for the Issuer, the Subsidiary Guarantors together with consolidating entries, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the Issuer, and Subsidiary Guarantors operated as independent entities.

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
Year Ended March 31, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets:
Cash	$23,793	$3,973	$—	$27,766
Short-term investments	3,631	—	—	3,631
Accounts receivable, net	2,592	407	—	2,999
Income taxes receivable	6,634	234	—	6,868
Deferred income taxes	25,843	—	—	25,843
Inventories, net	187,234	27,084	—	214,318
Assets held for sale	6,849	—	—	6,849
Other	10,515	782	—	11,297

Total current assets	267,091	32,480	—	299,571
Property and equipment, net	408,456	68,069	—	476,525
Deferred financial costs, net	30,400	—	—	30,400
Long-term deferred income taxes	—	—	—	—
Long-term investments in marketable securities	—	—	—	—
Equity investments and advances to subsidiaries	472,360	373,224	(845,584)	—
Intangible assets, net	477,492	(58)	—	477,434
Goodwill	471,513	—	—	471,513
Deposits and other assets	9,689	2,909	—	12,598

Total assets	$2,137,001	$476,624	$(845,584)	$1,768,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$38,271	$3,136	$—	$41,407
Intercompany payable	377,766	453,952	(831,718)	—
Payroll and payroll-related	13,986	1,594	—	15,580
Sales tax	5,630	498	—	6,128
Other accrued expenses	27,207	3,362	—	30,569
Workers' compensation	38,949	75	—	39,024
Current portion of long-term debt	5,250	—	—	5,250
Current portion of capital lease obligation	77	—	—	77

Total current liabilities	507,136	462,617	(831,718)	138,035
Long-term debt	758,351	—	—	758,351
Unfavorable lease commitments and deferred credits, net	19,035	(76)	—	18,959
Deferred rent	581	217	—	798
Deferred compensation liability	5,136	—	—	5,136
Capital lease obligation, net of current portion	354	—	—	354
Long-term deferred income taxes	214,874	—	—	214,874
Other liabilities	767	—	—	767

Total liabilities	1,506,234	462,758	(831,718)	1,137,274

Shareholders' Equity:
Preferred stock	—	—	—	—
Common stock	—	1	(1)	—
Additional paid-in capital	636,037	15,000	(15,000)	636,037
Retained (deficit) earnings	(5,293)	(1,135)	1,135	(5,293)
Other comprehensive income	23	—	—	23

Total shareholders' equity	630,767	13,866	(13,866)	630,767

Total liabilities and shareholders' equity	$2,137,001	$476,624	$(845,584)	$1,768,041

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
Year Ended April 2, 2011
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets:
Cash	$15,505	$1,218	$—	$16,723
Short-term investments	184,929	—	—	184,929
Accounts receivable,	1,380	275	—	1,655
Income taxes receivable	15,901	—	—	15,901
Deferred income taxes	30,049	—	—	30,049
Inventories, net	167,042	24,493	—	191,535
Other	10,347	866	—	11,213

Total current assets	425,153	26,852	—	452,005
Property and equipment, net	269,258	44,594	—	313,852
Long-term deferred income taxes	24,608	—	—	24,608
Long-term investments in marketable securities	11,232	—	—	11,232
Assets held for sale	7,356	—	—	7,356
Equity investments and advances to subsidiary	284,916	217,758	(502,674)	—
Deposits and other assets	13,152	2,010	—	15,162

Total assets	$1,035,675	$291,214	$(502,674)	$824,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	41,663	3,500	—	45,163
Intercompany payable	222,304	406,113	(628,417)	—
Payroll and payroll-related	14,280	1,318	—	15,598
Sales tax	5,876	668	—	6,544
Other accrued expenses	14,835	4,046	—	18,881
Workers' compensation	42,355	75	—	42,430
Current portion of capital lease obligation	75	—	—	75

Total current liabilities	341,388	415,720	(628,417)	128,691
Deferred rent	7,441	1,237	—	8,678
Deferred compensation liability	4,924	—	—	4,924
Capital lease obligation, net of current portion	373	—	—	373

Total liabilities	$354,126	$416,957	$(628,417)	$142,666

Shareholders' Equity:
Preferred stock	—	—	—	—
Common stock	253,039	1	(1)	253,039
Additional paid-in capital	—	15,000	(15,000)	—
Retained earnings	428,836	(140,744)	140,744	428,836
Other comprehensive income (loss)	(326)	—	—	(326)

Total shareholders' equity	681,549	(125,743)	125,743	681,549

Total liabilities and shareholders' equity	$1,035,675	$291,214	$(502,674)	$824,215

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Period January 15, 2012 to March 31, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$309,437	$29,479	$—	$338,916
Cost of sales (excluding depreciation and amortization expense shown separately below)	185,215	18,560	—	203,775

Gross profit	124,222	10,919	—	135,141
Selling, general and administrative expenses:
Operating expenses	100,694	9,783	—	110,477
Depreciation and amortization	9,468	2,267	—	11,735

Total selling, general and administrative expenses	110,162	12,050	—	122,212
Operating income (loss)	14,060	(1,131)	—	12,929
Other (income) expense:
Interest income	(29)	—	—	(29)
Interest expense	16,219	4	—	16,223
Equity in (earnings) loss of subsidiaries	1,135	—	(1,135)	—
Other	(75)	—	—	(75)

Total other expense, net	17,250	4	(1,135)	16,119

Loss before provision for income taxes	(3,190)	(1,135)	1,135	(3,190)
Provision for income taxes	2,103	—	—	2,103

Net (loss) income	$(5,293)	$(1,135)	$1,135	$(5,293)

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Period April 3, 2011 to January 14, 2012
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$1,087,684	$105,096	$—	$1,192,780
Cost of sales (excluding depreciation and amortization expense shown separately below)	645,864	65,138	—	711,002

Gross profit	441,820	39,958	—	481,778
Selling, general and administrative expenses:
Operating expenses	340,764	35,358	—	376,122
Depreciation and amortization	19,386	2,483	—	21,869

Total selling, general and administrative expenses	360,150	37,841	—	397,991
Operating income	81,670	2,117	—	83,787
Other (income) expense:
Interest income	(291)	—	—	(291)
Interest expense	368	13	—	381
Other-than-temporary investment impairment due to credit loss	357	—	—	357
Equity in (earnings) loss of subsidiaries	(2,104)	—	2,104	—
Other	(107)	—	—	(107)

Total other (income) expense, net	(1,777)	13	2,104	340

Income before provision for income taxes	83,447	2,104	(2,104)	83,447
Provision for income taxes	33,699	—	—	33,699

Net income	$49,748	$2,104	$(2,104)	$49,748

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended April 2, 2011
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$1,302,745	$121,133	$—	$1,423,878
Cost of sales (excluding depreciation and amortization expense shown separately below)	767,218	75,538	—	842,756

Gross profit	535,527	45,595	—	581,122
Selling, general and administrative expenses:
Operating expenses	392,687	43,347	—	436,034
Depreciation and amortization	24,263	3,342	—	27,605

Total selling, general and administrative expenses	416,950	46,689	—	463,639
Operating income (loss)	118,577	(1,094)	—	117,483
Other (income) expense:
Interest income	(865)	—	—	(865)
Interest expense	71	6	—	77
Other-than-temporary investment impairment due to credit loss	129	—	—	129
Equity in loss of subsidiaries	1,100	—	(1,100)	—
Other	(82)	—	—	(82)

Total other expense (income), net	353	6	(1,100)	(741)

Income before provision for income taxes	118,224	(1,100)	1,100	118,224
Provision for income taxes	43,916	—	—	43,916

Net income (loss)	$74,308	$(1,100)	$1,100	$74,308

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended March 27, 2010
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$1,239,167	$116,003	$—	$1,355,170
Cost of sales (excluding depreciation and amortization expense shown separately below)	727,921	69,827	—	797,748

Gross profit	511,246	46,176	—	557,422
Selling, general and administrative expenses:
Operating expenses	390,722	45,886	—	436,608
Depreciation and amortization	24,758	2,640	—	27,398

Total selling, general and administrative expenses	415,480	48,526	—	464,006
Operating income (loss)	95,766	(2,350)	—	93,416
Other (income) expense:
Interest income	(1,115)	(2)	—	(1,117)
Interest expense	77	97	—	174
Other-than-temporary investment impairment due to credit loss	843	—	—	843
Equity in loss of subsidiaries	2,445	—	(2,445)	—
Other	(35)	—	—	(35)

Total other expense (income), net	2,215	95	(2,445)	(135)

Income before provision for income taxes	93,551	(2,445)	2,445	93,551
Provision for income taxes	33,104	—	—	33,104

Net income (loss)	$60,447	$(2,445)	$2,445	$60,447

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Period January 15, 2012 to March 31, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$20,482	$1,553	$—	$22,035

Cash flows from investing activities:
Acquisition of 99¢ Only Stores	(1,477,563)	—	—	(1,477,563)
Deposit—Merger consideration	177,322	—	—	177,322
Purchases of property and equipment	(12,252)	(918)	—	(13,170)
Proceeds from sale of fixed assets	1,910	—	—	1,910
Purchases of investments	(6,277)	—	—	(6,277)
Proceeds from sale of investments	24,519	—	—	24,519

Net cash used in investing activities	(1,292,341)	(918)	—	(1,293,259)

Cash flows from financing activities:
Proceeds from debt	774,500	—	—	774,500
Payments of debt	(11,313)	—	—	(11,313)
Payments of debt issuance costs	(31,411)	—	—	(31,411)
Payments of capital lease obligation	(13)	—	—	(13)
Proceeds from equity contribution	535,900	—	—	535,900

Net cash provided by financing activities	1,267,663	—	—	1,267,663

Net (decrease) increase in cash	(4,196)	635	—	(3,561)
Cash—beginning of period	27,989	3,338	—	31,327

Cash—end of period	$23,793	$3,973	$—	$27,766

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Period April 3, 2011 to January 14, 2012
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$40,263	$3,993	—	$44,256

Cash flows from investing activities:
Deposit—Merger consideration	(177,322)	—	—	(177,322)
Purchases of property and equipment	(31,606)	(1,964)	—	(33,570)
Proceeds from sale of fixed assets	7	91	—	98
Purchases of investments	(52,623)	—	—	(52,623)
Proceeds from sale of investments	226,805	—	—	226,805

Net cash used in investing activities	(34,739)	(1,873)	—	(36,612)

Cash flows from financing activities:
Payments of capital lease obligation	(56)	—	—	(56)
Repurchases of common stock related to issuance of Performance Stock Units	(1,744)	—	—	(1,744)
Proceeds from exercise of stock options	3,359	—	—	3,359
Excess tax benefit from share-based payment arrangements	5,401	—	—	5,401

Net cash provided by financing activities	6,960	—	—	6,960

Net increase in cash	12,484	2,120	—	14,604
Cash—beginning of period	15,505	1,218	—	16,723

Cash—end of period	$27,989	$3,338	$—	$31,327

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended April 2, 2011
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$76,977	$2,795	$—	$79,772

Cash flows from investing activities:
Purchases of property and equipment	(57,977)	(3,144)	—	(61,121)
Proceeds from sale of fixed assets	145	19	—	164
Purchases of investments	(69,317)	—	—	(69,317)
Proceeds from sale of investments	43,621	—	—	43,621

Net cash used in investing activities	(83,528)	(3,125)	—	(86,653)

Cash flows from financing activities:
Payments of capital lease obligation	(72)	—	—	(72)
Repurchases of common stock related to issuance of Performance Stock Units	(2,260)	—	—	(2,260)
Acquisition of non-controlling interest of a partnership	—	—	—	—
Proceeds from exercise of stock options	5,039	—	—	5,039
Excess tax benefit from share-based payment arrangements	1,020	—	—	1,020

Net cash provided by financing activities	3,727	—	—	3,727

Net decrease in cash	(2,824)	(330)	—	(3,154)
Cash—beginning of period	18,329	1,548	—	19,877

Cash—end of period	$15,505	$1,218	$—	$16,723

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

16. Supplemental Financial Information (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended March 27, 2010
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$78,268	$(3,343)	$(53)	$74,872

Cash flows from investing activities:
Purchases of property and equipment	(34,229)	(613)	—	(34,842)
Proceeds from sale of fixed assets	372	434	—	806
Purchases of investments	(81,104)	—	—	(81,104)
Proceeds from sale of investments	31,547	—	—	31,547

Net cash used in investing activities	(83,414)	(179)	—	(83,593)

Cash flows from financing activities:
Payments of capital lease obligation	(65)	—	—	(65)
Repurchases of common stock related to issuance of Performance Stock Units	(2,667)	—	—	(2,667)
Acquisition of non-controlling interest of a partnership	(275)	—	—	(275)
Proceeds from exercise of stock options	7,790	—	—	7,790
Excess tax benefit from share-based payment arrangements	1,885	—	—	1,885

Net cash provided by financing activities	6,668	—	—	6,668

Net increase (decrease) in cash	1,522	(3,522)	(53)	(2,053)
Cash—beginning of period	16,807	5,070	53	21,930

Cash—end of period	$18,329	$1,548	$—	$19,877

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

17. Subsequent Events

        The Company evaluated subsequent events through July 9, 2012, the date the consolidated financial statements were issued.

        On April 4, 2012, the Company amended the terms of its existing seven-year $525 million First Lien Term Facility (the "Amended First Lien Term Facility"), net of refinancing costs of $11.2 million. The amendment decreased the interest rate applicable to the term loans from LIBOR plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in each of the Company's First Lien Term Facility and its ABL Facility was amended to permit an additional $5 million in capital expenditures per year. The principal payments and maturity date of January 13, 2019 for the First Lien Term Facility were not affected by the amendment.

        On June 12, 2012, the Company completed the sale of its warehouse in Eagan, Minnesota for $6.6 million. The warehouse had a carrying value of $6.4 million in the consolidated financial statements, and the difference between the purchase price and carrying value, net of transaction costs, will be recorded during the three months ended June 30, 2012.

        During the first quarter of fiscal 2013, the Company entered into an interest rate swap agreement to limit the variability of cash flows associated with interest payments on its Amended First Lien Term Facility that result from fluctuations in the LIBOR rate. The swap limits the Company's interest exposure on a notional value of $261.8 million to 1.36% plus an applicable margin of 4.00%. The term of the swap is from November 29, 2013 through May 31, 2016. The fair value of the swap on the trade date was zero as the Company neither paid nor received any value to enter into the swap, which was entered into at market rates.

        In addition, during the first quarter of fiscal 2013, the Company entered into an interest rate cap agreement for its Amended First Lien Term Facility. The interest rate cap agreement limits the Company's interest exposure on a notional value of $261.8 million to 3.00% plus an applicable margin of 4.00%. The term of the interest rate cap is from May 29, 2012 to November 29, 2013. The Company paid $0.05 million to enter into the interest rate cap agreement.

18. Quarterly Financial Information (Unaudited)

        The following table sets forth certain unaudited results of operations for each quarter during periods from April 3, 2012 to January 14, 2012, January 15, 2012 to March 31, 2012 and fiscal 2011. The unaudited information has been prepared on the same basis as the audited financial statements and includes all adjustments which management considers necessary for a fair presentation of the

99¢ Only Stores

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Periods January 15, 2012 to March 31, 2012 (Successor), April 3, 2011 to January 14, 2012
(Predecessor) and Fiscal Years Ended April 2, 2011 (Predecessor) and March 27, 2010 (Predecessor)

18. Quarterly Financial Information (Unaudited) (Continued)

financial data shown. The operating results for any quarter are not necessarily indicative of the results to be attained for any future period.

	Fiscal Year 2012 (April 3, 2011 to March 31, 2012)
	(Amounts in thousands)
	(Unaudited)
	First Quarter	Second Quarter	Third Quarter	January 1, 2012 to January 14, 2012 Fourth Quarter	January 15, 2012 to March 31, 2012 Fourth Quarter
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
	(13 Weeks)	(13 Weeks)	(13 Weeks)	(2 Weeks)	(11 Weeks)
Net sales:
99¢ Only Stores	$357,544	$352,220	$393,263	$55,706	$329,361
Bargain Wholesale	10,796	10,818	10,657	1,776	9,555

Total	368,340	363,038	403,920	57,482	338,916
Gross profit	148,820	145,774	165,215	21,969	135,141
Operating income/(loss)	28,541	24,417	37,542	(6,713)	12,929
Net income (loss)	$17,683	$15,114	$22,175	$(5,224)	$(5,293)

	Fiscal Year 2011 (March 28, 2010 to April 2, 2011)
	(Amounts in thousands)
	(Unaudited)
	(Predecessor)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(13 Weeks)	(13 Weeks)	(13 Weeks)	(14 Weeks)
Net sales:
99¢ Only Stores	$336,554	$323,248	$354,121	$366,434
Bargain Wholesale	9,921	10,311	11,238	12,051

Total	346,475	333,559	365,359	378,485
Gross profit	140,262	136,071	153,906	150,883
Operating income	26,820	20,708	42,069	27,886
Net income	$16,814	$12,936	$26,639	$17,919

99¢ ONLY STORES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash	$48,036	$27,766
Short-term investments	2,590	3,631
Accounts receivable, net of allowance for doubtful accounts of $338 and $280 at June 30, 2012 and March 31, 2012, respectively	1,658	2,999
Income taxes receivable	4,040	6,868
Deferred income taxes	25,843	25,843
Inventories, net	210,146	214,318
Assets held for sale	2,621	6,849
Other	13,392	11,297

Total current assets	308,326	299,571
Property and equipment, net	464,915	476,525
Deferred financing costs, net	40,468	30,400
Intangible assets, net	475,915	477,434
Goodwill	471,513	471,513
Deposits and other assets	12,794	12,598

Total assets	$1,773,931	$1,768,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$48,590	$41,407
Payroll and payroll-related	16,167	15,580
Sales tax	3,996	6,128
Other accrued expenses	25,342	30,569
Workers' compensation	38,345	39,024
Current portion of long-term debt	5,237	5,250
Current portion of capital lease obligation	78	77

Total current liabilities	137,755	138,035
Long-term debt, net of current portion	757,333	758,351
Unfavorable lease commitments, net	17,928	18,959
Deferred rent	2,725	798
Deferred compensation liability	4,896	5,136
Capital lease obligation, net of current portion	333	354
Long-term deferred income taxes	214,508	214,874
Other liabilities	2,341	767

Total liabilities	1,137,819	1,137,274

Commitments and contingencies (Note 13)
Shareholders' Equity:
Preferred stock, no par value—authorized, 1,000 shares; no shares issued or outstanding	—	—
Common stock $0.01 par value—Class A authorized, 1,000 shares; issued and outstanding, 100 shares and Class B authorized, 1,000 shares; issued and outstanding, 100 shares at June 30, 2012 and March 31, 2012, respectively	—	—
Additional paid-in capital	636,829	636,037
Accumulated deficit	(191)	(5,293)
Other comprehensive (loss) income	(526)	23

Total shareholders' equity	636,112	630,767

Total liabilities and shareholders' equity	$1,773,931	$1,768,041

The accompanying notes are an integral part of these consolidated financial statements.

99¢ ONLY STORES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	First Quarter Ended
	June 30, 2012	July 2, 2011
	(Successor)	(Predecessor)
Net Sales:
99¢ Only Stores	$388,956	$357,544
Bargain Wholesale	11,994	10,796

Total sales	400,950	368,340
Cost of sales (excluding depreciation and amortization expense shown separately below)	243,902	219,520

Gross profit	157,048	148,820
Selling, general and administrative expenses:
Operating expenses	118,771	113,566
Depreciation	13,752	6,709
Amortization of intangible assets	441	4

Total selling, general and administrative expenses	132,964	120,279

Operating income	24,084	28,541
Other (income) expense:
Interest income	(224)	(142)
Interest expense	16,016	301
Other	64	(43)

Total other expense, net	15,856	116

Income before provision for income taxes	8,228	28,425
Provision for income taxes	3,126	10,742

Net income	5,102	17,683

Other comprehensive (loss) income, net of tax:
Unrealized holding gains on securities arising during period	—	4
Unrealized losses on interest rate cash flow hedge	(544)	—
Less: reclassification adjustment included in net income	(5)	(25)

Other comprehensive loss, net of tax	(549)	(21)
Comprehensive income	$4,553	$17,662

The accompanying notes are an integral part of these consolidated financial statements.

99¢ ONLY STORES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Quarter Ended
	June 30, 2012	July 2, 2011
	(Successor)	(Predecessor)
Cash flows from operating activities:
Net income	$5,102	$17,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,752	6,709
Amortization of deferred financing costs and accretion of OID	1,440	—
Amortization of intangible assets	441	4
Amortization of favorable/unfavorable leases, net	47	—
Loss on disposal of fixed assets	259	66
Loss on interest rate hedge	296	—
Excess tax benefit from share-based payment arrangements	—	(319)
Deferred income taxes	—	(16)
Stock-based compensation expense	792	682
Changes in assets and liabilities associated with operating activities:
Accounts receivable	1,348	29
Inventories	4,139	(16,437)
Deposits and other assets	(2,517)	(117)
Accounts payable	6,946	5,767
Accrued expenses	(6,753)	(2,575)
Accrued workers' compensation	(679)	(1,291)
Income taxes	2,828	9,534
Deferred rent	1,927	(75)
Other long-term liabilities	(50)	—

Net cash provided by operating activities	29,318	19,644

Cash flows from investing activities:
Purchases of property and equipment	(9,025)	(12,591)
Proceeds from sale of property and fixed assets	11,505	2
Purchases of investments	(384)	(49,896)
Proceeds from sale of investments	1,416	45,932

Net cash provided by (used in) investing activities	3,512	(16,553)

Cash flows from financing activities:
Payment of debt	(1,309)	—
Payment of debt issuance costs	(11,230)	—
Payments of capital lease obligation	(21)	(18)
Repurchases of common stock related to issuance of Performance Stock Units	—	(398)
Proceeds from exercise of stock options	—	2,062
Excess tax benefit from share-based payment arrangements	—	319

Net cash (used in) provided by financing activities	(12,560)	1,965

Net increase in cash	20,270	5,056
Cash—beginning of period	27,766	16,723

Cash—end of period	$48,036	$21,779

Supplemental cash flow information:
Income taxes paid	$297	$189
Interest paid	$19,462	$20
Non-cash investing activities for purchases of property and equipment	$(237)	$1,389

The accompanying notes are an integral part of these consolidated financial statements.

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

        On January 13, 2012, pursuant to the Agreement and Plan of Merger (the "Merger"), dated as of October 11, 2011, by and among 99¢ Only Stores (the "Company"), Number Holdings, Inc., a Delaware corporation ("Parent"), and Number Merger Sub, Inc. ("Merger Sub") a subsidiary of Parent, the Merger was consummated. Merger Sub merged with and into 99¢ Only Stores, with 99¢ Only Stores being the surviving corporation. As a result of the Merger, the Company became a subsidiary of Parent. Parent is controlled by affiliates of Ares Management LLC, Canada Pension Plan Investment Board (together, the "Sponsors") and Eric Schiffer, the Company's Chief Executive Officer, Jeff Gold, the Company's President and Chief Operating Officer, Howard Gold, the Company's Executive Vice President, Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 (collectively, the "Rollover Investors"). As a result of the Merger, the Company's common stock was delisted from the New York Stock Exchange and the Company ceased to be a publicly held or traded corporation. See Note 2 "The Merger."

        The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). However, certain information and footnote disclosures normally included in financial statements prepared in conformity with GAAP have been omitted or condensed pursuant to the rules and regulations of the Securities and Exchange Commission. These statements should be read in conjunction with the Company's audited financial statements and notes thereto included elsewhere in this prospectus. In the opinion of the Company's management, these interim consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the consolidated financial position and results of operations for each of the periods presented. The results of operations and cash flows for such periods are not necessarily indicative of results to be expected for the full fiscal year ending March 30, 2013 ("fiscal 2013").

        The Company is incorporated in the State of California. The Company is an extreme value retailer of primarily consumable and general merchandise with an emphasis on name-brand products. As of June 30, 2012, the Company operated 300 retail stores with 220 in California, 37 in Texas, 29 in Arizona, and 14 in Nevada. The Company is also a wholesale distributor of various products.

Fiscal Periods

        The Company follows a fiscal calendar consisting of four quarters with 91 days, each ending on the Saturday closest to the calendar quarter-end, and a 52-week fiscal year with 364 days, with a 53-week year every five to six years. Unless otherwise stated, references to years in this Report relate to fiscal years rather than calendar years. On January 13, 2012, the Company completed the Merger. The accompanying consolidated financial statements are presented for the "Predecessor" and "Successor" relating to the periods preceding and succeeding the Merger, respectively. Fiscal 2013 began on April 1, 2012 and will end on March 30, 2013 and will consist of 52 weeks. The Company's fiscal year 2012 ("fiscal 2012") consisted of the Successor period from January 15, 2012 to March 31, 2012 and the Predecessor period from April 3, 2011 to January 14, 2012, for a total of 52 weeks. The first quarter ended June 30, 2012 ("first quarter of fiscal 2013") and first quarter ended July 2, 2011 ("first quarter of fiscal 2012") were each comprised of 91 days.

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1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash

        For purposes of reporting cash flows, cash includes cash on hand and at the stores and cash in financial institutions. Cash balances held at financial institutions are generally in excess of federally insured limits. The Company has not experienced any losses in such accounts. These accounts are only insured by the Federal Deposit Insurance Corporation up to $250,000. The Company places its temporary cash investments with what it believes to be high credit, quality financial institutions.

Allowance for Doubtful Accounts

        In connection with its wholesale business, the Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer's ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers and tenants, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, industry and geographic concentrations, the current business environment and the Company's historical experiences.

Investments

        The Company's investments in debt and equity securities are classified as available-for-sale and are comprised primarily of money market funds and auction rate securities.

        Investment securities are recorded as required by Accounting Standard Codification ("ASC") 320, "Investments-Debt and Equity Securities". These investments are carried at fair value, based on quoted market prices or other readily available market information. Investments are adjusted for the amortization of premiums or discounts to maturity and such amortization is included in interest income. Unrealized gains and losses, net of taxes, are included in accumulated other comprehensive income, which is a separate component of shareholders' equity in the Company's Consolidated Balance Sheets. Gains and losses are recognized when realized in the Company's Consolidated Statements of Comprehensive Income. When it is determined that an other-than-temporary decline in fair value has occurred, the amount of the decline that is related to a credit loss is recognized in earnings.

Inventories

        Inventories are valued at the lower of cost (first in, first out) or market. Valuation allowances for shrinkage as well as excess and obsolete inventory are also recorded. Shrinkage is estimated as a

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1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

percentage of sales for the period from the last physical inventory date to the end of the applicable period. Such estimates are based on experience and the most recent physical inventory results. Physical inventories are taken at each of the Company's retail stores at least once a year by an independent inventory service company. Additional store-level physical inventories are taken by the service companies from time to time based on a particular store's performance and/or book inventory balance. The Company also performs inventory reviews and analysis on a quarterly basis for both warehouse and store inventory to determine inventory valuation allowances for excess and obsolete inventory. The Company's policy is to analyze all items held in inventory that would not be sold through at current sales rates over a twenty-four month period to determine what merchandise should be reserved for as excess and obsolete. The valuation allowances for excess and obsolete inventory in many locations (including various warehouses, store backrooms, and sales floors of its stores), require management judgment and estimates that may impact the ending inventory valuation and valuation allowances that may affect the reported gross margin for the period.

        In order to obtain inventory at attractive prices, the Company takes advantage of large volume purchases, closeouts and other similar purchase opportunities. As such, the Company's inventory fluctuates from period to period and the inventory balances vary based on the timing and availability of such opportunities.

        At times, the Company also makes large block purchases of inventory that it plans to sell over a period of longer than twelve months. As of June 30, 2012 and March 31, 2012, the Company held inventory of specific products identified as expected to sell over a period that exceeds twelve months in the amounts of approximately $6.5 million and $6.4 million, respectively, which is included in deposits and other assets in the consolidated financial statements.

Property and Equipment

        Property and equipment are carried at cost and are depreciated or amortized on a straight-line basis over the following useful lives:

Owned buildings and improvements	Lesser of 30 years or the estimated useful life of the improvement
Leasehold improvements	Lesser of the estimated useful life of the improvement or remaining lease term
Fixtures and equipment	5 years
Transportation equipment	3 - 5 years
Information technology systems	For major corporate systems, estimated useful life up to 7 years; for functional stand alone systems, estimated useful life up to 5 years

        The Company's policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred.

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1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Long-Lived Assets

        In accordance with ASC 360, "Property, Plant and Equipment" ("ASC 360"), the Company assesses the impairment of long-lived assets quarterly or when events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to expected future net cash flows generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, the carrying amount is compared to its fair value and an impairment charge is recognized to the extent of the difference. Factors that the Company considers important that could individually or in combination trigger an impairment review include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business; and (3) significant changes in the Company's business strategies and/or negative industry or economic trends. On a quarterly basis, the Company assesses whether events or changes in circumstances occur that potentially indicate that the carrying value of long-lived assets may not be recoverable. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results fall short of such estimates, significant future impairments could result. During the first quarter of fiscal 2013 and the first quarter of fiscal 2012, the Company did not record any asset impairment charges.

Goodwill and Other Intangible assets

        In connection with the Merger purchase price allocation, the fair values of long-lived and intangible assets have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases were obtained from independent professional valuation experts. Under ASC 350, "Intangibles—Goodwill and Other" the Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite.

        Goodwill and indefinite-lived intangible assets are not amortized but instead tested annually for impairment or more frequently when events or changes in circumstances indicate that the assets might be impaired. Goodwill is tested for impairment by comparing the carrying amount of the reporting unit to the fair value of the reporting unit to which the goodwill is assigned. Under Accounting Standards Update ("ASU") 2011-8 (effective December 15, 2011), which amends the guidance in ASC 350-202 on testing goodwill for impairment, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step one of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the ASU does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider.

        In the event that the qualitative assessment indicates that goodwill has been impaired, then the two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not

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impaired; otherwise, goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of goodwill. Management has determined that the Company's has two reporting units operating under one operating segment, the wholesale reporting unit and the retail reporting unit. The Company will perform the qualitative assessment for impairment in January 2013, during the fourth quarter of fiscal 2013, and annually thereafter, and will determine fair value based on a combination of the income approach and the market approach. The income approach is based on discounted cash flows to determine fair value. The market approach uses a selection of comparable companies and transactions in determining fair value.

        Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Significant judgment is required in determining whether a potential indicator of impairment of long-lived assets exists and in estimating future cash flows used in the impairment tests.

Derivatives

        The Company accounts for derivative financial instruments in accordance with accounting ASC 815, "Derivatives and Hedging." All financial instrument positions taken by the Company are intended to be used to manage risks associated with interest rate exposures.

        The Company's derivative financial instruments are recorded on the balance sheet at fair value, and are recorded in either current or noncurrent assets or liabilities based on their maturity. Changes in the fair values of derivatives are recorded in net earnings or other comprehensive income, based on whether the instrument is designated and effective as a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in accumulated other comprehensive income are reclassified to earnings in the period the hedged item affects earnings. Any ineffectiveness is recognized in earnings in the current period.

Purchase Accounting

        Under ASC 805, "Business Combinations," the Company's assets and liabilities have been accounted for at their estimated fair values as of the date of the Merger. The aggregate purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon an assessment of their relative fair value as of the Merger date. These estimates of fair values, the allocation of the purchase price and other factors related to the accounting for the Merger are subject to significant judgments and the use of estimates.

Income Taxes

        The Company utilizes the liability method of accounting for income taxes as set forth in ASC 740, "Income Taxes" ("ASC 740"). Under the liability method, deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The Company's ability to realize deferred tax assets is assessed throughout the year and a valuation allowance is established accordingly.

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1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

        The Company accounts for stock-based compensation expense under the fair value recognition provisions of ASC 718, "Compensation—Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. The Company estimates the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of the stock price. Stock options are granted to employees at exercise prices equal to the fair market value of the stock at the dates of grant.

Revenue Recognition

        The Company recognizes retail sales in its retail stores at the time the customer takes possession of merchandise. All sales are net of discounts and returns, and exclude sales tax. Wholesale sales are recognized in accordance with the shipping terms agreed upon on the purchase order. Wholesale sales are typically recognized free on board ("FOB") origin, where title and risk of loss pass to the buyer when the merchandise leaves the Company's distribution facility.

        The Company has a gift card program. The Company records the sale of gift cards as a current liability and recognizes a sale when a customer redeems a gift card. The liability for outstanding gift cards is recorded in accrued expenses. The Company has not recorded any breakage income related to its gift card program.

Cost of Sales

        Cost of sales includes the cost of inventory, freight in, inter-state warehouse transportation costs, obsolescence, spoilage, scrap and inventory shrinkage, and is net of discounts and allowances. Cash discounts for satisfying early payment terms are recognized when payment is made, and allowances and rebates based upon milestone achievements such as reaching a certain volume of purchases of a vendor's products are included as a reduction of cost of sales when such contractual milestones are reached in accordance with ASC 605-50-25, "Revenue Recognition—Customer Payments and Incentives—Recognition." In addition, the Company analyzes its inventory levels and the related cash discounts received to arrive at a value for cash discounts to be included in the inventory balance. The Company does not include purchasing, receiving and distribution warehouse costs in its cost of sales. Due to this classification, the Company's gross profit rates may not be comparable to those of other retailers that include costs related to their distribution network in cost of sales.

Operating Expenses

        Selling, general and administrative expenses include purchasing, receiving, inspection and warehouse costs, the costs of selling merchandise in stores (payroll and associated costs, occupancy and other store-level costs), distribution costs (payroll and associated costs, occupancy, transportation to and from stores and other distribution-related costs) and corporate costs (payroll and associated costs, occupancy, advertising, professional fees and other corporate administrative costs).

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Leases

        The Company follows the policy of capitalizing allowable expenditures that relate to the acquisition and signing of its retail store leases. These costs are amortized on a straight-line basis over the applicable lease term.

        The Company recognizes rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and rent escalations) over the applicable lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred rent. Deferred rent related to landlord incentives is amortized as an offset to rent expense using the straight-line method over the applicable lease term.

        For store closures where a lease obligation still exists, the Company records the estimated future liability associated with the rental obligation on the cease use date (when the store is closed) in accordance with ASC 420, "Exit or Disposal Cost Obligations" ("ASC 420"). Liabilities are established at the cease use date for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance and other exit costs, as prescribed by ASC 420. Key assumptions in calculating the liability include the timeframe expected to terminate lease agreements, estimates related to the sublease potential of closed locations and estimates of other related exit costs. If actual timing and potential termination costs or realization of sublease income differ from the Company's estimates, the resulting liabilities could vary from recorded amounts. These liabilities are reviewed periodically and adjusted when necessary.

        During the first quarter of fiscal 2013, the Company increased its estimated lease termination costs accrual by $0.1 million for its Texas stores closed in previous periods. During the first quarter of fiscal 2012, the Company accrued $0.1 million in lease termination costs associated with the closing of some of its Texas stores. See Note 14 to Consolidated Financial Statements for further information regarding the lease termination charges related to the Company's Texas operations.

        During the first quarter of fiscal 2013, the Company sold and leased back three stores and the resulting leases qualify and are accounted for as operating leases. The net proceeds from the sale-leaseback transactions amounted to $5.3 million. Gains of $0.4 million were deferred and are being amortized over the lease terms (12-15 years).

Self-Insured Workers' Compensation Liability

        The Company self-insures for workers' compensation claims in California and Texas. The Company establishes a liability for losses of both estimated known and incurred but not reported insurance claims based on reported claims and actuarial valuations of estimated future costs of known and incurred but not yet reported claims. Should an amount of claims greater than anticipated occur, the liability recorded may not be sufficient and additional workers' compensation costs, which may be significant, could be incurred. The Company has not discounted the projected future cash outlays for the time value of money for claims and claim-related costs when establishing its workers' compensation liability in its financial reports for June 30, 2012 and March 31, 2012.

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Self-Insured Health Insurance Liability

        During the second quarter of fiscal 2012, the Company began self-insuring for a portion of its employee medical benefit claims. The liability for the self-funded portion of the Company health insurance program is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The Company maintains stop loss insurance coverage to limit its exposure for the self-funded portion of its health insurance program.

Pre-Opening Costs

        The Company expenses, as incurred, all pre-opening costs related to the opening of new retail stores.

Advertising

        The Company expenses advertising costs as incurred except the costs associated with television advertising, which are expensed the first time the advertising takes place. Advertising expenses were $1.3 million and $1.4 million for the first quarter of fiscal 2013 and 2012, respectively.

Fair Value of Financial Instruments

        The Company's financial instruments consist principally of cash, short-term marketable securities, accounts receivable, interest rate derivatives, accounts payable, accruals, debt, and other liabilities. Cash, short-term marketable securities and interest rate derivatives are measured and recorded at fair value. Accounts receivable and other receivables are financial assets with carrying values that approximate fair value. Accounts payable and other accrued expenses are financial liabilities with carrying values that approximate fair value. Refer to Note 9 "Fair Value of Financial Instruments" for further discussion of the fair value of debt.

        The Company complies with the provisions of ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. ASC 820-10-35, "Subsequent Measurement" ("ASC 820-10-35"), clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10-35 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model. The Company also follows ASC 825, "Financial Instruments," to expand required disclosures.

Comprehensive Income

        ASC 220, "Comprehensive Income" establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Accumulated other comprehensive income includes unrealized gains or losses on investments and interest rate derivatives designated as cash flow hedges.

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2. The Merger

        As discussed in Note 1, the Merger was completed on January 13, 2012 and was financed by:

  •
  Borrowings consisting of (i) a $175 million, 5-year asset-based revolving credit facility (as amended, the "ABL Facility"), which was drawn for $10 million at closing of the Merger and was fully repaid in February 2012 and (ii) a $525 million, 7-year term loan credit facility (as amended, the "First Lien Term Loan Facility" and, together with the ABL Facility, the "Credit Facilities");

  •
  Issuance of $250 million principal amount of 11% senior unsecured notes due 2019 (the "Senior Notes"); and

  •
  Equity investments of $635.9 million from the Sponsors and the Rollover Investors.

        The Merger was accounted for as a business combination in accordance with ASC 805, "Business Combinations," whereby the purchase price paid to effect the Merger was allocated to recognize the acquired assets and liabilities at fair value. The Merger and the allocation of the purchase price of $1.6 billion have been recorded as of January 14, 2012. The sources and uses of funds in connection with the Merger are summarized in the following table.

(in thousands)
Sources:
Proceeds from First Lien Term Loan	$525,000
Proceeds from Senior Notes	250,000
Proceeds from ABL Facility	10,000
Proceeds from equity contributions	535,900
Rollover equity from Rollover Investors	100,000
Cash on hand	212,575

Total sources	$1,633,475

Uses:
Equity purchase price	$1,577,563
Original issue discount and other debt issuance costs	41,911
Cash to balance sheet	14,001

Total uses	$1,633,475

  Acquisition Accounting

        In connection with the purchase price allocation, estimates of the fair values of long-lived and intangible assets have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, preliminary valuation results from independent valuation specialists. Purchase accounting adjustments have been recorded to: (i) increase the carrying value of property and equipment, (ii) establish intangible assets for trade names, vendor relations and favorable lease commitments, and (iii) revalue lease-related liabilities.

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2. The Merger (Continued)

        The allocation of purchase price was as follows:

(in thousands)
Purchase price	$1,577,563
Less: net assets acquired	741,254

Preliminary excess of purchase price over book value of net assets acquired	$836,309

Write up (down) of tangible assets:
Property and equipment	$87,863
Land and buildings	63,549
Assets held for sale	(933)
Deferred rent	(425)
Leasing commission	(5,224)
Acquisition-related intangible assets:
Trade name (indefinite life)	$410,000
Trademarks (20 year life)	1,822
Bargain Wholesale customer relationships	20,000
Fair market value of favorable leases	46,723

Acquisition-related intangibles	478,545
Write down/(up) of liabilities:
Deferred rent and lease incentive revaluation	10,742
Fair market value of unfavorable leases	(19,836)
Deferred income taxes:
Long-term deferred tax asset	$(249,485)
Residual goodwill(1)	$471,513

Total allocated excess purchase price	$836,309

(1)
The Company does not expect any of the residual goodwill to be tax deductible. Goodwill is considered to have an indefinite life and is not amortized, but rather reviewed annually for impairment or more frequently if indicators of impairment exist.

        As a result of the Merger, the Company recognized one-time legal, financial advisory, accounting, and other merger related costs of $10.6 million for the period January 15, 2012 to March 31, 2011 and $15.2 million for the period April 3, 2011 to January 14, 2012.

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3. Goodwill and Other Intangibles

        As a result of the Merger, the Company recognized goodwill, and other intangible assets and liabilities. The following table sets forth the value of the goodwill and other intangible assets and liabilities as of June 30, 2012 and March 31, 2012 (in thousands):

	As of June 30, 2012				As of March 31, 2012
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite lived intangible assets:
Goodwill		$471,513	$—	$471,513		$471,513	$—	$471,513
Trade name		410,000	—	410,000		410,000	—	410,000

Total indefinite lived intangible assets		$881,513	$—	$881,513		$881,513	$—	$881,513

Finite lived intangible assets:
Trademarks	20	$2,000	$(46)	$1,954	20	$2,000	$(21)	$1,979
Bargain Wholesale customer relationships	12	20,000	(769)	19,231	12	20,000	(353)	19,647
Favorable leases	2 to 17	46,723	(1,993)	44,730	2 to 17	46,723	(915)	45,808

Total finite lived intangible assets		68,723	(2,808)	65,915		68,723	(1,289)	67,434

Total goodwill and other intangible assets		$950,236	$(2,808)	$947,428		$950,236	$(1,289)	$948,947

Intangible assets:
Trade name		$410,000	$—	$410,000		$410,000	$—	$410,000
Trademarks		2,000	(46)	1,954		2,000	(21)	1,979
Bargain Wholesale customer relationships		20,000	(769)	19,231		20,000	(353)	19,647
Favorable leases		46,723	(1,993)	44,730		46,723	(915)	45,808

Total intangible assets		$478,723	$(2,808)	$475,915		$478,723	$(1,289)	$477,434

	As of June 30, 2012				As of March 31, 2012
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Unfavorable leases	2 to 18	$19,835	$(1,907)	$17,928	2 to 18	$19,835	$(876)	$18,959

4. Property and Equipment, net

        The following table provides details of property and equipment (in thousands):

	June 30, 2012	March 31, 2012
Land	$157,353	$156,137
Buildings	88,881	89,110
Buildings improvements	61,504	59,375
Leasehold improvements	94,088	92,909
Fixtures and equipment	61,517	54,659
Transportation equipment	6,720	6,489
Construction in progress	20,026	29,271

Total property and equipment	490,089	487,950
Less: accumulated depreciation and amortization	(25,174)	(11,425)

Property and equipment, net	$464,915	$476,525

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5. Investments

        The following tables summarize the investments in marketable securities (in thousands):

	June 30, 2012
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
Money market funds	$968	$—	$—	$968
Auction rate securities	1,591	31	—	1,622

Total	$2,559	$31	$—	$2,590

Reported as:
Short-term investments				$2,590
Long-term investments in marketable securities				—

Total				$2,590

	March 31, 2012
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
Money market funds	$1,627	$—	$—	$1,627
Auction rate securities	1,965	39	—	2,004

Total	$3,592	$39	$—	$3,631

Reported as:
Short-term investments				$3,631
Long-term investments in marketable securities				—

Total				$3,631

        The auction rate securities the Company holds have historically been considered short-term debt instruments that provided liquidity through a Dutch auction process in which interest rates reset every 7 to 35 days. Beginning in February 2008, auctions of the Company's auction rate securities failed to sell all securities offered for sale. Consequently, the principal associated with these failed auctions will not be accessible until a successful auction occurs, a buyer is found outside of the auction process, the issuers redeem the securities, the issuers establish a different form of financing to replace these securities or final payments come due to long-term contractual maturities. For each unsuccessful auction, the interest rate moves to a rate defined for each security. Currently, the Company intends to liquidate its remaining auction rate securities within one year. Accordingly, the Company has included $1.6 million and $2.0 million of its auction rate securities in current assets on the Company's balance sheets as of June 30, 2012 and March 31, 2012 respectively.

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5. Investments (Continued)

        The following table summarizes the maturities of marketable fixed-income securities classified as available for sale as of June 30, 2012 (in thousands):

	June 30, 2012
	Amortized Cost	Estimated Fair Value
Due within one year	$1,591	$1,622

	$1,591	$1,622

        Realized losses from the sale of marketable securities for the first quarter of fiscal 2013 were less than $0.1 million and realized gains from the sale of marketable securities for the first quarter of fiscal 2012 were less than $0.1 million. There were no impairment charges related to credit losses in the first quarter of fiscal 2013 and 2012.

        Proceeds from the sales of marketable securities were $1.4 million and $45.9 million for the first quarter of fiscal 2013 and 2012, respectively.

        The Company did not have any available-for-sale securities with unrealized losses as of June 30, 2012 and March 31, 2012.

        During the first quarter of fiscal 2013, the Company did not have any non-credit related other-than-temporary losses on any of its securities. Accordingly, the Company's other comprehensive income does not include any charges related to the other-than-temporary non-credit portion of its securities.

6. Comprehensive Income

        The following table sets forth the calculation of comprehensive income, net of tax effects for the periods indicated (in thousands):

	First Quarter Ended
	June 30, 2012	July 2, 2011
	(Successor)	(Predecessor)
Net income	$5,102	$17,683
Unrealized holding gains on marketable securities, net of tax effects of $0 and $2 for the first quarter of fiscal 2013 and 2012, respectively	—	4
Unrealized losses on interest rate cash flow hedge, net of tax effects of $(363) and $0 for the first quarter of fiscal 2013 and 2012, respectively	(544)	—
Reclassification adjustment, net of tax effects of $(3) and $(17) for the first quarter of fiscal 2013 and 2012, respectively	(5)	(25)

Total unrealized losses, net	(549)	(21)

Total comprehensive income	$4,553	$17,662

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7. Debt

        Short and long-term debt consists of the following:

(in thousands)	June 30, 2012	March 31, 2012
ABL Facility agreement, maturing January 13, 2017, with available borrowing up to $175,000, interest due quarterly, with unpaid principal and accrued interest due January 13, 2017	$—	$—
First Lien Term Loan Facility agreement, maturing on January 13, 2019, payable in quarterly installments of $1,309, plus interest, commencing March 31, 2012 through December 31, 2019, with unpaid principal and accrued interest due January 13, 2019, net of unamortized OID of $9,808 and $10,086 as of June 30, 2012 and March 31, 2012, respectively	512,570	513,601
Senior Notes (Unsecured) maturing December 15, 2019, unpaid principal and accrued interest due on December 15, 2019	250,000	250,000

Total long-term debt	762,570	763,601
Less: current portion of long-term debt	5,237	5,250

Long-term debt, net of current portion	$757,333	$758,351

        As of June 30, 2012 and March 31, 2012, the deferred financing costs are as follows:

	June 30, 2012			March 31, 2012
Deferred financing costs (in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
ABL Facility	$3,078	$(284)	$2,794	$3,078	$(130)	$2,948
First Lien Term Loan Facility	27,802	(1,432)	26,370	16,572	(653)	15,919
Senior Notes	11,761	(457)	11,304	11,761	(228)	11,533

Total deferred financing costs	$42,641	$(2,173)	$40,468	$31,411	$(1,011)	$30,400

        On January 13, 2012, in connection with the Merger, the Company obtained Credit Facilities provided by a syndicate of lenders arranged by Royal Bank of Canada as administrative agent, as well as other agents and lenders that are parties to these Credit Facilities. The Credit Facilities include (a) $175 million in commitments under the ABL Facility, and (b) an aggregate principal amount under the First Lien Term Loan Facility of $525 million.

  First Lien Term Loan Facility

        The First Lien Term Loan Facility provides for $525 million of borrowings (which may be increased by up to $150.0 million in certain circumstances). All obligations under the First Lien Term Loan Facility are guaranteed by Parent and each of the Company's direct or indirect wholly owned subsidiaries (collectively, the "Credit Facilities Guarantors"). In addition, the First Lien Term Loan Facility is secured by pledges of certain of the Company's equity interests and the equity interests of each Credit Facilities Guarantor. The Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loan (approximately $1.3 million), with the balance due on the maturity date, January 13, 2019. On April 4, 2012, the Company amended the terms of the First Lien Term Loan Facility, net of refinancing costs of $11.2 million. The amendment, among other things, decreased the "applicable margin" used to calculate interest under the First Lien

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Debt (Continued)

Term Loan Facility from the London Interbank Offered Rate ("LIBOR") plus 5.50% (or base rate plus 4.50%) to LIBOR plus 4.00% (or base rate plus 3.00%) and decreased the LIBOR floor from 1.50% to 1.25%. The maximum capital expenditures covenant in the First Lien Term Loan Facility was also amended to permit an additional $5 million in capital expenditures each year throughout the term of the First Lien Term Loan Facility.

        As of June 30, 2012, the interest rate charged on the First Lien Term Loan Facility was 5.25% (1.25% Eurocurrency rate, plus the Eurocurrency loan margin of 4.00%). As of June 30, 2012, the principal amount outstanding under the First Lien Term Loan Facility was $512.6 million.

        The First Lien Term Loan Facility includes restrictions on the Company's ability and the ability of the Parent and certain of the Company's subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, the Company's capital stock, make certain acquisitions or investments, materially change its business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company.

        The Company has entered into interest rate cap and swap agreements to hedge the variability of cash flows related to a portion of the Company's floating rate indebtedness associated with First Lien Term Loan Facility. See Note 8 for more information on the Company's interest rate cap and interest rate swap agreements.

        As of June 30, 2012, the Company was in compliance with the terms of the First Lien Term Loan Facility.

  ABL Facility

        The ABL Facility provides for up to $175.0 million of borrowings (which may be increased by up to $50.0 million in certain circumstances), subject to certain borrowing base limitations. All obligations under the ABL Facility are guaranteed by the Company, its immediate Parent, 99 Cents Only Stores, Texas Inc. and 99 Cents Only Stores (Nevada) (collectively, the "ABL Guarantors"). The ABL Facility is secured by substantially all of the Company's assets and the assets of the ABL Guarantors.

        Borrowings under the ABL Facility bear interest for an initial period until June 30, 2012 at an applicable margin plus, at the Company's option, a fluctuating rate equal to (A) the highest of (a) Federal Funds Rate plus 0.50%, (b) rate of interest determined by the administrative agent as "Prime Rate" (3.25% at the date of the Merger), and (c) Adjusted Eurocurrency Rate (determined to be the LIBOR rate multiplied by the Statutory Reserve Rate) for an Interest Period of one (1) month plus 1.00% or (B) the Adjusted Eurocurrency Rate. Thereafter, borrowings under the ABL Facility will have variable pricing and will be based, at the Company's option, on (a) LIBOR plus an applicable margin to be determined or (b) the determined base rate plus an applicable margin to be determined, in each case based on a pricing grid depending on average daily excess availability for the most recently ended quarter. The interest rate charged on borrowings under the ABL Facility from the date of the Merger until June 30, 2012 was 4.25% (the base rate (prime rate at 3.25%) plus the applicable margin of 1.00%).

        In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay a commitment fee to the lenders under the ABL Facility on unutilized commitments at a rate of 0.375% for the period from the date of the Merger until June 30, 2012. Thereafter, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Debt (Continued)

commitment fee will be adjusted at the beginning of each quarter based upon the average historical excess availability of the prior quarter. The Company must also pay customary letter of credit fees and agency fees.

        As of June 30, 2012 and March 31, 2012, the Company had no outstanding borrowings under the ABL Facility.

        The ABL Facility includes restrictions on the Company's ability, and the ability of the Parent and certain of our subsidiaries to, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, make capital expenditures or merge or consolidate with or into, another company.

        The ABL Facility was amended on April 4, 2012 to permit an additional $5 million in capital expenditures for each year during the term of the ABL Facility.

        As of June 30, 2012, the Company was in compliance with the terms of the ABL Facility.

  Senior Notes due 2019

        On December 29, 2011, the Company issued $250 million aggregate principal amount of 11% Senior Notes that mature on December 15, 2019. The Senior Notes are guaranteed by each of the Company's subsidiaries, 99 Cents Only Stores Texas, Inc. and 99 Cents Only Stores (Nevada) (the "Senior Notes Guarantors").

        In connection with the issuance of the Senior Notes, the Company entered into a registration rights agreement, that required it to file an exchange offer registration statement, enabling holders to exchange the Senior Notes for registered notes with terms identical in all material respects to the terms of the Senior Notes, except the registered notes would be freely tradable.

        Pursuant to the terms of the indenture governing the Senior Notes (the "Indenture"), the Company may redeem all or a part of the Senior Notes at certain redemption prices applicable based on the date of redemption.

        The Senior Notes are (i) junior in right of payment to all of the Company's existing and future indebtedness and that of the Senior Notes Guarantors; (ii) unconditionally guaranteed on a senior unsecured unsubordinated basis by the Senior Notes Guarantors; and (iii) junior to the liabilities of its subsidiaries that are not guarantors. The Company is not required to make any mandatory redemptions or sinking fund payments, and may at any time or from time to time purchase notes in the open market.

        The Indenture contains covenants that, among other things, limit the Company's ability and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness, create or incur certain liens, pay dividends or make other restricted payments, incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries, make certain investments, transfer or sell assets, engage in transactions with affiliates, or merge or consolidate with other companies or transfer all or substantially all of its assets. As of June 30, 2012, the Company was in compliance with the terms of the Indenture.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Debt (Continued)

        Interest paid for the quarters ended June 30, 2012 and July 2, 2011, was $19.5 million and less than $0.1 million, respectively.

        The significant components of interest expense are as follows:

	For the Quarter Ended June 30, 2012	For the Quarter Ended July 2, 2011
	(Successor)	(Predecessor)
First Lien Term Loan Facility	$7,179	$—
ABL Facility	162	—
Senior Notes	6,951	—
Amortization of deferred financing costs and OID	1,440	—
Other interest expense	284	301

Interest expense	$16,016	$301

8. Derivative Financial Instruments

        The Company entered into derivative instruments for risk management purposes and uses these derivatives to manage exposure to fluctuation in interest rates.

  Interest Rate Cap

        In May 2012, the Company entered into an interest rate cap agreement for an aggregate notional amount of $261.8 million in order to hedge the variability of cash flows related to a portion of the Company's floating rate indebtedness. The cap agreement, effective in May 2012, hedges a portion of contractual floating rate interest commitments through the expiration of the agreement in November 2013. Pursuant to the agreement, the Company has capped LIBOR at 3.0% plus an applicable margin of 4.00% with respect to the aggregate notional amount of $261.8 million. In the event LIBOR exceeds 3.0% the Company will pay interest at the capped rate. In the event LIBOR is less than 3.0%, the Company will pay interest at the prevailing LIBOR rate. In the first quarter of fiscal 2013, the Company paid interest at the prevailing LIBOR rate.

        The interest rate cap agreement has not been designated as a hedge for financial reporting purposes. Gains and losses on derivative instruments not designated as hedges are recorded directly in earnings.

  Interest Rate Swap

        In May 2012, the Company entered into a floating-to-fixed interest rate swap agreement for an initial aggregate notional amount of $261.8 million to limit exposure to interest rate increases related to a portion of the Company's floating rate indebtedness once the Company's interest rate cap agreements expires. The swap agreement, effective November 2013, will hedge a portion of contractual floating rate interest commitments through the expiration of the agreements in May 2016. As a result of the agreement, the Company's effective fixed interest rate on the notional amount of floating rate indebtedness will be 1.36% plus an applicable margin of 4.00%.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Derivative Financial Instruments (Continued)

        The Company designated the interest rate swap agreement as a cash flow hedge. The interest swap agreement is highly correlated to the changes in interest rates to which the Company is exposed. Unrealized gains and losses on the interest rate swap are designated as effective or ineffective. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses is recorded as a component of interest expense. Future realized gains and losses in connection with each required interest payment will be reclassified from accumulated other comprehensive income or loss to interest expense.

  Fair Value

        The fair values of the interest rate cap and swap agreements are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves (level 2). A summary of the recorded amounts included in the consolidated balance sheet is as follows:

(in thousands)	June 30, 2012	March 31, 2012
Derivatives designated as cash flow hedging instruments
Interest rate swap (included in other liabilities)	$1,184	$—
Accumulated other comprehensive loss, net of tax (included in stockholders' equity)	$544	$—
Derivatives not designated as hedging instruments
Interest rate cap (included in other current assets)	$29	$—

        A summary of recorded amounts included in the consolidated statements of comprehensive income is as follows:

(in thousands)	For the Quarter Ended June 30, 2012	For the Quarter Ended July 2, 2011
	(Successor)	(Predecessor)
Derivatives designated as cash flow hedging instruments:
Loss related to effective portion of derivative recognized in OCI	$544	$—
Loss related to ineffective portion of derivative recognized in interest expense	$276	$—
Derivatives not designated as hedging instruments:
Loss recognized in other expense	$20	$—

9. Fair Value of Financial Instruments

        The Company complies with ASC 820-10-35, "Fair Value Measurement and Disclosures" which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value of Financial Instruments (Continued)

(Level 3 measurements). The three levels of the fair value hierarchy under ASC 820-10-35 are described below:

          Level 1:    Defined as observable inputs such as quoted prices in active markets for identical assets or liabilities.

          Level 2:    Defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3:    Defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as of June 30, 2012 (in thousands):

	June 30, 2012
	Total	Level 1	Level 2	Level 3
ASSETS
Money market funds	$968	$968	$—	$—
Auction rate securities	1,622	—	—	1,622

Total available-for-sale securities	$2,590	$968	$—	$1,622
Other current assets—interest rate cap	$29	$—	$29	$—
Other assets—assets that fund deferred compensation	$4,896	$4,896	$—	$—
LIABILITES
Other long-term liabilities—interest rate swap	$1,184	$—	$1,184	$—
Other long-term liabilities—deferred compensation	$4,896	$4,896	$—	$—

        Level 1 investments include money market funds of $1.0 million. The fair value of money market funds is based on quoted market prices in an active market and there are no restrictions on the redemption of money market funds. Level 1 also includes $4.9 million of deferred compensation assets that fund the liabilities related to the Company's deferred compensation, including investments in trust funds. The fair values of these funds are based on quoted market prices in an active market.

        Level 2 measurements include interest rate cap and swap agreements that are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves.

        Level 3 investments include auction rate securities of $1.6 million. The valuation of the auction rate securities is based on Level 3 unobservable inputs which consist of recommended fair values provided by Houlihan Capital Advisors, LLC, an independent securities valuation firm.

        The Company did not have any transfers of investments in and out of Levels 1 and 2 during the quarter ended June 30, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value of Financial Instruments (Continued)

        The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as of March 31, 2012 (in thousands):

	March 31, 2012
	Total	Level 1	Level 2	Level 3
ASSETS
Money market funds	$1,627	$1,627	$—	$—
Auction rate securities	2,004	—	—	2,004

Total available-for-sale securities	$3,631	$1,627	$—	$2,004
Other assets—assets that fund deferred compensation	$5,136	$5,136	$—	$—
LIABILITES
Other long-term liabilities—deferred compensation	$5,136	$5,136	$—	$—

        Level 1 investments include money market funds of $1.6 million. The fair value of money market funds is based on quoted market prices in an active market and there are no restrictions on the redemption of money market funds. Level 1 also includes $5.1 million of deferred compensation assets that fund the liabilities related to the Company's deferred compensation, including investments in trust funds. The fair values of these funds are based on quoted market prices in an active market.

        There were no Level 2 investments as of March 31, 2012.

        Level 3 investments include auction rate securities of $2.0 million. The valuation of the auction rate securities is based on Level 3 unobservable inputs which consist of recommended fair values provided by Houlihan Capital Advisors, LLC, an independent securities valuation firm.

        The following table summarizes the activity for the period of changes in fair value of the Company's Level 3 investments (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Auction Rate Securities	June 30, 2012	July 2, 2011
	(Successor)	(Predecessor)
Description
Beginning balance	$2,004	$8,409
Transfers into Level 3	—	—
Total realized/unrealized gains (loss):
Included in earnings	(44)	15
Included in other comprehensive loss	(8)	(15)
Purchases, redemptions and settlements:
Purchases	—	—
Redemptions	(330)	(352)

Ending balance	$1,622	$8,057

Total amount of unrealized gains (losses) for the period included in other comprehensive loss attributable to the change in fair market value relating to assets still held at the reporting date	$—	$(15)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value of Financial Instruments (Continued)

        In connection with the Merger, the Company entered into the Credit Facilities, including the ABL Facility of $175 million and the First Lien Term Loan Facility of $525 million, and also issued $250 million of the Senior Notes with a coupon rate of 11% in a private placement. The outstanding debt under the Credit Facilities and the Senior Notes is recorded in the financial statements at historical cost, net of applicable unamortized discounts.

        The Credit Facilities are tied directly to market rates and fluctuate as market rates change; as a result, the carrying value of the Credit Facilities approximates fair value as of June 30, 2012.

        The Senior Notes are not tied to market rates and were sold in a private placement. Since there are no quoted prices in active markets, the fair value of the Senior Notes was estimated using a discounted cash flow analysis with Level 3 inputs. The fair value of the Senior Notes was estimated at $259.4 million, or $9.4 million greater than the carrying value, as of June 30, 2012. The fair value of the Senior Notes was estimated at $259.3 million, or $9.3 million greater than the carrying value, as of March 31, 2012.

        See Note 7 for more information on the Company's debt.

10. Stock-Based Compensation

  Successor stock-based compensation

  Number Holdings, Inc. 2012 Equity Incentive Plan

        On February 27, 2012, the board of directors of Parent adopted the Number Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Plan"), which authorizes equity awards to be granted for up to 74,603 shares of Class A common stock and 74,603 shares of Class B common stock of Number Holdings, Inc. of which options for 51,960 shares of each Class were issued to certain members of management with an aggregate exercise price of $1,000 for one share of Class A common stock and for one share of Class B common stock, together. Options become exercisable over the five year service period and have terms of ten years from date of the grant. Options upon vesting may be exercised only for units consisting of an equal number of Class A common stock and Class B common stock. Class B common stock has de minimis economic rights and the right to vote solely for election of directors.

  Accounting for stock-based compensation

        The fair value of the option awards is recognized as compensation expense on a straight line basis over the requisite service period of the award, and is included in operating expense. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. At the grant date, the Company estimates an amount of forfeitures that will occur prior to vesting. During the quarter ended June 30, 2012, the Company incurred stock-based compensation expense of $0.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock-Based Compensation (Continued)

        The fair value of stock options was estimated at the date of grant using the Black-Scholes pricing model with the following assumptions:

For the Quarter Ended June 30, 2012
Weighted-average fair value of options granted	$381.78
Risk free interest rate	0.77%
Expected life (in years)	6.32
Expected stock price volatility	37.9%
Expected dividend yield	None

        The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant with an equivalent remaining term. Expected life represents the estimated period of time until exercise and is calculated by using "simplified method." Expected stock price volatility is based on average volatility of stock prices of companies in a peer group analysis. The Company currently does not anticipate the payment of any cash dividends. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on the Company's historical experience and future expectations.

        As of June 30, 2012, there was $15.2 million of total unrecognized compensation cost related to non-vested options that is expected to be recognized over the remaining weighted-average vesting period of 4.5 years. No options were vested or exercised during the Successor period.

        The following summarizes stock option activity in the first quarter of fiscal 2013:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Options outstanding at the beginning of the period	50,905	$1,000
Granted	1,205	$1,000
Exercised	—	$—
Cancelled	(150)	$1,000

Outstanding at the end of the period	51,960	$1,000	9.60

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock-Based Compensation (Continued)

        The following table summarizes the stock awards available for grant under the 2012 Plan:

Number of Shares
Available for grant as of March 31, 2012	23,698
Authorized	—
Granted	(1,205)
Cancelled	150

Available for grant at June 30, 2012	22,643

  Predecessor Stock-Based Compensation

        Prior to the Merger, the Company maintained the 99¢ Only Stores 2010 Equity Incentive Plan and the 1996 Equity Incentive Plan, as amended, which provided for the grant of options, performance stock units ("PSUs") and other stock-based awards. All outstanding stock-based awards outstanding prior to the Merger became fully vested in connection with the Merger. For the first quarter of fiscal 2012, the Company incurred non-cash stock-based compensation expense related to Predecessor stock options, PSUs and restricted stock units of $0.7 million.

11. Related-Party Transactions

        See Note 8 to the Company's audited financial statements included elsewhere in this prospectus for a description of the Company's related-party transactions.

12. Income Taxes

        The effective income tax rate for the three months ended June 30, 2012 was 38.0% compared to a rate of 37.8% for the three months ended July 2, 2011. The increase in the effective tax rate is primarily associated with the expiration of various federal jobs credits for workers hired after December 31, 2011 (primarily the Work Opportunity Tax Credit) partially offset by a lower state income tax provision rate.

        The Company files income tax returns in the U.S. federal jurisdiction and in various states. The Company is subject to examinations by the major tax jurisdictions in which it files for the tax years 2007 through 2010. The tax return for the period ended March 27, 2010 is currently under examination by Internal Revenue Service. Any additional liabilities are not determinable at this time.

13. Commitments and Contingencies

  Credit Facilities

        The Company's credit facilities and commitments are discussed in detail in Note 7.

        As of June 30, 2012, the Company also had a standby letter of credit for $0.4 million related to one of its leased properties, where the lessor is a named beneficiary in the event of a default by the Company, and potentially is entitled to draw on the letter of credit in the event of a specified default. The letter of credit will expire in October 2012. The Company is in compliance with its lease terms and scheduled payments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

  Workers' Compensation

        The Company self-insures its workers' compensation claims in California and Texas and provides for losses of estimated known and incurred but not reported insurance claims. The Company does not discount the projected future cash outlays for the time value of money for claims and claim related costs when establishing its workers' compensation liability.

        At June 30, 2012 and March 31, 2012, the Company had recorded a liability $38.3 million and $39.0 million, respectively, for estimated workers' compensation claims in California. The Company has limited self-insurance exposure in Texas and had recorded a liability of less than $0.1 million as of June 30, 2012 and March 31, 2012 for workers' compensation claims in Texas. The Company purchases workers' compensation insurance coverage in Arizona and Nevada.

  Self-Insured Health Insurance Liability

        During the second quarter of fiscal 2012, the Company began self-insuring for a portion of its employee medical benefit claims. At June 30, 2012 and March 31, 2012, the Company had recorded a liability of $0.7 million and $0.9 million, respectively, for estimated health insurance claims. The Company maintains stop loss insurance coverage to limit its exposure for the self-funded portion of its health insurance program.

  Legal Matters

  Pricing Policy Matters

        In July 2010, two actions captioned Phillip Kavis v. 99¢ Only Stores, et al. and Leonard Morales v. 99¢ Only Stores were filed in the Superior Court of California, Los Angeles County. In these now consolidated actions, Plaintiffs filed putative class action complaints against the Company claiming violations of California's Unfair Competition Law (California Business & Professions Code Section 17200), False Advertising Law (California Business & Professions Code Section 17500), and Consumer Legal Remedies Act (California Civil Code Section 1770), as well as alleged intentional misrepresentation, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, and unjust enrichment, arising out of the Company's September 2008 change in pricing policy. Plaintiffs sought actual damages, restitution, including disgorgement of all profits and unjust enrichment allegedly obtained by the Company, statutory damages and civil penalties, equitable and injunctive relief, exemplary damages, prejudgment and post-judgment interest, and their attorney's fees and costs.

        On May 11, 2012, the Court granted final approval of a settlement between the plaintiffs in these actions and the Company and entered judgment in accordance with the terms of the settlement. The settlement requires the Company to make certain postings in its stores and pay a total of $100,000 in attorneys' fees, costs and plaintiff enhancements in exchange for a judgment extinguishing the claims relating to the revised pricing structure by all its customers in all states of operation from September 8, 2008 through the date of judgment. The settlement has become effective with no appeal, and the Company has made the required payments and implemented the required measures.

  Wage and Hour Matters

        Luis Palencia v. 99¢ Only Stores, Superior Court of the State of California, County of Sacramento.    Plaintiff, a former assistant manager, who the Company employed from June 12, 2009 through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

September 9, 2009, filed this action in June 2010, asserting claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged unpaid overtime due to "off the clock" work, failure to pay minimum wage, failure to provide meal and rest periods, failure to provide proper wage statements, failure to pay wages timely during employment and upon termination and failure to reimburse business expenses. Mr. Palencia also asserted a derivative claim for unfair competition under the California Business and Professions Code. Mr. Palencia sought to represent three sub-classes: (i) an "unpaid wages subclass" of all non-exempt or hourly paid employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification, (ii) a "non-compliant wage statement subclass" of all non-exempt or hourly paid employees of the Company who worked in California and received a wage statement within one year prior to the filing of the complaint until the date of certification, and (iii) an "unreimbursed business expenses subclass" of all employees of the Company who paid for business-related expenses, including expenses for travel, mileage or cell phones in California within four years prior to the filing of the complaint until the date of certification. Plaintiff sought to recover alleged unpaid wages, interest, attorney's fees and costs, declaratory relief, restitution, statutory penalties and liquidated damages. He also sought to recover civil penalties as an "aggrieved employee" under the Private Attorneys General Act of 2004. Following a mediation of this matter, the parties entered into a settlement agreement on November 2, 2011. The Court granted preliminary approval of the settlement on April 20, 2012, and a final fairness hearing has been set for September 14, 2012. The Company accrued $2.2 million in the period from April 3, 2012 to January 14, 2012 for expected payments in connection with the settlement. The settlement agreement was granted final approval by the court on September 14, 2012.

        Sheridan Reed v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff, a former store manager for the Company, filed this action in April 2010. He originally asserted claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged failure to pay overtime at the proper rate, failure to pay vested vacation wages, failure to pay wages timely upon termination of employment and failure to provide accurate wage statements. Mr. Reed also asserted a derivative claim for unfair competition under the California Business and Professions Code. In September 2010, Mr. Reed amended his complaint to seek civil penalties under the Private Attorneys General Act of 2004. Mr. Reed sought to represent four sub-classes: (i) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were paid bonuses, commissions or incentive wages, who worked overtime, and for whom the bonuses, commissions or incentive wages were not included as part of the regular rate of pay for overtime purposes, (ii) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who earned vacation wages and were not paid their vested vacation wages at the time of termination; (iii) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were not furnished a proper itemized wage statement; and (iv) all non-exempt or hourly current or former employees who worked for the Company in California within four years prior to the filing of the complaint until the date of certification who were not paid all wages due upon termination. Plaintiff sought to recover alleged unpaid wages, statutory penalties, interest, attorney's fees and costs, declaratory relief, injunctive relief and restitution. He also sought to recover civil penalties as an "aggrieved employee" under the Private Attorneys General Act of 2004. The parties executed a formal

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

settlement agreement on April 5, 2012, which, if approved by the Court, will resolve the remainder of the lawsuit by settling the class-wide claims for failure to pay overtime at the proper rate, failure to pay wages timely upon termination of employment and failure to provide accurate wage statements. In addition, the settlement will resolve Plaintiff's individual claim for failure to pay vested vacation wages and includes a general release by Plaintiff in the Company's favor. The Company has accrued approximately $0.6 million for expected payments in connection with this settlement. The Court granted preliminary approval of the settlement on July 16, 2012, and a final fairness hearing has been set for October 25, 2012. If the settlement agreement is not finally approved by the court, the Company cannot predict the outcome of this lawsuit.

        Thomas Allen v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff, a former store manager for the Company, filed this action on March 18, 2011. He asserted claims on behalf of himself and all others allegedly similarly situated under the California Labor Code for alleged failure to pay overtime, failure to provide meal and rest periods, failure to pay wages timely upon termination, and failure to provide accurate wage statements. Mr. Allen also asserted a derivative claim for unfair competition under the California Business and Professions Code. Mr. Allen seeks to represent a class of all employees who were employed by the Company as salaried managers in 99¢ Only retail stores from March 18, 2007 through the date of trial or settlement. Plaintiff seeks to recover alleged unpaid wages, statutory penalties, interest, attorney's fees and costs, declaratory relief, injunctive relief and restitution. On October 17, 2011, the Court heard the Company's motion to compel Plaintiff Allen to arbitrate his claims on an individual basis, and following the hearing, the Court ordered the parties to submit further briefing and argument. Following this supplemental briefing and while the motion was under advisement, Mr. Allen sought leave to amend his complaint to add a cause of action pursuant to the Private Attorneys General Act of 2004 ("PAGA"). The Company did not oppose this motion and on January 5, 2012, the Court granted Mr. Allen's motion and his First Amended Complaint was filed. On February 27, 2012, the Court denied the Company's motion to compel arbitration. The Company filed a notice of its intention to appeal that ruling on April 12, 2012. Following a mediation of this matter on August 30, 2012, the parties entered into a "term sheet" settlement agreement for an immaterial amount, which is subject to court approval. If the settlement agreement is not approved by the court, the Company cannot predict the outcome of this lawsuit.

        Shelley Pickett v. 99¢ Only Stores, Superior Court of the State of California, County of Los Angeles.    Plaintiff Shelley Pickett filed a representative action complaint against the Company on November 4, 2011, alleging a PAGA claim virtually identical that of another matter which was dismissed with prejudice in December 2011, Bright v. 99¢ Only Stores. Like the plaintiff in the Bright case, Plaintiff Pickett asserts that the Company violated section 14 of Wage Order 7-2001 by failing to provide seats for its cashiers behind checkout counters. She seeks civil penalties of $100 to $200 per violation, per each pay period for each affected employee, and attorney's fees. On November 8, 2011, Plaintiff Pickett filed a Notice of Related Case, stating that her case and the Bright case assert "identical claims." After hearing arguments from the parties on December 1, 2011, the Court determined that the cases were related and assigned Pickett's case to Judge William Fahey, the judge who presided over the Bright case. Plaintiff Pickett then attempted to exercise a 170.6 challenge to Judge Fahey, which the Company opposed. The Court struck Plaintiff Pickett's 170.6 challenge on December 16, 2011. Plaintiff Pickett appealed this ruling, filing a petition for writ of mandate on December 30, 2011. The Company filed an opposition to Plaintiff Pickett's petition and oral argument took place on February 1, 2012. On February 22, 2012, the Court of Appeal ruled in Plaintiff Pickett's favor and issued the writ of mandate.

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

On April 2, 2012, the Company filed a petition for review of that ruling with the California Supreme Court, which Pickett answered on April 23, 2012. The California Supreme Court denied the Company's petition for review on May 9, 2012 and the Court of Appeals has remanded the case to Los Angeles Superior Court. The Company cannot predict the outcome of this lawsuit or the amount of potential loss, if any, the Company could face as a result of such lawsuit.

  Regulatory Matters

        The Company recently received Notices to Comply with hazardous waste and/or hazardous materials storage requirements for certain of its stores and its distribution centers in Southern California. The agencies that have delivered such notices to the Company include the Los Angeles County Fire Department, Health Hazardous Materials Division, the Ventura County Environmental Health Division, the Santa Barbara County Fire Department and the City of Oxnard. The Notices concern alleged non-compliance with a variety of hazardous waste and hazardous material regulatory requirements imposed under California law identified during recent compliance inspections and require corrective actions to be taken by certain dates set forth in the Notices. The Company is working to implement the required corrective actions. Although the agencies can also seek civil penalties for the alleged instances of past non-compliance, even after corrective action is taken, no penalties have been demanded for any of the alleged non-compliance. If penalties are demanded by these agencies in the future, the Company cannot predict the amount of penalties that may be sought.

        Other Matters.    The Company is also subject to other private lawsuits, administrative proceedings and claims that arise in its ordinary course of business. A number of these lawsuits, proceedings and claims may exist at any given time. While the resolution of such a lawsuit, proceeding or claim may have an impact on the Company's financial results for the period in which it is resolved, and litigation is inherently unpredictable, in management's opinion, none of these matters arising in the ordinary course of business is expected to have a material adverse effect on the Company's financial position, results of operations or overall liquidity.

14. Texas Market

        As a result of the Company's decision in September 2008 to close its Texas operations, which was later suspended and, in August 2009, reversed, the Company closed 16 of its Texas stores starting from the fourth quarter of fiscal 2009 through the second quarter of fiscal 2010. As described in prior Company filings, the Company had recorded impairment charges as well as lease termination costs related to closing some of these stores. As of March 31, 2012, the Company had an estimated lease termination costs accrual of approximately $1.1 million. During the first quarter of fiscal 2013, the Company increased the estimated lease termination costs accrual by approximately $0.1 million and paid approximately $0.1 million related to these costs. As of June 30, 2012, the remaining balance of the Company's estimated lease termination costs accrual was $1.0 million and is expected to be paid by the end of fiscal 2013. As of June 30, 2012, the Company operates 37 stores in Texas.

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Texas Market (Continued)

        The following table summarizes the Texas store closures remaining obligations as of June 30, 2012:

(in thousands)	Lease Termination Cost
Remaining obligations as of March 31, 2012	$1,079
Accretion expenses	104
Cash payments	(142)

Remaining obligations as of June 30, 2012	$1,041

15. Assets Held for Sale

        Assets held for sale during the quarter ended June 30, 2012 consisted of the vacant land in La Quinta, California and the vacant land in Rancho Mirage, California. The carrying value as of June 30, 2012 for the La Quinta land was $0.4 million and the Rancho Mirage land was $2.2 million.

        In June 2012, the Company completed the sale of its Eagan, Minnesota warehouse that had been classified as held for sale. The warehouse had a carrying value of $6.4 million and the Company recorded a loss on sale of $0.2 million in the first quarter of fiscal 2013.

16. Other Current Liabilities

        Other current liabilities (in thousands) as of June 30, 2012 and March 31, 2012 are as follows:

	June 30, 2012	March 31, 2012
Accrued legal reserves and fees	$5,043	$4,866
Accrued rent and related expenses	3,119	2,830
Accrued utilities	2,863	2,709
Accrued interest	2,518	7,898
Accrued property taxes	2,077	2,974
Accrued professional fees	1,785	1,220
Accrued outside services	1,223	945
Accrued advertising	746	577
Other	5,968	6,550

Total other current liabilities	$25,342	$30,569

17. New Authoritative Standards

        In June 2011, FASB issued ASU 2011-05, "Presentation of Comprehensive Income," ("ASU 2011-05"). ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While ASU 2011-05 changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2011. The adoption of ASU 2011-05 did

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. New Authoritative Standards (Continued)

not have any impact on the Company's consolidated financial position or results of operations, other than presentation.

        On December 23, 2011, the FASB issued ASU 2011-12, which indefinitely defers the provision of ASU 2011-5 related to the requirement that entities present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The adoption of ASU 2011-12 did have any impact on the Company's consolidated financial position or results of operations, other than presentation.

        On July 27, 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment," ("ASU 2012-02"). The ASU 2012-02 provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required. However, if an entity concludes otherwise, it would be required to determine the fair value of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under GAAP. The new guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of ASU 2012-02 is not expected to have a material impact on the Company's consolidated financial position or results of operation.

18. Financial Guarantees

        On December 29, 2011, the Company (the "Issuer") issued $250 million principal amount of the Senior Notes. The Senior Notes are irrevocably and unconditionally guaranteed, jointly and severally, by the Senior Notes Guarantors. Each of the Senior Notes Guarantors is a direct wholly-owned subsidiary of the Company.

        The tables in the following pages present the condensed consolidating financial information for the Issuer, the Subsidiary Guarantors together with consolidating entries, as of and for the periods indicated (in thousands). The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the Issuer, and Subsidiary Guarantors operated as independent entities.

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
As of June 30, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets:
Cash	$43,543	$4,493	$—	$48,036
Short-term investments	2,590	—	—	2,590
Accounts receivable, net	1,414	244	—	1,658
Income taxes receivable	4,040	—	—	4,040
Deferred income taxes	25,843	—	—	25,843
Inventories, net	183,519	26,627	—	210,146
Assets held for sale	2,621	—	—	2,621
Other	12,496	896	—	13,392

Total current assets	276,066	32,260	—	308,326
Property and equipment, net	399,115	65,800	—	464,915
Deferred financing costs, net	40,468	—	—	40,468
Equity investments and advances to subsidiaries	485,748	387,296	(873,044)	—
Intangible assets, net	472,945	2,970	—	475,915
Goodwill	471,513	—	—	471,513
Deposits and other assets	9,542	3,252	—	12,794

Total assets	$2,155,397	$491,578	$(873,044)	$1,773,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$45,415	$3,175	$—	$48,590
Intercompany payable	391,838	468,338	(860,176)	—
Payroll and payroll-related	14,582	1,585	—	16,167
Sales tax	3,528	468	—	3,996
Other accrued expenses	21,417	3,925	—	25,342
Workers' compensation	38,270	75	—	38,345
Current portion of long-term debt	5,237	—	—	5,237
Current portion of capital lease obligation	78	—	—	78

Total current liabilities	520,365	477,566	(860,176)	137,755
Long-term debt	757,333	—	—	757,333
Unfavorable lease commitments and deferred credits, net	17,026	902	—	17,928
Deferred rent	2,483	242	—	2,725
Deferred compensation liability	4,896	—	—	4,896
Capital lease obligation, net of current portion	333	—	—	333
Long-term deferred income taxes	214,508	—	—	214,508
Other liabilities	2,341	—	—	2,341

Total liabilities	1,519,285	478,710	(860,176)	1,137,819

Shareholders' Equity:
Preferred stock	—	—	—	—
Common stock	—	1	(1)	—
Additional paid-in capital	636,829	15,000	(15,000)	636,829
Accumulated deficit	(191)	(2,133)	2,133	(191)
Other comprehensive loss	(526)	—	—	(526)

Total shareholders' equity	636,112	12,868	(12,868)	636,112

Total liabilities and shareholders' equity	$2,155,397	$491,578	$(873,044)	$1,773,931

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
As of March 31, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets:
Cash	$23,793	$3,973	$—	$27,766
Short-term investments	3,631	—	—	3,631
Accounts receivable, net	2,592	407	—	2,999
Income taxes receivable	6,634	234	—	6,868
Deferred income taxes	25,843	—	—	25,843
Inventories, net	187,234	27,084	—	214,318
Assets held for sale	6,849	—	—	6,849
Other	10,515	782	—	11,297

Total current assets	267,091	32,480	—	299,571
Property and equipment, net	408,456	68,069	—	476,525
Deferred financing costs, net	30,400	—	—	30,400
Equity investments and advances to subsidiaries	472,360	373,224	(845,584)	—
Intangible assets, net	477,492	(58)	—	477,434
Goodwill	471,513	—	—	471,513
Deposits and other assets	9,689	2,909	—	12,598

Total assets	$2,137,001	$476,624	$(845,584)	$1,768,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$38,271	$3,136	$—	$41,407
Intercompany payable	377,766	453,952	(831,718)	—
Payroll and payroll-related	13,986	1,594	—	15,580
Sales tax	5,630	498	—	6,128
Other accrued expenses	27,207	3,362	—	30,569
Workers' compensation	38,949	75	—	39,024
Current portion of long-term debt	5,250	—	—	5,250
Current portion of capital lease obligation	77	—	—	77

Total current liabilities	507,136	462,617	(831,718)	138,035
Long-term debt	758,351	—	—	758,351
Unfavorable lease commitments and deferred credits, net	19,035	(76)	—	18,959
Deferred rent	581	217	—	798
Deferred compensation liability	5,136	—	—	5,136
Capital lease obligation, net of current portion	354	—	—	354
Long-term deferred income taxes	214,874	—	—	214,874
Other liabilities	767	—	—	767

Total liabilities	1,506,234	462,758	(831,718)	1,137,274

Shareholders' Equity:
Preferred stock	—	—	—	—
Common stock	—	1	(1)	—
Additional paid-in capital	636,037	15,000	(15,000)	636,037
Accumulated deficit	(5,293)	(1,135)	1,135	(5,293)
Other comprehensive income	23	—	—	23

Total shareholders' equity	630,767	13,866	(13,866)	630,767

Total liabilities and shareholders' equity	$2,137,001	$476,624	$(845,584)	$1,768,041

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
First Quarter Ended June 30, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$365,275	$35,675	$—	$400,950
Cost of sales (excluding depreciation and amortization expense shown separately below)	221,583	22,319	—	243,902

Gross profit	143,692	13,356	—	157,048
Selling, general and administrative expenses:
Operating expenses	107,030	11,741	—	118,771
Depreciation and amortization	11,536	2,657	—	14,193

Total selling, general and administrative expenses	118,566	14,398	—	132,964
Operating income (loss)	25,126	(1,042)	—	24,084
Other (income) expense:
Interest income	(180)	(44)	—	(224)
Interest expense	16,016	—	—	16,016
Equity in (earnings) loss of subsidiaries	998	—	(998)	—
Other	64	—	—	64

Total other expense, net	16,898	(44)	(998)	15,856

Income (loss) before provision for income taxes	8,228	(998)	998	8,228
Provision for income taxes	3,126	—	—	3,126

Net income (loss)	$5,102	$(998)	$998	$5,102

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
First Quarter Ended July 2, 2011
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Net Sales:
Total sales	$335,954	$32,386	$—	$368,340
Cost of sales (excluding depreciation and amortization expense shown separately below)	199,696	19,824	—	219,520

Gross profit	136,258	12,562	—	148,820
Selling, general and administrative expenses:
Operating expenses	102,810	10,756	—	113,566
Depreciation and amortization	5,938	775	—	6,713

Total selling, general and administrative expenses	108,748	11,531	—	120,279
Operating income	27,510	1,031	—	28,541
Other (income) expense:
Interest income	(142)	—	—	(142)
Interest expense	298	3	—	301
Equity in (earnings) loss of subsidiaries	(1,028)	—	1,028	—
Other	(43)	—	—	(43)

Total other (income) expense, net	(915)	3	1,028	116

Income before provision for income taxes	28,425	1,028	(1,028)	28,425
Provision for income taxes	10,742	—	—	10,742

Net income	$17,683	$1,028	$(1,028)	$17,683

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
First Quarter Ended June 30, 2012
(Successor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$28,192	$1,126	$—	$29,318

Cash flows from investing activities:
Purchases of property and equipment	(8,419)	(606)	—	(9,025)
Proceeds from sales of fixed assets	11,505	—	—	11,505
Purchases of investments	(384)	—	—	(384)
Proceeds from sale of investments	1,416	—	—	1,416

Net cash provided by (used in) investing activities	4,118	(606)	—	3,512

Cash flows from financing activities:
Payment of debt	(1,309)	—	—	(1,309)
Payment of debt issuance costs	(11,230)	—	—	(11,230)
Payments of capital lease obligation	(21)	—	—	(21)

Net cash used in financing activities	(12,560)	—	—	(12,560)

Net increase in cash	19,750	520	—	20,270
Cash—beginning of period	23,793	3,973	—	27,766

Cash—end of period	$43,543	$4,493	$—	$48,036

99¢ ONLY STORES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Financial Guarantees (Continued)

99¢ Only Stores
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
First Quarter Ended July 2, 2011
(Predecessor)
(Amounts in thousands)

	Issuer	Subsidiary Guarantors	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$18,669	$975	$—	$19,644

Cash flows from investing activities:
Purchases of property and equipment	(12,029)	(562)	—	(12,591)
Proceeds from sale of fixed assets	2	—	—	2
Purchases of investments	(49,896)	—	—	(49,896)
Proceeds from sale of investments	45,932	—	—	45,932

Net cash used in investing activities	(15,991)	(562)	—	(16,553)

Cash flows from financing activities:
Payments of capital lease obligation	(18)	—	—	(18)
Repurchases of common stock related to issuance of Performance Stock Units	(398)	—	—	(398)
Proceeds from exercise of stock options	2,062	—	—	2,062
Excess tax benefit from share-based payment arrangements	319	—	—	319

Net cash provided by financing activities	1,965	—	—	1,965

Net increase in cash	4,643	413	—	5,056
Cash—beginning of period	15,505	1,218	—	16,723

Cash—end of period	$20,148	$1,631	$—	$21,779

Offer to Exchange

Up to $250 million aggregate principal amount of its 11% Senior Notes due 2019 which have been registered under the Securities Act of 1933, as amended for any and all of its outstanding 11% Senior Notes due 2019

PROSPECTUS

                    , 2012

        Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

99¢ Only Stores

        99¢ Only Stores (the "Company") is a California Corporation and is subject to the California Corporations Code (the "California Code"). The Company's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Code (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

        The Company's Articles of Incorporation also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents.

        These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

        Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        The Company maintains director and officer liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Co-Registrant

        Certain of our directors and officers serve at our request as directors or officers of the co-registrant and thus may be entitled to indemnification and advancement of expenses under the provisions set forth above. In addition to potential indemnification and advancement by the Company, the directors and officers of the co-registrant may also be entitled to indemnification and advancement to the extent provided in the co-registrant's organizational documents or under the laws under which the co-registrant are organized, as described below.

  99 Cents Only Stores of Texas, Inc.

        The co-registrant, 99 Cents Only Stores of Texas, Inc. is a Delaware corporation and is subject to the Delaware General Corporation Law ("DGCL") and the exculpation from liability and indemnification provisions contained therein.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, and vote of stockholders or disinterested directors or otherwise.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

        Article Eighth of the certificate of incorporation of 99 Cents Only Stores Texas, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such liability or limitation thereof is not permitted under the DGCL. The bylaws of 99 Cents Only Stores Texas, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

Item 21.    Exhibits and Financial Statement Schedules.

          (a)   The exhibits listed below in the "Index to Exhibits" are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

          (b)   Financial Statement Schedules

 99¢ Only Stores
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Amounts in thousands)

	Beginning of Period	Addition	Reduction	End of Period
(Successor)
For the period ended January 15, 2012 to March 31, 2012
Allowance for doubtful accounts	$267	38	25	$280
Inventory reserve	$4,026	125	151	$4,000
Tax valuation allowance	$5,745	8,501	3,900	$10,346

(Predecessor)
For the period ended April 3, 2011 to January 14, 2012
Allowance for doubtful accounts	$258	19	10	$267
Inventory reserve	$4,051	244	269	$4,026
Tax valuation allowance	$5,800	—	55	$5,745
For the year ended April 2, 2011
Allowance for doubtful accounts	$501	198	441	$258
Inventory reserve	$3,726	924	599	$4,051
Tax valuation allowance	$5,800	—	—	$5,800
For the year ended March 27, 2010
Allowance for doubtful accounts	$44	541	84	$501
Inventory reserve	$2,666	1,525	465	$3,726
Tax valuation allowance	$3,900	1,900	—	$5,800

Item 22.    Undertakings.

        The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned registrants undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The undersigned registrants hereby undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrants pursuant to the foregoing provisions, or otherwise, the undersigned registrants have been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrants of expenses incurred or paid by a director, officer or controlling person of the undersigned registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

  (a)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (b)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

  (4)
  For purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (a)
  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

  (b)
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

  (c)
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

  (d)
  any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of City of Commerce, State of California, on the 21st day of September, 2012.

99¢ Only Stores
By:	/s/ ERIC SCHIFFER
	Name:	Eric Schiffer
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ ERIC SCHIFFER Eric Schiffer	Director and Chief Executive Officer (Principal Executive Officer)
By:	* Jeff Gold	President, Chief Operating Officer and Director
By:	* Howard Gold	Executive Vice President, Special Projects and Director
By:	/s/ FRANK SCHOOLS Frank Schools	Senior Vice President, Interim Chief Financial Officer (Principal Financial and Accounting Officer)
By:	* Richard Anicetti	Director
By:	* Norman Axelrod	Director
By:	* Shane Feeney	Director

Signature		Title

By:	* Andrew Giancamilli	Director
By:	* Dennis Gies	Director
By:	* David Kaplan	Chairman of the Board of Directors
By:	* Scott Nishi	Director
By:	* Adam Stein	Director
*By:	/s/ ERIC SCHIFFER Eric Schiffer	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of City of Commerce, State of California, on the 21st day of September, 2012.

99 CENTS ONLY STORES TEXAS, INC.
By:	/s/ ERIC SCHIFFER
	Name:	Eric Schiffer
	Title:	Executive Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	* Jeff Gold	President and Director (Principal Executive Officer)
By:	/s/ ERIC SCHIFFER Eric Schiffer	Senior Vice President, Secretary and Director (Principal Financial and Accounting Officer)
By:	* Howard Gold	Senior Vice President and Director
*By:	/s/ ERIC SCHIFFER Eric Schiffer	Attorney-in-Fact

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger among Number Holdings, Inc., Number Merger Sub, Inc. and Registrant, dated October 11, 2011(1)
3.1	Amended and Restated Articles of Incorporation of the Registrant(2)
3.2	Amended and Restated Bylaws of the Registrant(2)
3.5	Certificate of Incorporation of 99 Cents Only Stores Texas, Inc.(8)
3.6	Bylaws of 99 Cents Only Stores Texas, Inc.(8)
4.1
Stockholders Agreement, dated as of January 13, 2012, among Number Holdings, Inc., Ares Corporate Opportunities Fund III, L.P., Canada Pension Plan Investment Board and the Other Stockholders party thereto(8)
4.2	Indenture, dated as of December 29, 2011, between Number Merger Sub, Inc. and Wilmington Trust, National Association, as trustee(3)
4.3	Supplemental Indenture, dated as of January 13, 2012, among the Registrant, 99 Cents Only Stores Texas, Inc. 99 Cents Only Stores and Wilmington Trust, National Association, as trustee(3)
4.4	Registration Rights Agreement, dated as of December 29, 2011, between Number Merger Sub, Inc. and RBC Capital Markets, LLC, as representative of the Initial Purchasers (as defined therein)(3)
5.1	Opinion of Proskauer Rose LLP (including the consent of such firm) regarding legality of securities being offered*
10.1	Form of Amended and Restated Indemnification Agreement and Schedule of Indemnified Parties(4)
10.2	Indemnification Agreement with David Gold(5)
10.3	Form of Tax Indemnification Agreement, between and among the Registrant and the Existing Shareholders(6)
10.4	Lease for 13023 Hawthorne Boulevard, Hawthorne, California, dated January 13, 2012, by and between the Registrant as Tenant and HKJ Gold, Inc. as Landlord(8)
10.5	Lease for 6161 Atlantic Boulevard, Maywood, California, dated January 13, 2012, by and between the Registrant as Tenant and 6135-6161 Atlantic Boulevard Partnership as Landlord(8)
10.6
Lease for 14139 Paramount Boulevard, Paramount, California, dated January 13, 2012, by and between the Registrant as Tenant and David Gold and Sherry Gold, Trustees of the Gold Revocable Trust Dated 10/26/2005 as Landlord(8)
10.7	Lease for 6122-6130 Pacific Boulevard, Huntington Park, California, dated January 13, 2012, by and between the Registrant as Tenant and Au Zone Investment #2, L.P. as Landlord(8)
10.8	Lease for 14901 Hawthorne Boulevard, Lawndale, California, dated January 13, 2012, by and between Au Zone Investment #2, L.P. as Landlord and the Registrant as Tenant(8)
10.9	Lease for 5599 Atlantic Avenue, North Long Beach, California, dated January 13, 2012, by and between the Registrant as Tenant and HKJ Gold, Inc. as Landlord(8)

10.10	Lease for 1514 North Main Street, Santa Ana, California, dated as of January 13, 2012, by and between the Registrant as Tenant and Howard Gold, Jeff Gold, Eric J. Schiffer and Karen R. Schiffer as Landlord(8)
10.11	Lease for 6121 Wilshire Boulevard, Los Angeles, California, dated as of January 13, 2012, by and between the Registrant as Tenant and HKJ Gold, Inc. as Landlord(8)
10.12	Lease for 6101 Wilshire Boulevard, Los Angeles, California, dated as of January 13, 2012, by and between the Registrant as Tenant and Au Zone Investment #2, L.P. as Landlord(8)
10.13	Lease for 8625 Woodman Avenue, Arleta, California, dated as of January 13, 2012, by and between the Registrant as Tenant and Au Zone Investment #2, L.P. as Landlord(8)
10.14	Lease for 2566 East Florence Avenue, Walnut Park, California, dated as of January 13, 2012, by and between HKJ Gold, Inc. as Landlord and the Registrant as Tenant(8)
10.15	Lease for 3420 West Lincoln Avenue, Anaheim, California, dated as of January 13, 2012, by and between the Registrant as Tenant and HKJ Gold, Inc. as Landlord(8)
10.16	Lease for 12123-12125 Carson Street, Hawaiian Gardens, California, dated as of January 13, 2012, by and between the Registrant as Tenant and Au Zone Investment #2, L.P., as Landlord(8)
10.17	North Broadway Indemnity Agreement, dated as of May 1, 1996, by and between HKJ Gold, Inc. and the Registrant(7)
10.18	Lease for 2606 North Broadway, Los Angeles, California, dated as of January 13, 2012, by and between HKJ Gold, Inc. as Landlord and the Registrant as Tenant(8)
10.19	Grant Deed concerning 8625 Woodman Avenue, Arleta, California, dated May 2, 1996, made by David Gold and Sherry Gold in favor of Au Zone Investments #2, L.P., a California limited partnership(6)
10.20
Grant Deed concerning 6101 Wilshire Boulevard, Los Angeles, California, dated May 2, 1996, made by David Gold and Sherry Gold in favor of Au Zone Investments #2, L.P., a California limited partnership(6)
10.21
Grant Deed concerning 6124 Pacific Boulevard, Huntington Park, California, dated May 2, 1996, made by David Gold and Sherry Gold in favor of Au Zone Investments #2, L.P., a California limited partnership(6)
10.22
Grant Deed concerning 14901 Hawthorne Boulevard, Lawndale, California, dated May 2, 1996, made by Howard Gold, Karen Schiffer and Jeff Gold in favor of Au Zone Investments #2, L.P., a California limited partnership(6)
10.23	Voting Agreement, dated as of January 13, 2012, by and among the Registrant, Number Holdings, Inc. and ACOF III Number Holdings, LLC(9)
10.24
$175,000,000 Credit Agreement, dated as of January 13, 2012, among the Registrant, Number Holdings, Inc., the lenders party thereto, Royal Bank of Canada, as administrative agent and Issuer (as defined therein), BMO Harris Bank N.A. and Deutsche Bank Securities Inc., as co-syndication agents, and the other agents named therein (the "ABL Credit Agreement")(3)
10.25
$525,000,000 Credit Agreement, dated as of January 13, 2012, among the Registrant, Number Holdings, Inc., the lenders party thereto, Royal Bank of Canada, as administrative agent, BMO Capital Markets and Deutsche Bank Securities Inc., as co-syndication agents, and the other agents named therein (the "Term Credit Agreement")(3)

10.26	Security Agreement, dated as of January 13, 2012, among Number Holdings, Inc., the Registrant, the Subsidiary Guarantors (as defined therein), and Royal Bank of Canada, as collateral agent for the Secured Parties (as defined therein)(3)
10.27
Security Agreement, dated as of January 13, 2012, among Number Holdings, Inc., the Registrant, the Subsidiary Guarantors (as defined therein), and Royal Bank of Canada, as collateral agent for the Secured Parties (as defined therein)(3)
10.28	Guaranty, dated as of January 13, 2012, among Number Holdings, Inc, the other Guarantors (as defined therein) and the Royal Bank of Canada, as administrative agent and collateral agent(3)
10.29	Guaranty, dated as of January 13, 2012, among Number Holdings, Inc, the other Guarantors (as defined therein) and the Royal Bank of Canada, as administrative agent and collateral agent(3)
10.30
Intercreditor Agreement, dated as of January 13, 2012, between the Royal Bank of Canada, as administrative agent under the ABL Facility (as defined herein), and the Royal Bank of Canada, as administrative agent under the Term Loan Facility (as defined herein)(3)
10.31	Employment Agreement, dated as of January 13, 2012, among the Registrant, Number Holdings, Inc. and Eric Schiffer(8)
10.32	Employment Agreement, dated as of January 13, 2012, among the Registrant, Number Holdings, Inc. and Jeff Gold(8)
10.33	Employment Agreement, dated as of January 13, 2012, among the Registrant, Number Holdings, Inc. and Howard Gold(8)
10.34	2012 Stock Incentive Plan of Number Holdings, Inc.(8)
10.35	Form of Non-Qualified Stock Option Agreement pursuant to the 2012 Stock Incentive Plan(8)
10.36	Management Services Agreement, dated as of January 13, 2012, by and among Number Holdings, Inc., the Registrant and ACOF Operating Manager III, LLC(9)
10.37	Management Services Agreement, dated as of January 13, 2012, by and among Number Holdings, Inc., the Registrant and CPPIB Equity Investments Inc.(9)
10.38	Amendment No. 1 to the ABL Credit Agreement, dated as of April 4, 2012, among the Registrant, Number Holdings, Inc., each other Loan Party thereto and Royal Bank of Canada, as administrative agent*
10.39
Amendment No. 1 to the Term Credit Agreement, dated as of April 4, 2012, among the Registrant, Number Holdings, Inc., each other Loan Party thereto, each Participating Lender Party thereto and Royal Bank of Canada, as administrative agent*
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges(9)
21.0	Subsidiaries*
23.1	Consent of Proskauer Rose LLP (included as part of its opinion filed as Exhibit 5.1)*
23.2	Consent of BDO USA LLP, independent certified accountants for the Company*
24.1	Powers of Attorney (included on the signature pages of the Registration Statement)(8)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 11% Senior due 2019(8)
99.1	Form of Letter of Transmittal(8)

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(8)
99.3	Form of Letter to Clients(8)
99.4	Form of Notice of Guaranteed Delivery(8)

*
Filed herewith.

(1)
Incorporated by reference from the Registrant's Current Report on Form 8-K as filed with Securities and Exchange Commission on October 11, 2011.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K as filed with Securities and Exchange Commission on January 13, 2012.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K as filed with Securities and Exchange Commission on January 13, 2012.

(4)
Incorporated by reference from the Registrant's 2008 Annual Report on Form 10-K as filed with Securities and Exchange Commission on June 11, 2008.

(5)
Incorporated by reference from the Registrant's 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on September 9, 2005.

(6)
Incorporated by reference from the Registrant's Amendment No. 2 to Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission on May 21, 1996.

(7)
Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission on May 3, 1996.

(8)
Incorporated by reference from the Registrant's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on July 9, 2012.

(9)
Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement on Form S-4/A as filed with the Securities and Exchange Commission on August 29, 2012.